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TABLE OF CONTENTS 2

Filed Pursuant to Rule No. 424(b)(3)
Registration No. 333-168404

         Prospectus

$67,741,000
Offer to Exchange
13.25% Senior Subordinated Secured Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
13.25% Senior Subordinated Secured Notes due 2014,
which have not been registered under the Securities Act of 1933,
(CUSIP Numbers 62846X AD7, 62846X AE5 and U62432 AB2)

of
MXENERGY HOLDINGS INC.

        We are offering to exchange new 13.25% Senior Subordinated Secured Notes due 2014, for our currently outstanding 13.25% Senior Subordinated Secured Notes due 2014. The exchange notes are substantially identical to the applicable original notes, except that the exchange notes have been registered under the federal securities laws, are not subject to transfer restrictions and are not entitled to certain registration rights relating to such original notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture as the original notes.

        The principal features of the exchange offer are as follows:

  •
  The exchange offer expires at 5:00 p.m., New York City time, on January 14, 2011, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

  •
  The exchange offer is not subject to any condition other than that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

  •
  We will exchange all original notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer.

  •
  You may withdraw tendered original notes at any time prior to the expiration of the exchange offer.

  •
  We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

  •
  We will not receive any proceeds from the exchange offer. We will pay all expenses incurred by us in connection with the exchange offer and the issuance of the exchange notes.

        Broker-dealers who receive exchange notes in exchange for original notes pursuant to the exchange offer acknowledge that they will deliver a prospectus in connection with any resale of such exchange notes. Broker-dealers who acquired exchange notes as a result of market-making or other trading activities may use this prospectus for the exchange offer, as supplemented or amended, in connection with resales of the exchange notes.

        See "Risk Factors" beginning on page 20 for a discussion of the risks that holders should consider prior to making a decision to exchange original notes for exchange notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2010.

Industry and Market Data

        In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this market data from independent industry publications or other publicly available information. Although we have no reason to believe that these sources are not reliable, we have not independently verified and do not guarantee the accuracy and completeness of this information.

Cautionary Note Regarding Forward-Looking Statements

        Some statements in this prospectus are known as "forward-looking statements." Forward-looking statements include, but are not limited to, statements about our plans, objectives, expectations and intentions and other statements contained in the prospectus that are not historical facts and may relate to, among other things:

  •
  future performance generally;

  •
  our business goals, strategy, plans, objectives and intentions;

  •
  our post-acquisition integration of acquired businesses;

  •
  expectations concerning future operations, margins, profitability, attrition, bad debts, expenses, interest rates, liquidity and capital resources; and

  •
  expectations regarding the effectiveness of our hedging practices and the performance of suppliers, pipelines and transmission companies, storage operators, independent system operators, financial hedge providers, banks providing working capital and other counterparties supplying, transporting, and storing physical commodity.

        When used in this prospectus, the words "may," "should," "expects," "anticipates," "intends," "plans," "believes," "seeks," "predicts," "estimates," "potential," "continue," "projected" and similar expressions are generally intended to identify forward-looking statements, although the absence of such a word does not mean that such statement is not a forward-looking statement.

        Forward-looking statements are subject to risks, uncertainties, and assumptions about us and our operations that are subject to change based on various important factors, some of which are beyond our control. The following factors, as well as the factors identified in "Risk Factors," among others, could cause our financial performance to differ significantly from the goals, plans, objectives, intentions and expectations expressed in our forward-looking statements:

  •
  failures in our risk management policies and hedging procedures;

  •
  shortfalls in marketing or unusual customer attrition that result in our purchases exceeding our supply commitments;

  •
  unavailability or lack of reliability in monthly settlement index prices;

  •
  changes in the forward prices of natural gas and electricity;

  •
  insufficient liquidity to properly implement our hedging strategy or manage commodity supply;

  •
  changes in weather patterns from historical norms that affect customer consumption patterns;

  •
  failure of our customers to pay their bills or our failure to maintain adequate billing and collection procedures;

  •
  failure of LDCs (as defined herein) to pay amounts owed to us when due;

  •
  failure to collect imbalance receivables;

  •
  inaccuracy of data in our billing systems;

  •
  disruptions in local transportation and transmission facilities;

  •
  changes in regulations that affect our ability to use marketing channels;

  •
  changes in statutes or regulations that affect growth and commodity, operating or financing costs or otherwise impact our profitability;

  •
  investigations by any state utility commissions, state attorneys general or federal agencies that could result in fines, sanctions or damage to our reputation;

  •
  failure to properly manage our growth;

  •
  the loss of key members of management or failure to retain employees;

  •
  changes in general economic conditions;

  •
  competition from utilities and other marketers;

  •
  malfunctions in computer hardware or software or in database management systems or power systems, due to mechanical or human error, that result in billing errors or problems with collections, reconciliation, accounting or risk management;

  •
  natural disasters, including hurricanes; and

  •
  our reliance on energy infrastructure and transportation within the United States and Canada.

        Therefore, we caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements after the date of this prospectus to conform these statements to actual results. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

PROSPECTUS SUMMARY

        This summary highlights information appearing in other sections of this prospectus. The summary is not complete and may not contain all of the information you should consider prior to making a decision to exchange Original Notes (as defined below in "—The Exchange Offer") for Exchange Notes (as defined below in "—The Exchange Offer"). You should read this entire prospectus carefully, including the "Risk Factors" and the financial statements and related notes included elsewhere in this prospectus.

        References in this prospectus to "Holdings" refer to MXenergy Holdings Inc., a Delaware corporation. References to "Issuer" refer to Holdings and its subsidiary guarantors as the issuer of the Original Notes and the Exchange Notes. References to the "Company," "we," "us," "our," or similar terms refer to Holdings together with its consolidated subsidiaries.

        References in this prospectus to "customers" refer to individual accounts served by us. An individual or business with multiple accounts will be counted multiple times in our tabulation of customers. An individual or business may be counted as a single customer despite having multiple meters in a single location. Prospective customers that have initiated new service from us are not included in our customer portfolio until we have completed all required processing steps, including credit verification and sharing of appropriate information with the respective LDC. Customers that have initiated the process for termination of their service are included in our customer portfolio until the termination has been properly processed and coordinated with the LDC.

        The Company uses certain volumetric measures for purposes of analysis and commentary. References in this prospectus to "MMBtu" refer to a million British thermal units, a standard unit of heating equivalent measure for natural gas. A unit of heat equal to 1,000,000 Btus, or 1 MMBtu, is the thermal equivalent of approximately 1,000 cubic feet of natural gas. One billion cubic feet, or BCF, of gas is approximately 1,000,000 MMBtus.

        References to "MWhr" refer to megawatt hours, each representing 1 million watt hours or a thousand kilowatt hours, which is the amount of electric energy produced or consumed in a period of time.

        References to "RCEs" refer to residential customer equivalents, each of which represents a natural gas customer with a standard consumption of 100 MMBtus per year or an electricity customer with a standard consumption of 10 MWhrs per year. These quantities, which are used for convenience, represent the approximate amount of natural gas or power used by a typical household in some parts of the country. Such estimates are primarily based on profiles of historical consumption by our customers.

        References to "heating degree days" refer to the number of calendar days during a reporting period during which the average daily temperature was less than 65 degrees within our markets, weighted by the actual number of natural gas RCEs within such markets. References to "cooling degree days" refer to the number of calendar days during a reporting period during which the average daily temperature was greater than 65 degrees within our markets, weighted by the actual number of electricity RCEs within such markets. The impact of weather on operating results for our natural gas and electricity business segments is measured using heating degree day and cooling degree day data, respectively.

The Exchange Offer

        On September 22, 2009, we consummated a debt and equity restructuring (the "Restructuring"), which included various transactions. The Restructuring included a debt exchange transaction pursuant to which we issued $67,741,000 aggregate principal amount of 13.25% Senior Subordinated Secured Notes due 2014 (the "Original Notes"), which were not registered under the Securities Act of 1933, as amended (the "Securities Act"). In connection with the debt exchange transaction, we entered into a registration rights agreement, dated as of September 22, 2009, with the purchasers of the Original Notes. In the registration rights agreement, we agreed to offer our new 13.25% Senior Subordinated Secured Notes due 2014 (the "Exchange Notes"), which will be registered under the Securities Act, in exchange for the Original Notes. The exchange offer is intended to satisfy our obligations under the registration rights agreement. We also agreed to deliver this prospectus to the holders of the Original Notes. In this prospectus, we refer to the Original Notes and the Exchange Notes collectively as the "Notes." You should read the discussions under the headings "Prospectus Summary—Summary Description of the Exchange Notes" and "Description of the Exchange Notes" for information regarding the Exchange Notes. Refer to Note 4 of the audited consolidated financial statements for the fiscal year ended June 30, 2010 included herein for additional information regarding the Restructuring.

Company Overview

        The Company was founded and incorporated in the state of Delaware in 1999. Headquartered in Stamford, Connecticut, we are an independent energy provider of retail natural gas and electric power to residential, commercial and industrial customers in deregulated markets in the United States (the "U.S.") and Canada. We are one of a number of retail energy marketers in the growing deregulated market. We currently serve natural gas and electricity customers located in 41 market areas across 14 states in the U.S. and in the provinces of Ontario and British Columbia in Canada.

        Our core business is the retail sale of natural gas and electricity to end-use customers in deregulated markets in the U.S. and Canada. Accordingly, our business is classified into two reportable business segments: natural gas and electricity. Through these business units, natural gas and electricity are generally sold at contracted prices based on usage by customers. We buy natural gas and electricity in the wholesale market in time and location specific, bulk or block quantities at fixed and indexed prices. Our customer base consists of residential, commercial and industrial customers.

        We sell natural gas and electricity at variable or market-based prices that, in most cases, change monthly or at fixed prices for a forward term that generally does not exceed two years. The natural gas and electricity sold is metered and delivered to customers by local distribution companies ("LDCs"), which are utilities that provide the distribution infrastructure to supply natural gas and electricity to our customers. Except in our Georgia natural gas and Texas electricity markets and for certain of our commercial and industrial customers, LDCs generally provide billing and collection services on our behalf for residential and small commercial customers. In the case of our Georgia and Texas retail markets, we bill and collect directly from customers the price of delivered commodity plus the charges associated with the local utility's distribution costs, the latter of which is remitted to such utility.

Summary of the Exchange Offer

        The exchange offer constitutes an offer to exchange up to $67,741,000 aggregate principal amount of the Exchange Notes for up to an equal aggregate principal amount of the Original Notes. The Exchange Notes will be obligations of MXenergy Holdings Inc. evidencing the same indebtedness as the Original Notes, and will be entitled to the benefit of the same indenture. The form and terms of the Exchange Notes are substantially the same as the form and terms of the Original Notes except that the Exchange Notes have been registered under the Securities Act and are not entitled to certain registration rights set forth in the registration rights agreement. See "Summary Description of the Exchange Notes" below.

The Exchange Offer

We are offering to exchange up to $67,741,000 aggregate principal amount of our new 13.25% Senior Subordinated Secured Notes due 2014 for up to $67,741,000 aggregate principal amount of our original 13.25% Senior Subordinated Secured Notes due 2014, which are currently outstanding. Original Notes may only be exchanged in $1,000 principal increments. In order to be exchanged, Original Notes must be properly tendered and accepted. All Original Notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer will be exchanged.

Resales Without Further Registration

We believe that the Exchange Notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act provided that:

• you are acquiring the Exchange Notes issued in the exchange offer in the ordinary course of your business;

•       you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, the distribution of the Exchange Notes issued to you in the exchange offer in violation of the provisions of the Securities Act; and

• you are not our "affiliate," as defined under Rule 405 of the Securities Act.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The letter of transmittal states that, by so acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed to use our reasonable best efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale. See "Plan of Distribution."

Expiration Date	5:00 p.m., New York City time, on January 14, 2011, unless we extend the exchange offer (as may be extended, the "Expiration Date").
Accrued Interest on the Exchange Notes and Original Notes

The Exchange Notes will bear interest from August 1, 2010 or the last interest payment date on which interest was paid on the Original Notes surrendered in exchange therefore. Holders of Original Notes that are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Original Notes accrued to the date of issuance of the Exchange Notes.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions which we may waive. See "The Exchange Offer—Conditions."
Procedures for Tendering Original Notes

Each holder of Original Notes wishing to accept the exchange offer must complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; or if the Original Notes are tendered in accordance with the book-entry procedures described in this prospectus, the tendering holder must transmit an agent's message to the exchange agent at the address listed in this prospectus. You must mail or otherwise deliver the required documentation together with the Original Notes to the exchange agent.

Special Procedures for Beneficial Holders

If you beneficially own Original Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Original Notes in the exchange offer, you should contact such registered holder promptly and instruct them to tender on your behalf. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal for the exchange offer and delivering your Original Notes, either arrange to have your Original Notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Withdrawal Rights	You may withdraw your tender of Original Notes at any time prior to 5:00 p.m., New York City time, on the Expiration Date.
Failure to Exchange Will Affect You Adversely

If you are eligible to participate in the exchange offer and you do not tender your Original Notes, you will not have further exchange or registration rights and your Original Notes will continue to be subject to restrictions on transfer under the Securities Act. Accordingly, the liquidity of the Original Notes will be adversely affected.

Material United States Federal Income Tax Consequences

The exchange of Original Notes for the Exchange Notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Certain United States Federal Income Tax Consequences."

Exchange Agent and Information Agent

Global Bondholder Services Corporation is serving as exchange agent and the information agent in connection with the exchange offer. Deliveries by hand, registered, certified, first class or overnight mail should be addressed to 65 Broadway—Suite 404, New York, New York 10006. For information with respect to the exchange offer, contact the exchange agent at telephone number (866) 470-3700.

Trustee	Law Debenture Trust Company of New York (the "Trustee").
Use of Proceeds	We will not receive any proceeds from the exchange offer. See "Use of Proceeds."
Regulatory Approvals

We do not believe that the receipt of any material federal or state regulatory approval will be necessary in connection with the exchange offer, other than the effectiveness of the exchange offer registration statement under the Securities Act.

Summary Description of the Exchange Notes

        The Exchange Notes will be and the Original Notes are governed by the indenture, dated as of September 22, 2009, entered into by Holdings, the guarantors and Law Debenture Trust Company of New York, as trustee. The following is a summary of certain terms of the indenture, the Exchange Notes, the security documents and the Intercreditor Agreement (as defined herein) and is qualified in its entirety by the more detailed information contained under the heading "Description of the Exchange Notes" included elsewhere in this prospectus.

Issuer	MXenergy Holdings Inc.
Exchange Notes Offered	The form and terms of the Exchange Notes will be the same as the form and terms of the Original Notes except that:
• the Exchange Notes will bear a different CUSIP number from the Original Notes;
• the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer; and
• you will not be entitled to any exchange or registration rights with respect to the Exchange Notes.

The Exchange Notes will evidence the same debt as the Original Notes. They will be entitled to the benefits of indenture and will be treated under the indenture as a single class with the Original Notes. We refer to the Exchange Notes and the Original Notes collectively as the "Notes" in this prospectus.

Maturity Date	August 1, 2014.
Interest Rate

Interest on the Exchange Notes will accrue at the rate of 13.25% per annum. Interest on the Exchange Notes will be paid in cash semiannually on February 1 and August 1 of each year, commencing on February 1, 2011.

Guarantors

All of our domestic subsidiaries or, to the extent provided in the indenture, thereafter acquired or created will fully and unconditionally guarantee the Exchange Notes on a joint and several senior subordinated secured basis.

Ranking	The Original Notes are and the Exchange Notes and the guarantees will be our and the guarantors' senior subordinated secured obligations, and will:

•       be subordinated in right of payment to the obligations under our combined supply and hedging facilities, entered into with Sempra Energy Trading LLC ("RBS Sempra") on September 22, 2009 (as amended, the "Commodity Supply Facility");

•       rank equally in right of payment with all other existing and future senior debt (other than the Commodity Supply Facility), including, but not limited to, any Floating Rate Notes due 2011 (the "Floating Rate Notes"), and any Original Notes that are not exchanged for Exchange Notes;

•       rank senior in right of payment to any existing and future senior unsecured obligations, including the Floating Rate Notes, to the extent of the value of the collateral securing the Exchange Notes and the guarantees, after giving effect to the liens securing the Commodity Supply Facility;

•       be effectively subordinated to our and the guarantors' secured debt that is secured by a lien ranking prior to the lien on the collateral for the Exchange Notes and the guarantees, including the Commodity Supply Facility, and any obligations that are secured by any of our assets that are not part of the collateral for the Exchange Notes and the guarantees, to the extent of the value securing such obligations; and

• be effectively subordinated to any of the obligations of Holdings' subsidiaries that are not guarantors of the Exchange Notes.
Collateral

The Original Notes are and the Exchange Notes and the guarantees will be secured by (i) a first priority lien on the account into which the Company deposited cash in an amount equal to the amount of interest payable by the Company on the Notes for two (2) full-period interest payments (the "Notes Escrow Account") and the funds on deposit therein (the "Notes Escrow Amount") and (ii) a second-priority lien on substantially all of the other assets of Holdings and its domestic subsidiaries, which other assets will also secure our and the guarantors' obligations under the Commodity Supply Facility (the "Notes Collateral").

Intercreditor and Subordination Agreement

On September 22, 2009, the Trustee entered into an intercreditor and subordination agreement with RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, setting forth the terms of the relationship between RBS Sempra, as the holder of priority liens, and the holders of the Notes (the "Intercreditor Agreement"). Pursuant to the terms of the Intercreditor Agreement, the holders of indebtedness under the Commodity Supply Facility, which is secured on a first-priority basis, control substantially all matters related to the Notes Collateral (other than the Notes Escrow Account). Under the Intercreditor Agreement, at any time that the indebtedness secured on a prior lien basis remains outstanding, any actions that may be taken in respect of the Notes Collateral (including the ability to commence enforcement proceedings against the Notes Collateral (other than the Notes Escrow Account) and to control the conduct of such proceedings, and to approve amendments to, certain releases of Notes Collateral from the lien of, and waivers of past defaults under, the Notes Collateral documents) are at the direction of the holders of such indebtedness. See "Description of the Exchange Notes—Intercreditor Agreement."

Subordination

The Intercreditor Agreement provides that the lenders under the Commodity Supply Facility are entitled to receive payment in full in cash and all commitments to lend under the Commodity Supply Facility will be terminated before any of the holders of the Notes are entitled to receive any payment in the event of any distribution to creditors of Holdings or the guarantors in a bankruptcy or insolvency proceeding. In addition, the Intercreditor Agreement provides that Holdings and the guarantors may only make such regularly scheduled payments of interest on the Notes on a non-accelerated basis and that neither Holdings nor any guarantor may make any regularly scheduled payments of interest on the Notes, except payments of interest and related tax gross-up amounts from the Notes Escrow Account if any default or event of default exists under the Commodity Supply Facility, and such payment default has not been cured or waived or any other default or event of default exists or would be created under the Commodity Supply Facility by the making of such payment and Holdings and the Trustee have received a notice of such nonpayment default from the administrative agent under the Commodity Supply Facility.

Optional Redemption

Except as described below, we cannot redeem the Exchange Notes before August 1, 2011. Thereafter, we may redeem some or all of the Exchange Notes at the redemption prices listed in the "Description of the Exchange Notes" section under the heading "Redemption—Optional Redemption," plus accrued and unpaid interest, if any, to the date of redemption.

At any time (which may be more than once) before August 1, 2011, we may redeem either (i) 100% of the aggregate principal amount of the Exchange Notes or (ii) up to 35% of the aggregate principal amount of the Exchange Notes issued with the net proceeds that we raise in one or more equity offerings, as long as:

• we pay 113.250% of the face amount of the Exchange Notes, plus accrued and unpaid interest, if any, to the date of redemption;
• we redeem the Exchange Notes within 90 days of completing the equity offering; and
• if less than all the Exchange Notes are redeemed, at least 65% of the aggregate principal amount of the Exchange Notes issued remains outstanding afterwards.
Change of Control

Upon a change of control, we will be required to make an offer to purchase each holder's Exchange Notes at a price of 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest.

Certain Covenants	The indenture contains restrictive covenants, including limitations relating to:
• incurring additional debt and preferred stock;
• paying dividends or making distributions on capital stock or repurchasing capital stock;
• making certain investments;
• creating liens on assets to secure debt;
• engaging in transactions with affiliates;
• creating dividend or other payment restrictions affecting subsidiaries;
• issuing or selling equity interests in subsidiaries;
• engaging in certain business activities;
• merging or consolidating with another company; and
• transferring or selling all or substantially all of the Company's assets.
These covenants will be subject to a number of important limitations and exceptions. For more details, see "Description of the Exchange Notes."
Absence of a Public Market

The Exchange Notes and the related guarantees are new issues of securities for which there is currently no public market. Neither we nor any of the guarantors intend to list the Exchange Notes or the related guarantees on any national securities exchange or automated quotation system.

        For additional information about the Exchange Notes, see the section of this prospectus entitled "Description of the Exchange Notes."

Risk Factors

        In evaluating an investment in the Notes, prospective investors should carefully consider, along with the other information in this prospectus, the specific factors set forth under the heading "Risk Factors" of this prospectus for risks involved with an investment in the Notes.

Corporate Information

        MXenergy Holdings Inc. is a corporation organized under the laws of the State of Delaware. Our executive offices are located at 595 Summer Street, Suite 300, Stamford, CT 06901 and our telephone number is (203) 356-1318. Our worldwide web address is www.mxholdings.com. Information contained on our website is not a part of this prospectus.

 Comparison of Terms of Exchange Notes with the Terms of the Original Notes

Freely Transferable

The Exchange Notes will be freely transferable under the Securities Act by holders who are not restricted holders. Restricted holders are restricted from transferring the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. The Exchange Notes will be identical in all material respects (including interest rate, maturity and restrictive covenants) to the Original Notes, with the exceptions that the Exchange Notes bear a different CUSIP from the Original Notes, will be registered under the Securities Act and will not be entitled to any exchange or registration rights. See "The Exchange Offer—Terms of the Exchange Offer."

Registration Rights

The holders of the Original Notes currently are entitled to certain registration rights pursuant to the registration rights agreement entered into on the issue date of the Original Notes by and among Holdings, the guarantors named therein and the holders of the Original Notes named therein, including the right to cause the Issuer to register the Original Notes for resale under the Securities Act if the exchange offer is not consummated prior to the 45th day following the fifth business day following the one-year anniversary of the issue date of the Original Notes. However, pursuant to the registration rights agreement, such registration rights will expire upon consummation of the exchange offer, except such demand registration rights as are provided to holders of $10 million aggregate outstanding principal amount of Original Notes who are affiliates of the Company as of the fifth business day following the one-year anniversary of the issue date of the Original Notes. See "The Exchange Offer—Purpose of the Exchange Offer—Demand Registration Statement" below. Accordingly, holders of Original Notes who do not exchange their Original Notes for Exchange Notes in the exchange offer will not be able to reoffer, resell or otherwise dispose of their Original Notes unless such Original Notes are subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.

SUMMARY CONSOLIDATED FINANCIAL DATA

        The following table presents summary consolidated financial data of Holdings for the periods set forth below. The summary consolidated financial data as of and for the fiscal years ended June 30, 2010, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere herein. Historical results are not necessarily indicative of the results to be expected for future periods.

        The summary consolidated financial data for each of the three month periods ended September 30, 2010 and 2009 was derived from Holdings' unaudited consolidated financial statements, which, in the opinion of our management, have been prepared on the same basis as Holdings' audited consolidated financial statements and reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Holdings' results of operations and financial position for such periods. Results for the three-month periods ended September 30, 2010 and 2009 are not indicative of results that may be expected for the entire fiscal year. In particular, our operations, revenues and expenses are highly seasonal in nature. See "Risk Factors—Risks Related to Our Business—Despite our efforts to hedge risk and accurately forecast demand, our financial results are susceptible to changing weather conditions and commodity price fluctuations and therefore will fluctuate on a seasonal and quarterly basis."

        The financial data set forth below should be read in conjunction with "Capitalization," "Selected Financial Data and Supplementary Financial Information," "Management's Discussion and Analysis of

Financial Condition and Results of Operations" and our historical audited and unaudited condensed consolidated financial statements included elsewhere in this prospectus.

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
	($ in thousands)
Selected statement of operations data:
Sales of natural gas and electricity(1)	$94,363	$75,973	$561,206	$789,780	$752,283
Cost of goods sold(1)	86,302	50,980	408,006	757,146	569,585

Gross profit (loss)	8,061	24,993	153,200	32,634	182,698
Operating expenses	24,785	22,313	92,021	114,779	106,645

Operating profit (loss)	(16,724)	2,680	61,179	(82,145)	76,053
Interest expense, net of interest income(2)	6,707	12,916	34,982	45,305	34,105

Income (loss) before income tax (expense) benefit	(23,431)	(10,236)	26,197	(127,450)	41,948
Income tax (expense) benefit	—	—	(14,692)	27,249	(17,155)

Net income (loss)	(23,431)	(10,236)	11,505	(100,201)	24,793
Add (less) items to reconcile net income (loss) to EBITDA:
Interest expense, net of interest income(2)	6,707	12,916	34,982	45,305	34,105
Depreciation and amortization	5,629	5,621	22,174	37,575	32,698
Income tax expense (benefit)	—	—	14,692	(27,249)	17,155

EBITDA	(11,095)	8,301	83,353	(44,570)	108,751
Add (less) items to reconcile EBITDA to Adjusted EBITDA:
Stock compensation expense	1,270	(117)	2,363	519	3,358
Unrealized (gains) losses from risk management activities, net(3)	2,879	(11,738)	(27,139)	87,575	(67,168)

Adjusted EBITDA(6)	$(6,946)	$(3,554)	$58,577	$43,524	$44,941

Selected balance sheet data (period-end balances):
Total current assets	$123,167	$123,160	$148,324	$203,506	$271,973
Customer acquisition costs, net	33,485	25,723	30,425	27,950	41,693
Total assets	178,295	190,521	202,020	259,071	355,752
Total current liabilities	54,422	60,112	54,490	99,042	108,276
Long-term debt, including original issue discount(4)	59,645	56,384	58,722	163,476	162,648
Redeemable convertible preferred stock(5)	—	—	—	54,632	48,779
Total stockholders' equity	63,603	62,900	86,951	(72,150)	33,210

	Three Months Ended September 30, 2010	Twelve Months Ended June 30, 2010
	($ in thousands)
Summary long-term debt data:
Total long-term debt at end of period, before original issue discount, at end of period(4)	$73,706	$73,706
Interest expense, before netting of interest income(2)	$6,743	$35,253
Ratio of Adjusted EBITDA to interest expense(7)	—	1.66x
Ratio of total debt to Adjusted EBITDA(7)	—	1.26x

(1)
Sales of natural gas and electricity and cost of goods sold each include pass-through revenue, primarily representing transportation and distribution charges billed to customers on behalf of certain LDCs, of approximately $12.0 million and $13.8 million for the three months ended September 30, 2010 and 2009, respectively, and $56.8 million, $68.3 million and $63.6 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Sales of natural gas and electricity also include fee income charged to customers, such as late payment fees, early termination fees and service shut-off fees, of approximately $4.0 million and $4.7 million for the three months ended September 30, 2010 and 2009, respectively, and $18.6 million, $22.4 million and $19.4 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

(2)
Interest expense includes interest and fees incurred in connection with debt instruments, supply facilities and hedging facilities. Interest expense also includes non-cash amortization of deferred debt issuance costs and original issue discount of approximately $2.1 million and $5.3 million for the three months ended September 30, 2010 and 2009, respectively, and $11.6 million, $10.3 million and $5.3 million for fiscal years 2010, 2009 and 2008, respectively.

(3)
Unrealized gains and losses from risk management activities result from changes in forward natural gas and electricity prices during the respective periods in relation to the contracted forward prices. These amounts should be fully or substantially offset in future periods, as physical commodity is delivered to customers during the remaining terms of their fixed rate contracts.

(4)
Pursuant to the Restructuring (as defined herein), $158.8 million aggregate principal amount of Floating Rate Notes were exchanged for cash, common stock and $67.7 million aggregate principal amount of Original Notes.

(5)
As of June 30, 2009, the redeemable convertible preferred stock (the "Preferred Stock") was recorded at its estimated redemption value outside of stockholders' equity on the consolidated balance sheet because it was deemed to be redeemable at the option of the holders of Preferred Stock (the "Preferred Investors"). In connection with the Restructuring, the Preferred Stock was converted to Class C Common Stock on September 22, 2009.

(6)
Management believes that Adjusted EBITDA, which is not a financial measure recognized under U.S. GAAP, is a measure commonly used by financial analysts in evaluating operating performance and liquidity of companies, including energy companies. Management also believes that this measure allows a standardized comparison between companies in the energy industry, while minimizing the differences from depreciation policies, financial leverage, hedging strategies and tax strategies. Accordingly, management believes that Adjusted EBITDA is the most relevant financial measure in assessing our operating performance and liquidity. Adjusted EBITDA, as used herein, is not necessarily comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization. Adjusted EBITDA is defined by management as net income (loss) before interest expense, income tax expense (benefit), depreciation, amortization, stock compensation expense and unrealized gains (losses) from risk management activities. Management believes the items excluded from EBITDA to calculate Adjusted EBITDA are not indicative of true operating performance or liquidity of the business and generally reflect non-cash charges. Therefore, we believe that EBITDA would not provide an accurate reflection of the economic performance of the business since it includes the unrealized gains (losses) from risk management activities without giving effect to the offsetting changes in market value of the underlying customer contracts that are being economically hedged. In addition, as the underlying customer contracts are not marked-to-market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of natural gas and electricity under the customer contracts and the associated realized gain (loss) on risk management activity.

Management uses Adjusted EBITDA for a variety of purposes, including assessing our performance and liquidity, allocating our resources for operational initiatives (e.g., establishing margins on sales initiatives), allocating our resources for business growth strategies (e.g., considering acquisition opportunities), determining new marketing initiatives, determining new market entry and rationalizing our internal resources. In addition, Adjusted EBITDA is a key variable for estimating our equity value, including various equity instruments (such as common stock, restricted stock units, stock options and warrants), and assessing compensation incentives for our employees. Management also provides financial performance measures to our senior executive team and significant shareholders with an emphasis on Adjusted EBITDA, on a consolidated basis, as the appropriate basis with which to measure the performance and liquidity of our business. Furthermore, certain financial ratios and covenants in the agreements governing our Commodity Supply Facility are based on Adjusted EBITDA, as well as other items. Accordingly, management and our significant shareholders utilize Adjusted EBITDA as a primary measure when assessing our operating performance and the liquidity of our business.

EBITDA and Adjusted EBITDA have limitations as analytical tools in comparison to operating income or other combined income data prepared in accordance with U.S. GAAP, including the following:

  •
  They do not reflect cash outlays for capital expenditures or contractual commitments;

  •
  They do not reflect changes in, or cash requirements for, working capital;

  •
  They do not reflect the interest expense or the cash requirements necessary to service interest or principal payments on indebtedness;

  •
  They do not reflect income tax expense or the cash necessary to pay income taxes;

  •
  Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash requirements for such replacements;

  •
  Adjusted EBITDA does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations; and

  •
  Other companies, including other companies in our industry, may calculate these measures differently than as presented in this prospectus, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA and Adjusted EBITDA and the related ratios should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness.

Summary financial data, selected consolidated financial data and reconciliations of net income (loss) calculated in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA are summarized in the table above and herein under "Selected Financial Data." This financial data was derived from our consolidated financial statements, which are included elsewhere in this prospectus. The financial information should be read in conjunction with, and is qualified by reference to, our consolidated financial statements and notes thereto and commentary included under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

A reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities is provided in the following table:

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
	($ in thousands)
Adjusted EBITDA	$(6,946)	$(3,554)	$58,577	$43,524	$44,941
Interest expense, net of interest income	(6,707)	(12,916)	(34,982)	(45,305)	(34,105)
Income tax benefit (expense)	—	—	(14,692)	27,249	(17,155)
Stock compensation expense	—	—	—	—	(1,654)
Provision for doubtful accounts	1,392	1,593	5,164	12,009	5,051
Deferred tax (benefit) expense	—	—	19,102	(23,406)	18,187
Non-cash interest expense, primarily unrealized losses on interest rate swaps and amortization of deferred financing fees	1,696	4,530	10,146	16,233	10,836
Amortization of customer contracts acquired	—	(42)	(50)	(634)	(762)
Change in assets and liabilities, net of effects of acquisition:
Restricted cash	269	73,867	73,794	(74,781)	463
Notes Escrow Account	—	(8,977)	(8,977)	—	—
Accounts receivable	353	10,110	(6,491)	28,066	(35,232)
Accounts receivable, RBS Sempra	29,970	(11,876)	(43,054)	—	—
Natural gas inventories	(6,127)	(8,701)	13,554	36,509	(7,308)
Income taxes receivable	(101)	150	398	1,063	(7,173)
Option premiums	111	(96)	(335)	1,571	1,191
Other assets	257	260	(4,732)	(10,443)	1,916
Customer acquisition costs	(8,173)	(2,338)	(21,863)	(14,786)	(18,193)
Accounts payable and accrued liabilities	(8,259)	(17,497)	(12,795)	(46,553)	17,882
Deferred revenue	5,979	6,554	3,186	(3,164)	(4,352)

Net cash provided by (used in) operating activities	$3,714	$31,067	$35,950	$(52,848)	$(25,467)

Net cash used in investing activities	$(903)	$(376)	$(1,797)	$(3,167)	$(15,748)

Net cash (used in) provided by financing activities	$(1,161)	$(50,451)	$(51,199)	$7,323	$(23,769)

(7)
Because Adjusted EBITDA was a loss for the three months ended September 30, 2010, the ratios of Adjusted EBITDA to interest expense and of total debt to Adjusted EBITDA are not meaningful. The Company records minimal gross profit from its natural gas business during the three months ended September 30 of any fiscal year. The Company records the majority of its Adjusted EBITDA, which results mostly from the earnings from its natural gas business, during the quarters ended December 31 and March 31.

RISK FACTORS

        Prior to deciding whether to participate in the exchange offer, you should consider carefully all of the risks described below as well as the other information included in this prospectus. The risks described below are not intended to represent a complete list of the general or specific risks that may affect holders. If any of the following risks and uncertainties actually occurs, our business, financial condition and results of operations could be harmed substantially.

 Risks Related to Our Business

Our risk management policies and hedging procedures may not mitigate risk as planned, and we may fail to fully or effectively hedge our commodity supply and price risk exposure against changes in consumption volumes or market rates.

        To provide energy to our customers, we purchase the relevant commodity in the wholesale energy markets, which are often highly volatile. It is our policy to match estimated consumption by our customers by purchasing offsetting volumes of natural gas and electricity. To reduce our financial exposure related to commodity price fluctuations and changes in consumption volumes, we routinely enter into contracts to hedge our fixed price sale commitments, delivery requirements and inventory of natural gas, as well as fixed price sale commitments and line loss of electricity.

        We have contractual obligations to many of our customers to provide full requirements service and as a result, our hedging procedures require constant monitoring and adjustment. Failure to continue to use valid assumptions may lead to inappropriate hedging positions. In addition, there are a number of factors that are beyond our control, such as risk of loss from counterparties' nonperformance, volumetric risks related to customer demand and seasonal fluctuations. Although we purchase anticipatory hedges that represent volume we expect to sell to residential and small commercial customers for up to one month of projected marketing, we are exposed to the risk of a shortfall in marketing that could result in our purchases exceeding our supply commitments to those customers. We cannot fully protect ourselves against these factors and if our risk management policies are inadequate, this may have a detrimental effect on our business.

Actual customer attrition may exceed or be below expected attrition, which could result in a cost to cover previously purchased fixed price hedges and physical commodity supply or in incremental cost to source additional commodity supply.

        Although our fixed price contracts with residential customers generally have terms of up to two years, those customers may terminate their contracts at any time for a termination fee that, in most cases, is relatively modest and does not bear any relation to our costs or lost profit with respect to the remainder of the contract. Most of our small and mid-market commercial customers cannot terminate their fixed price contracts without triggering a damages provision designed to cover costs related to the termination of those contracts. For larger commercial customers, we utilize various means to ensure that we recover our costs, including legal remedies if appropriate. We depend on our hedging strategies to cover the costs related to terminations by residential and small commercial customers. To hedge effectively against terminations, we must, at the inception of the contracts, attempt to accurately forecast the number of residential and small commercial customers that will terminate their contracts prior to the end of their term. If we experience a number of cancellations greater than originally forecasted or if we are not able to replace terminating customers with new customers, our financial results may be negatively impacted. Conversely, if forecasted attrition is higher than actual realized attrition, we are at risk for having to source additional hedges or supply at potentially higher market prices where no price increase can be passed on to customers through the duration of their contract terms.

Most of our financial swap agreements are settled against published index prices that could cease to be reliable or could become unavailable.

        We hedge our forward natural gas exposures through a combination of physical supply purchases and financial swap agreements. Financial swap agreements may be settled against monthly New York Mercantile Exchange ("NYMEX") settlement prices or against index prices published by various industry publications. NYMEX settlement prices could be affected by supply and demand factors at the Henry Hub delivery point of the contract that are not present elsewhere in the country. Accordingly, the NYMEX settlement prices may cease to accurately reflect the market price of natural gas. Likewise, index prices for market areas in which our customers are located, and which are contained in daily and monthly industry publications, are published based on private polling of industry participants and therefore may be distorted, deliberately or unintentionally, thereby ceasing to be an accurate gauge of market pricing in those areas.

        In the event either NYMEX settlement prices or published index prices were to become unavailable or cease to be reliable, we and our counterparties could seek to find a replacement price that would more accurately or reliably reflect the market prices that we are hedging. However, there is no certainty that such efforts would be successful.

The accounting method utilized for our hedging activities results in volatility in our quarterly and annual financial results.

        We engage in risk management activities related to our natural gas and electricity purchases in order to economically hedge our exposure to commodity price risk. Through the use of financial derivative and physical contracts, we attempt to balance our physical and financial purchases and sales commitments. We have not designated these derivative instruments as hedges for accounting purposes. Therefore, changes in the fair value of these instruments are recognized immediately in earnings. As a result of this accounting treatment, changes in the forward prices of natural gas and electricity cause volatility in our quarterly and annual earnings, which we are unable to fully estimate or predict.

We may not have sufficient liquidity or credit capacity to hedge market risks, to continue to grow our business, or to operate effectively.

        Certain of our LDC, transportation and storage agreements require us to maintain restricted cash balances or letters of credit as collateral for the performance risk associated with the future delivery of natural gas. These collateral requirements may increase as our customer base grows or as a result of movements in the market prices of commodity. The effectiveness of our operations and future growth depends in part on the amount of cash and letters of credit available to enter into or maintain these contracts. Such liquidity requirements may be greater than we anticipate or are able to meet.

Despite our efforts to hedge risk and accurately forecast demand, our financial results are susceptible to changing weather conditions and commodity price fluctuations and therefore will fluctuate on a seasonal and quarterly basis.

        Our overall operating results fluctuate substantially on a seasonal basis, and the pattern of this fluctuation may change depending on: (1) the geographic mix of our customer base; (2) the terms of any contract to which we become a party; (3) weather conditions, which directly influence the demand for electricity and natural gas and affect the prices of energy commodities; and (4) variability in market prices for natural gas and electricity.

        Generally, demand for electricity peaks in the summer with a secondary peak during the winter. Demand for natural gas peaks in the winter. Recent growth in natural gas-fired electric generation has introduced a secondary peak for natural gas in the summer. Typically, when winters are warmer than expected and summers are cooler than expected, demand for energy is lower, resulting in less natural gas and electricity consumption than forecasted. Likewise, when winters are colder or summers are warmer than expected, consumption may be greater than we have hedged and, in the case of natural gas, may be greater than we are able to meet with storage or swing supply. Depending on prevailing market prices for electricity and gas, these and other unexpected conditions may reduce our sales or increase our costs and negatively impact our results of operations. We may experience lower consumption volumes, and therefore, lower sales. We may experience losses from the purchase of additional volumes at higher prices or the sale of excess volumes at prices below our acquisition cost. Our failure to anticipate changing weather-related demands or to effectively manage our supply in response to changing demands could negatively impact our financial results.

        The impact of rapidly rising or falling commodity prices also varies greatly depending on the period of time that they occur within our fiscal year. Although operating results for a full fiscal year may not be impacted materially by such trends due to our commodity hedging and contract pricing strategies, they can have material short-term impacts on monthly and quarterly operating results.

        Large fluctuations in the market price of natural gas and electricity within short periods of time also may have a negative impact on the availability of credit necessary to operate our business.

We are subject to direct credit risk for certain customers who may fail to pay their bills as they become due.

        We bear direct credit risk related to our customers located in markets where accounts receivable are not guaranteed by LDCs. This group of customers represented approximately 44% of our sales of natural gas and electricity during the three months ended September 30, 2010 and 82% our sales of natural gas and electricity during the fiscal year ended June 30, 2010. With the exception of customers in Georgia and Texas, we have the ability to terminate our agreement with customers in the event of non-payment, but we cannot terminate their electricity or natural gas service. Even if we terminate service to customers who fail to pay their utility bill, we remain liable to our suppliers of electricity and natural gas for the cost of those commodities. Furthermore, in the Georgia and Texas markets, we are responsible for billing the distribution charges for the local utility and are at risk for these charges, in addition to the cost of the commodity, in the event customers fail to pay their bills. Changing economic factors, such as rising unemployment rates and energy prices also result in a higher risk of customers being unable to pay their bills when due.

        The failure of our customers to pay their bills or our failure to maintain adequate billing and collection procedures could adversely affect our results of operations or financial condition.

We are subject to credit, operational and financial risks related to certain LDCs that provide billing services and guarantee the customer receivables for their markets.

        In certain markets, we rely on the LDC to guarantee customer accounts receivable and to perform timely and accurate billing. Sales within these guaranteed markets represented approximately 56% of our total sales of natural gas and electricity during the three months ended September 30, 2010 and 18% our sales of natural gas and electricity during the fiscal year ended June 30, 2010. As our business grows, the proportion of customers we serve that are billed by utilities could increase. The bankruptcy of an LDC could result in a default in such LDC's payment obligations to us.

        In addition, LDCs that provide billing services and guarantee customer accounts receivable rely on us for accurate and timely communication of contract rates and other information necessary for accurate billing to customers. The number of territories within which we provide natural gas and electricity supply demands considerable management, personnel and information system resources. Each territory requires unique and often varied electronic data interface systems. Rules that govern the exchange of data may be changed by the LDCs. In certain instances, we must rely on manual processes and procedures to communicate data to LDCs for inclusion in customer bills. Failure to provide accurate data to LDCs on a timely basis could adversely impact our results of operations.

Settlements of imbalance receivables from certain LDCs and independent system operators may be subject to such LDCs' or independent system operators' ability to settle their imbalance receivables from other retail marketers.

        Retail energy marketers are responsible for providing adequate natural gas to LDCs and electricity to independent system operators ("ISOs") for ultimate delivery to customers. Commodity amounts provided are generally based on estimates of customer usage over a prescribed period. Imbalances occur when commodity amounts delivered by us to an LDC (for natural gas) or an ISO (for electricity) exceed amounts consumed by our customers (resulting in a receivable from the LDC or ISO) or when commodity amounts consumed by our customers exceed amounts delivered by us to the LDC or ISO (resulting in a payable to the LDC or ISO). Certain LDCs and ISOs rely on collection of imbalances payable to them in order to settle imbalances payable by them to retail marketers. If retail marketers default on their obligations to settle an imbalance owing to an LDC or an ISO, such LDC or ISO may not have adequate resources to satisfy its obligation to settle imbalances owing to marketers. Therefore, the inability of an LDC or an ISO to collect imbalance amounts from other retail energy marketers may hinder our ability to collect imbalance amounts owed to us by such an LDC or ISO.

We depend on the accuracy of data in our billing systems. Inaccurate data could have a negative impact on our results of operations, financial condition, cash flows and reputation with customers and/or regulators.

        We depend on the accuracy and timeliness of customer billing, collections and consumption information in our information systems. We rely on many internal and external sources for this information, including:

  •
  our internal marketing, pricing, information systems and customer operations functions;

  •
  LDCs and ISOs with which we have billing service agreements; and

  •
  various LDCs and ISOs for volume or meter read information, certain billing rates and billing types (e.g., budget billing) and other fees and expenses.

        Inaccurate or untimely information, which may be outside of our direct control, could result in:

  •
  inaccurate and/or untimely bills sent to customers;

  •
  inaccurate accounting and reporting of customer revenues, gross profit and accounts receivable activity;

  •
  customer complaints; and

  •
  increased regulatory scrutiny.

The Commodity Supply Facility is an exclusive arrangement to purchase natural gas and electricity from a single supplier. The lack of competitive suppliers could result in higher commodity supply prices for us.

        Prior to the Restructuring, we purchased natural gas and electricity from a portfolio of producers, marketers and energy trading firms in either a producing region or at delivery points. The ability to source supply from multiple suppliers ensured a competitive pricing environment in which we could seek the lowest possible price for our business.

        Since September 22, 2009, we have been required to purchase natural gas and electricity from RBS Sempra under an exclusive supply arrangement. Under the terms of the Commodity Supply Facility, we have the ability to: (1) seek commodity price quotes from third parties for certain physically or financially settled transactions with respect to gas and electricity; and (2) request that RBS Sempra enter into such transactions with such third parties at such prices and to concurrently enter into back-to-back off-setting transactions with us with respect to such third party transactions. RBS Sempra would not be obligated to enter into a transaction with any third party unless it is satisfied with the proposed transaction and counterparty and the volume of those transactions does not exceed annual limits. In addition to the actual purchase price paid by RBS Sempra and certain related costs and expenses, we will be charged a fee for such purchases.

        There is no guarantee that RBS Sempra would approve purchases of natural gas and electricity from third-parties when the prices offered by those third parties are beneficial to us. Additionally, if RBS Sempra approves these transactions, RBS Sempra will charge us a fee and other transaction-related costs, which would decrease the benefit to us. As a result, our ability to obtain the lowest possible pricing for commodity transactions may be reduced, which may result in higher commodity costs and lower gross profit per unit of natural gas or electricity sold to our customers.

In connection with the Commodity Supply Facility, RBS Sempra currently manages the scheduling of natural gas and electricity deliveries to LDCs and natural gas transportation logistics and storage capacity that we formerly managed internally. As a result, we have less direct control over scheduling of natural gas and electricity to LDCs, which could result in lower reliability for deliveries to customers.

        Prior to the Restructuring, we managed natural gas and electricity supply and natural gas storage capacity and transportation logistics internally. We have well-trained management and staff who have developed strong expertise and effective working relationships related to these functions. RBS Sempra now manages these functions in connection with the Commodity Supply Facility, with the operating support of our management and staff. If RBS Sempra fails to effectively manage these functions, or fails to appropriately utilize our expertise, deliveries of natural gas and electricity to LDCs, and ultimately to our customers, could become less reliable, which could have a negative impact on our reputation and results of operations.

RBS Sempra's majority owner announced that it intends to sell its stake in RBS Sempra, which could impact RBS Sempra's ability to function as our primary commodity hedge and credit provider.

        Royal Bank of Scotland Group announced that it intends to divest its majority interest in RBS Sempra. We are uncertain whether such a divestiture will occur, whether it will occur in an orderly fashion, whether RBS Sempra's ability to maintain its operations will be impacted, or whether its ability to provide us with commodity and economic hedges pursuant to the Commodity Supply Facility will be affected. If RBS Sempra is unable to meet its supply, credit and hedging obligations under the Commodity Supply Facility, our liquidity position and operations may be adversely affected.

We depend on local transportation and transmission facilities of third parties to supply our customers. Our financial results may be harmed if transportation and transmission availability is limited or unreliable.

        We depend on transportation and transmission facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we sell to customers. Under the regulatory structures adopted in most jurisdictions, we are required to enter into agreements with local incumbent utilities for use of the local distribution systems and to establish functional data interfaces necessary to serve our customers. Any delay in the negotiation of such agreements or inability to enter into reasonable agreements could delay or negatively impact our ability to serve customers in those jurisdictions, which could have an adverse impact on our business, results of operations, and financial condition.

        We also depend on local utilities for maintenance of the infrastructure through which we deliver electricity and natural gas to our customers. We are unable to control the level of service the utilities provide to our customers. Any infrastructure failure that interrupts or impairs delivery of electricity or natural gas to our customers could cause customer dissatisfaction, which could adversely affect our business. If transportation or transmission is disrupted, or if transportation or transmission capacity is inadequate, our ability to sell and deliver products may be hindered. Such disruptions could also hinder our providing electricity or natural gas to our customers and adversely impact our risk management policies, hedge contracts and financial results and condition.

        Regulations in many markets require that meter reading and the billing and collection processes be retained by the local utility. In those states, we also are required to rely on the local utility to provide us with our customers' information regarding energy usage. Our inability to confirm information received from the utilities could negatively impact our reputation with customers and, therefore, our sales and results of operations.

We are subject to competition in each of the markets that we serve.

        While there are barriers to entry, we operate only in markets that are open to alternate energy suppliers. Competition is based primarily on product offering, price and customer service. We generally face competition in those markets from utility-affiliated retail marketers and small to mid-size independent retail energy companies. Some of these competitors or potential competitors may be larger and better capitalized than we are.

        Increasing our market share depends in part on our ability to convince customers to switch to our service. The local utilities have the advantage of long-standing relationships with their customers, longer operating histories, greater financial strength and greater name recognition than we do. In addition, customers may be less familiar with the fixed price product that we offer, and we may not be successful in educating potential customers about the benefits of fixed price energy supply nor of the other products we offer. Convincing customers to switch to a new company for the supply of a critical commodity such as electricity or natural gas is a challenge. If our marketing strategy is not successful, our business, results of operations and financial condition will be adversely affected.

        In addition, our marketing efforts may be hindered in a market where our offers are less competitive relative to price offerings of the utilities or other marketers. Utilities historically react more slowly to changing commodity prices, whereas our products generally reflect the prevailing market prices. These factors may result in less effective marketing or higher than anticipated attrition.

We depend on continued state and federal regulation to permit us to operate in deregulated segments of the natural gas and electricity industries. If competitive restructuring of the natural gas and electricity utility industries are altered, reversed, discontinued or delayed, our business prospects and financial results could be materially adversely affected.

        The regulatory environment applicable to the electricity and natural gas LDC distribution systems has undergone substantial change over the past several years as a result of restructuring initiatives at both the state and federal levels. We have targeted the deregulated segments of the electricity and natural gas markets created by these initiatives. Regulations may be revised or reinterpreted or new laws and regulations may be adopted or become applicable to our operations or us. Such changes may have a detrimental impact on our business, including our ability to use our established marketing channels.

        In certain deregulated electricity markets, proposals have been made by governmental agencies and/or other interested parties to re-regulate areas of these markets. Other proposals to re-regulate may be made and legislated or other attention to the electric and gas restructuring process may: (i) delay or reverse the deregulation process; (ii) interfere with our ability to do business; (iii) inhibit our growth; (iv) increase our commodity, operating or financing costs; or (v) otherwise impact our profitability. If competitive restructuring of electricity and natural gas markets is altered, reversed, discontinued or delayed, our business prospects and financial results could be negatively impacted.

As a result of recent economic events affecting the U.S. and world economies, the federal government recently enacted new legislation pursuant to which various federal agencies will implement new regulations for the financial services industry that could have an impact on the availability and cost of credit and hedging instruments.

        The federal government recently enacted the Dodd-Frank Wall Street Reform and Consumer Protection Act pursuant to which various federal agencies will implement new regulations that will have significant impacts on the operations of financial institutions. The impact of such regulations may affect the ability of financial institutions to offer credit and hedging instruments without significant additional capital or other costs to them. Such increases in capital and other costs to financial institutions may result in higher costs to us in connection with our Commodity Supply Facility, which could increase our commodity, operating or financing costs or otherwise impact our profitability.

We may not be able to manage our growth successfully, which could strain our liquidity and other resources and lead to poor customer satisfaction with our services.

        We intend to continue to assess new product offerings, apply new technologies for our business development and make investments in acquisitions of complementary companies. If we buy a company or business, we may experience difficulty integrating that company's personnel and operations, or key personnel of the acquired company may decide not to work for us. Furthermore, if we acquire the residential or small commercial businesses of an incumbent utility or other energy provider in a particular market, the customers of that entity may not be under any obligation to use our services. If we make other types of acquisitions, we may experience difficulty in assimilating the acquired technology or products into our operations or information systems. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

        Among other things, the growth of our operations will depend upon our ability to expand our customer base in our existing markets and to enter new markets in a timely manner at reasonable costs. We anticipate that our employee base will grow to accommodate our increased customer base. As we expand our operations, we may encounter difficulties integrating new customers and employees as well as any legacy systems of acquired entities. We also may experience difficulty managing the growth of a portfolio of customers that is diverse with respect to the types of service offerings, applicable market rules and the infrastructure for product delivery.

        Expanding our operations could result in increased liquidity needs to support working capital, for the purchase of natural gas and electricity supply to meet our customers' needs, for the credit requirements of forward physical supply and for generally higher operating expenses. The Commodity Supply Facility may not be adequate to meet these higher liquidity requirements.

        Expanding our operations also may require continued development of our operating and financial controls and may place additional stress on our management and operational resources. If we are unable to manage our growth and development successfully, our operating results, financial condition and internal controls over financial reporting could be adversely affected.

Our success depends on key members of our management, the loss of whom could disrupt our business operations.

        We depend on the continued employment and performance of key management personnel. A number of our senior executives have substantial experience in consumer and energy markets that have undergone regulatory restructuring and have extensive risk management and hedging expertise. We believe their experience is important to our continued success. If our key executives do not continue in their present roles and are not adequately replaced, our business operations could be adversely affected. In addition, failure to retain or adequately replace our chief executive officer or chief financial officer could give rise to a default under the Commodity Supply Facility.

We rely on a capable, well-trained workforce to operate effectively. Retention of employees with strong industry or operational knowledge is essential to our ongoing success.

        Many of the employee positions within our customer operations, information systems, pricing, marketing, risk management and finance functions require extensive industry, operational or financial experience that may not be easily replaced if an employee were to leave employment with us. While some normal employee turnover is expected, and additional turnover may occur due to reduced job responsibilities in certain roles as a result of the Restructuring, unusually high turnover could strain our ability to manage our ongoing operations as well as inhibit organic and acquisition growth.

We are susceptible to downturns in general economic conditions, which could have a material adverse affect on our business, results of operations and financial condition.

        The natural gas and electricity industries have historically been affected by general economic downturns, including conditions within the housing market. Periods of slowed economic activity generally result in decreased natural gas and electricity consumption, and could result in increased customer attrition. As a consequence, national or regional recessions or downturns in economic activity that impact our industrial, commercial and residential customers could adversely affect our revenues, our collections of billed accounts receivable and our cash flows, and could restrict our future growth in certain markets, any of which could have an adverse effect on our business, results of operations and financial condition.

        General economic conditions can also impact the performance of various counterparties to various arrangements, including:

  •
  failure of a supplier to deliver commodity at a specified time for a specified price under existing supply agreements, which could result in penalty assessments against us and/or could result in higher commodity prices from purchasing replacement commodities on the spot market;

  •
  failure of local transportation and transmission facilities to allow their facilities to be utilized in accordance with related agreements, which could result in significant delays in delivery or higher costs associated with alternate facilities;

  •
  failure of other contracted entities to deliver goods or services when due or requested; and

  •
  failure of performance by a counterparty to our hedge positions or lending agreements.

        Such failures to perform by our business counterparties could have an adverse effect on our business, results of operations and financial condition.

The successes, failures or activities of various LDCs and other retail marketers within the markets that we serve may impact the perception of the Company.

        The general perception on the part of customers and regulators of utilities and retail energy marketers in general, and the Company in particular, is essential for our continued growth and success. Questionable pricing, billing, collections or customer service practices on the part of any utility or retail marketer can damage the reputation of all market participants, which could result in lower customer renewals and impact our ability to sign-on new customers. Any utility or retail marketer that defaults on its obligations to its customers, suppliers, lenders, hedge counterparties, or employees can have a similar impact on the retail energy industry as a whole and on our operations in particular.

We are subject to regulatory scrutiny in all of our markets. Failure to follow prescribed regulatory guidelines could result in customer complaints and regulatory sanctions.

        We generally must apply to become a retail marketer of natural gas and electricity in the markets that we serve. Approval by the local regulatory body is subject to our understanding of and compliance with various federal, state and local regulations that govern the activities of retail marketers. If we fail to comply with all such regulations, we could suffer certain consequences, which may include:

  •
  higher customer complaints and attrition;

  •
  increased regulatory scrutiny and sanctions, up to and including termination of our license or ability to operate in those markets; and

  •
  damage to our reputation with customers and regulators.

We expend extensive resources to convert, improve and maintain our information systems and related computer hardware. Failure to continue to successfully do so may result in a negative impact on our results of operations, financial condition, cash flow and reputation with our customers and/or regulators.

        Our operations rely heavily on the quality of our information systems, computer hardware and the employees that are responsible to manage them. If any of our system conversion or improvement projects is unsuccessful, if we experience a catastrophic malfunction in any of our hardware or software, or if our processes for managing and maintaining our information systems are inadequate, we could be subjected to:

  •
  inaccurate or non-timely financial accounting and reporting information;

  •
  inaccurate or non-timely customer billing information;

  •
  customer complaints;

  •
  increased regulatory scrutiny;

  •
  inability to successfully complete future business combinations or other customer acquisitions; and/or

  •
  inaccurate forecasts of expected customer consumption requirements, potentially resulting in misalignment with hedged positions and related impact on gross profit.

Our operations in Houston, Texas and the communities where our employees and certain of our customers live are located along the southeast coast of Texas and are vulnerable to hurricanes in the Gulf of Mexico.

        Because of its proximity to the Gulf of Mexico, the southeastern coast of Texas is vulnerable to hurricanes, which can cause significant damage to property and public infrastructure. In particular, damage to property and disruption of electrical and other basic utilities for extended periods can have a devastating impact on areas struck by hurricanes, including our leased facilities in Houston, Texas and the surrounding communities where our employees live. In addition, because we provide electricity to customers along the southeast coast of Texas, extended disruption of electrical service also could have an adverse impact on our results of operations.

        We have a business continuity plan that is periodically reviewed and enhanced to ensure that the effects of such disruptions on our operations result in minimal impact on service provided to our customers and on our results of operations. If our business continuity plan does not function as planned, our operations, financial position and results of operations may be negatively impacted.

Our reliance on the electrical power generation and transmission infrastructure within the U.S. and Canada makes us vulnerable to large-scale power blackouts.

        The power generation and transmission infrastructure in the U.S. is very complex. Maintaining reliability of the infrastructure requires appropriate oversight by regulatory agencies, careful planning and design, trained and skilled operators, sophisticated information technology and communication systems, ongoing monitoring and, where necessary, improvements to various components of the infrastructure. Despite extensive oversight and development of numerous safeguards, major electric power blackouts are possible, which could disrupt electrical service for extended periods of time to large geographic regions of the U.S. and Canada. If such a major blackout were to occur, we may be unable to deliver electricity to our customers in the affected region, which would have an adverse impact on our results of operations.

We identified a material weakness in the design and operation of our internal controls over financial reporting as of June 30, 2010 and 2009. Although we instituted new controls and processes to address the material weakness during fiscal year 2010, there can be no assurance that such controls will effectively prevent material misstatements in our consolidated financial statements in future periods.

        In our Annual Report on Form 10-K for the fiscal year ended June 30, 2009, we reported our conclusion that a combination of significant deficiencies, when considered in the aggregate, constituted a material weakness in our internal control over financial reporting. For certain of the deficiencies noted as of June 30, 2009, we instituted and tested new controls and processes, which we concluded were effective during fiscal year 2010.

        Certain prior deficiencies still exist as of June 30, 2010, resulting in adjustments to our accounting records at June 30, 2010 for amounts that related to quarterly and annual periods previously reported. These adjustments were not deemed by management to be material, individually or in the aggregate, in relation to our financial position or results of operations, taken as a whole, for any annual or quarterly reporting period during fiscal years 2010 or 2009. However, we concluded that the deficiency continues to be a material weakness in the design and operation of our internal controls over financial reporting as of June 30, 2010 such that there was a reasonable possibility that a material misstatement of our interim or annual financial statements would not have been prevented or detected on a timely basis.

        As of September 30, 2010, although we continue to make progress with our remediation plan, we have not completed our testing of these controls in order to reach the conclusion that such controls are effective for all our markets. While we believe that these enhanced controls and processes will remedy the material weakness, there can be no assurance that such controls will effectively prevent material misstatements in our consolidated financial statements.

Risks Related to Liquidity, Indebtedness and Capital Structure

We may need to raise additional debt or letter of credit capacity to fund growth or operations, which may not be available to us on favorable terms or at all.

        Our business requires substantial capital to fund growth through organic marketing or acquisition, for supporting working capital, for the purchase of natural gas and electricity supply to meet our customers' needs, and for the credit requirements of forward physical supply. We may need to incur additional debt or obtain additional letter of credit capacity in order to fund working capital, finance other acquisitions or for other purposes. Our ability to obtain new financing will be constrained by the current economic conditions affecting financial markets and by the restrictive covenants contained in the agreements that govern the Commodity Supply Facility and the Notes. Specifically, the recent credit crisis and other related trends affecting the banking industry have caused significant operating losses and failures throughout the banking industry. Many lenders and institutional investors have ceased to provide funding to potential borrowers. We may be unable to take advantage of opportunities to acquire customer portfolios or operations of other retail energy businesses, to finance our existing operations or to otherwise expand our business as planned. We cannot be certain that we will be able to obtain such additional financing on favorable terms or at all. If we need additional debt or letter of credit capacity and cannot raise it on acceptable terms, our financial condition and business will be adversely affected.

We will require a significant amount of cash to service our debt obligations. Our ability to generate sufficient cash to service debt depends on the ability of our primary operating subsidiaries to generate adequate cash flow. We are limited in our ability to utilize the proceeds from new debt and equity issuances to prepay and repay the Notes.

        Holdings has no material operating activities. Accordingly, Holdings' only material source of cash, including cash to service the Commodity Supply Facility, the Notes and the Floating Rate Notes, comes from Holdings' ownership interests in its primary operating subsidiaries. Available distributions from our operating subsidiaries may depend on factors out of our control, which may include:

  •
  the financial performance of our operating subsidiaries;

  •
  covenants contained in our debt agreements;

  •
  covenants contained in other agreements to which we or our subsidiaries are or may become subject;

  •
  business and tax considerations; and

  •
  applicable laws, including laws regarding the payment of distributions.

        Our ability to make payments on and to refinance our debt, and to fund planned capital expenditures and expansion efforts and any strategic acquisitions we may make in the future, if any, will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. There can be no assurance that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in net sales and cash flow will be realized or that future borrowings will be available to us in an amount sufficient to enable us to repay indebtedness. Additionally, the terms of the Commodity Supply Facility limit our ability to incur additional indebtedness. We may need to refinance all or a portion of our indebtedness on or before maturity. There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

We are exposed to the risk of rapid and significant increases in market prices and their potential impact on our operations in general and on our liquidity under the Commodity Supply Facility in particular.

        Dramatic swings in the market prices for natural gas during the fiscal year ended June 30, 2009 resulted in a significant strain on our liquidity under our previous supply and hedging facilities, which were terminated as part of the Restructuring. The significant increases and decreases in market prices over this period highlighted the difficulty of predicting market prices and anticipating their impact on our operations. There can be no assurance that any actions we have taken will mitigate the risks associated with the volatile market price environment. As a result, we will continue to be exposed to the risk of volatile market prices for natural gas and electricity and their impact on availability under the Commodity Supply Facility.

Our substantial debt obligations could adversely affect our financial health and prevent us from fulfilling such obligations, including our obligations under the Commodity Supply Facility, the Notes and the Floating Rate Notes and we might have difficulty obtaining additional financing.

        Our substantial debt obligations could have important consequences, which could include:

  •
  making it more difficult for us to satisfy our debt service obligations;

  •
  increasing our vulnerability to general adverse economic and industry conditions;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to debt service, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the markets in which we operate;

  •
  placing us at a competitive disadvantage compared to our competitors that have less debt; and

  •
  limiting our ability to borrow additional funds.

        Significant increases in energy prices or other adverse industry or financial trends that are outside of our direct control could cause us to draw down on a portion or all of our available credit. We may require additional indebtedness in the future. Our ability to obtain new debt is limited by the agreements governing the Commodity Supply Facility, the Notes and the Floating Rate Notes. If new debt is added to current debt levels, the related risks described above could intensify. If such debt financing is not available when required or is not available on acceptable terms, we may be unable to grow our business, take advantage of business opportunities, respond to competitive pressures or refinance maturing debt, any of which could have a material adverse effect on our operating results and financial condition.

Restrictive covenants in the terms of our financings may reduce our operational and financial flexibility, which may prevent us from capitalizing on business opportunities.

        The agreements that govern the Commodity Supply Facility and the Notes contain a number of operating and financial covenants restricting Holdings' and its subsidiaries' ability to, among other things:

  •
  incur additional indebtedness;

  •
  create liens on assets;

  •
  pay dividends or distributions on, or redeem or repurchase, capital stock;

  •
  make investments;

  •
  transfer or sell assets;

  •
  guarantee debt;

  •
  restrict dividends and other payments;

  •
  consolidate, merge or transfer all or substantially all assets and the assets of subsidiaries; and

  •
  engage in unrelated businesses.

        In addition, under the Commodity Supply Facility, Holdings and its subsidiaries are required to maintain a collateral coverage ratio. If we breach any of the covenants contained in the agreements that govern the Commodity Supply Facility or the indenture, the principal of, and accrued interest on, the applicable debt could become due and payable. In addition, that default could constitute a cross-default under our other indebtedness. Although any default under the Notes is subject to certain standstill provisions, if such a default or cross-default were to occur, we would not be able to satisfy our debt obligations, which would have a substantial material adverse impact on our ability to continue as a going concern. There can be no assurance that we will be able to comply with these restrictions in the future or that our compliance would not cause us to forego opportunities that might otherwise be beneficial to us.

As a result of the Restructuring, our amended organizational documents and governance agreements and the significant changes in our equity ownership could have a material impact on the Company's future strategic direction.

        As a result of the Restructuring, there was a significant change in our ownership. In addition, holders of our Class A Common Stock, Class B Common Stock and Class C Common Stock were given separate approval rights under our organizational documents, which could have an impact on the future direction of the Company, including decisions regarding financing arrangements, capital structure, senior management appointments and business operations. The interests of the holders of the various classes of our common stock may not be compatible with the interests of other shareholders and directors, or with the strategic objectives of senior management of the Company.

Risks Related to the Notes, the Offering and the Exchange

The Notes and guarantees are secured only to the extent of the value of the assets that have been granted as security for the Notes and guarantees and in the event that the security is enforced against the Notes Collateral, the holders of the Exchange Notes and guarantees will receive proceeds from the Notes Collateral only after RBS Sempra, the lender and counterparty under the Commodity Supply Facility.

        Substantially all the assets owned by Holdings and the guarantors on the date of the indenture or thereafter acquired, and all proceeds therefrom, are subject to a first-priority lien in favor of RBS Sempra, the lender and counterparty under the Commodity Supply Facility. Our failure to comply with the terms of the Commodity Supply Facility could entitle RBS Sempra to declare all indebtedness and other obligations thereunder to be immediately due and payable. If we were unable to service the indebtedness under the Commodity Supply Facility, RBS Sempra could foreclose on the assets that serve as Notes Collateral (other than the Notes Escrow Account). In addition, the Notes Collateral (other than the Notes Escrow Account) will secure certain hedging obligations and cash management obligations owing to RBS Sempra or its affiliates as permitted by the terms of the Commodity Supply Facility. The holders of the Notes and guarantees have second-priority liens on such assets. As a result, upon any distribution to our creditors, liquidation, reorganization or similar proceedings, or following acceleration of any of our indebtedness or an event of default under our indebtedness and enforcement of RBS Sempra's rights with respect to the Notes Collateral, RBS Sempra, the lender and counterparty under the Commodity Supply Facility, will be entitled to be repaid in full from the proceeds of all the pledged assets owned by Holdings and the guarantors on the date of the indenture or thereafter acquired (other than the Notes Escrow Account) before any payment is made to the holders of the Notes and guarantees from the proceeds of that collateral.

        In addition, the Notes Collateral will be subject to liens permitted under the terms of the indenture and the Intercreditor Agreement, whether arising on or after the date the Notes are issued. The existence of any permitted liens could adversely affect the value of the Notes Collateral, as well as the ability of the collateral agent to realize or foreclose on such collateral.

        No appraisals of the Notes Collateral have been prepared by us or on our behalf in connection with this exchange offer. The fair market value of the Notes Collateral is subject to fluctuations based on factors that include, among others, our ability to implement our business strategy, the ability to sell the Notes Collateral in an orderly sale, general economic conditions, the availability of buyers and similar factors. In addition, courts could limit recoverability if, contrary to the terms of the indenture, they apply non-New York law to a proceeding and deem a portion of the interest claim usurious in violation of public policy. In addition, local laws applicable to the enforcement of real estate liens could limit the amount and timing of the receipt of proceeds from the real estate related Notes Collateral. The amount to be received upon a sale of any Notes Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Notes Collateral at such time, general, market and economic conditions and the timing and the manner of the sale.

        There also can be no assurance that the Notes Collateral will be saleable and, even if saleable, the timing of its liquidation is uncertain. To the extent that liens, rights or easements granted to third parties encumber assets located on property owned by us, such third parties have or may exercise rights and remedies with respect to the property subject to such liens that could adversely affect the value of the Notes Collateral and the ability of the collateral agent to realize or foreclose on the Notes Collateral. By its nature, some or all of the Notes Collateral may be illiquid and may have no readily ascertainable market value. In the event that a bankruptcy case is commenced by or against us, if the value of the Notes Collateral is less than the amount of principal and accrued and unpaid interest on the Exchange Notes and all other senior secured obligations, interest may cease to accrue on the Notes from and after the date the bankruptcy petition is filed. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, we cannot assure you that the proceeds from any sale or liquidation of the Notes Collateral will be sufficient to pay the obligations due under the Notes and guarantees.

        To the extent that the claims of the holders of the Notes and guarantees exceed the value of the assets securing the Notes and guarantees and other liabilities, those excess claims will rank equally with the claims of the holders of our outstanding unsecured notes and any other indebtedness ranking pari passu with those unsecured notes. As a result, if the value of the assets pledged as security for the Notes and guarantees and other liabilities is less than the value of the claims of the holders of the Notes and guarantees and other liabilities, those excess claims may not be satisfied in full before the claims of our unsecured creditors are paid. Furthermore, upon enforcement against any Notes Collateral or in insolvency, under the terms of the Intercreditor Agreement the claims of the holders of the Notes and guarantees to the proceeds of such enforcement will rank behind the claims of the holders of obligations under the Commodity Supply Facility, which are first-priority obligations, and claims of holders of additional secured indebtedness (to the extent permitted to have priority by the indenture).

The Notes and guarantees are subordinated in right of payment to the obligations under the Commodity Supply Facility. The rights of holders of Notes and guarantees to the Notes Collateral and their ability to enforce their rights against Holdings and the guarantors under the Notes and guarantees are governed, and materially limited, by the Intercreditor Agreement.

        The Intercreditor Agreement provides that the lender under the Commodity Supply Facility is entitled to receive payment in full in cash and all commitments to lend under the Commodity Supply Facility will be terminated before any of the holders of the Notes will be entitled to receive any payment in the event of any distribution to creditors of Holdings or the guarantors in a bankruptcy or insolvency proceeding. In addition, the Intercreditor Agreement provides that Holdings and the guarantors may only make such regularly scheduled payments of interest on the Notes on a non-accelerated basis and that neither Holdings nor any guarantor may make any regularly scheduled payments of interest on the Notes except payments of interest and related tax gross-up amounts from the Notes Escrow Account if any default or event of default exists under the Commodity Supply Facility, and such payment default has not been cured or waived or any other default or event of default exists or would be created under the Commodity Supply Facility by the making of such payment and Holdings and the trustee have received a notice of such nonpayment default from the administrative agent under the Commodity Supply Facility.

        Additionally, the rights of holders of Notes and guarantees to the Notes Collateral are governed, and materially limited, by the Intercreditor Agreement. Pursuant to the Intercreditor Agreement, in the event of a default (other than an event of default resulting from a failure to pay interest or principal on the Notes) under the Notes or guarantees, holders of the Notes and guarantees are not permitted to take any enforcement action, including, without limitation to, accelerating the Notes, making a demand on any guarantee, initiating any legal proceeding or commencing any bankruptcy or insolvency proceeding, until the earlier of the commencement of a bankruptcy or insolvency proceeding and, if such default is not cured or waived, 365 days from date of delivery by the trustee for the Notes to RBS Sempra, or its designated agent, of a default notice. In the event of a bankruptcy or insolvency proceeding, holders of the Notes and guarantees are not permitted to take any enforcement actions, subject to certain limited exceptions, until such time as RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, has been paid in full. In addition, pursuant to the indenture and the Notes Escrow Agreement, if the Company fails to make an interest payment on the Notes or related tax gross-up payment within 30 days after the applicable interest payment date, the trustee for the Notes will be permitted to apply funds from the Notes Escrow Account to the payment of such installment of interest or related tax gross-up amount that was due and the holders of the Notes will not be entitled to take any action against the Company as a result of such default or to accelerate the Notes even if it would otherwise be in their interest to do so. No payment of tax gross-up amounts shall be made from the Notes Escrow Account to the extent the balance remaining in the Notes Escrow Account after giving effect to such payment, together with funds previously applied from the Notes Escrow Account to the payment of interest and not "topped up," would be less than the then required Notes Escrow Amount. If the trustee for the Notes withdraws funds from the Notes Escrow Account to make any such interest payment or related tax gross-up payment, the Company is required to "top up" the Notes Escrow Account to the Notes Escrow Amount. The absence of sufficient funds in the Notes Escrow Account to make any such interest payment or related tax gross-up payment or if Holdings fails to "top up" the Notes Escrow Account to the then required Notes Escrow Amount within 2 business days after any interest payment or related tax gross-up payment is made therefrom will constitute an event of default under the indenture. However, holders of the Notes and guarantees are not permitted to take any enforcement action against Holdings and the guarantors pursuant to the Intercreditor Agreement, including, without limitation, accelerating the Notes, making a demand on any guarantee, initiating any legal proceeding or commencing any bankruptcy or insolvency proceeding by or against us, until the earlier of the commencement of a bankruptcy or insolvency proceeding and, if such default is not cured or waived, 365 days from date of delivery by the trustee for the Notes to RBS Sempra, or its designated agent, of a default notice.

        Furthermore, pursuant to the terms of the Intercreditor Agreement, the holders of indebtedness under the Commodity Supply Facility, which is secured on a first-priority basis, control substantially all matters related to the Notes Collateral. Under the Intercreditor Agreement, at any time that the indebtedness secured on a prior lien basis remains outstanding, any actions that may be taken in respect of the Notes Collateral (including the ability to commence enforcement proceedings against the Notes Collateral and to control the conduct of such proceedings, and to approve amendments to, certain releases of Notes Collateral from the lien of, and waivers of past defaults under, the Notes Collateral documents) will be at the direction of the holders of such indebtedness. Under such circumstances, the holders of Notes and guarantees will not have the ability to control or direct such actions, even if the rights of the holders of Notes and guarantees are adversely affected. See "Description of the Exchange Notes—Intercreditor Agreement."

        Furthermore, because RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, controls the disposition of the Notes Collateral securing the Commodity Supply Facility and the Notes and guarantees, if there were an event of default under the Notes, RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, could decide not to proceed against the Notes Collateral, regardless of whether or not there is a default under the Commodity Supply Facility. By virtue of the direction of the administration of the pledges and security interests and the release of Notes Collateral, actions may be taken under the Notes Collateral documents that may be adverse to holders of the Notes.

Our subsidiaries hold most of our assets and conduct most of our operations and, unless they are subsidiaries that guarantee the Notes, they are not obligated to make payments on the Notes.

        Most of our operations are conducted through our subsidiaries. Therefore, Holdings, which is the issuer of the Notes, depends on the cash flow of its subsidiaries to meet its obligations. Our subsidiaries are separate and distinct legal entities and, except for the existing and future domestic subsidiaries that will be guarantors of the Notes, they will have no obligation, contingent or otherwise, to pay amounts due under the Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments. Because the creditors of these non-guarantor subsidiaries have direct claims on the subsidiaries and their assets, the claims of holders of the Notes are "structurally subordinated" to any existing and future liabilities of our non-guarantor subsidiaries. This means that the creditors of the non-guarantor subsidiaries have priority in their claims on the assets of our non-guarantor subsidiaries over the creditors of Holdings. Accordingly, if a bankruptcy, liquidation or reorganization of any non-guarantor subsidiary occurs, holders of its indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of that subsidiary before any assets are made available for distribution to Holdings or its domestic subsidiaries. See "Description of the Exchange Notes."

        In addition, substantial portions of our ordinary course liabilities, including accounts payable and accrued liabilities, as reflected on our condensed consolidated balance sheet as of September 30, 2010, were incurred by our subsidiaries. Our operating subsidiaries' ability to make loans, distributions or other payments to Holdings will depend on their earnings, business, tax considerations and legal and contractual restrictions, which may adversely impact our ability to pay interest and principal due on the Notes. As of September 30, 2010, the guarantor subsidiaries represented more than 99% of our consolidated total assets, revenue and operating profit.

The rights of holders of Notes to the Notes Collateral may be adversely affected by the failure to perfect security interests in the Notes Collateral and other issues generally associated with the realization of security interests in collateral.

        Applicable law requires that a security interest in certain tangible and intangible assets can only be properly perfected and its priority retained through certain actions undertaken by the secured party. Applicable law requires that certain property and rights acquired after the grant of a general security interest, such as real property, can only be perfected at the time such property and rights are acquired and identified and additional steps to perfect in such property and rights are taken. There can be no assurance that the trustee or the collateral agent for the Notes and guarantees will monitor, or that we will inform such trustee or collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired collateral. The collateral agent for the Notes and guarantees has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interest. Such failure may result in the loss of the security interest in the Notes Collateral or the priority of the security interest in favor of Notes and guarantees against third parties.

        In addition, the security interest of the collateral agent will be subject to practical challenges generally associated with the realization of security interests in collateral. For example, the collateral agent may need to obtain the consent of third parties and make additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the Notes Collateral or any recovery with respect thereto. We cannot assure you that the collateral agent will be able to obtain any such consent. We also cannot assure you that the consents of any third parties will be given when required to facilitate a foreclosure on such assets. Accordingly, the collateral agent may not have the ability to foreclose upon those assets and the value of the Notes Collateral may significantly decrease.

In the event of our bankruptcy, the ability of the holders of Notes and guarantees to realize upon the Notes Collateral will be subject to certain bankruptcy law limitations and limitations under the Intercreditor Agreement.

        The ability of holders of the Notes and guarantees to realize upon the Notes Collateral will be subject to certain bankruptcy law limitations in the event of our bankruptcy. Under federal bankruptcy law, secured creditors are prohibited from repossessing their security from a debtor in a bankruptcy case, or from disposing of security repossessed from such a debtor, without bankruptcy court approval, which may not be given. Moreover, applicable federal bankruptcy laws generally permit the debtor to continue to use and expend collateral, including cash collateral, and to provide liens senior to the liens of the Notes and guarantees to secure indebtedness incurred after the commencement of a bankruptcy case, provided that the secured creditor either consents or is given "adequate protection." "Adequate protection" could include cash payments or the granting of additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition of the collateral during the pendency of the bankruptcy case, the use of collateral (including cash collateral) and the incurrence of such senior indebtedness. However, pursuant to the terms of the Intercreditor Agreement, the holders of Notes and guarantees agreed not to seek or accept "adequate protection" consisting of cash payments and will not object to the incurrence of additional indebtedness secured by liens senior to the collateral agent for the liens of the Notes and guarantees in an aggregate principal amount agreed to by the holders of prior lien obligations. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a U.S. bankruptcy court, we cannot predict whether or when the collateral agent under the indenture could foreclose upon or sell the Notes Collateral, and as a result of the limitations under the Intercreditor Agreement, the holders of Notes and guarantees will not be compensated for any delay in payment or loss of value of the Notes Collateral through the provision of "adequate protection."

        In addition to the waiver with respect to adequate protection set forth above, the Intercreditor Agreement provides that the holders of senior debt, including the Commodity Supply Facility, will be entitled to receive indefeasible payment in full in cash and all commitments to lend under the Commodity Supply Facility will be terminated before any of the holders of the Notes will be entitled to receive any payment in the event of any distribution to creditors of Holdings or the guarantors in a bankruptcy or insolvency proceeding. Under the terms of the Intercreditor Agreement, the holders of Notes and guarantees also waived certain other important rights that secured creditors may be entitled to in a bankruptcy proceeding, as described in "Description of the Exchange Notes—Intercreditor Agreement." Specifically, holders of the Notes and guarantees are not permitted to take any enforcement actions, subject to certain limited exceptions, in the event of a bankruptcy or insolvency proceeding until such time as RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, has been paid in full. These waivers could adversely impact the ability of the holders of Notes to recover amounts owed to them in a bankruptcy proceeding.

If a bankruptcy petition were filed by or against us, holders of Exchange Notes may receive a lesser amount for their claim than they would have been entitled to receive under the indenture.

        If a bankruptcy petition were filed by or against us under Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq., as amended (the "U.S. Bankruptcy Code") after the issuance of the Notes, there is a risk that a bankruptcy court could determine that the claim by any holder of the Notes for the principal amount of the Notes should be limited to an amount equal to the sum of:

  •
  the original issue price for the Notes; and

  •
  that portion of the original issue discount that does not constitute "unmatured interest" for purposes of the U.S. Bankruptcy Code.

        Generally, any original issue discount that was not amortized as of the date of the bankruptcy filing may constitute unmatured interest, which is not allowable as claim in bankruptcy. Under the U.S. Bankruptcy Code, the holders of Notes would only have the right to receive interest accruing after the commencement of a bankruptcy proceeding to the extent that the value of the Notes Collateral (after taking into account all prior liens on such Notes Collateral) exceeds the claim of the holders of Notes for principal and pre-petition interest on the Notes. Accordingly, holders of the Notes and guarantees under these circumstances may receive a lesser amount than they would be entitled to under the terms of the indenture, even if sufficient funds were available.

The Notes Collateral may be diluted under certain circumstances.

        The Notes Collateral (other than the Notes Escrow Account) also secures our obligations under the Commodity Supply Facility. This collateral may secure additional senior indebtedness that Holdings or certain of its subsidiaries incurs in the future, subject to restrictions on our ability to incur debt and liens under the Commodity Supply Facility and the indenture. Your rights to the Notes Collateral would be diluted by any increase in the indebtedness secured by this collateral.

Any current or future grant of collateral might be avoidable in bankruptcy.

        Any future grant of collateral in favor of the collateral agent for the benefit of the trustee might be avoidable by the grantor (as debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the grantor is insolvent at the time of the grant, the grant permits the holders of Notes and guarantees to receive a greater recovery than if the grant had not been given and a bankruptcy proceeding in respect of the grantor is commenced within 90 days following the grant or, in certain circumstances, a longer period.

We may not have sufficient funds, or be permitted by the Commodity Supply Facility, to repurchase the Notes upon a change of control.

        In the event of a "change of control" (as defined in the indenture), we must offer to purchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. See "Description of the Exchange Notes—Change of Control." In the event that we are required to make such an offer, there can be no assurance that we would have sufficient funds available to purchase any of the Notes and we may be required to refinance the Notes. There can be no assurance that we would be able to accomplish a refinancing or, if a refinancing were to occur, that it would be accomplished on commercially reasonable terms.

        The Commodity Supply Facility prohibits us from repurchasing any of the Notes, except under limited circumstances. The Commodity Supply Facility also provides that certain change of control events would constitute an event of default. In the event a change of control occurs at a time when we are prohibited from purchasing the Notes, we could seek the consent of RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, to purchase the Notes. If we did not obtain such a consent, we would remain prohibited from purchasing the Notes. In this case, our failure to purchase would constitute an event of default under the indenture.

        The change of control provisions in the indenture may not protect you in the event we consummate a highly leveraged transaction, reorganization, restructuring, merger or other similar transaction, unless such transaction constitutes a change of control under the indenture. Such a transaction may not involve a change in voting power or beneficial ownership or, even if it does, may not involve a change in the magnitude required under the definition of change of control in the indenture to trigger our obligation to repurchase the Notes. Except as otherwise described above, the indenture does not contain provisions that permit the holders of the Notes to require us to repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction. In addition, pursuant to the Intercreditor Agreement, the exercise of any foreclosure rights by RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, will not result in a change of control under the indenture.

If we were to become insolvent, insolvency proceedings might hinder the receipt of payment on the Notes.

        An investment in the Notes involves insolvency and bankruptcy considerations that investors should carefully consider. If we become a debtor subject to proceedings under the U.S. Bankruptcy Code, such circumstances are likely to result in delays in the payment of the Notes and may result in our inability to make payment of all or a portion of the amounts due under the Notes. Provisions of the U.S. Bankruptcy Code or general principles of equity that could result in the impairment of your rights include the automatic stay, avoidance of transfers by a trustee or debtor-in-possession, priorities among creditors, substantive consolidation, limitations on the collectability of unmatured interest or attorneys' fees, and a forced restructuring of the Notes.

A court could deem the issuance of the Notes and guarantees to be a fraudulent conveyance and void all or a portion of the obligations represented by the Notes and guarantees.

        In a bankruptcy proceeding, a trustee, debtor-in-possession, or someone else acting on behalf of the bankruptcy estate may seek to recover transfers made or void obligations incurred prior to the bankruptcy proceeding on the basis that such transfers and obligations constituted fraudulent conveyances. Fraudulent conveyances are generally defined to include transfers made or obligations incurred for less than reasonably equivalent value or fair consideration when the debtor was insolvent, inadequately capitalized or in similar financial distress or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due, or transfers made or obligations incurred with the intent of hindering, delaying or defrauding current or future creditors. A trustee or such other parties may recover such transfers and avoid such obligations made within two years prior to the commencement of a bankruptcy proceeding. Furthermore, under certain circumstances, creditors may generally recover transfers or void obligations outside of bankruptcy under applicable fraudulent transfer laws, within the applicable limitation period, which are typically longer than two years. In bankruptcy, a representative of the estate may also assert such claims. If a court were to find that Holdings issued the Notes or guarantees under circumstances constituting a fraudulent conveyance, the court could void all or a portion of the obligations under the Notes and guarantees. In addition, under such circumstances, the value of any consideration holders received with respect to the Notes and guarantees could also be subject to recovery from such holders and possibly from subsequent transferees, or holders might be returned to the same position they held as Holders. Therefore, a new security could be voided, or claims in respect of a new security could be subordinated to all other debts of Holdings and holders who receive cash consideration could be required to return it if Holdings at the time it incurred the indebtedness evidenced by the new securities received less than reasonably equivalent value or fair consideration for the issuance of the new securities and the payment of the cash consideration, and:

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  was insolvent or rendered insolvent by reason of such issuance or incurrence;

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  was engaged in a business or transaction for which Holdings' remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

        The measures of insolvency for purposes of fraudulent transfer laws varies depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a debtor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation;

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  the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts as they become due.

        We cannot assure you as to what standard a court would apply in determining whether Holdings would be considered to be insolvent.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and the liens securing the guarantees and require noteholders to return payments received from guarantors.

        Our creditors or the creditors of our guarantors could challenge the guarantees issued by our guarantors and the liens securing those guarantees as fraudulent conveyances or on other grounds. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, the delivery of the guarantees and the grant of the liens securing those guarantees could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee or at the time it granted its liens, (a) issued the guarantee or granted the liens with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors or (b) received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and the incurrence of the liens, and if the guarantor:

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  was insolvent or rendered insolvent by reason of such incurrence;

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  was engaged in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

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  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        If the guarantee issued by that guarantor were avoided or limited under fraudulent conveyance or other laws, any claim you make against such guarantor for amounts payable on the Notes would be effectively subordinated to all of the indebtedness and other obligations of such guarantor, including trade payables and any subordinated indebtedness.

        If the granting of liens to secure the guarantees issued by our guarantors were avoided or limited under fraudulent conveyance or other laws, the guarantees would become unsecured claims to the extent of the avoidance or limitation, ranking equally with all general unsecured claims against such guarantors.

        The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

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  the sum of its debts, including contingent liabilities, was greater than the fair value of all of its assets;

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  if the present fair value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

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  it could not pay its debts, including contingent liabilities, as they become due.

        We cannot be sure what standard a court would apply in making these determinations or, regardless of the standard, that a court would not void the guarantees issued by our guarantors or that such guarantees would not be subordinated to the other indebtedness of our guarantors.

The significant changes in the composition of our ownership and our Board of Directors in connection with the Restructuring, together with the approval and governance rights contained in our certificate of incorporation, bylaws and the Stockholders Agreement (as defined herein), could have adverse consequences for security holders.

        The transactions that occurred in connection with the Restructuring resulted in a significant number of new shares of our Common Stock being issued to various new and existing shareholders. RBS Sempra, as the lender and counterparty under the Commodity Supply Facility, owns all of our Class B Common Stock, representing, in the aggregate, approximately 7% of our outstanding shares of Common Stock, and as both a creditor and as the holder of the Class B Common Stock with certain approval and board rights, has the ability to approve a significant number of transactions and block a change of control and other material transactions that may otherwise be beneficial to holders of Notes. Specifically, the Stockholders Agreement provides that holders holding in the aggregate a majority of the issued and outstanding shares of the Class B Common Stock will have the right to consent to any transaction which results in a "Change of Control" set out in clause (3) of the definition of "Change of Control" in the indenture as modified by the second proviso contained therein (which definition is described below under "Description of Exchange Notes—Certain Definitions"), whether or not it is pursuant to a Mandatory Offer (as defined herein), tag-along, drag-along, or otherwise, unless the contemplated transaction would, as a condition to the consummation thereof, result in, and does result in, the full payoff and termination of the Commodity Supply Facility. In addition, the approval of (i) holders of at least 70% of the issued and outstanding shares of Class A Common Stock, (ii) holders of at least 70% of the issued and outstanding shares of Class B Common Stock, (iii) holders of at least 70% of the issued and outstanding shares of Class C Common Stock (only with respect to an amendment of the certificate of incorporation or the bylaws of the Company or any subsidiary of the Company, and solely to the extent that such amendment affects the rights of the Class C Common Stock or increases the number of authorized shares of Class C Common Stock) and (iv) holders of at least 75% of all issued and outstanding shares of Common Stock is required for, among other things, any bankruptcy, liquidation or winding up or an amendment to the certificate of incorporation or bylaws of Holdings or any of its subsidiaries (in the case of the Class B Common Stock, to the extent such amendments affects the rights of holders of Class B Common Stock or increases the number of authorized shares of Class B Common Stock), a reorganization or reclassification of the Company or any of its securities or a waiver of preemptive rights in connection with strategic investments in Holdings by any person. In addition to any vote by shareholders required under Delaware law, a vote of holders of at least 70% of the issued and outstanding shares of Class A Common Stock and holders of at least 70% of the issued and outstanding shares of Class B Common Stock (in the case of the Class B Common Stock, until shares of Class B Common Stock are converted into shares of Class C Common Stock or shares of Class D Common Stock or unless the contemplated merger or other transaction would, as a condition to the consummation thereof, result in, and does result in, the full pay-off and termination of the Commodity Supply Facility) is required to approve any merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than mergers of wholly owned subsidiaries of the Company with each other or the Company) or any transaction having the effect (economic or otherwise) of a sale of all or substantially all of the assets of the Company or any of its subsidiaries (other than transfers of assets of wholly owned subsidiaries of the Company to each other or the Company).

        Our Board of Directors consists of nine directors, five of whom have been designated by the holders of the Class A Common Stock (the "Class A Directors"), one of whom has been designated by the holders of the Class B Common Stock (the "Class B Director"), two of whom have been designated by holders of the Class C Common Stock and one of whom is Holdings' president and chief executive officer. Following the conversion of the shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock in connection with an initial public offering ("IPO"), the Board of Directors will consist of such number of directors as will be determined by the Board of Directors from time to time, which number will not be less than seven (7) nor more than fifteen (15) directors, and directors will be elected by holders of shares of

Common Stock, voting as a single class at any meeting of the stockholders of the Company at which directors are permitted to be elected, or as otherwise permitted under the Bylaws, provided, however, that, for so long as the shares of Class B Common Stock are outstanding and have not been converted into shares of Class C Common Stock or into shares of Class D Common Stock, the Board of Directors will include one director nominated and elected by holders of shares of Class B Common Stock. Prior to the conversion of the various classes of our Common Stock into Class D Common Stock upon the occurrence of an IPO, certain actions will require the approval of (i) a majority of the authorized Class A Directors, (ii) a majority of all authorized directors and (iii) in the case of certain specified actions, for so long as holders of shares of Class B Common Stock have the exclusive right to nominate and elect the Class B Director, the Class B Director.

        The change in ownership and the change in composition of our Board of Directors, as well as the separate approval rights of the Class A Common Stock, Class B Common Stock and Class C Common Stock, and their respective directors, could have an impact on the future direction of the Company, including decisions regarding financing arrangements, capital structure, senior management appointments and business operations. The interests of the holders of the other classes of our Common Stock and their respective directors following the Restructuring could be different from holders of the Notes and they could take actions that are in their interests and not the interests of the holders of the Notes.

There is no active trading market for the Notes or the guarantees, and we cannot assure you that a market for the Notes or the guarantees will develop.

        There are currently no active trading markets for the Notes or the guarantees. We do not intend to list the Original Notes, Exchange Notes or the guarantees on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. As a result, there can be no assurance that an active trading market will develop for the Exchange Notes or the guarantees, or, if such market develops, as to the liquidity or sustainability of any such market.

        In addition, the liquidity of the trading markets for the Exchange Notes and the guarantees, if any, and the market price quoted for such securities, may be adversely affected by changes in interest rates in general, by changes in our financial performance or prospects, and changes in our industry in general.

Holders that fail to exchange their Original Notes will face restrictions that will make the sale or transfer of the Original Notes more difficult.

        Holders that do not exchange their Original Notes for Exchange Notes in the exchange offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, holders may only offer or sell the Original Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from those requirements. We do not intend to register the Original Notes under the Securities Act. To the extent other Original Notes are tendered and accepted in the exchange offer and holders elect not to exchange their Original Notes, the trading market, if any, for Original Notes would be adversely affected because Original Notes will be less liquid than the Exchange Notes. See "The Exchange Offer—Consequences of Failure to Exchange."

Some holders that exchange their Original Notes may be required to comply with registration and prospectus delivery requirements in connection with the sale or transfer of their Exchange Notes.

        Holders that exchange Original Notes in the exchange offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes which were acquired by such broker-dealer as a result of market-making or other trading activities, may be deemed to be a statutory underwriter under the Securities Act and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Holders that are required to comply with the registration and prospectus delivery requirements may face additional burdens on the transfer of their Notes and could incur liability for failure to comply with applicable requirements.

THE EXCHANGE OFFER

The Exchange Offer

Purpose of the Exchange Offer

        The Company issued $67,741,000 in principal amount of the Original Notes on September 22, 2009, in a transaction exempt from the registration requirements of the Securities Act. The Original Notes were issued only to (i) "qualified institutional buyers," as that term is defined in Rule 144A under the Securities Act, (ii) "accredited investors," as that term is defined in Rule 501(a) of Regulation D under the Securities Act, and (iii) persons who are not "U.S. persons," who did not acquire the Original Notes for the account or benefit of a U.S. person, and who acquired the Original Notes in an offshore transaction (in each of this clause (iii) as defined in, and in compliance with, Regulation S under the Securities Act).

        In connection with the issuance of the Original Notes, the holders thereof became entitled to the benefits of a registration rights agreement, dated as of September 22, 2009, among the Company and the guarantors named therein.

        The registration rights agreement provides that:

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  We will file an exchange offer registration statement with the SEC;

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  We will use our commercially reasonable efforts to cause the exchange offer registration statement to be declared effective under the Securities Act;

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  We will keep the registered exchange offer open for at least 20 business days (or longer if required by applicable law or otherwise extended by the Company, at its option) after the date notice of the registered exchange offer is mailed to the holders of the Original Notes; and

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  We will consummate the exchange offer on or prior to the 45th day following the effectiveness of the exchange offer registration statement.

        The exchange offer being made by this prospectus will satisfy our obligations under the registration rights agreement. Pursuant to the terms of the registration rights agreement, effective September 29, 2010, we began to incur Additional Interest (as defined below), to be paid on the next interest payment date to the holders of Original Notes as of the record date preceding such interest payment date, because we failed to cause the exchange offer registration statement to become effective by the fifth business day following the one-year anniversary of the issuance of the Original Notes. This prospectus, together with the letter of transmittal, is being sent to all beneficial holders of Original Notes known to us. There will be no fixed record date for determining beneficial holders of Original Notes entitled to participate in the exchange offer.

        Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept all Original Notes properly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the exchange offer. Holders may tender some or all of their Original Notes pursuant to the exchange offer.

        Based on no-action letters issued by the staff of the SEC to third parties, we believe that holders of the Exchange Notes issued in exchange for Original Notes may offer for resale, resell and otherwise transfer the Exchange Notes, other than any holder that is an affiliate of ours within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act. This is true as long as the Exchange Notes are acquired in the ordinary course of the holder's business, the holder has no arrangement or understanding with any person to participate in the distribution of the Exchange Notes and neither the holder nor any other person is engaging in or intends to engage in a distribution of the Exchange Notes. A broker-dealer that acquired Original Notes directly from the Company cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution" for additional information.

        We will accept validly tendered Original Notes promptly following the expiration of the exchange offer by giving oral or written notice of the acceptance of such notes to the exchange agent. The exchange agent will act as agent for the tendering holders of Original Notes for the purposes of receiving the Exchange Notes from the Company and delivering Exchange Notes to such holders.

        If any tendered Original Notes are not accepted for exchange because of an invalid tender or the occurrence of the conditions set forth under "—Conditions" without waiver by us, certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder of any such Original Notes promptly after the Expiration Date.

        Holders of Original Notes who tender in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of Original Notes, pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes in connection with the exchange offer. See "—Fees and Expenses."

Shelf Registration Statement

        Pursuant to the registration rights agreement, we have agreed to file a shelf registration statement if:

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  because of any change in law or in currently prevailing interpretations of the staff of the SEC, the Company is not permitted to effect the exchange offer; or

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  the exchange offer is not consummated on or prior to the 45th day following fifth business day following the one-year anniversary of the issuance of the Original Notes.

        A holder that sells Original Notes pursuant to the shelf registration statement generally must be named as a selling securityholder in the related prospectus and must deliver a prospectus to purchasers, because a seller will be subject to civil liability provisions under the Securities Act in connection with these sales. A seller of the Original Notes also will be bound by applicable provisions of the applicable registration rights agreement, including indemnification obligations. In addition, each holder of Original Notes must deliver information to be used in connection with the shelf registration statement and provide comments on the shelf registration statement in order to have its Original Notes included in the shelf registration statement and benefit from the provisions regarding any liquidated damages in the registration rights agreement.

        We have agreed to file a shelf registration statement with the SEC as promptly as practicable and thereafter use our commercially reasonable best efforts to cause a shelf registration statement to be declared effective by the SEC on or prior to the 90th day after the date notice of the shelf registration statement is delivered to the holders of the Original Notes. In addition, we agreed to use our commercially reasonable efforts to keep such shelf registration statement continuously effective for a period of 180 days following the date the shelf registration statement is declared effective, or such shorter period which terminates when all notes covered by that shelf registration statement have been sold under it.

Demand Registration Statement

        We have agreed to use our commercially reasonable efforts to file with the SEC one demand registration statement for the resale of any Original Notes upon the request of holders of $10 million aggregate outstanding principal amount of Original Notes who are affiliates on the fifth business day following the one-year anniversary of the issuance of the Original Notes. We have agreed to use our commercially reasonable efforts to cause such demand registration statement to be declared effective under the Securities Act on or prior to the 90th day following the delivery of the request to file the demand registration statement and to keep such registration statement continuously effective for a period of 90 days following the date the demand registration statement is declared effective, or such shorter period which terminates when all notes covered by that demand registration statement have been sold under it.

Additional Interest in Certain Circumstances

        If we are required under the terms of the registration rights agreement to (A) file an exchange offer registration statement and (i) the exchange offer registration statement does not become effective by the fifth business day following the one-year anniversary of the issuance of the Original Notes or (ii) the exchange offer is not completed within 45 days after the exchange offer registration statement becomes effective, or (B) to make available an effective shelf registration statement and (i) an effective shelf registration statement is not made available by the 90th day following the date on which the requirement to make such shelf registration statement available arises or (ii) following effectiveness of the shelf registration statement, subject to limited exceptions, it ceases to remain effective or otherwise available for a period of 180 days following the date the shelf registration statement is declared effective, or (C) to make available an effective demand registration statement and (i) an effective demand registration statement is not made available by the 90th day following the date on which the requirement to make such demand registration statement available arises or (ii) following effectiveness of the demand registration statement, subject to limited exceptions, it ceases to remain effective or otherwise available for a period of 90 days following the date the demand registration statement is declared effective, the annual interest rate borne by the Original Notes will be increased ("Additional Interest") by 0.25% per annum with respect to each 90-day period that passes, up to a maximum of 1.00% per annum, in each case, until the exchange offer registration statement is filed, the exchange offer registration statement becomes effective, the exchange offer is completed, an effective shelf registration statement becomes available or again becomes available, as applicable, or the Original Notes held by affiliates otherwise become freely transferable under the Securities Act. Pursuant to the terms of the registration rights agreement, effective September 29, 2010, we began to incur Additional Interest, to be paid on the next interest payment date to the holders of Notes as of the record date preceding such interest payment date, because we failed to cause the exchange offer registration statement to become effective by the fifth business day following the one-year anniversary of the issuance of the Original Notes.

Expiration Date; Extensions; Amendment

        The Company will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date on which notice of the exchange offer is mailed to the holders of the Original Notes. The term "Expiration Date" means the Expiration Date set forth on the cover page of this prospectus, unless the Company extends the exchange offer, in which case the term "Expiration Date" means the latest date to which the exchange offer is extended.

        In order to extend the Expiration Date, the Company will notify the exchange agent of any extension by oral or written notice and will issue a public announcement of the extension, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

        The Company reserves the right:

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  to delay accepting any Original Notes and to extend the exchange offer or to terminate the exchange offer and not accept Original Notes not previously accepted if any of the conditions set forth under "—Conditions" shall have occurred and shall not have been waived by the Company, if permitted to be waived by the Company, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

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  to amend the terms of the exchange offer in any manner deemed by the Company to be advantageous to the holders of the Original Notes. (The Company is required to extend the offering period for certain types of changes in the terms of the exchange offer, for example, a change in the consideration offered or percentage of Original Notes sought for tender.)

        All conditions set forth under "—Conditions" must be satisfied or waived prior to the Expiration Date.

        Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice. If the exchange offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Original Notes of such amendment. In the event of a material change in the exchange offer, including the waiver of a material condition by the Company, the Company will extend the exchange offer, if necessary, so that at least five business days remain prior to the Expiration Date following the notice of the material change.

        Without limiting the manner in which the Company may choose to make a public announcement of any extension, amendment or termination of the exchange offer, we will not be obligated to publish, advertise, or otherwise communicate any such announcement, other than by making a timely release to an appropriate news agency.

Exchange Offer Procedures

        To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures on the letter of transmittal guaranteed if required by instruction 2 of the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile or an agent's message, as defined below, in connection with a book entry transfer, together with the Original Notes and any other required documents. To be validly tendered, such documents must reach the exchange agent before 5:00 p.m., New York City time, on the Expiration Date. Delivery of the Original Notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of such book-entry transfer must be received by the exchange agent prior to the Expiration Date.

        The term "agent's message" means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent, forming a part of a confirmation of a book-entry transfer, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the Original Notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

        The tender by a holder of Original Notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        Delivery of all documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

        The method of delivery of Original Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent before 5:00 p.m., New York City time, on the Expiration Date. No letter of transmittal or Original Notes should be sent to us. We have not provided guaranteed delivery procedures for the exchange offer or under this prospectus or the letter of transmittal provided herewith.

        Only a holder of Original Notes may tender Original Notes in the exchange offer. The term "holder" with respect to the exchange offer means any person in whose name Original Notes are registered on the Company's books or any other person who has obtained a properly completed bond power from the registered holder.

        Any beneficial holder whose Original Notes are registered in the name of its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its behalf. If such beneficial holder wishes to tender on its own behalf, such registered holder must, prior to completing and executing the letter of transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") unless the Original Notes are tendered:

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  by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

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  for the account of an eligible guarantor institution.

        In the event that signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, such guarantee must be by an eligible guarantor institution.

        If a letter of transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by appropriate bond powers and a proxy which authorizes such person to tender the Original Notes on behalf of the registered holder, in each case signed as the name of the registered holder or holders appears on the Original Notes.

        If a letter of transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority so to act must be submitted with such letter of transmittal.

        All questions as to the validity, form, eligibility, including time of receipt, and withdrawal of the tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of our counsel, would be unlawful. The Company also reserves the absolute right to waive any irregularities or defects as to the Original Notes. If the Company waives any condition of the Original Notes for any note holder, it will waive such condition for all note holders. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Original Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Original Notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders of Original Notes without cost to such holder, unless otherwise provided in the relevant letter of transmittal, promptly following the Expiration Date.

        In addition, the Company reserves the absolute right in its sole discretion to:

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  purchase or make offers for any Original Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "—Conditions," to terminate the exchange offer in accordance with the terms of the registration rights agreement; and

  •
  to the extent permitted by applicable law, purchase Original Notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers may differ from the terms of the exchange offer.

        By tendering, each holder will represent to us that, among other things:

  •
  such holder or other person is not our "affiliate," as defined under Rule 405 of the Securities Act, or, if such holder or other person is such an affiliate, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

  •
  the Exchange Notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of such holder or other person;

  •
  neither such holder or other person has any arrangement or understanding with any person to participate in the distribution of such Exchange Notes in violation of the Securities Act; and

  •
  if such holder is not a broker-dealer, neither such holder nor such other person is engaged in or intends to engage in a distribution of the Exchange Notes.

        We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the Original Notes at The Depository Trust Company ("DTC") for the purpose of facilitating the exchange offer, and subject to the establishment of such accounts, any financial institution that is a participant in DTC's system may make book-entry delivery of Original Notes by causing DTC to transfer such Original Notes into the exchange agent's account with respect to the Original Notes in accordance with DTC's procedures for such transfer. Although delivery of the Original Notes may be effected through book-entry transfer into the exchange agent's account at DTC, a letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message in lieu of a letter of transmittal, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to DTC does not constitute delivery to the exchange agent.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

        To withdraw a tender of Original Notes in the exchange offer, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must:

  •
  specify the name of the depositor, who is the person having deposited the Original Notes to be withdrawn;

  •
  identify the Original Notes to be withdrawn, including the certificate number or numbers and principal amount of such Original Notes or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at DTC to be credited;

  •
  be signed by the depositor in the same manner as the original signature on the letter of transmittal by which such Original Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the depositor withdrawing the tender; and

  •
  specify the name in which any such Original Notes are to be registered, if different from that of the depositor.

        All questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices will be determined by us, and our determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no Exchange Notes will be issued with respect to the Original Notes withdrawn unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to its holder without cost to such holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "—exchange offer Procedures" at any time prior to the Expiration Date.

Conditions

        Notwithstanding any other term of the exchange offer, the Company will not be required to accept for exchange, or exchange, any Exchange Notes for any Original Notes, and may terminate or amend the exchange offer before the Expiration Date, if:

  •
  in the opinion of our counsel, the exchange offer or any part thereof contemplated herein violates any applicable law or interpretation of the staff of the SEC;

  •
  any action or proceeding shall have been instituted or threatened in any court or by any governmental agency which might materially impair our ability to proceed with the exchange offer or any material adverse development shall have occurred in any such action or proceeding with respect to us;

  •
  any governmental approval has not been obtained, which approval we shall deem necessary for the consummation of the exchange offer as contemplated hereby;

  •
  any cessation of trading on any securities exchange, or any banking moratorium, shall have occurred, as a result of which we are unable to proceed with the exchange offer; or

  •
  a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement or proceedings shall have been initiated or, to our knowledge, threatened for that purpose.

        If any of the foregoing conditions exist, the Company may, in its reasonable discretion:

  •
  refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders;

  •
  extend the exchange offer and retain all Original Notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders who tendered such Original Notes to withdraw their tendered Original Notes; or

  •
  waive such condition, if permissible, with respect to the exchange offer and accept all properly tendered Original Notes which have not been withdrawn. If such waiver constitutes a material change to the exchange offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders, and the Company will extend the exchange offer, if necessary, so that at least five business days remain prior to the Expiration Date following the date of the prospectus supplement.

Exchange Agent

        We have appointed Global Bondholder Services Corporation as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to Global Bondholder Services Corporation addressed as follows:

  By Mail:

  65 Broadway—Suite 404
  New York, New York 10006
  Attention: Corporate Actions

  By Overnight Mail or Courier:

  65 Broadway—Suite 404
  New York, New York 10006
  Attention: Corporate Actions

Solicitation of Tenders; Fees and Expenses

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Original Notes and in handling or forwarding tenders for their customers.

        We will pay our expenses incurred in connection with the exchange offer. Such expenses include, among others, the fees and expenses of the exchange agent and Trustee, registration fees, and accounting, legal, printing and related fees and expenses.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, such information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made pursuant to this prospectus, under any circumstances, creates any implication that there has been no change in our affairs since the dates as of which information is given in this prospectus. The exchange offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take such action as we may deem necessary to make the exchange offer in the jurisdiction and extend the exchange offer to holders of Original Notes in the jurisdiction. In any jurisdiction the securities laws or blue sky laws of which require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers which are licensed under the laws of the jurisdiction.

Transfer Taxes

        We will pay all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the exchange offer. However, the transfer taxes will be payable by the tendering holder if:

  •
  certificates representing Exchange Notes or Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered;

  •
  tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the exchange offer.

        We will bill the amount of the transfer taxes directly to the tendering holder if satisfactory evidence of payment of the taxes or exemption therefrom is not submitted with the letter of transmittal.

Consequences of Failure to Exchange

        Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of the Original Notes as described in the legend on the Original Notes. Original Notes not exchanged pursuant to the exchange offer will continue to remain outstanding in accordance with their terms. In general, the Original Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the Original Notes under the Securities Act, unless required under the Registration Rights Agreement.

        Participation in the exchange offer is voluntary, and holders of Original Notes should carefully consider whether to participate. Holders of Original Notes are urged to consult their financial and tax advisors in making their own decision on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of, this exchange offer, we will have fulfilled a covenant contained in the registration rights agreement. Holders of Original Notes who do not tender their Original Notes in the exchange offer will continue to hold the Original Notes and will be entitled to all the rights and subject to the limitations applicable to the Original Notes under the indenture, except for any rights under the registration rights agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this exchange offer. All untendered Original Notes will continue to be subject to the restrictions on transfer described in the indenture. To the extent that Original Notes are tendered and accepted in the exchange offer, the trading market for untendered Original Notes could be adversely affected.

Fees and Expenses

        We will pay the expenses of soliciting Original Notes for exchange. The principal solicitation is being made by mail by Global Bondholder Services Corporation as exchange agent. However, additional solicitations may be made by telephone, facsimile or in person by our officers and employees and our affiliates and by persons so engaged by the exchange agent.

        We will pay Global Bondholder Services Corporation as exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith and pay other registration expenses, including fees and expenses of the trustee under the indenture, filing fees, blue sky fees and printing and distribution expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of the Original Notes in connection with the exchange offer. If, however, certificates representing the Exchange Notes or the Original Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Original Notes tendered, or if tendered Original Notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of the Original Notes in this exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other person, will be payable by the tendering holder.

Accounting Treatment

        The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in our accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by us. The unamortized expenses related to the issuance of the Original Notes will be amortized over the term of the Exchange Notes.

USE OF PROCEEDS

        This exchange offer is intended to satisfy the Company's obligation to exchange the Exchange Notes, which are registered with the SEC, for the Original Notes, which were not registered with the SEC. We will not receive any cash proceeds from the issuance of the Exchange Notes. In consideration for issuing the Exchange Notes, we will receive the outstanding Original Notes in like principal amount, the terms of which are identical in all material respects to the terms of the Exchange Notes, except as otherwise described herein. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cancelled and cannot be reissued.

        We did not receive any cash proceeds from the issuance of the Original Notes pursuant to the exchange offer consummated in connection with the Restructuring.

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth the Company's historical ratios of earnings to fixed charges for the periods indicated. The historical ratios are prepared on a consolidated basis in accordance with U.S. GAAP.

        Earnings (loss) before fixed charges consist of: (1) income (loss) before income tax (expense) benefit; and (2) fixed charges. Interest and other debt expense primarily consists of: (1) interest and fees incurred related to various debt and commodity hedging agreements; (2) the impact of changes in the market value of interest rate swaps; (3) amortization of original issue discount on Original Notes and Floating Rate Notes; and (4) amortization of deferred financing costs associated with various debt, commodity and commodity hedging agreements.

	Three Months Ended September 30, 2010	Fiscal Year Ended June 30,
		2010	2009	2008	2007	2006
	($ in thousands)
Earnings before fixed charges:
Income (loss) before income taxes	$(23,431)	$26,197	$(127,450)	$41,948	$(22,293)	$(66,783)
Interest and other debt expense	6,743	35,253	45,735	37,911	37,316	4,261
Estimated interest portion of rental expense(1)	71	422	450	445	514	175

Earnings (loss) before fixed charges	$(16,617)	$61,872	$(81,265)	$80,304	$15,537	$(62,347)

Fixed charges:
Interest and other debt expense	$6,743	$35,253	$45,735	$37,911	$37,316	$4,261
Estimated interest portion of rental expense(1)	71	422	450	445	514	175

Total fixed charges	$6,814	$35,675	$46,185	$38,356	$37,830	$4,436

Ratio of earnings to fixed charges(2)	—	1.73x	—	2.09x	—	—

(1)
The interest portion of rental expense is estimated to be 33% of total rental expense.

(2)
The ratio of earnings to fixed charges was less than one-to-one for the three months ended September 30, 2010 and for each of the fiscal years ended June 30, 2009, 2007 and 2006. Earnings were insufficient to cover fixed charges by $23.4 million for the three months ended September 30, 2010 and by $127.4 million, $22.3 million and $66.8 million for the fiscal years ended June 30, 2009, 2007 and 2006, respectively.

CAPITALIZATION

        The table below summarizes our capitalization as of September 30, 2010. Other than the exchange of Exchange Notes for Original Notes, the exchange offer is not expected to have a material impact on the capitalization summarized in the table. The information in the table should be read in conjunction with "Use of Proceeds," "Selected Financial Data and Supplementary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included in this prospectus.

Balance at September 30, 2010 (unaudited)
(in thousands)
Long-term debt:
Original Notes (net of original issue discount of $14,034)	$53,259
Floating Rate Notes (net of original issue discount of $27)	6,386
Commodity Supply Facility	—

Total long-term debt	59,645

Stockholders' equity (deficit):
Total common stock	549
Additional paid in capital	139,805
Class A treasury stock	(99)
Accumulated other comprehensive loss	(182)
Accumulated deficit	(76,470)

Total stockholders' equity	63,603

Total capitalization	$123,248

DESCRIPTION OF BUSINESS

Company Overview, History and Development

        The Company was founded and incorporated in the state of Delaware in 1999. Headquartered in Stamford, Connecticut, we are an independent energy provider of retail natural gas and electric power to residential, commercial and industrial customers in deregulated markets in the U.S.and Canada. We are one of a number of retail energy marketers in the growing deregulated market. We currently serve natural gas and electricity customers located in 41 market areas across 14 states in the U.S. and in the provinces of Ontario and British Columbia in Canada.

        The following map reflects the states in the U.S. and the Canadian provinces where we have natural gas and electricity customers as of September 30, 2010.

Our Products

        We sell natural gas and electricity at variable or market-based prices that, in most cases, change monthly or at fixed prices for a forward term that generally does not exceed two years. In the case of variable sales contracts as well as most mid-market commercial sales, we purchase natural gas or electricity at the time of sale. In the case of fixed price retail customers, we purchase natural gas and electricity in advance of sales. Costs are marked up with a reasonable profit margin.

        For fixed price sales contracts, the cost of the commodity is hedged in the forward markets with financial swaps and physical forward contracts that settle monthly. Physical natural gas and electricity is then purchased at the time such swap contracts settle. We regularly calculate the amount of the commodity required to meet our expected customer deliveries and balance this against the quantity hedged or purchased for such customers. Differences between expected customer deliveries and commodity purchases are managed by adjusting natural gas deliveries from storage and buying any shortfall or selling any excess in the market.

        We market variations of two basic products:

  •
  Fixed price contracts—Generally with terms of up to two years for natural gas and electricity, fixed rate products provide consumers with price protection against fluctuations in natural gas and electricity prices. In marketing this product, we do not promise savings as a consumer could pay more if prices offered by a local utility or other competitor, which are based on variable market conditions, fall during the term of the fixed rate contract.

    We have a risk management policy that is intended to reduce our financial exposure related to changes in the price of natural gas and electricity. Under this policy, our objective is to hedge a minimum of 100% of the anticipated natural gas and electricity commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts. Any difference between actual consumption and our purchased commodity volume results in pricing risk for the month.

  •
  Variable price contracts—Variable price products generally are priced competitively with the price offered by the region's incumbent utility and/or other local competitors (the "price to compare" or "PTC"). Our variable rate product is similar to utility variable rate pricing. By using alternative supply arrangements, we are sometimes able to supply customers with the commodity at a price lower than the utility's tariff pricing due to the utility's prior period cost recovery charges, fixed term transportation costs and/or hedging strategy. We do not guarantee to customers that our price will be below the PTC.

    We generally do not hedge to protect against price volatility associated with deliveries under variable rate natural gas and electricity contracts because our variable price is set ahead of the month of commodity flow, which ensures a direct correlation between our cost for commodity delivered and the price charged to the customer. However, we do hedge natural gas inventory purchased during the summer to ensure that the value of storage inventory is correlated to the market price of natural gas when it is withdrawn during the winter months. Any difference between actual consumption and our purchased commodity volume results in pricing risk for the month.

        The natural gas and electricity sold is metered and delivered to customers by LDCs. Except in our Georgia natural gas and Texas electricity markets and for certain of our commercial customers, LDCs generally provide billing and collection services on our behalf for residential and small commercial customers. In the case of our Georgia and Texas retail markets, we bill and collect directly from customers the price of delivered commodity plus the charges associated with the local utility's distribution costs, the latter of which is remitted to such utility.

Our Customer Portfolio

        Our customer base consists of residential, small and mid-market commercial and industrial customers. We have limited exposure to high concentrations of sales volumes to individual customers. From April 1 through June 30, 2010, we delivered approximately 1.6 million MMBtus of natural gas to the LDC under a standard service offer program in Ohio (the "SSO Program"), which represented approximately 4% of our total natural gas sales volume for fiscal year 2010. During the quarter ended September 30, 2010, we delivered approximately 0.5 million MMBtus of natural gas to the LDC under the SSO Program, which represented approximately 12% of our total natural gas sales volume for that period. For fiscal years 2009 and 2008, no single natural gas customer accounted for more than 3% of our total natural gas sales volume.

        The following graph illustrates changes in our average RCE count for the three months ended September 30, 2010 and 2009 and for fiscal years 2006 through 2010.

Average RCE's by Fiscal Year

        The reduction in average natural gas RCEs during fiscal year 2010 resulted primarily from liquidity-related limitations placed on our ability to obtain new customers and to retain existing customers and from high credit-related attrition in certain of our markets. Volatility in natural gas prices negatively impacted our liquidity position and resulted in amendments to our previous supply and hedging facilities that were terminated in connection with the Restructuring, which placed formal constraints on the term and type of contracts that we could offer to new customers and to existing customers who informed us of their intent to terminate their contract before its termination date. In order to conserve cash, we also reduced direct mail marketing and advertising expenditures and scaled back our use of certain sales channels during fiscal year 2009 and the first quarter of fiscal year 2010, which had a negative impact on brand awareness and our ability to acquire new customers.

        Deteriorating economic conditions during fiscal year 2009 resulted in credit-related attrition that was higher than historical levels. Refer to "Customer Retention and Attrition" below for additional commentary regarding customer attrition.

        During the final nine months of fiscal year 2010 and the first three months of fiscal year 2011, we experienced a more stable price environment and lower customer defaults as compared with the prior fiscal year. In addition, under the provisions of the Commodity Supply Facility, the constraints on our marketing and hedging activities have been removed, and we are able to offer a wider variety of natural gas and electricity products to current and potential customers using our traditional marketing channels. As a result, we experienced in-contract attrition in most of our natural gas and electricity markets that was lower than that experienced during fiscal year 2009 and the first quarter of fiscal year 2010, and we experienced customer growth in certain of our electricity markets.

  Acquiring New Customers

        As of September 30, 2010, most of our current customers have been acquired organically through an integrated marketing approach that consists of multiple combinations of direct marketing activities, such as door-to-door marketing, success-based and hourly telemarketing and direct mailings, and indirect marketing activities, which include traditional and online media, public relations and local event participation. We are focused on growing our customer base while controlling customer acquisition costs. Our objective has been to maintain customer acquisition costs below 12 months of gross profit resulting in a pay back period of less than one year. As a result of our return to normal marketing activities, our total expenditures for acquiring customers, which includes amounts capitalized as customer acquisition costs and certain other marketing and advertising expenses, increased approximately 50% during fiscal year 2010, as compared with the prior fiscal year. Our cost to acquire customers approximated $100 per RCE for the three months ended September 30, 2010, which was consistent with the amount spent per RCE in fiscal year 2010.

        In order to conserve cash, we significantly reduced direct mail marketing, advertising and overall marketing expenditures during fiscal year 2009, as compared to the prior fiscal year. We also scaled back our use of certain sales channels, which had a negative impact on brand awareness and new customer acquisitions during fiscal year 2009. During fiscal year 2010, as a result of the Restructuring, we are offering a wider variety of natural gas and electricity products to current and potential customers using our traditional marketing channels.

        In addition to organic growth, we have historically followed a disciplined acquisition strategy, acquiring only businesses that meet certain criteria, including the following:

  •
  the acquired operations must be consistent with our business objectives to build a profitable retail business;

  •
  the customers of the acquired company must have been acquired by such company in a manner consistent with our marketing principles and values and in accordance with applicable laws and regulations;

  •
  the operations of the acquired company can be integrated with existing internal systems and processes;

  •
  the acquired customers are located in markets that facilitate risk management through transparent pricing and liquid instruments; and

  •
  the acquisition can be supported by our financing capabilities.

        Some of the companies we acquired were located in markets not previously served by us and therefore, provided us with new strategic marketing opportunities. We intend to continue this strategy when evaluating new acquisition opportunities. We completed 10 separate acquisitions since our inception in 1999, including the following acquisitions since 2005:

Acquisition Date	Company / Business Acquired	Number and Type of RCEs Acquired
November 2005	Castle Power LLC	53,000 natural gas
August 2006	Shell Energy Services Company L.L.C. ("SESCo")	315,000 natural gas
May 2007	Vantage Power Services L.P.	12,000 electricity
January 2008	GasKey division of PS Energy Group, Inc.	60,000 natural gas
October 2008	Catalyst Natural Gas LLC	38,000 natural gas

        On August 1, 2006, we acquired substantially all of the assets of SESCo, a wholly owned subsidiary of Shell Oil Company. As of August 1, 2006, SESCo supplied natural gas to approximately 315,000 RCEs in the deregulated markets of Georgia and Ohio. In addition to expanding our relationships with customers in two of our existing LDC markets in Ohio, the SESCo acquisition added Georgia to the list of states in which we operate. Georgia has been our largest natural gas market since the acquisition of SESCo.

  Customer Retention and Attrition

        To retain existing customers, we rely on a team of highly trained internal and external customer care representatives. Customers requesting cancellation of service are provided information on the volatility of commodity rates and encouraged to retain the benefits of long-term rate protection, if appropriate. If we receive notification from an LDC that a customer has cancelled or switched to another supplier, attempts to communicate with those customers are made through both mail and phone, encouraging the customer to reconsider his or her decision, reminding the customer of early-termination fees he or she may incur and, in some cases, offering a new rate plan.

        Customer renewal and in-contract attrition percentages are summarized in the following tables. The percentages in the table are calculated for the twelve month period ended on the respective reporting date.

	Activity for the Twelve Months Ended September 30, 2010	Activity for Fiscal Year Ended June 30,
		2010	2009	2008
Customer renewal percentage(1)	92%	93%	84%	85%
In-contract attrition percentage(2)	27%	26%	34%	20%

(1)
At the end of each customer contract term, customer contracts in most of our markets are renewed upon notification by the marketers unless the customer indicates otherwise. Customer renewal percentages in the table represent the percentage of customers who received such notification that ultimately continued their relationship with us. The percentage is calculated for the twelve months preceding the period-end date.

(2)
In-contract customer attrition percentage is defined as: (a) the percentage of loss of fixed rate customers after they have begun to receive natural gas or electricity from us but before their contract term officially expires; and (b) the percentage of loss of any variable rate customers, whose contracts generally do not have expiration dates. The percentage is calculated for the twelve months preceding the period-end date. Attrition data is calculated based upon actual customer level data. For analytical purposes, we assume that one RCE represents a natural gas customer with a standard consumption of 100 MMBtus per year, or an electricity customer with a standard consumption of 10 MWhr per year. However, each customer does not actually consume 100 MMBtu of natural gas or 10 MWhr of electricity. For example, one of our mid-market or large commercial customers may consume the equivalent of several hundred or even thousands of RCEs. Therefore, any reduction or increase in RCEs in any of our markets does not necessarily correlate directly with net customer attrition.

        Attrition data is calculated based upon actual customer level data. For analytical purposes, we assume that one RCE represents a natural gas customer with a standard consumption of 100 MMBtus per year, or an electricity customer with a standard consumption of 10 MWhr per year. However, each customer does not actually consume 100 MMBtu of natural gas or 10 MWhr of electricity. For example, one of our mid-market or large commercial customers may consume the equivalent of several hundred or even thousands of RCEs. Therefore, any reduction or increase in RCEs in any of our markets does not necessarily correlate directly with net customer attrition.

        Fiscal year 2009 was an unusually challenging year for us with respect to customer retention and attrition. Our marketing activities and hedging capabilities were constrained under our previous supply and hedging facilities that were terminated in connection with the Restructuring, which severely limited our ability to offer desirable product options to existing or new customers. For instance, our ability to offer long-term fixed rate products to new and renewal customers was severely limited. This contributed to attrition generally, and particularly for various commercial customers, each of which represented a large number of RCEs per customer. Organic customer growth was also well below our historical levels due to these constraints.

        Difficult economic conditions in many of our markets during fiscal year 2009 and the first three months of fiscal year 2010 resulted in credit-related attrition that was higher than historical levels. Credit-related attrition was particularly high in our Georgia natural gas market, partially due to expected credit quality issues within the portfolio of customers that we acquired from Catalyst Natural Gas LLC ("Catalyst") in October 2008.

        Volatile commodity prices during fiscal year 2009 caused many consumers of natural gas and electricity to migrate to market rates that were lower than their current rates. Since we were limited in our ability to offer new competitive rates to customers who indicated their intention to terminate their contract, many of our customers left us in favor of other retail marketers or their local utility.

        During the final nine months of fiscal year 2010 and the first three months of fiscal year 2011, we and our customers experienced a more stable price environment and lower customer defaults as compared with the prior year. In addition, under the provisions of the Commodity Supply Facility, the constraints on our marketing and hedging activities have been removed, and we are able to offer a wider variety of natural gas and electricity products to current and potential customers using our traditional marketing channels. As a result, we experienced lower in-contract attrition in most of our natural gas and electricity markets and customer growth in certain of our electricity markets.

Customer Contract Concentrations

        We provide customers with a choice of natural gas and electricity products with alternative price structures that are designed to manage the risks of energy price volatility. The two basic alternative price structures are variable market-based pricing and fixed price forward contracts. Pricing and terms for these products are developed so that at any given time, potential customers can choose the product to meet their household or business needs. We attempt to be flexible and to respond quickly to market conditions to ensure that our products match consumer interests. Unlike competitors offering one product choice at a time, we simultaneously provide multiple product offerings. We also attempt to keep our product offerings simple in order to facilitate marketing to residential and small commercial customers.

        As of September 30, 2010 and June 30, 2010, 2009 and 2008, approximately 41%, 42%, 46% and 52%, respectively, of our natural gas customer portfolio had fixed rate contracts while the remaining 59%, 58%, 54% and 48%, respectively, had variable rate contracts. We have a risk management policy that is intended to reduce our financial exposure related to changes in the price of natural gas and electricity. Under this policy, our objective is to hedge a minimum of 100% of the anticipated natural gas commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts. We also have a natural gas hedging facility that limits our exposure to mark-to-market margin payments. As of September 30, 2010, contracts with our fixed price natural gas customers have an average remaining life of approximately 5 months.

        As of September 30, 2010 and June 30, 2010, 2009 and 2008, approximately 67%, 70%, 34% and 32%, respectively, of our electricity customer portfolio had fixed rate contracts while the remaining 33%, 30%, 66% and 68%, respectively, had variable rate contracts. Although our objective is to economically hedge a minimum of 100% of anticipated electricity commodity purchases required to meet expected customer demand under fixed price contracts, there are certain ancillary and capacity costs that we are unable to hedge due to the term and the size of our electricity portfolio. In addition, since we cannot fully anticipate hourly spikes in demand for electricity during peak summer months, we may be unable to fully hedge commodity purchases necessary to meet such spikes in demand. Historically, our inability to economically hedge certain electricity commodity purchases and related costs has not had a material impact on our results of operations. As of September 30, 2010, contracts with our fixed price electricity customers have an average remaining life of approximately 4 months.

Geographic Market Concentrations

        We believe that our diversified geographical coverage provides several benefits to us, including flexibility in product offerings and marketing campaigns, a broad demographic mix and diversified credit and regulatory exposure. Our multi-state approach allows us to:

  •
  benefit from a diverse geographic stream of sales;

  •
  lower the delivery risk associated with daily balancing gas markets;

  •
  lower supply price risk and/or the risk of ancillary services events in a particular electricity market;

  •
  achieve scalability from knowledge of multiple LDC programs and procedures;

  •
  lower the risk of material impact from a regulatory change in a single jurisdiction;

  •
  lower the risk of extreme regional weather patterns;

  •
  lower the risk of material impact from regional economic downturns;

  •
  improve inventory management opportunities across a diverse natural gas transportation and storage infrastructure; and

  •
  capitalize on our regional supply and pricing knowledge.

        RCEs by geographic area, excluding the SSO Program, are summarized in the following table.

				RCEs at June 30,
	RCEs at September 30, 2010
				2010		2009		2008
	No.	% of Total		No.	% of Total	No.	% of Total	No.	% of Total
Southern U.S.(1):
Natural gas	145,000			150,000		199,000		234,000
Electricity	25,000			27,000		25,000		23,000

	170,000		%	177,000	29%	224,000	40%	257,000	40%

Northeastern U.S., Mid-Atlantic U.S. and Canada(2):
Natural gas	159,000			144,000		125,000		129,000
Electricity	164,000			146,000		57,000		67,000

	323,000		%	290,000	48%	182,000	33%	196,000	30%

Midwestern U.S.(3):
Natural gas(4)	141,000			139,000		149,000		190,000
Electricity	—			—		—		—

	141,000		%	139,000	23%	149,000	27%	190,000	30%

Total RCEs:
Natural gas(4)	445,000			433,000		473,000		553,000
Electricity	189,000			173,000		82,000		90,000

Total	634,000	100%		606,000	100%	555,000	100%	643,000	100%

(1)
Includes markets in Georgia, Texas and Florida.

(2)
Includes markets in New York, New Jersey, Connecticut, Massachusetts, Pennsylvania, Maryland, Ontario and British Columbia.

(3)
Includes markets in Ohio, Michigan, Indiana, Illinois and Kentucky.

(4)
RCEs at September 30, 2010 and June 30, 2010 exclude customers served in connection with the SSO Program in Ohio, pursuant to a one-year contract that expires March 31, 2011.

        Our business platform is partly based on providing long-term, fixed rate price protection in contrast to variable rates offered by LDCs against which we compete in the markets that we serve. For the majority of fiscal year 2009, our financial and liquidity restrictions limited new and renewed contract terms to 12 months or less. Therefore, we were unable to fulfill consumer demand for longer-term products, losing growth and renewal opportunity to LDCs and competitors in many of our markets.

        Southern U.S. markets—Total RCEs in our southern markets decreased 20% and 17% during fiscal years 2010 and 2009, respectively, mainly due to a decrease in our customer base in the Georgia natural gas market. In addition to the impact of liquidity constraints in Georgia, customer account terminations were also unusually high due to bad debt experience attributed to economic conditions, and to more stringent credit standards initiated during the year for new and renewable customer accounts. Liquidity and contract term limitations also impacted growth and renewals in our Texas electricity market.

        Northeastern U.S., Mid-Atlantic U.S. and Canadian markets—Total RCEs within this region increased 54% during fiscal year 2010, primarily due to strong customer growth in various electricity markets. During fiscal year 2010, we focused on growth in our existing guaranteed electricity markets in order to improve the seasonal cash flow associated with the electricity business segment and reduce risks associated with commodity and geographic concentrations. In addition, actual electricity RCEs at June 30, 2010 include approximately 56,000 RCEs added as a result of our expansion into a new electricity market in Pennsylvania.

        In April 2010, we obtained our electricity retail supplier license in the State of Maryland and began actively marketing in July to electricity customers within a Maryland service territory. Additionally, recently approved regulations in Maryland will require natural gas and electricity utilities to either guarantee supplier receivables or improve the way customer payments are allocated to suppliers. Within one of the two natural gas markets in Maryland where we currently operate, the LDC began guaranteeing the receivables of retail suppliers on July 15, 2010. We anticipate the other LDC market in Maryland will begin guaranteeing receivables sometime during fiscal year 2011.

        Recent legislation in Massachusetts will require electricity LDCs to guarantee the accounts receivable of retail suppliers, although the time frame for this implementation is currently unknown. New initiatives that will increase the attractiveness of certain other northeastern electricity and natural gas markets also began to take effect early in fiscal year 2011.

        Midwestern U.S. markets—Total RCEs in our Midwestern region, excluding RCEs expected to be served in connection with the SSO Program, decreased 9% and 26% during fiscal years 2010 and 2009, respectively, due primarily to competitive pressure and budgetary constraints placed on our sales and marketing team. The contract term limitations placed on us prior to the Restructuring also significantly impacted growth opportunities in the Michigan market.

        In April 2010, we began delivering natural gas to an LDC in Ohio as a participant in the SSO Program. Under the SSO Program, we receive a NYMEX-referenced wholesale price plus a retail price adjustment for natural gas delivered by the LDC to its customers who remain eligible to participate in the SSO Program. As of June 30, 2010, based upon estimates received directly from the LDC, we expect that the customers assigned to us as a participant in the SSO Program will consume approximately 9.7 million MMBtus of natural gas annually.

        Potential market growth opportunities—For fiscal year 2011, we will continue to explore expansion into LDC markets that are open to competition and appear to provide attractive growth potential. The decision to enter into new LDC territories will continue to be governed by several factors, including:

  •
  compatibility with our existing operating systems and supply base;

  •
  attractiveness of LDC program rules, such as billing options and guarantees of customer accounts receivable;

  •
  competitive landscape;

  •
  mass market consumption profiles;

  •
  regulatory climate;

  •
  market location and size; and

  •
  our ability to provide value to customers.

Guaranteed and Non-Guaranteed Market Concentrations

        We are exposed to direct credit risk associated with customer accounts receivable in eleven of the markets that we serve, where such receivables are not guaranteed by LDCs. For the three months ended September 30, 2010 and 2009, 44% and 64%, respectively, of our total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable. For fiscal years 2010, 2009 and 2008, 51%, 55% and 56%, respectively, of our total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable. We refer to these markets as "non-guaranteed" markets. We maintain an allowance for doubtful accounts, which represents our estimate of potential credit losses associated with accounts receivables from customers within non-guaranteed markets. We record a provision for doubtful accounts based on historical loss experience within our markets and periodically assess the adequacy of the allowance for doubtful accounts through review of the aging of customer accounts receivable and general economic conditions in the markets that we serve.

        Within thirty of the markets that we serve, we operate under a purchase of receivables program whereby all billed receivables are purchased by the LDC. We refer to these markets as "guaranteed" markets. For the three months ended September 30, 2010 and 2009, 56% and 36%, respectively, of our total sales of natural gas and electricity were within markets where LDCs guarantee customer accounts receivable. For fiscal years 2010, 2009 and 2008, 49%, 45% and 44%, respectively, of our total sales of natural gas and electricity were within markets where LDCs guarantee customer accounts receivable at a weighted average discount rate of approximately 1%. Such discount is the cost of service to guarantee the customer accounts receivable. Within these markets, we are exposed only to the credit risk of the LDC, rather than that of our customers. We monitor the credit ratings of LDCs and the parent companies of LDCs that guarantee customer accounts receivable. We also periodically review payment history and financial information for LDCs to ensure that we identify and respond to any deteriorating trends. As of June 30, 2010, all of our customer accounts receivable in LDC-guaranteed markets were from LDCs with investment grade credit ratings.

        In addition, in certain markets, we have commercial customers that have asked us to bill them directly for consumption of natural gas and electricity. For these customers, we bear credit risk associated with non-payment by the customer.

Commodity Supply and Pricing Risk Management

  Natural Gas Supply

        We buy natural gas in the wholesale market in time and location specific bulk quantities at fixed and indexed prices. Effective September 22, 2009, under the Commodity Supply Facility, we began purchasing natural gas supply from RBS Sempra, as our exclusive natural gas supplier. The Commodity Supply Facility also requires that we release natural gas transportation and storage capacity to RBS Sempra and for RBS Sempra to perform certain transportation and storage nominations. During fiscal year 2010, we released transportation and storage capacity in several markets to RBS Sempra according to a mutually acceptable schedule and in a manner intended to ensure an effective transition of these functions. In connection with the Commodity Supply Facility, we are obligated to reimburse RBS Sempra for various direct costs associated with transportation and storage capacity released to RBS Sempra by the Company.

        We periodically adjust our portfolio of supply purchase and sales contracts, storage and transportation capacity based upon continual analysis of our forecasted load requirements to determine whether it would be more economical to utilize natural gas from storage or to purchase from the spot market, with consideration given to transportation costs and availability. Natural gas is delivered to the LDC city-gate or other specified delivery points where the LDC takes control of the natural gas and delivers it to individual customers' locations of use, utilizing its extensive network of small diameter distribution pipe.

        LDCs provide ancillary services such as billing, meter reading and balancing services. Because of this extensive transportation infrastructure and the services provided, LDC costs typically make up a significant portion of the end user's utility bill.

  Electricity Supply

        We buy electricity in the wholesale market in time and location-specific block and hourly shaped quantities at fixed and indexed prices. Effective September 22, 2009, under the Commodity Supply Facility, we began purchasing electricity from RBS Sempra, as our exclusive electricity supplier. The Commodity Supply Facility also requires that RBS Sempra perform certain load bidding and scheduling services on our behalf with the respective Independent System Operator (ISO) or Regional Transmission Organization (RTO) to the Company's customers in each LDC. In connection with the Commodity Supply Facility, we are obligated to reimburse RBS Sempra for various direct costs associated with scheduling and balancing the Company's supply to the ISOs and RTOs. ISOs and RTOs provide services such as transmission and load balancing, which comprise a relatively small portion of the end user's utility bill in comparison with energy and capacity costs.

  Commodity Pricing Risk Management

        We have a risk management policy that is intended to reduce our financial exposure to changes in the prices of natural gas and electricity. Our objective under this policy is to economically hedge all anticipated natural gas and electricity commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts. We typically contract for sufficient commodity volume to meet expected customer consumption assuming normal weather patterns. We may purchase additional commodity volumes for the summer in the case of electricity and for the winter in the case of natural gas in order to protect against a potential demand increase in peak seasons. As a result of the natural swing in customer consumption related to weather changes, we may have to buy or sell additional natural gas or electricity volume, which exposes us to additional price volatility. We utilize various hedging strategies in order to mitigate the risk associated with potential volumetric variability of our monthly deliveries for fixed priced customers.

        We utilize the following instruments to offset price risk associated with volume commitments under fixed and variable price contracts where the price to the customer must be established ahead of the index settlement: (1) for natural gas: NYMEX-referenced gas swaps, basis swaps, physical commodity hedges, physical basis hedges and index options; and (2) for electricity: ISO zone specific swaps, basis swaps, physical commodity hedges, physical basis hedges and index options. We also utilize carbon dioxide offset credits and various renewable energy credits in order to meet regulatory requirements related to operating in electricity markets and our commitments from "green" product offers.

        Refer to "Quantitative and Qualitative Disclosures about Market Risk," included elsewhere in this prospectus, for additional commentary regarding our approach toward commodity price risk management.

Seasonality of Operations

        Natural gas and electricity sales accounted for approximately 46% and 54%, respectively, of our total sales for the three months ended September 30, 2010 and 82% and 18%, respectively, of our total sales for the fiscal year ended June 30, 2010. The mix of natural gas and electricity sales varies significantly during the reporting quarters within our fiscal year due to the seasonality of our business. The majority of natural gas customer consumption occurs during the months of November through March. By contrast, electricity customer consumption peaks during the months of June through September. Because the natural gas business segment comprises such a large component of our overall business operations for our entire fiscal year, the second and third fiscal quarters represent the seasonal peak of operating results for our full fiscal year.

        Cash collections from our natural gas customers peak in the spring of each calendar year, while cash collections from electricity customers peak in late summer and early fall. We utilize a considerable amount of cash from operations to meet working capital requirements during the months of November through March of each fiscal year. In addition, we utilize considerable cash to purchase natural gas inventories during the months of April through October.

        Weather conditions have a significant impact on customer demand and market prices for natural gas and electricity. Customer demand exposes us to a high degree of seasonality in sales, cost of sales, billing and collection of customer accounts receivable, inventory requirements and cash flows. In addition, budget billing programs and payment terms of LDCs can cause timing differences between the billing and collection of accounts receivable and the recording of revenues.

        The impact of rapidly rising or falling commodity prices also varies greatly depending on the period of time in which they occur during our fiscal year. Although commodity price movements can have material short-term impacts on monthly and quarterly operating results, our economic hedging and contract pricing strategies are designed to reduce the impact of such trends on operating results for a full fiscal year. Therefore, the short-term impacts of changing commodity prices should be considered in the context of our annual operating cycle.

Industry Overview

  Market Deregulation

        In markets that are open to competitive choice of retail energy suppliers, our primary competition comes from utility-affiliated retail marketers, small to mid-size independent retail energy companies and default service with the incumbent utility. Competition is based primarily on product offerings, price and customer service.

        Increasing our market share depends in part on our ability to convince customers to switch to our service. The local utilities and their affiliates have the advantage of long-standing relationships with their customers, and they may have longer operating histories, greater financial and other resources, and greater name recognition in their markets than we do. In addition, local utilities have been subject to many years of regulatory oversight and thus have significant experience regarding the regulators' policy preferences, as well as a critical economic interest in the outcome of proceedings concerning their revenues and terms and conditions of service. The incumbents' advantages in many markets are intended to be limited, however, by regulatory structures that, for example, prohibit incumbents from offering non-standard service and pricing structures, minimize the opportunity for the regulated business to subsidize the unregulated business and limit the ability of the utilities to solicit customers that have switched. In Georgia and Texas, however, the market is fully deregulated where the incumbent utilities no longer use a regulated benchmark price.

        In many cases, LDCs actively support deregulation and have welcomed the entry of retail energy marketers. Regulated LDCs generally do not profit from commodity supplied to their customers; rather, their rate of return is based on their infrastructure assets or "rate base." Accordingly, regulated LDCs charge consumers for commodity on a pass-through basis, and do not hedge their forward energy costs. By relieving LDCs of the need to engage in risk management, regulations permitting retail competition allows LDCs to focus on their core competency of local distribution, which typically constitutes a significant portion of most customers' utility bills. Many LDCs assume customer bad debt exposure since this encourages more market entrants and supports continued deregulation. LDCs may recover the bad debt expense as part of their tariff rates. The interests of retail energy marketers and most LDCs are thus highly aligned, providing crucial support for continued deregulation, while increasing penetration of the retail energy marketer model. We have successfully forged strong relationships with many of the LDCs throughout our service territories.

        Some of our competitors, including local utilities, have formed alliances and joint ventures in order to compete in the restructured retail electricity and natural gas industries. Many customers of these local utilities may decide to stay with their longtime energy provider if they have been satisfied with their service in the past. Therefore, it may be difficult for us to compete against local utilities and their affiliates.

        Our retail energy sales depend upon our ability to identify and enter profitable, deregulated, retail energy markets, manage the cost of customer acquisitions, retain customers and attract new customers in our existing markets, and integrate acquired businesses successfully. The principal components of our strategy to compete in existing and new markets include:

  •
  offering competitively priced products;

  •
  maintaining prudent and proven hedging and risk management policies;

  •
  building and maintaining an excellent commodity supply team;

  •
  pursuing organic growth and opportunistic acquisitions;

  •
  maintaining a low cost operating structure;

  •
  upholding high customer service standards; and

  •
  leveraging our investment in information systems.

  Deregulated Natural Gas Industry

        The Natural Gas Policy Act of 1978 took the first steps toward deregulating the natural gas market by instituting a scheme for the gradual removal of price ceilings at the wellhead. In 1985, the Federal Energy Regulatory Commission ("FERC") issued Order 436, which changed how interstate pipelines were regulated. Essentially, this order allowed pipelines, on a voluntary basis, to offer transportation services to customers who requested them on a first-come, first-serve basis. The movement towards allowing pipeline customers a choice in the purchase of their natural gas and transportation arrangements became known as "open access," and spurred the emergence of natural gas marketers.

        While large commercial and industrial consumers have had the option of purchasing the natural gas commodity separately from natural gas suppliers for many years, state regulators and law makers have moved more slowly in implementing choice programs for residential and small-volume commercial customers.

        According to the United States Energy Information Agency ("EIA"), as of December 2009, twenty-one states and the District of Columbia have legislation or programs in place that let residential consumers and other small-volume users purchase natural gas from someone other than their traditional utility company. As of December 2009, of the approximately 65.3 million residential natural gas customers in the U.S., nearly 35.0 million have access to choice programs, with approximately 5.1 million (or 14.7% of eligible customers) actually purchasing from residential marketers. State regulators continue to refine and evaluate existing programs in order to promote a competitive marketplace. The low penetration rate, coupled with the desire for a competitive marketplace, has created attractive growth opportunities for residential marketers such as us.

        As of December 31, 2009, there were approximately 150 marketers licensed to serve residential natural gas customers, of which 110 were actively serving or enrolling customers. Marketers competing for the commercial and residential markets fall into three categories: utility affiliates, national marketers and niche marketers. The commitment of many of these marketers is often modest, confined to a limited geographic region, and supported by limited capital, personnel and operational infrastructure.

        We focus on natural gas markets that are less susceptible to competitive pressures on profit margins and that lend themselves to mass-market techniques. The number of active competitive retail natural gas marketers ranges from 2 to 15 in most of the states that we serve, with as many as 60 in New York. In addition to all local utilities, we consider the main retail competitors within our natural gas markets to be Georgia Natural Gas, Direct Energy (an affiliate of UK based Centrica), Gas South, Vectren Source, IDT Energy, Dominion Retail Energy (a deregulated affiliate of Dominion Resources, Inc.), Just Energy and Interstate Gas Services.

  Deregulated Electricity Industry

        In 1978, Congress passed the Public Utility Regulatory Policies Act, which laid the groundwork for deregulation and competition by opening wholesale power markets to non-utility producers of electricity. In 1996, FERC Orders 888 and 889 required open and equal access to jurisdictional utilities' transmission lines for all electricity producers, thus facilitating the states' restructuring of the electric power industry by allowing customers direct access to retail power generation.

        As a result of federal and state initiatives, the electric power industry in several states has changed from a structure characterized by highly regulated, vertically integrated local monopolies, which provide their customers with a comprehensive package of electricity services, to a deregulated structure. The deregulated structure includes independent power producers and unregulated owners of electricity generation, competitive providers like us who supply electricity to end-use customers, and utilities that continue to provide transmission or distribution services as common carriers.

        According to the EIA, as of May 2010, 15 states and the District of Columbia operate retail markets in which customers may choose alternative electricity suppliers. For electricity, our primary retail competitors are ConEd Solutions, Direct Energy, StarTex Power, TXU Energy, Reliant Energy, Champion Energy Services and Dominion Retail Energy.

Foreign Operations

        Our foreign operations are located in Canada. Foreign operations comprised less than 1% of our consolidated total assets at September 30, 2010 and less than 1% of our consolidated sales of natural gas and electricity for the three months ended September 30, 2010 and the fiscal year ended June 30, 2010. Management believes that the financial and operational risks associated with our Canadian operations are immaterial.

Management Team and Employees

        The members of our executive management team have extensive experience in energy risk management and retail marketing as well as in creating, developing and managing businesses and risk on behalf of major international corporations. The professional backgrounds of our executive management team are described under "Directors, Executive Officers and Corporate Governance" below.

        As of September 30, 2010, we had approximately 212 full-time equivalent employees in the United States and Canada. None of our employees are subject to a collective bargaining agreement, and we believe that our relationship with our employees is good.

Environmental Matters

        We do not have physical custody or control of the natural gas provided to our customers, or any facilities used to produce or transport natural gas or electricity. Although we hold title to natural gas in interstate pipelines and storage tanks, we believe that the carriers have the liability risk associated with infrastructure failures that could cause environmental issues. Therefore, we do not believe that we have significant exposure to legal claims or other liabilities associated with environmental concerns.

DESCRIPTION OF PROPERTY

        Certain of our executive, finance, marketing, internal audit and legal functions are located in our corporate headquarters in Stamford, Connecticut. Substantially all of our operations, including pricing, information technology and data solutions, risk management, supply, customer operations, accounting, billing and collections and certain human resources functions are located in Houston, Texas, where most of our employees currently work. We also have customer care and various other staff located in Annapolis Junction, Maryland.

        We lease all of our properties. As of September 30, 2010, we believe that all properties are suitable and adequate for the business conducted therein, are being appropriately used and have sufficient capacity for the present intended purposes.

LEGAL PROCEEDINGS

        From time-to-time, the Company is a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of product pricing and billing practices, sales practices and employment matters. The Company does not believe that any such proceedings to which it is currently a party will have a material adverse impact on its results of operations, financial position or cash flows.

SELECTED FINANCIAL DATA AND SUPPLEMENTARY FINANCIAL INFORMATION

        The following table presents summary consolidated financial data of the Company for the periods set forth below. The selected consolidated financial data as of and for the fiscal years ended June 30, 2010, 2009 and 2008 were derived from our audited consolidated financial statements included elsewhere herein. Historical results are not necessarily indicative of the results to be expected for future periods.

        The selected consolidated financial data for each of the three month periods ended September 30, 2010 and 2009 was derived from our unaudited consolidated financial statements, which, in the opinion of our management, have been prepared on the same basis as our audited consolidated financial statements and reflects all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the three-month periods ended September 30, 2010 and 2009 are not indicative of results that may be expected for the entire fiscal year. In particular, our operations, revenues and expenses are highly seasonal in nature. See "Risk Factors—Risks Related to Our Business—Despite our efforts to hedge risk and accurately forecast demand, our financial results are susceptible to changing weather conditions and commodity price fluctuations and therefore will fluctuate on a seasonal and quarterly basis."

        The financial data set forth below should be read in conjunction with "Capitalization," "Summary Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus.

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
	($ in thousands)
Selected statement of operations data:
Sales of natural gas and electricity(1)	$94,363	$75,973	$561,206	$789,780	$752,283
Cost of goods sold(1)	86,302	50,980	408,006	757,146	569,585

Gross profit (loss)	8,061	24,993	153,200	32,634	182,698
Operating expenses	24,785	22,313	92,021	114,779	106,645

Operating profit (loss)	(16,724)	2,680	61,179	(82,145)	76,053
Interest expense, net of interest income(2)	6,707	12,916	34,982	45,305	34,105

Income (loss) before income tax (expense) benefit	(23,431)	(10,236)	26,197	(127,450)	41,948
Income tax (expense) benefit	—	—	(14,692)	27,249	(17,155)

Net income (loss)	(23,431)	(10,236)	11,505	(100,201)	24,793
Add (less) items to reconcile net income (loss) to EBITDA:
Interest expense, net of interest income(2)	6,707	12,916	34,982	45,305	34,105
Depreciation and amortization	5,629	5,621	22,174	37,575	32,698
Income tax expense (benefit)	—	—	14,692	(27,249)	17,155

EBITDA	(11,095)	8,301	83,353	(44,570)	108,751
Add (less) items to reconcile EBITDA to Adjusted EBITDA:
Stock compensation expense	1,270	(117)	2,363	519	3,358
Unrealized (gains) losses from risk management activities, net(3)	2,879	(11,738)	(27,139)	87,575	(67,168)

Adjusted EBITDA(6)	$(6,946)	$(3,554)	$58,577	$43,524	$44,941

Selected balance sheet data (period-end balances):
Total current assets	$123,167	$123,160	$148,324	$203,506	$271,973
Customer acquisition costs, net	33,485	25,723	30,425	27,950	41,693
Total assets	178,295	190,521	202,020	259,071	355,752
Total current liabilities	54,422	60,112	54,490	99,042	108,276
Long-term debt, including original issue discount(4)	59,645	56,384	58,722	163,476	162,648
Redeemable convertible preferred stock(5)	—	—	—	54,632	48,779
Total stockholders' equity	63,603	62,900	86,951	(72,150)	33,210

(1)
Sales of natural gas and electricity and cost of goods sold each include pass-through revenue, primarily representing transportation and distribution charges billed to customers on behalf of certain LDCs, of approximately $12.0 million and $13.8 million for the three months ended September 30, 2010 and 2009, respectively, and $56.8 million, $68.3 million and $63.6 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Sales of natural gas and electricity also include fee income charged to customers, such as late payment fees, early termination fees and service shut-off fees, of approximately $4.0 million and $4.7 million for the three months ended September 30, 2010 and 2009, respectively, and $18.6 million, $22.4 million and $19.4 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

(2)
Interest expense includes interest and fees incurred in connection with debt instruments, supply facilities and hedging facilities. Interest expense also includes non-cash amortization of deferred debt issuance costs and original issue discount of approximately $2.1 million and $5.3 million for the three months ended

  September 30, 2010 and 2009, respectively, and $11.6 million, $10.3 million and $5.3 million for fiscal years 2010, 2009 and 2008, respectively.

(3)
Unrealized gains and losses from risk management activities result from changes in forward natural gas and electricity prices during the respective periods in relation to the contracted forward prices. These amounts should be fully or substantially offset in future periods, as physical commodity is delivered to customers during the remaining terms of their fixed rate contracts.

(4)
Pursuant to the Restructuring, $158.8 million aggregate principal amount of Floating Rate Notes were exchanged for cash, common stock and $67.7 million aggregate principal amount of Original Notes.

(5)
As of June 30, 2009, the Preferred Stock was recorded at its estimated redemption value outside of stockholders' equity on the consolidated balance sheet because it was deemed to be redeemable at the option of the Preferred Investors. In connection with the Restructuring, the Preferred Stock was converted to Class C Common Stock on September 22, 2009.

(6)
A reconciliation of Adjusted EBITDA to net cash provided by (used in) operating activities is provided in the following table:

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008
	($ in thousands)
Adjusted EBITDA	$(6,946)	$(3,554)	$58,577	$43,524	$44,941
Interest expense, net of interest income	(6,707)	(12,916)	(34,982)	(45,305)	(34,105)
Income tax benefit (expense)	—	—	(14,692)	27,249	(17,155)
Stock compensation expense	—	—	—	—	(1,654)
Provision for doubtful accounts	1,392	1,593	5,164	12,009	5,051
Deferred tax (benefit) expense	—	—	19,102	(23,406)	18,187
Non-cash interest expense, primarily unrealized losses on interest rate swaps and amortization of deferred financing fees	1,696	4,530	10,146	16,233	10,836
Amortization of customer contracts acquired	—	(42)	(50)	(634)	(762)
Change in assets and liabilities, net of effects of acquisition:
Restricted cash	269	73,867	73,794	(74,781)	463
Fixed Notes Escrow Account	—	(8,977)	(8,977)	—	—
Accounts receivable	353	10,110	(6,491)	28,066	(35,232)
Accounts receivable, RBS Sempra	29,970	(11,876)	(43,054)	—	—
Natural gas inventories	(6,127)	(8,701)	13,554	36,509	(7,308)
Income taxes receivable	(101)	150	398	1,063	(7,173)
Option premiums	111	(96)	(335)	1,571	1,191
Other assets	257	260	(4,732)	(10,443)	1,916
Customer acquisition costs	(8,173)	(2,338)	(21,863)	(14,786)	(18,193)
Accounts payable and accrued liabilities	(8,259)	(17,497)	(12,795)	(46,553)	17,882
Deferred revenue	5,979	6,554	3,186	(3,164)	(4,352)

Net cash provided by (used in) operating activities	$3,714	$31,067	$35,950	$(52,848)	$(25,467)

Net cash used in investing activities	$(903)	$(376)	$(1,797)	$(3,167)	$(15,748)

Net cash (used in) provided by financing activities	$(1,161)	$(50,451)	$(51,199)	$7,323	$(23,769)

 Selected Operating Data

        Selected operating data for our business segments is summarized in the following table.

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008	2007		2006
Natural gas:
RCEs at period end(1)	445,000	470,000	433,000	473,000	553,000	537,000		347,000
Average RCEs during the period(1)	441,000	477,000	444,000	534,000	541,000	554,000		380,000
MMBtus sold during the period	4,026,000	4,345,000	46,034,000	54,806,000	54,339,000	57,064,000		35,488,000
Sales per MMBtu sold during the period	$10.74	$11.85	$9.95	$12.24	$12.32	$11.93		$9.74
Gross profit per MMBtu sold during the period(2)	$0.30	$1.77	$2.24	$1.79	$1.94	$2.02		$1.38
Heating degree days	33	39	4,384	4,460	4,249		(3)		(3)
Electricity:
RCEs at period end	189,000	77,000	173,000	82,000	90,000	40,000		11,000
Average RCEs during the period	182,000	76,000	108,000	87,000	64,000	21,000		12,000
MWhrs sold during the period	496,000	216,000	946,000	851,000	636,000	193,000		120,000
Sales per MWhr sold during the period	$103.07	$113.32	$109.19	$140.07	$130.13	$119.77		$141.10
Gross profit per MWhr sold during the period(2)	$19.58	$25.68	$24.07	$26.14	$16.08	$18.54		$32.58
Cooling degree days	861	791	1,318	1,361	1,267		(4)		(4)

(1)
Excludes RCEs to be served in connection with the SSO Program pursuant to a one-year contract that expires March 31, 2011.

(2)
Includes fee income and realized losses from risk management activities, but excludes unrealized (gains) losses from risk management activities.

(3)
Data not available.

(4)
Information is not meaningful due to the relative small size of the electricity customer portfolio and related volumes in relation to consolidated operations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Executive Overview

        Management uses Adjusted EBITDA for various management purposes, which are outlined above in "Summary Financial Data." Significant activity affecting Adjusted EBITDA is summarized in the following table. Refer to "Results of Operations—Three Months and Nine Months Ended March 31, 2010 and 2009" and "Results of Operations—Fiscal Years Ended June 30, 2009, 2008 and 2007" below for commentary regarding the changes noted in this table.

	Three Months Ended September 30,		Fiscal Year Ended June 30,
	2010	2009	2010	2009	2008	2007	2006
			(in thousands)
Adjusted EBITDA for comparative prior year period	$(3,554)	$(10,308)	$43,524	$44,941	$60,113	$25,729	$36,283
Increases (decreases) in Adjusted EBITDA resulting from:
Changes in gross profit, excluding unrealized (gains) losses from risk management activities, due to:
Natural gas	(6,482)	7,164	5,326	(7,335)	(9,977)	66,258	(8,568)
Electricity	4,167	1,434	526	12,014	6,648	(331)	2,420
Lower (higher) operating expenses (excluding depreciation, amortization and stock compensation expense)	(1,077)	(1,844)	9,201	(6,096)	(11,843)	(31,543)	(4,406)

Adjusted EBITDA for current fiscal year	$(6,946)	$(3,554)	$58,577	$43,524	$44,941	$60,113	$25,729

        In September 2009, we completed the Restructuring. We believe that the Restructuring has improved our financial and liquidity position, while eliminating operating constraints previously imposed on us under our former supply and commodity hedging facilities.

        After completion of the Restructuring in September 2009, we expanded our marketing activities to support planned growth in our customer base using our traditional marketing channels. By comparison, prior to the Restructuring, our marketing activities were constrained as a result of limitations placed on our operations by our former credit and commodity hedging facilities. For the remainder of the current fiscal year, we intend to continue with our strategic growth initiatives to build brand awareness using our traditional marketing channels as well as new approaches. In addition, we will continue to evaluate opportunities to enter new markets and to acquire new customer portfolios that are consistent with our overall growth strategy, our operating and information systems environments, our risk management policy, and our supply, hedging and financing capabilities.

        In April 2010, we began delivering natural gas to an LDC in Ohio in connection with the SSO Program. Under the SSO Program, for the twelve-month period from April 1, 2010 through March 31, 2011, we will receive a New York Mercantile Exchange ("NYMEX) referenced price plus a price adjustment for natural gas delivered by the LDC to its customers who are eligible to participate in the SSO Program. We expect that our gross profit per MMBtu sold to the LDC will be lower under the SSO Program than the gross profit that we normally experience from our direct retail energy customers. Based upon estimates received directly from the LDC, we expect that the customers assigned to us in connection with the SSO Program will consume approximately 9.5 million MMBtus of natural gas annually, the majority of which will occur during the upcoming winter heating season.

        During the quarter ended September 30, 2010, we recorded revenue related to approximately 0.5 million MMBtus of natural gas in connection with the SSO Program, and the SSO Program had a negative impact on our natural gas gross profit for the quarter due to a mismatch in the timing of fixed transportation and capacity costs in relation to revenues which will not be recorded until the commodity is delivered to customers. We expect to recover these costs during the upcoming winter months when the commodity is delivered to our customers in the SSO Program.

Balance Sheet Overview

Guaranteed and Non-Guaranteed Customer Accounts Receivable

        Accounts receivable, net is summarized in the following table.

		Balance at June 30,
	Balance at September 30, 2010
		2010	2009
		(in thousands)
Billed customer accounts receivable:
Guaranteed by LDCs	$15,834	$11,736	$7,768
Non-guaranteed by LDCs	17,782	21,543	26,679

	33,616	33,279	34,447

Unbilled customer accounts receivable:
Guaranteed by LDCs	9,336	10,206	5,737
Non-guaranteed by LDCs	5,751	7,211	10,547

	15,087	17,417	16,284

Total customer accounts receivable	48,703	50,696	50,731
Less: Allowance for doubtful accounts	(4,482)	(5,074)	(7,344)

Customer accounts receivable, net	44,221	45,622	43,387
Cash imbalance settlements and other receivables, net	2,959	3,303	4,211

Accounts receivable, net	$47,180	$48,925	$47,598

(1)
Unbilled customer accounts receivable represents estimated revenues associated with natural gas and electricity consumed by customers but not yet billed under the monthly cycle billing method utilized by LDCs.

(2)
Cash imbalance settlements represent differences between natural gas delivered to LDCs for consumption by the Company's customers and actual customer usage. Such imbalances are expected to be settled in cash within the next 12 months in accordance with contractual payment arrangements with the LDCs.

        We operate in 41 market areas located in 14 U.S. states and two Canadian provinces. Our diversified geographic coverage mitigates the credit exposure that could result from concentrations in a single LDC territory or a single regulatory jurisdiction, from extreme local weather patterns or from an economic downturn in any single geographic region.

        Our credit risk is limited as certain LDCs guarantee billed and unbilled customer accounts receivable or amounts due for delivered gas and electricity. In markets where the LDC guarantees receivables, we are exposed only to the credit risk of the LDC, rather than that of our actual customers. As of September 30, 2010 and June 30, 2010, all of our billed and unbilled customer accounts receivable in guaranteed markets were from LDCs with investment grade credit ratings. We periodically review payment history, credit ratings and financial information for LDCs to ensure that we identify and respond to any deteriorating trends.

        Imbalance settlements represent differences between the natural gas or electricity delivered to LDCs or independent service operators ("ISOs") for consumption by our customers and actual usage by our customers. We expect that such imbalances will be settled with cash within the fiscal year following the balance sheet date. Imbalance settlements will fluctuate from period to period depending on the market price for natural gas and electricity, weather patterns and other factors that affect customer consumption, and the timing of cash remittances from LDCs and ISOs. These receivables are generally due from counterparties with investment grade credit ratings.

        The allowance for doubtful accounts represents our estimate of potential credit losses associated with customer accounts receivable in markets where such receivables are not guaranteed by LDCs. We assess the adequacy of our allowance for doubtful accounts through review of the aging of customer accounts receivable and general economic conditions in the markets that we serve. Based upon this review as of September 30, 2010, and for the three months then ended, we believe that our allowance for doubtful accounts is adequate to cover potential credit losses related to customer accounts receivable. Additional commentary regarding our approach toward credit risk management, our allowance for doubtful accounts and our provision for doubtful accounts is provided under "Quantitative and Qualitative Disclosures About Market Risk," included elsewhere in this prospectus.

        We have limited exposure to risk associated with high concentrations of sales volumes with individual customers. As a result of our participation in the SSO Program, the LDC in Ohio became our largest single customer, accounting for approximately 12% of our natural gas sales volume for the three months ended September 30, 2010.

Accounts Receivable, Net—RBS Sempra

        In connection with the Commodity Supply Facility with RBS Sempra, certain banking relationships that previously belonged to us are now under the name and control of RBS Sempra. RBS Sempra releases cash to us as required to meet our ongoing operating cash requirements. The Company records the cash balance held by RBS Sempra on the Company's behalf as a receivable from RBS Sempra.

        The agreements that govern the Commodity Supply Facility (the "ISDA Master Agreements") include provisions that allow for net settlement of: (i) the cash amount due from RBS Sempra; (ii) the net amounts due from or due to RBS Sempra from settlement of derivative contracts; and (iii) amounts due to RBS Sempra for commodity purchases and fees accrued under the Commodity Supply Facility. The net amount due from RBS Sempra, which is reported as accounts receivable, net—RBS Sempra on the consolidated balance sheets, was $13.1 million and 43.1 million at September 30, 2010 and June 30, 2010, respectively. These net accounts receivable balances include approximately $18.9 million and $19.0 million of amounts owed to RBS Sempra for commodity purchases.

Natural Gas Inventories

        Natural gas inventories are summarized in the following table.

		Balances at June 30,
	Balance at September 30, 2010
		2010	2009
		(in thousands)
Storage inventory for delivery to customers	$14,595	$9,956	$24,457
Imbalance settlements in-kind(1)	7,393	5,905	4,958

Total	$21,988	$15,861	$29,415

(1)
Represents inventory to be transferred to the Company or its customers from LDCs as a result of an excess of natural gas deliveries over amounts used by customers in prior periods. It is expected that these inventories will be transferred to the Company or its customers within the upcoming twelve-month period.

        We report the volume of natural gas held in storage in MMBtus, which is a standard unit of heating equivalent measure for natural gas. The increase in the recorded value of storage inventory for delivery to customers from June 30, 2010 to September 30, 2010 was primarily due to normal seasonal accumulation of natural gas held in storage as we prepare to serve our natural gas customers over the upcoming winter season. The volume of natural gas held in storage increased 50% from 1.8 million MMBtus at June 30, 2010 to 2.7 million MMBtus at September 30, 2010.

        The volume of natural gas held in storage decreased 63% from 4.9 million MMBtus at June 30, 2009 to 1.8 million MMBtus at June 30, 2010. Prior to the Restructuring, we managed storage capacity for our natural gas inventory. During the months of April through October, we traditionally purchased natural gas to be held in natural gas inventory until such inventory was transferred to LDCs for distribution to our customers during the winter months. Natural gas inventories recorded on the consolidated balance sheet at June 30, 2009 included this activity. In connection with the Commodity Supply Facility, we released a substantial portion of our inventory and storage capacity to RBS Sempra during the fiscal year ended June 30, 2010. We enter into physical forward contracts to purchase a similar quantity of natural gas from RBS Sempra during the winter months, at a cost that will approximate our cost had we retained that storage capacity.

        Natural gas inventories are valued on a weighted-average cost basis, which includes related transportation and storage costs, and which does not exceed net realizable value. The weighted-average cost per MMBtu of natural gas held in storage decreased 1% from June 30, 2010 to September 30, 2010. The weighted-average cost per MMBtu of natural gas held in storage increased 9% from June 30, 2009 to June 30, 2010.

Unrealized Gains and Losses from Risk Management Activities, Net

        Unrealized gains and losses from risk management activities recorded on the consolidated balance sheets primarily reflect the current market values for commodity derivatives utilized as economic hedges to reduce our exposure to changes in the prices of natural gas and electricity. Changes in such market value during the term of a derivative contract are recorded as unrealized gains and losses from risk management activities on the consolidated statements of operations. As derivative contracts expire and related market values are settled, realized gains and losses are recorded on the consolidated statements of operations.

        Total unrealized losses from risk management activities included in current and long-term liabilities was approximately $19.0 million, $18.6 million and $48.3 million at September 30, 2010, June 30, 2010 and June 30, 2009, respectively. Realized and unrealized (gains) losses from risk management activities on he consolidated statements of operations are summarized in the following table.

	Three Months Ended September 30, 2010	Balances at June 30,
		2010	2009
		(in thousands)
Realized losses from risk management activities, net	$3,564	$48,211	$72,824
Unrealized (gains) losses from risk management activities, net	2,879	(27,139)	87,575

Total	$6,443	$21,072	$160,399

Denham Credit Facility

        Denham Commodity Partners Fund LP ("Denham") is a significant stockholder of the Company. As of June 30, 2009, we had borrowed the entire available balance under a $12.0 million line of credit from Denham (the "Denham Credit Facility"). In connection with the Restructuring, the entire balance of the Denham Credit Facility, plus accrued interest, was repaid and the Denham Credit Facility was terminated on September 22, 2009.

Bridge Financing Loans

        In connection with our former supply and hedging facilities, during fiscal year 2009, Charter Mx LLC, Denham and four members of our senior management team agreed to provide bridge financing in an aggregate amount of $10.4 million (the "Bridge Financing Loans"). The Bridge Financing Loan from Charter Mx LLC was repaid in April 2009. The remaining Bridge Financing Loans were repaid on September 22, 2009, in connection with the Restructuring.

Long-Term Debt

        As of June 30, 2009, we had $165.2 million aggregate principal amount of Floating Rate Notes outstanding. On September 22, 2009, we consummated an exchange offer pursuant to which we exchanged $158.8 million aggregate principal amount of Floating Rate Notes for $26.7 million of cash, $67.8 million aggregate principal amount of Original Notes and 33,940,683 shares of newly authorized Class A Common Stock. The Original Notes were issued at a discount of $17.8 million, which was recorded as a reduction from the Original Notes on our consolidated balance sheet, and which will be amortized over the remaining life of the Original Notes.

        Holders of $6.4 million aggregate principal amount of Floating Rate Notes did not tender their notes pursuant to the Restructuring. These Floating Rate Notes will remain on our consolidated balance sheets until acquired or retired by us or until their maturity date in August 2011.

Preferred Stock

        On June 30, 2004, the Company entered into a purchase agreement with affiliates of Charterhouse Group Inc. and Greenhill Capital Partners LLC to issue 1,451,310 shares of Preferred Stock at a purchase price of $21.36 per share. As of June 30, 2009, the Preferred Stock was recorded at its estimated redemption value outside of stockholders' equity on the consolidated balance sheet because it was deemed to be redeemable at the option of the Preferred Investors.

        In connection with the Restructuring, on September 22, 2009, all outstanding shares of Preferred Stock were exchanged for 11,862,551 shares of newly authorized Class C Common Stock. The excess of the redemption value over the aggregate fair value of common stock issued to the holders of Preferred Stock was recorded as a reduction of accumulated deficit on the consolidated balance sheets.

Stockholders' Equity Activity

        In connection with the Restructuring, Holdings issued the following shares of common stock:

  •
  33,940,683 shares of Class A Common Stock were issued to holders of Original Notes, which represented 62.5% of the aggregate shares of common stock outstanding after the consummation of the Restructuring. The aggregate fair value of Class A Common Stock issued was approximately $82.1 million ($0.3 million par value, recorded as Class A Common Stock; and $81.8 million recorded as additional paid in capital on the consolidated balance sheets).

  •
  4,002,290 shares of Class B Common Stock were issued to RBS Sempra, as a condition to the entry into the agreements governing the Commodity Supply Facility, which represented 7.37% of the aggregate shares of common stock outstanding after consummation of the Restructuring. The aggregate $9.0 million fair value of Class B Common Stock issued to RBS Sempra (par value of less than $0.1 million, recorded as Class B Common Stock; and $9.0 million recorded as additional paid in capital on the consolidated balance sheets) was recorded as deferred debt issue costs on the consolidated balance sheets.

  •
  11,862,551 shares of Class C Common Stock were issued to holders of Preferred Stock, which represented 21.84% of the aggregate shares of the common stock outstanding after consummation of the Restructuring. Prior to the Restructuring, the Preferred Stock was recorded at its estimated redemption value of $54.6 million on the consolidated balance sheets. The aggregate fair value of Class C Common Stock issued to holders of Preferred Stock was $28.7 million ($0.1 million par value, recorded as Class C Common Stock; and $28.6 million recorded as additional paid in capital on the consolidated balance sheets). The $25.9 million excess of redemption value of the Preferred Stock over the fair value of Class C Common Stock issued to the holders of Preferred Stock was recorded as a reduction of accumulated deficit on the consolidated balance sheets.

  •
  4,499,588 shares of Class C Common Stock to the remaining holders of Holdings' common stock issued and outstanding prior to the consummation of the Restructuring, which represented 8.29% of the aggregate shares of common stock outstanding after the consummation of the Restructuring. All 4,681,219 shares of Holdings' common stock issued and outstanding prior to the Restructuring were retired.

        In connection with the Restructuring, the Company incurred approximately $0.3 million of legal fees, consulting fees and other costs directly related to the issuance of shares of common stock outlined above, which were recorded as a reduction of additional paid in capital.

New Accounting Pronouncements

Accounting Pronouncements Adopted During the Fiscal Year Ended June 30, 2010

        In June 2009, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162" ("SFAS No. 168"). Effective for financial statements issued for interim and annual periods ending after September 15, 2009, the Accounting Standards Codification (the "ASC") supersedes all existing accounting and reporting standards, excluding those issued by the SEC, and is now the single source of authoritative U.S. GAAP for entities that are not SEC registrants. Rules and interpretative releases of the SEC are also sources of U.S. GAAP for SEC registrants. The Company adopted the provisions of SFAS No. 168 effective for the financial statements included in the Company's Quarterly Report on

Form 10-Q for the three months ended March 31, 2010. The adoption of SFAS No. 168, as codified by ASC Topic 105, "Generally Accepted Accounting Principles," impacted the Company's financial statement disclosures, but did not have any effect on its financial position or results of operations.

        Effective July 1, 2009, the Company adopted ASC guidelines regarding accounting and reporting for business combinations that are consummated after July 1, 2009. These guidelines include certain changed principles and requirements related to: (1) recognition and measurements of identifiable assets acquired, liabilities assumed, goodwill acquired, any gain from a bargain purchase, and any noncontrolling interest in an acquired company; (2) application issues relating to accounting and disclosures for assets and liabilities arising from contingencies in a business combination; and (3) disclosures regarding business combinations in financial statements. The Company will apply the ASC guidelines prospectively to business combination transactions consummated after July 1, 2009, if any. The Company did not consummate any business combination transactions during the fiscal year ended June 30, 2010.

        In August 2009, the FASB issued Accounting Standards Update No. 2009-05, "Fair Value Measurements and Disclosures" ("ASU 2009-05"). ASU 2009-05 amends ASC Topic 820, "Fair Value Measurements and Disclosures" by providing additional guidance clarifying the measurement of liabilities at fair value. The amendments prescribed by ASU 2009-05 became effective for the Company's quarterly reporting period ended December 31, 2009 and did not have any impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued Accounting Standards Update No. 2010-09, "Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements" ("ASU 2010-09"). ASU 2010-09 amends ASC Topic 855, "Subsequent Events," by clarifying the scope of disclosure requirements related to subsequent events. The amendments prescribed by ASU 2010-09 became effective for the Company's quarterly reporting period ended March 31, 2010 and did not have any impact on the Company's financial position or results of operations.

        In January 2010, the FASB issued Accounting Standards Update No. 2010-06 ("ASU 2010-06"), which amends FASB ASC Topic 820, "Fair Value Measurements and Disclosures." The amended guidance in ASU 2010-06 requires entities to disclose additional information regarding assets and liabilities that are transferred between levels of the fair value hierarchy. ASU 2010-06 also requires that required Level 3 disclosures regarding purchases, sales, issuances and settlements be reported on a gross basis. ASU 2010-06 clarifies existing guidance pertaining to the level of disaggregation at which fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance in ASU 2010-06 pertaining to disclosure of transfers between levels of the fair value hierarchy, the level of disaggregation of disclosures and disclosure of valuation techniques and inputs used in estimating Level 2 and Level 3 measurements became effective and were adopted for the Company's quarterly reporting period ended March 31, 2010.

        The requirement to disclose purchases, sales, issuances and settlements of instruments that are valued using Level 3 measurements on a gross basis became effective and were adopted for the Company's quarterly reporting period ended September 30, 2010. The adoption of this provision of ASU 2010-06 did not have any impact on the Company's financial statement disclosures as of September 30, 2010.

Results of Operations—Three Months Ended September 30, 2010 and 2009

        Our core business is the retail sale of natural gas and electricity to end-use customers. We offer various lengths of contracted service for fixed and variable price products and, in the case of natural gas, several other innovative pricing programs designed to cap prices or manage the risks of energy volatility. The positive difference between the sales price of energy to our customers and the sum of the wholesale cost of our energy supplies, hedging costs, transmission costs and ancillary services costs provides us with a gross profit margin.

        Gross profit, excluding the impact of unrealized gains (losses) from risk management activities, is reported and analyzed by business segment. Other operating activity, including unrealized gains (losses) from risk management activities, operating expenses and interest expense, is monitored and reported at the corporate level and is not allocated to business segments.

        Reconciliations of gross profit by business segment to net income (loss) before income tax (expense) benefit are disclosed in Note 18 to the condensed consolidated financial statements for the three months ended September 30, 2010 included elsewhere in this prospectus.

Gross Profit (Before Unrealized Gains (Losses) from Risk Management Activities, Net) by Business Segment

        Gross profit (before unrealized gains (losses) from risk management activities, net) by business segment is summarized in the following table. For purposes of this analysis, gross profit before unrealized gains (losses) from risk management activities includes fee income and realized gains (losses) from risk management activities, but excludes unrealized gains (losses) from risk management activities, net. As the underlying customer contracts are not marked-to-market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, which is not determinable until delivery of natural gas under the customer contracts and the associated gain (loss) on risk management activity is realized.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Natural gas	$1,227	$7,709	$(6,482)	(84)
Electricity	9,713	5,546	4,167	75

Total gross profit (before unrealized gains (losses) from risk management activities, net)	$10,940	$13,255	$(2,315)	(17)

  Natural Gas Gross Profit

        Over the course of our fiscal year, natural gas gross profit is impacted by several factors, which include but are not limited to:

  •
  The prices we charge our customers in relation to the cost of natural gas delivered to our customers;

  •
  The volume of natural gas delivered to our customers, which is impacted by the number of customers that we serve, weather conditions in our markets, economic conditions and other factors that may affect customer usage;

  •
  Volatility in the market price of natural gas that we purchase for delivery to our customers; and

  •
  Results of our economic hedging policy that is intended to reduce our financial exposure to changes in the price of natural gas.

        Significant activity affecting natural gas gross profit (before unrealized (gains) losses from risk management activities, net) for the quarters ended September 30, 2010 and 2009 is summarized in the following tables.

	Three Months Ended September 30,
	2010		2009
Natural gas gross profit summary:	Amount	Amount per MMBtu Sold	Amount	Amount per MMBtu Sold
	($ in thousands)
Gross profit (before unrealized gains (losses) from risk management activities)	$1,227	$0.30	$7,709	$1.77
Add (less) the relative cost (benefit) during the period associated with commodity price volatility and economic hedging activity:
Weighted-average cost of gas methodology	287	0.07	(963)	(0.22)
Realized (gains) losses from risk management activities associated with natural gas inventory at end of period	1,579	0.39	1,218	0.28

	3,093	0.76	7,964	1.83
Fee income	(3,522)	(0.87)	(4,293)	(0.99)

Amount attributable to natural gas delivered to customers	$(429)	$(0.11)	$3,671	$0.84

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
Selected operating data for the natural gas business segment:	2010	2009	Amount	%
	($ in thousands)
Average RCEs during the period(1)	441,000	477,000	(36,000)	(8)
MMBtus sold during the period	4,026,000	4,345,000	(319,000)	(7)
Gross profit per MMBtu sold during the period	$0.30	$1.77	$(1.47)	(83)

(1)
Excludes RCEs to be served in connection with the SSO Program pursuant to a one-year contract that expires March 31, 2011.

Impact of Weighted Average Cost of Gas Inventory Valuation Methodology on Cost of Sales

        Our weighted average cost of gas ("WACOG") methodology for the valuation of natural gas inventory assumes that all purchases of natural gas are initially capitalized as natural gas inventories in the consolidated balance sheet. The resulting WACOG is then utilized to calculate the cost of natural gas subsequently sold. As a result, when the price per MMBtu of natural gas purchased during a reporting period is less than the WACOG at the beginning of the period, the WACOG will be lower at the end of the period than at the beginning of the period. The reduction in inventory value per MMBtu deferred in the balance sheet between the beginning and end of an operating period is reflected as an increase in cost of natural gas sold in the consolidated statement of operations for the period.

        Conversely, for reporting periods during which natural gas prices per MMBtu are greater during the period than the WACOG at the beginning of that period, the WACOG will be higher at the end of the period than at the beginning of the period, resulting in lower cost of natural gas inventory sold for that period.

        The impacts described above on the WACOG are more pronounced in periods where we inject storage gas and have an increase in storage volume from the beginning to the end of the period. Offsetting net increases or decreases in gross profit are generally realized in future periods as these inventories are sold.

Realized Gains and Losses from Risk Management Activities, Net, Associated With Natural Gas Inventories Not Yet Sold

        Since we do not perform hedge accounting, realized (gains) losses from risk management activities, net includes net gains and losses related to the settlement of risk management activities associated with natural gas inventories not yet sold. Offsetting net increases or decreases in gross profit are generally realized in future periods, between November and March, as these inventories are sold.

Fee Income

        Lower fee income was due primarily to a reduction in the number of customers served in markets where we are responsible for billing, and lower credit-related fees due to improved credit quality of the overall customer portfolio.

Gross Profit Attributable to Natural Gas Delivered to Customers

        During the quarter ended September 30, 2010, we recorded revenue associated with approximately 0.5 million MMBtus of natural gas consumed by customers in connection with the SSO Program, and the SSO Program had a negative impact on our natural gas gross profit for the quarter due to a mismatch in the timing of fixed transportation and capacity costs in relation to revenues which will not be recorded until the commodity is delivered to customers. We expect to recover these costs during the upcoming winter months when the commodity is delivered to our customers in the SSO Program. Excluding the impact of the SSO Program, we recorded positive gross profit for the first quarter of fiscal year 2011.

        Excluding the impact of the SSO Program, lower gross profit attributable to natural gas delivered to customers was due to the combined impact of a 65% decrease in gross profit per MMBtu sold to customers and a 19% reduction in the volume of natural gas sold to customers.

        Our gross profit per MMBtu sold was negatively impacted during the quarter ended September 30, 2010 by changes in the timing and recognition of certain fixed transportation and capacity charges necessitated by certain provisions of the Commodity Supply Facility. In connection with the Commodity Supply Facility we assigned certain storage inventory and capacity rights to RBS Sempra that we owned during the quarter ended September 30, 2009. Our WACOG methodology considers all direct costs incurred to acquire inventory, including a component of fixed transportation costs. Since we have lower storage volumes in fiscal year 2011 we have a lower amount of fixed transportation costs deferred in our balance sheet and a greater amount of these costs expensed to cost of goods sold, which reduced our gross profit per MMBtu sold. We expect to recover these costs by recording revenue during the upcoming winter months as we deliver higher volumes of natural gas to our customers, which will effectively reduce the fixed transportation cost per MMBtu.

  Electricity Gross Profit

        Significant activity affecting electricity gross profit (before unrealized (gains) losses from risk management activities, net) for the quarters ended September 30, 2010 and 2009 is summarized in the following table.

	Three Months Ended September 30,
	2010		2009
Electricity gross profit summary:	Amount	Amount per MWhr Sold	Amount	Amount per MWhr Sold
	($ in thousands)
Gross profit (before unrealized gains (losses) from risk management activities)	$9,713	$19.58	$5,546	$25.68
Fee income	(507)	(1.02)	(438)	(2.03)

Amount attributable to electricity delivered to customers	$9,206	$18.56	$5,108	$23.65

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
Selected operating data for the electricity business segment:	2010	2009	Amount	%
	($ in thousands)
Average RCEs during the period	182,000	76,000	106,000	139
MWhrs sold during the period	496,000	216,000	280,000	130
Gross profit per MWhrs sold during the period	$19.58	$25.68	$(6.10)	(24)

        Higher electricity gross profit for the three months ended September 30, 2010 was driven by a 130% increase in the volume of MWhrs sold, which primarily resulted from higher average electricity RCEs served, partially offset by a 24% decrease in gross profit per MWhr sold to customers. Competitive pricing environments in many of our electricity markets, including our new market in Pennsylvania, resulted in lower gross profit per unit sold.

Gains and Losses from Risk Management Activities, Net

        Realized and unrealized (gains) losses from risk management activities, net, included in cost of goods sold are summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Realized losses from risk management activities	$3,564	$13,907	$(10,343)	(74)
Unrealized losses (gains) from risk management activities	2,879	(11,738)	14,617	NM

Total realized and unrealized (gains) losses from risk management activities, net	$6,443	$2,169	$4,274	(197)

NM—Not meaningful.

        Unrealized gains and losses from risk management activities recorded on the consolidated balance sheets primarily reflect the current market values for commodity derivatives utilized as economic hedges to reduce our exposure to changes in the prices of natural gas and electricity. Changes in such market values during the term of a derivative contract are recorded as unrealized gains and losses from risk management activities on the consolidated statements of operations. As derivative contracts expire and related market values are settled, realized gains and losses are recorded on the consolidated statements of operations.

        Net unrealized losses from risk management activities during the quarter ended September 30, 2010 were due to generally lower average forward commodity prices during the period, as compared with the previous quarter. Conversely, net unrealized gains from risk management activities during the quarter ended September 30, 2009 were due to generally higher average forward commodity prices during the period, as compared with the previous quarter.

Operating Expenses

        Operating expenses are summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
General and administrative expenses	$15,678	$14,496	$1,182	8
Advertising and marketing expenses	1,425	353	1,072	304
Reserves and discounts	2,053	1,843	210	11
Depreciation and amortization	5,629	5,621	8	—

Total operating expenses	$24,785	$22,313	$2,472	11

  General and Administrative Expenses

        General and administrative expenses are summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Salaries and employee benefits	$10,390	$8,569	$1,821	21
Professional fees	1,214	2,163	(949)	(44)
Other general and administrative expenses	4,074	3,764	310	8

Total general and administrative expenses	$15,678	$14,496	$1,182	8

        In connection with the Restructuring, we recorded approximately $2.2 million of non-recurring general and administrative expenses during the three months ended September 30, 2009, including $0.8 million of transaction-related bonuses, $1.2 million of professional fees incurred in connection with various potential liquidity events considered prior to completion of the Restructuring and $0.2 million of severance costs.

        Excluding the non-recurring expenses noted above, salaries and benefits expenses were approximately $2.8 million higher during the first quarter of fiscal year 2011, as compared with the same period in the prior fiscal year, primarily due to the following factors:

  •
  Stock-based compensation expense was $1.4 million higher during the first quarter of fiscal year 2011, due to vesting of restricted stock units granted during the second quarter of fiscal year 2010. Stock-based compensation expense was minimal during the first quarter of fiscal year 2010 due to termination of our then existing incentive compensation plans in connection with the Restructuring;

  •
  We recorded generally higher employee compensation costs during the first quarter of fiscal year 2011 resulting from expanded operations to support actual and planned growth in our customer base; and

  •
  The employer portions of health insurance and various other employee welfare benefits were generally higher for the first quarter of fiscal year 2011, primarily as a result of significant increases in the total premiums associated with these benefits.

Advertising and Marketing Expenses

        As part of an overall corporate strategy to manage our liquidity position, and in response to constraints that our former supply and hedging facilities placed on our marketing activities, we curtailed our sales and marketing expenditures for several months prior to the Restructuring. This resulted in significantly lower advertising and marketing expenses during the quarter ended September 30, 2009, as compared with our historical levels.

        Subsequent to the Restructuring, we implemented various elements of a growth and marketing plan, which included strategic marketing initiatives in our current markets as well as incremental marketing expenses related to new markets, particularly a new electricity market in Pennsylvania. As a result, during the quarter ended September 30, 2010, we incurred marketing expenditures that reflected a return to historical levels prior to the Restructuring.

Reserves and Discounts

        Reserves and discounts are summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Provision for doubtful accounts	$1,392	$1,593	$(201)	(13)
Contractual discounts for LDC guarantees of customer accounts receivable(1)	661	250	411	164

Total reserves and discounts	$2,053	$1,843	$210	11

(1)
By agreement, certain LDCs guarantee the collection of customer accounts receivable. Contractual discounts charged by various LDCs average approximately 1% of collections, which is effectively the cost to guarantee the customer accounts receivable.

        Lower provision for doubtful accounts during the quarter ended September 30, 2010, as compared with the same period in the prior fiscal year, was primarily due to the following factors:

  •
  Sales of natural gas and electricity in markets where customer accounts receivable are not guaranteed by LDCs decreased 16% during the current quarter;

  •
  Credit environments generally stabilized in many of our markets during the final nine months of fiscal year 2010 and the first quarter of fiscal year 2011. By comparison, during fiscal year 2009 and the first quarter of fiscal year 2010, we experienced deterioration in the aging of our customer accounts receivable in certain of our larger markets in Georgia, Texas and the northeastern U.S., which resulted in charge-offs of customer accounts receivable and provisions for doubtful accounts that were higher than our historical levels; and

  •
  Purchase acquisitions usually result in incremental reserves associated with the customer portfolios purchased. We did not complete any purchase acquisitions during fiscal year 2010 or the first quarter of fiscal year 2011. By comparison, our acquisition of Catalyst Natural Gas, LLC during fiscal year 2009 contributed to higher allowance and provision for doubtful accounts in our Georgia natural gas market during the quarter ended September 30, 2009.

        Higher contractual discounts for LDC guarantees of customer accounts receivable during the quarter ended September 30, 2010 were due to significantly higher sales of natural gas and electricity within our LDC-guaranteed markets. The weighted-average contractual discount rates for the current quarter were comparable to the rates for the same period in the prior fiscal year.

        We continuously monitor economic conditions and collections experience in our markets in order to assess appropriate levels of our allowance for doubtful accounts.

Depreciation and Amortization

        Depreciation and amortization is summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Depreciation of fixed assets	$454	$948	$(494)	(52)
Amortization of customer acquisition costs	5,175	4,672	503	11
Other amortization expense	—	1	(1)	NM

Total depreciation and amortization	$5,629	$5,621	$8	—

NM—Not meaningful.

        Higher amortization of customer acquisition costs for the quarter ended September 30, 2010 resulted primarily from higher additions to capitalized customer acquisition costs during fiscal year 2010 and the first quarter of fiscal year 2011, as compared with the comparable prior year periods. Such higher amortization expense was offset by lower depreciation and amortization expense associated with software, fixed assets and customers acquired in connection with a 2006 purchase acquisition, which were fully depreciated or amortized as of August 2009.

Interest Expense, net

        Significant components of interest expense, net are summarized in the following table.

	Three Months Ended September 30,		2010 versus 2009 Increase (Decrease)
	2010	2009	Amount	%
	($ in thousands)
Interest related to debt instruments:
Original Notes(1)	$2,229	$199	$2,030	NM
Floating Rate Notes(1)	131	3,283	(3,152)	(96)
Denham Credit Facility(2)	—	246	(246)	(100)
Interest and fees related to commodity supply and hedging facilities(3):
Commodity Supply Facility	1,982	63	1,919	NM
Former supply and hedging facilities	—	2,851	(2,851)	(100)
Change in value of interest rate swaps(4)	260	972	(712)	(73)
Amortization of deferred debt issuance costs and discount on issuance of long-term debt	2,131	5,290	(3,159)	(60)
Other interest expense	10	61	(51)	(84)

Total interest expense	6,743	12,965	(6,222)	(48)
Less: Interest income	(36)	(49)	13	(27)

Interest expense, net	$6,707	$12,916	$(6,209)	(48)

(1)
On September 22, 2009, we exchanged $158.8 million aggregate principal amount of outstanding Floating Rate Notes for $26.7 million of cash, $67.8 million aggregate principal amount of Original Notes and 33,940,683 shares of newly authorized Class A Common Stock.

(2)
As of June 30, 2009, we had a $12.0 million outstanding balance under the Denham Credit Facility. On September 22, 2009, all amounts previously borrowed were repaid and the Denham Credit Facility was terminated.

(3)
Effective September 22, 2009, in connection with the Restructuring, our former supply and hedging facilities were replaced by the Commodity Supply Facility.

(4)
We utilize interest rate swap agreements to manage exposure to interest rate fluctuations associated with the Floating Rate Senior Notes due 2011 and letters of credit issued under the Commodity Supply Facility. Mark-to-market adjustments and interest expense associated with these swap arrangements are recorded as adjustments to interest expense, net.

NM Not meaningful.

        Interest expense, net, includes approximately $2.4 million and $6.3 million of non-cash interest expense for the quarter ended September 30, 2010 and 2009, respectively, which is associated with changes in the value of interest rate swaps, amortization of deferred debt issuance costs and amortization of discount on issuance of long-term debt. The remaining interest expense for both periods primarily includes interest and fees paid or to be paid in connection with our long-term debt and our supply and hedging facilities.

  Interest Related to Debt Instruments

        Lower total interest expense associated with debt instruments for fiscal year 2010 is primarily due to decreased total debt balances resulting from the Restructuring. The total aggregate principal balance outstanding under debt instruments decreased from approximately $177.2 million prior to the Restructuring to $74.2 million after the Restructuring.

        Lower interest expense associated with the Floating Rate Notes for fiscal year 2010 was due to a combination of lower debt balances and lower interest rates. As a result of the Restructuring, the average aggregate outstanding principal balance of Floating Rate Notes decreased to approximately $6.4 million for the first quarter of fiscal year 2011, from $149.7 million for the same period in the prior fiscal year. The weighted-average interest rate for the Floating Rate Notes also decreased to 8.08% for the first quarter of fiscal year 2011 from 8.67% for the same period in the prior fiscal year.

        The $67.8 million aggregate principal amount of Original Notes issued in connection with the Restructuring bears interest at 13.25%, which is higher than the average interest rates on outstanding debt instruments prior to the Restructuring. The higher interest rate on the Original Notes partially offset the impact of lower average debt balances for fiscal year 2011.

  Interest and Fees Related to Commodity Supply and Hedging Facilities

        During the three months ended September 30, 2009, we incurred significant fees related to extension and winding down of our supply and hedging facilities that existed prior to the Restructuring. Excluding these incremental fees, the fees associated with our supply and hedging activities are generally lower under the Commodity Supply Facility than those under our former supply and hedging facilities.

  Amortization of Deferred Debt Issuance Costs and Discount on Issuance of Long-Term Debt

        Amortization of deferred debt issuance costs and original issue discount for the quarter ended September 30, 2009 included the following activity, which did not re-occur during the quarter ended September 30, 2010:

  •
  In connection with the Restructuring, approximately $158.8 million aggregate principal amount of Floating Rate Notes was exchanged for cash, Original Notes and Class A Common Stock. As a result, we recorded incremental interest expense of $3.1 million during the quarter ended September 30, 2009, which represents accelerated amortization equivalent to a pro rata portion of the original issue discount and deferred debt issuance costs associated with the Floating Rate Notes that were exchanged in connection with the Restructuring.

  •
  During fiscal year 2009 and the first three months of fiscal year 2010, we negotiated several amendments to our former supply and hedging facilities. Approximately $9.1 million of total fees associated with these amendments were deferred during fiscal year 2009 and the first three months of fiscal year 2010, which were amortized through the September 21, 2009 maturity date of our former supply and hedging facilities. Incremental interest expense associated with amortization of these costs was approximately $1.6 million for the quarter ended September 30, 2009.

        In connection with the Restructuring, we deferred approximately $16.0 million of costs related to the Commodity Supply Facility and the Original Notes, including cash expenditures of approximately $7.0 million and the aggregate $9.0 million fair value of Class B Common Stock issued to RBS Sempra in a non-cash transaction as a condition of their entry into the ISDA Master Agreements. Amortization of these costs resulted in approximately $2.1 million and $0.3 million of interest expense during the quarters ended September 30, 2010 and 2009, respectively.

Income Taxes

        Our effective income tax rate was 0% for the three months ended September 30, 2010 and 2009. For both periods, we recorded a valuation allowance that reduced any tax benefit which would otherwise have been recorded.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized. As of September 30, 2010 and June 30, 2010, we determined based on available evidence, including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future. Accordingly, we recorded valuation allowances of $37.1 million and $28.1 million at September 30, 2010 and June 30, 2010, respectively, related to non-recovery of deferred tax assets.

Results of Operations—Fiscal Years Ended June 30, 2010, 2009 and 2008

Gross Profit (Before Unrealized Gains (Losses) from Risk Management Activities, Net) by Business Segment

        Gross profit by business segment is summarized in the following table. For purposes of this analysis, gross profit includes fee income and realized losses from risk management activities, but excludes unrealized gains (losses) from risk management activities. As the underlying customer contracts are not marked-to-market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of the respective commodity under the customer contracts and the associated revenue and gain (loss) on risk management activity are realized.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
Business Segment	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
Natural Gas	$103,294	$97,968	$105,303	$5,326	5	$(7,335)	(7)
Electricity	22,767	22,241	10,227	526	2	12,014	117

Total gross profit before unrealized (gains) losses from risk management activities, net	$126,061	$120,209	$115,530	$5,852	5	$4,679	4

Fiscal Year Ended June 30, 2010 Versus 2009

  Natural Gas Gross Profit

        Over the course of our fiscal year, natural gas gross profit is impacted by several factors, which include but are not limited to:

  •
  The prices we charge our customers in relation to the cost of natural gas delivered to our customers;

  •
  The volume of natural gas delivered to our customers, which is impacted by the number of customers that we serve, weather conditions in our markets, economic conditions and other factors that may affect customer usage;

  •
  Volatility in the market price of natural gas that we purchase for delivery to our customers; and

  •
  Results of our economic hedging policy that is intended to reduce our financial exposure related to changes in the price of natural gas.

        Significant activity affecting natural gas gross profit (before unrealized (gains) losses from risk management activities, net) for fiscal years 2010 and 2009 is summarized in the following tables.

	Fiscal Year Ended June 30,
	2010		2009
	Amount	Amount per MMBtu Sold	Amount	Amount per MMBtu Sold
	(in thousands)
Gross profit (before unrealized gains (losses) from risk management activities)	$103,294	$2.24	$97,968	$1.79
Add (less) the relative cost (benefit) during the period associated with commodity price volatility and economic hedging activity:
Weighted-average cost of gas methodology	(1,146)	(0.02)	794	0.01
Realized (gains) losses from risk management activities associated with natural gas inventory at end of period	(5,598)	(0.12)	13,203	0.24

	96,550	2.10	111,965	2.04
Fee income	(16,883)	(0.37)	(20,796)	(0.38)

Amount attributable to natural gas delivered to customers	$79,667	$1.73	$91,169	$1.66

  Impact of Weighted Average Cost of Gas Inventory Valuation Methodology on Cost of Sales

        Our application of weighted average cost accounting to the valuation of natural gas inventory assumes that all purchases of natural gas are initially capitalized as natural gas inventories in the consolidated balance sheet. The resulting weighted average cost per MMBtu is then utilized to calculate the cost of natural gas subsequently sold. As a result, when the price per MMBtu of natural gas purchased during a reporting period is less than the weighted average cost per MMBtu of storage inventory at the beginning of the period, the weighted average cost per unit of storage inventory will be lower at the end of the period than at the beginning of the period. The reduction in inventory value per MMBtu deferred in the balance sheet between the beginning and end of an operating period is reflected as an increase in cost of natural gas sold in the consolidated statement of operations for the period.

        Conversely, for reporting periods during which natural gas prices per MMBtu are greater during the period than the weighted average cost of storage inventory at the beginning of that period, the weighted average cost per unit of storage inventory will be higher at the end of the period than at the beginning of the period, resulting in lower cost of natural gas inventory sold for that period.

        The impacts described above on the weighted average cost of gas are more pronounced in periods where we inject storage gas and have an increase in storage volume from the beginning to the end of the period. Offsetting net increases or decreases in gross profit are generally realized in future periods as these inventories are sold.

  Realized Gains and Losses from Risk Management Activities, Net, Associated With Natural Gas Inventories Not Yet Sold

        Since we do not perform hedge accounting, realized (gains) losses from risk management activities, net includes net gains and losses related to the settlement of risk management activities associated with natural gas inventories not yet sold. Offsetting net increases or decreases in gross profit are generally realized in future periods, between November and March, as these inventories are sold.

  Fee Income

        Fee income decreased $3.9 million (19%) during fiscal year 2010, as compared with the prior fiscal year, due primarily to a reduction in the number of customers served in markets where we are responsible for billing, and lower credit-related fees due to improved credit quality of the overall customer portfolio.

  Gross Profit Attributable to Natural Gas Delivered to Customers

        Our participation in the SSO Program, which began on April 1, 2010, resulted in a minimal impact on natural gas gross profit from its inception through June 30, 2010. Excluding the impact of the SSO Program, our gross profit for natural gas sold to customers would have been $1.80 per MMBtu for fiscal year 2010.

        Lower gross profit attributable to natural gas delivered to customers was due primarily to a 19% reduction in the volumes of natural gas sold to customers, which was partially offset by a 4% increase in gross profit per MMBtu of natural gas delivered to customers. Lower volumes delivered to customers were due to a lower number of customers served. Higher gross profit per MMBtu sold was due to colder-than-normal weather and a favorable pricing environment in many of our natural gas markets. During fiscal year 2010, as weather-related demand increased, natural gas commodity prices remained uncharacteristically low. This allowed us to realize higher than normal gross profit, particularly on the incremental volumes of natural gas delivered to customers during the winter.

  Electricity Gross Profit

        Electricity gross profit was 2% higher for fiscal year 2010, as compared with the prior year. An 11% increase in the volume of MWhrs sold to customers, which was driven by higher average RCEs for fiscal year 2010, was partially offset by an 8% reduction in gross profit per MWhr sold during the period, which resulted from competitive pricing environments in many of our electricity markets, including our new market in Pennsylvania.

Fiscal Year Ended June 30, 2009 Versus 2008

  Natural Gas Gross Profit

	Fiscal Year Ended June 30,
	2009		2008
	Amount	Amount per MMBtu Sold	Amount	Amount per MMBtu Sold
	(in thousands)
Gross profit (before unrealized gains (losses) from risk management activities)	$97,968	$1.79	$105,303	$1.94
Add (less) the relative cost (benefit) during the period associated with commodity price volatility and economic hedging activity:
Weighted-average cost of gas methodology	794	0.01	(1,376)	(0.03)
Realized (gains) losses from risk management activities associated with natural gas inventory at end of period	13,203	0.24	(4,826)	(0.09)

	111,965	2.04	99,101	1.82
Fee income	(20,796)	(0.38)	(18,833)	(0.35)

Amount attributable to natural gas delivered to customers	$91,169	$1.66	$80,268	$1.47

  Fee Income

        Our gross margin includes fee income charged to customers, primarily in our Georgia natural gas market, for monthly service, late payment and shut-off/reconnect service. Fee income was $2.0 million higher for fiscal year 2009, as compared with the prior fiscal year, due primarily to increased late payment and service termination fees in these markets.

  Gross Profit Attributable to Natural Gas Delivered to Customers

        The volume of natural gas MMBtus sold was approximately 1% higher for fiscal year 2009, as compared with the same period in the prior fiscal year. Lower average RCEs were offset by higher heating degree days during fiscal year 2009. Higher volumes of natural gas sold resulted in higher natural gas gross profit of approximately $0.7 million for fiscal year 2009, as compared with the prior fiscal year.

        The net impacts described above were partially offset by higher gross profit per MMBtu sold resulting from a favorable pricing environment in many of our markets, particularly for our variable price accounts.

  Electricity Gross Profit

        Higher electricity sales and gross profit were primarily driven by higher average electricity RCEs, which increased 28% during fiscal year 2009, as compared with the prior fiscal year, resulting in significantly higher volume of MWhrs sold. The main driver for higher average RCEs was significant organic customer growth in our Texas, Connecticut and New York market areas, which was largely due to targeted direct sales marketing activities during fiscal year 2008 and the first three months of fiscal year 2009 and a wider range of products offered to customers. Higher gross profit per MWhr sold also contributed to the overall increase in electricity gross profit.

Operating Expenses

        Operating expenses are summarized in the following table.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
General and administrative expenses	$58,603	$59,957	$62,271	$(1,354)	(2)	$(2,314)	(4)
Advertising and marketing expenses	3,749	2,117	4,546	1,632	77	(2,429)	(53)
Reserves and discounts	7,495	15,130	7,130	(7,635)	(50)	8,000	112
Depreciation and amortization	22,174	37,575	32,698	(15,401)	(41)	4,877	15

Total operating expenses	$92,021	$114,779	$106,645	$(22,758)	(20)	$8,134	8

  General and Administrative Expenses

        General and administrative expenses are summarized in the following table.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
Salaries and employee benefits	$36,648	$33,644	$36,007	$3,004	9	$(2,363)	(7)
Professional fees	6,391	7,998	9,360	(1,607)	(20)	(1,362)	(15)
Other general and administrative expenses	15,564	18,315	16,904	(2,751)	(15)	1,411	8

Total general and administrative expenses	$58,603	$59,957	$62,271	$(1,354)	(2)	$(2,314)	(4)

  Fiscal Year Ended June 30, 2010 versus 2009

        In connection with the Restructuring, we recorded approximately $2.2 million of non-recurring general and administrative expenses during fiscal year 2010, including:

  •
  $0.8 million of bonuses, included in salaries and employee benefits, which were paid to management in connection with the consummation of the Restructuring;

  •
  $0.2 million of severance costs, included in salaries and employee benefits, which related to certain employees terminated in September 2009 as part of an initiative to streamline our organizational structure and control operating costs; and

  •
  $1.2 million of professional fees incurred in connection with various potential liquidity events considered during fiscal year 2009 and the first three months of fiscal year 2010.

        Salaries and employee benefits for fiscal year 2010 also includes the following non-recurring activity:

  •
  In May 2010, we incurred $1.3 million of severance costs when our Executive Vice President left the Company; and

  •
  Also in May 2010, we amended the employment agreement and entered into a relocation agreement with our Executive Vice President and Chief Financial Officer, which resulted in additional compensation cost of $0.9 million during fiscal year 2010.

        Excluding these incremental costs, salaries and employee benefits, expenses were slightly lower for fiscal year 2010, as compared with the prior fiscal year, primarily as a result of a reduced number of employees.

        Excluding the incremental costs described above, lower professional fees for fiscal year 2010 were primarily due to termination of management consulting agreements in connection with the Restructuring, and, lower consulting fees associated with compliance with the requirements of the Sarbanes-Oxley Act of 2002.

        Lower other general and administrative expenses during the fiscal year 2010 were primarily due to lower customer care and billing related expenses as a result of generally lower numbers of customers served in our natural gas business segment.

  Fiscal Year Ended June 30, 2009 Versus 2008

        Throughout fiscal year 2008, we incurred significant incremental general and administrative expenses related to initiatives to enhance our corporate finance, billing, accounting operations, customer service, information technology, marketing and supply functions in support of business growth. In addition, we increased our staff count and incurred other incremental costs to enhance our overall internal control environment, including our information technology and financial reporting controls, and to develop a formal internal audit function. A portion of these incremental contracted services and other incremental costs in fiscal year 2008 have not recurred during fiscal year 2009, resulting in generally lower general and administrative expenses.

        In March 2008, the Compensation Committee of our Board of Directors approved the issuance of 19,000 total shares of common stock to two of our senior executives. Total compensation expense related to issuance of these shares was approximately $1.7 million, which included the fair value of the common stock issued and additional compensation to offset the taxable nature of the shares to the employees. Excluding the impact of the compensation expense from issuance of these shares in fiscal year 2008, salaries and employee benefits decreased $0.7 million (2%) during fiscal year 2009, as compared with the prior fiscal year. Salaries and employee benefits include the cost of contracted services to supplement our employees in certain departments. Lower salaries and related expenses during fiscal year 2009 are primarily due to lower contracted services costs.

        Higher other general and administrative expenses during fiscal year 2009 were primarily due to generally higher customer care and billing related expenses.

  Advertising and Marketing Expenses

  Fiscal Year Ended June 30, 2010 versus 2009

        Higher advertising and marketing expenses for fiscal year 2010, as compared with the prior fiscal year, reflects our return to a more normal marketing environment subsequent to the Restructuring. As part of an overall corporate strategy to manage our liquidity position, and in response to amendments to our former supply and hedging facilities that placed limitations on amounts that we could spend on marketing activities and on the products we could offer to our customers, we curtailed our level of sales and marketing activity, resulting in significantly lower advertising and marketing expenses during the second half of fiscal year 2009 and the first three months of fiscal year 2010.

        As a result of the Restructuring, we now have the ability to market a wider variety of products to current and potential customers using our traditional marketing channels. During the last nine months of fiscal year 2009, we implemented various elements of our fiscal year 2010 growth and marketing plan, which included strategic marketing initiatives in our current markets as well as incremental marketing expenses related to new markets, particularly a new electricity market in Pennsylvania.

  Fiscal Year Ended June 30, 2009 Versus 2008

        As part of an overall corporate strategy to manage our liquidity position, and in response to amendments to our former supply and hedging facilities that placed limitations on amounts that we could spend on marketing activities and on the products we could offer to our customers, we intentionally curtailed our level of sales and marketing activity, resulting in significantly lower advertising and marketing expenses during fiscal year 2009, as compared with prior fiscal year.

  Reserves and Discounts

        Reserves and discounts are summarized in the following table.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
Provision for doubtful accounts	$5,164	$12,009	$5,050	$(6,845)	(57)	$6,959	138
Contractual discounts for LDC guarantees of customer accounts receivable(1)	2,331	3,121	2,080	(790)	(25)	1,041	50

Total reserves and discounts	$7,495	$15,130	$7,130	$(7,635)	(50)	$8,000	112

(2)
By agreement, certain LDCs guarantee the collection of customer accounts receivable. Contractual discounts charged by various LDCs average approximately 1% of collections, which is effectively the cost to guarantee the customer accounts receivable.

  Fiscal Year Ended June 30, 2010 versus 2009

        The lower provision for doubtful accounts during fiscal year 2010 was primarily due to the following factors:

  •
  Sales of natural gas and electricity in markets where customer accounts receivable are not guaranteed by LDCs decreased 33% during fiscal year 2010, as compared with the same period in the prior fiscal year;

  •
  The aging of our customer accounts receivable deteriorated in certain of our larger markets in Georgia, Texas and the northeastern U.S. during fiscal year 2009, which resulted in charge-offs of customer accounts receivable and provisions for doubtful accounts for those markets that were higher than our historical levels. Credit environments have generally stabilized in our markets during fiscal year 2010;

  •
  Our acquisition of Catalyst Natural Gas, LLC in October 2008 resulted in higher reserves against customer accounts receivable deemed uncollectible and incremental charge-offs of customer accounts receivable, which contributed to a higher provision for doubtful accounts in our Georgia natural gas market during fiscal year 2009 and the first quarter of fiscal year 2010. There were no purchase acquisitions of customer accounts during fiscal year 2010 that resulted in incremental charge-offs or provisions for doubtful accounts; and

  •
  During fiscal year 2009, we initiated more stringent credit standards for our new and existing customers, which resulted in generally higher credit quality in our customer portfolio during fiscal year 2010.

        We continuously monitor economic conditions and collections experience in our markets in order to assess appropriate levels of our allowance for doubtful accounts.

        Lower contractual discounts for LDC guarantees of customer accounts receivable during fiscal year 2010 were due to generally lower sales of natural gas and electricity within our LDC-guaranteed markets. The weighted-average contractual discount rates for fiscal year 2010 were comparable to the rates for the same periods in the prior fiscal year.

  Fiscal Year Ended June 30, 2009 Versus 2008

        Accounts receivable includes cash imbalance settlements that represent the value of excess natural gas delivered to LDCs for consumption by our customers and actual customer usage. Historically, we have collected 100% of these imbalance settlement receivables. However, as a result of a bankruptcy filing by a retail marketer in Georgia in October 2008, the collection of our imbalance receivable position in Georgia was placed at risk. A preliminary settlement proposal offered in March 2009 for resolution of the imbalance receivable resulted in us recording an incremental provision for bad debt expense of approximately $0.6 million during fiscal year 2009.

        Excluding the impact of the Georgia imbalance settlement, the higher provision for doubtful accounts for fiscal year 2009 was primarily due to:

  •
  higher revenue during fiscal year 2009 in our largest non-guaranteed natural gas market in Georgia and in our non-guaranteed electricity market in Texas. Total sales of natural gas and electricity for these markets increased a combined 7% during fiscal year 2009; and

  •
  general deterioration in the aging of customer accounts receivable and higher charge off experience in certain markets, including Georgia and Texas. The deterioration in Georgia was primarily related to collections activity related to customers acquired from Catalyst Natural Gas, LLC in October 2008.

        We continue to monitor economic conditions and collections experience in our markets in order to assess appropriate levels of our allowance for doubtful accounts.

        Higher contractual discounts for LDC guarantees of customer accounts receivable during fiscal year 2009, as compared with the prior fiscal year, are due to generally higher sales of natural gas and electricity within our LDC guaranteed markets and to a higher weighted-average contractual discount rate. Total revenues within these markets decreased approximately 28% during fiscal year 2009, as compared to the prior fiscal year, primarily due to overall organic growth within these markets. The weighted-average contractual discount rate charged by LDCs also increased by approximately 37%, primarily due to changes in customer market concentrations and increases in the discount rates required by LDCs in certain markets.

  Depreciation and Amortization

        Depreciation and amortization expenses are summarized in the following table.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
Depreciation of fixed assets	$2,358	$7,787	$9,274	$(5,429)	(70)	$(1,487)	(16)
Amortization of customer acquisition costs	19,814	29,777	23,414	(9,963)	(33)	6,363	27
Other amortization expense	2	11	10	(9)	(82)	1	10

Total depreciation and amortization	$22,174	$37,575	$32,698	$(15,401)	(41)	$4,877	15

  Fiscal Year Ended June 30, 2010 versus 2009

        In connection with our purchase of SESCo in August 2006, we acquired software, fixed assets and customer contracts, the aggregate cost of which was depreciated or amortized over a three-year period. Lower depreciation and amortization expenses during fiscal year 2010 was primarily due to these acquired assets being fully depreciated or amortized as of August 2009.

  Fiscal Year Ended June 30, 2009 Versus 2008

        During fiscal year 2008, we shifted our marketing focus and resources towards direct sales and marketing activities. Much of the cost associated with these direct marketing channels during fiscal years 2009 and 2008 were deferred as customer acquisition costs on our consolidated balance sheet and are being amortized over a three-year estimated benefit period. Higher amortization expense for fiscal year 2009 was primarily due to these higher deferrals of direct marketing costs.

Interest Expense, net

        Interest expense is summarized in the following table.

	Fiscal Year Ended June 30,			2010 versus 2009 Increase (Decrease)		2009 versus 2008 Increase (Decrease)
	2010	2009	2008	Amount	%	Amount	%
	($ in thousands)
Interest related to debt instruments:
Floating Rate Notes	$3,678	$16,834	$20,983	$(13,156)	(78)	$(4,149)	(20)
Original Notes	6,850	—	—	6,850	100	—	—
Denham Credit Facility	246	813	528	(567)	(70)	285	54
Interest and fees related to supply and hedging facilities:
Commodity Supply Facility	7,610	—	—	7,610	100	—	—
Former supply and hedging facilities	2,973	11,942	5,927	(8,969)	(75)	6,015	101
Change in value of interest rate swaps(1)	2,095	4,999	4,963	(2,904)	(58)	36	1
Amortization of deferred financing costs and original debt issue discount	11,608	10,332	5,345	1,276	12	4,987	93
Other	193	815	165	(622)	(76)	650	394

Total interest expense	35,253	45,735	37,911	(10,482)	(23)	7,824	21
Less: interest income	(271)	(430)	(3,806)	159	(37)	3,376	(89)

Interest expense, net	$34,982	$45,305	$34,105	$(10,323)	(23)	$11,200	33

(1)
Includes mark-to-market adjustments and interest expense associated with interest rate swap agreements utilized to manage exposure to interest rate fluctuations related to the Floating Rate Senior Notes due 2011 and the Commodity Supply Facility.

  Fiscal Year Ended June 30, 2010 versus 2009

  Interest Related to Debt Instruments

        Lower total interest expense associated with debt instruments for fiscal year 2010 is primarily due to decreased total debt balances resulting from the Restructuring. The total aggregate principal balance outstanding under debt instruments decreased from approximately $177.2 million prior to the Restructuring to $74.2 million after the Restructuring.

        Lower interest expense associated with the Floating Rate Notes for fiscal year 2010 was due to a combination of lower debt balances and lower interest rates. As a result of the Restructuring, the average aggregate outstanding principal balance of Floating Rate Notes decreased to approximately $42.5 million for fiscal year 2010, from $165.2 million for the prior fiscal year. The weighted-average interest rate for the Floating Rate Notes also decreased to 8.26% for fiscal year 2010 from 10.02% for the prior fiscal year.

        The $67.8 million aggregate principal amount of Original Notes issued in connection with the Restructuring bears interest at 13.25%, which is higher than the average interest rates on outstanding debt instruments prior to the Restructuring. The higher interest rate on the Floating Rate Notes due 2014 partially offset the impact of lower average debt balances for fiscal year 2010.

  Interest and Fees Related to Supply and Hedging Facilities

        In connection with the Restructuring, the Commodity Supply Facility replaced our former supply and hedging facilities effective September 22, 2009. During the three months ended September 30, 2009, we incurred significant fees related to extension and winding down of our former supply and hedging facilities prior to the Restructuring. Excluding these incremental fees, fees associated with our supply and hedging activities are generally lower under the Commodity Supply Facility than those under the former supply and hedging facilities.

  Amortization of Deferred Financing Costs and Original Debt Issue Discount

        Higher amortization of deferred debt issue costs and original issue discount during fiscal year 2010 was due to the net impact of the following activity:

  •
  In connection with the Restructuring, we deferred approximately $16.0 million of costs related to the Commodity Supply Facility and the Original Notes, including cash expenditures of approximately $7.0 million and the aggregate $9.0 million fair value of Class B Common Stock issued to RBS Sempra in a non-cash transaction as a condition to the entry into the ISDA Master Agreements. Amortization of these costs resulted in $3.7 million of incremental interest expense during fiscal year 2010.

  •
  In connection with the Restructuring, approximately $158.8 million aggregate principal amount of Floating Rate Notes was exchanged for cash, Original Notes and Class A Common Stock. As a result, we recorded incremental interest expense of $3.1 million during fiscal year 2010, which represents accelerated amortization equivalent to a pro rata portion of the original issue discount and deferred debt issue costs associated with the Floating Rate Notes that were exchanged in connection with the Restructuring.

  •
  During fiscal year 2009 and the first three months of fiscal year 2010, we negotiated several amendments to our former supply and hedging facilities. Approximately $9.1 million of total fees associated with these amendments were deferred during fiscal year 2009 and the first three months of fiscal year 2010, which were amortized through the September 21, 2009 maturity date of our former supply and hedging facilities. Incremental interest expense associated with amortization of these costs was approximately $1.6 million for fiscal year 2010 versus $7.5 million for fiscal year 2009.

  Fiscal Year Ended June 30, 2009 Versus 2008

        Lower interest accrued on the Floating Rate Notes was primarily due to a lower average interest rate, which decreased to 10.02% for fiscal year 2009 from 11.95% for fiscal year 2008. The average aggregate balance of Floating Rate Notes outstanding also decreased to $165.2 million for fiscal year 2009, as compared to $172.4 million for fiscal year 2008, as a result of our purchases of Floating Rate Notes during fiscal year 2008.

        Higher interest and fees related to our former supply and hedging facilities were due to the following activity:

  •
  higher interest and fees associated with outstanding obligations under the credit provisions of the former facilities, partially due to an increase of approximately 20% in the average balance of cash advances and letters of credit outstanding, and partially due to generally higher letter of credit fees resulting from amendments to the agreements that governed the former facilities during fiscal year 2009; and

  •
  the Bridge Financing Loans from certain shareholders and members of senior management, as required by amendments to the agreements that governed the former facilities, which resulted in approximately $2.7 million of incremental interest expense for fiscal year 2009.

        During fiscal year 2009, we negotiated several amendments to our former supply and hedging facilities. Approximately $8.7 million of fees associated with these amendments were deferred during fiscal year 2009 for amortization over the remaining amended term of the facilities. Incremental interest expense of $7.5 million for fiscal year 2009 was a direct result of amortization of these deferred costs.

        Lower interest income was a direct result of lower average cash and cash equivalents and restricted cash balances during fiscal year 2009 as well as a lower average interest rate earned during the year, as compared to the same period in fiscal year 2008.

Income Tax (Expense) Benefit

  Fiscal Year Ended June 30, 2010 versus 2009

        Our effective tax rate was a charge of 56.1% and a benefit of 21.4% for fiscal year 2010 and 2009, respectively. The higher effective tax rate for fiscal year 2010, as compared to fiscal year 2009, was primarily due to recognition of an additional valuation allowance for deferred income tax assets at June 30, 2010, which resulted from a change in the mix of deferred tax assets.

        The significant components of the Company's deferred tax assets and liabilities are summarized in the following table.

	Balance at June 30,
	2010	2009
	(in thousands)
Deferred tax assets:
Depreciation and amortization	$18,751	$18,982
Net unrealized losses from risk management activities	3,197	18,693
Allowance for doubtful accounts	1,992	2,860
Tax loss carryforwards	3,652	2,724
Accrued bonuses	1,540	1,707
Stock compensation expense	901	1,642
Novation of interest rate swaps	2,996	—
Other reserves	133	165
Valuation allowance	(28,123)	(22,664)

Total deferred tax assets	5,039	24,109

Deferred tax liabilities:
State tax liability	32	—

Total deferred tax liabilities	32	—

Net deferred tax asset	$5,007	$24,109

Balance sheet classification:
Current deferred tax asset	$1,378	$9,020
Long-term deferred tax asset	3,629	15,089
Current deferred tax liability	—	—

Net deferred tax asset	$5,007	$24,109

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized.

        We have deferred tax assets related to unrealized losses from risk management activities. We anticipate that these deferred tax assets will be realized in future periods when sales of fixed price commodities, to which the unrealized losses from risk management activities relate, occur. Therefore, we did not establish a valuation allowance for these deferred tax assets.

        For the remaining deferred tax assets, we determined based on available evidence, including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future. We increased the valuation allowance associated with our U.S. operations by $5.5 million, due to a change in the mix of related deferred tax assets, resulting in a charge to tax expense for fiscal year 2010.

  Fiscal Year Ended June 30, 2009 Versus 2008

        Our effective tax rate was a tax benefit of 21.4% and tax expense of 40.9% for fiscal years 2009 and 2008, respectively. The change in the effective tax rate was primarily due to the impact of a valuation allowance recorded at June 30, 2009 against deferred tax assets, as described below, and changes in the mix and amounts of permanent differences and to a lower state statutory tax rate as a result of income apportionment for the states in which we do business.

        The significant components of the Company's deferred tax assets and liabilities are summarized in the following table.

	Balance at June 30,
	2009	2008
	(in thousands)
Deferred tax assets:
Depreciation and amortization	$18,982	$12,877
Net unrealized losses from risk management activities	18,693	—
Allowance for doubtful accounts	2,860	2,035
Tax loss carryforwards	2,724	—
Accrued bonuses	1,707	1,090
Stock compensation expense	1,642	1,664
Other reserves	165	122
Valuation allowance	(22,664)	—

Total deferred tax assets	24,109	17,788

Deferred tax liabilities:
Net unrealized gains from risk management activities	—	(17,085)

Total deferred tax liabilities	—	(17,085)

Net deferred tax asset	$24,109	$703

Balance sheet classification:
Current deferred tax asset	$9,020	$—
Long-term deferred tax asset	15,089	10,503
Current deferred tax liability	—	(9,800)

Net deferred tax asset	$24,109	$703

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Our policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized.

        We have deferred tax assets related to unrealized losses from risk management activities. We anticipate that these deferred tax assets will be realized in future periods when sales of fixed price commodities, to which the unrealized losses from risk management activities relate, occur. Therefore, we did not establish a valuation allowance for these deferred tax assets. For the remaining deferred tax assets reflected in the table above, we determined based on available evidence including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future.

Liquidity and Capital Resources

        Our principal sources of liquidity for our ongoing operations are cash collected from sales of natural gas and electricity to customers and available credit under our Commodity Supply Facility. Our primary liquidity requirements arise primarily from our seasonal working capital needs, including purchases of natural gas inventories, collateral requirements related to supplier, LDC, transportation and storage arrangements, acquisition of customers and debt service obligations. Because we sell natural gas and electricity, we are subject to material variations in short-term obligations under our Commodity Supply Facility on a seasonal basis, due to the timing and price of commodity purchases to meet customer demands.

        As a result of the Restructuring completed in September 2009, we significantly decreased our outstanding debt obligations and debt service requirements for the final nine months of fiscal year 2010, the first quarter of fiscal year 2011 and for future years. In addition, our supply and hedging facilities that existed prior to the Restructuring were replaced by the Commodity Supply Facility, which provides us with a stable source of liquidity through August 2012 with an investment grade counterparty. Overall, the transactions consummated in the Restructuring improved our liquidity position, improved our financial and operational flexibility and allowed us to compete more effectively within the markets that we serve.

        Under the Commodity Supply Facility, we had $39.7 million of liquidity available to us as of September 30, 2010, of which $13.1 million represented net cash due to us from RBS Sempra.

Cash Flow

        During the three months ended September 30, 2010, our cash and cash equivalents increased $1.7 million to a balance of $7.9 million at the end of the period. Approximately $3.7 million of cash was provided by operating activities during the period, which reflects a $27.4 million decrease from the $31.1 million provided by operations for the three months ended September 30, 2009.

        During fiscal year 2010, our cash and cash equivalents decreased $17.0 million to a balance of $6.2 million at the end of the period. Approximately $36.0 million of cash was provided by operating activities during the period, which reflects an $88.8 million change from the $52.8 million used in operations for fiscal year 2009.

        During fiscal year 2009, in connection with amendments to our former supply and hedging facilities, we deposited $75.0 million of our operating cash into a new cash account, which was restricted for use as collateral to provide security for letters of credit outstanding under our former supply and hedging facilities. During the quarter ended September 30, 2009, in connection with the Restructuring, the restrictions on this account were removed, and cash provided from operations included the release of $75.0 million of restricted cash, which was partially offset by a $9.0 million transfer from cash and cash equivalents to the Notes Escrow Account. The following Restructuring-related transactions, all of which were reported as financing activities, were also recorded during the quarter ended September 30, 2009:

  •
  $26.7 million paid to bondholders in partial exchange for their Floating Rate Notes;

  •
  repayment of $12.0 million of principal outstanding, plus accrued interest, under the Denham Credit Facility, which was terminated in connection with the Restructuring;

  •
  $6.4 million of legal, consulting and other fees directly related to various Restructuring transactions, which were recorded as deferred debt issuance costs ($6.1 million) and stock issuance costs ($0.3 million). The deferred debt issuance costs are being amortized as an increase to interest expense over the remaining terms of the related agreements; and

  •
  repayment of $5.4 million of principal outstanding, plus accrued interest, of Bridge Financing Loans, which was terminated in connection with the Restructuring.

        In connection with the Commodity Supply Facility, certain banking relationships that previously belonged to us are now under RBS Sempra's name and control. RBS Sempra releases cash to us as required to meet our ongoing operating cash requirements. The ISDA Master Agreements also include provisions that allow for net settlement of amounts due from and due to RBS Sempra. Accordingly, we report amounts due from and due to RBS Sempra net on our consolidated balance sheets. At September 30, 2010 and June 30, 2010, we recorded net amounts due from RBS Sempra of $13.1 million and $43.1 million, respectively, which represents net cash available to us for working capital needs during future months.

Commodity Supply Facility

        Under the Commodity Supply Facility, the primary obligors are MXenergy Inc. and MXenergy Electric Inc. and all obligations are guaranteed by Holdings and its other domestic subsidiaries. Obligations under the Commodity Supply Facility are secured by a first priority lien on substantially all of Holdings' and its domestic subsidiaries' existing and future assets, other than an interest reserve account held on behalf of the holders of the Original Notes. The maturity date of the Commodity Supply Facility is August 31, 2012. RBS Sempra will have the right to extend such maturity date by one year at its sole discretion, provided that RBS Sempra gives notice no later than April 30, 2011.

        The Commodity Supply Facility provides for the exclusive supply of physical (other than as needed for balancing) and financial natural gas and electricity, credit support (including letters of credit and guarantees) for certain collateral needs, payment extension financing and/or storage financing as needed, and associated hedging transactions in order to maintain our required matched trading book. In addition, the Commodity Supply Facility provides that we release natural gas transportation and storage capacity to RBS Sempra and for RBS Sempra to perform certain natural gas and electricity nominations. The Commodity Supply Facility also will provide for RBS Sempra to act on our behalf to satisfy the requirements of regional transmission operators for capacity rights and ancillary services.

        Under the supply terms of the Commodity Supply Facility, we have the ability to: (1) seek commodity price quotes from third parties for certain physically or financially settled transactions with respect to gas and electricity; and (2) request that RBS Sempra enter into such transactions with such third parties at such prices and to concurrently enter into back-to-back off-setting transactions with us with respect to such third party transactions. RBS Sempra is not obligated to enter into a transaction with any third party unless RBS Sempra is satisfied with such transaction and the volume of those transactions does not exceed annual limits. In addition to the actual purchase price paid by RBS Sempra and certain related costs and expenses, we will be charged a fee for such third-party purchases.

        The Commodity Supply Facility also provides for certain volumetric fees for all natural gas and electricity purchases, as well as minimum purchase requirements for both natural gas and electricity over the initial three-year term and over the optional one-year extension term.

        Under the hedging terms of the Commodity Supply Facility, the aggregate notional exposure amount of fixed price hedges allowed to be entered into by us will be limited to $260.0 million, without adjustment for mark-to-market movements thereafter. Fixed price hedges will be limited to a contract length term of 24 months. In addition, the fixed price portfolio of hedges will be limited to a weighted-average volumetric tenor not to exceed 14 months in duration. With regard to our fixed price customer mix, we may not, during any 12 month period, enter into any new fixed price contracts with respect to the gas business where the residential customer equivalents of such contracts are greater than 75% of all residential customer equivalents of all new contracts entered into during such period and/or maintain a customer portfolio with more than 325,000 residential customer equivalents operating under fixed price contracts.

        The Commodity Supply Facility provides for cash borrowings of up to $45.0 million that we may access to finance seasonal working capital requirements, provided that we are in compliance with the Collateral Coverage Ratio requirement, as described below. These cash borrowings will accrue interest at the greater of: (1) RBS Sempra's cost of funds plus 5%; or (2) two-month LIBOR plus 5%. Outstanding credit support (e.g., letters of credit and/or guarantees) provided by RBS Sempra will accrue interest at LIBOR plus 3%, with a minimum rate of 4% except that, if the cash held in certain collateral accounts exceeds all outstanding settlement payments under the Commodity Supply Facility by $27.0 million, interest will accrue at a reduced rate of 1% on the amount of outstanding credit support in excess of $27.0 million.

        In accordance with the terms of the ISDA Master Agreements, we are required to maintain a minimum collateral coverage ratio (the "Collateral Coverage Ratio") of 1.25:1.00 for the months of October through March (inclusive) and 1.40:1.00 for any other calendar month. The Collateral Coverage Ratio is calculated as the ratio of: (1) certain of our assets, primarily cash, amounts due from RBS Sempra representing our operating cash, accounts receivable from our customers and LDCs and natural gas inventories to (2) certain of our liabilities, primarily arising from exposure and/or amounts due to RBS Sempra as a result of our agreements (including amounts due for the purchase of natural gas and electricity, accrued but unpaid financing fees and settlements arising from derivative contracts).

        As of September 30, 2010, we had a Collateral Coverage Ratio of approximately 2.57:1.00. The calculation of the Collateral Coverage Ratio as of September 30, 2010 reflected available liquidity under the Commodity Supply Facility of approximately $39.7 million. As of September 30, 2010, we had no outstanding cash advances and had $34.1 million of letters of credit outstanding under the Commodity Supply Facility.

        We must maintain a consolidated tangible net worth, as defined in the ISDA Master Agreements, of at least $60.0 million.

        With regard to our fixed price customer mix, we may not, without the written consent of RBS Sempra, enter into any fixed price contracts, excluding renewals of existing fixed price contracts, if:

  •
  During any twelve-month period, more than 75% of all residential customer equivalents ("RCEs") have been added under fixed price contracts;

  •
  During any twelve-month period, more than 235,000 RCEs have been added under fixed price contracts; and

  •
  Our fixed price RCEs exceeds 325,000 at any time.

        We received a limited waiver from RBS Sempra, which allowed us to add more than 235,000 RCEs under fixed price contracts during the first contract year of the Commodity Supply Facility.

        Other key provisions of the ISDA Master Agreements are described in the consolidated financial statements included in our 2010 Form 10-K. As of September 30, 2010, we were in compliance with all provisions of the ISDA Master Agreements.

Original Notes

        Pursuant to the Restructuring completed in September 2009, we issued $67.8 million aggregate principal amount of Original Notes. Interest on the Original Notes accrues at the rate of 13.25% per annum and is payable semi-annually in cash on February 1 and August 1 of each year, commencing on February 1, 2010, to the holders of record of the Original Notes on the immediately preceding January 15 and July 15. The Original Notes will mature on August 1, 2014. The Original Notes were issued at a discount of $17.8 million, which was recorded as a reduction from the Original Notes on our consolidated balance sheets, and which is being amortized as an increase to interest expense over the remaining life of the Original Notes.

        The Original Notes are senior subordinated secured obligations of the Company, subordinated in right of payment to obligations of the Company under the Commodity Supply Facility. The Original Notes are senior in priority to the Company's unsecured senior obligations, including the Floating Rate Notes, to the extent of the value of the assets securing the Original Notes in excess of the aggregate amount of the outstanding Commodity Supply Facility obligations. The Original Notes are jointly, severally, fully and unconditionally guaranteed by all domestic subsidiaries of Holdings.

        The Original Notes are secured by a first priority interest in the Notes Escrow Account and by a second-priority security interest in substantially all other existing and future assets of the Company. The Notes Escrow Account was funded with approximately $9.0 million in September 2009, which represents the approximate interest payable on the Original Notes for a twelve-month period.

        Under the terms of the indenture that governs the Original Notes, we were required to file an effective registration statement for the Original Notes with the SEC within one year from the consummation date of the Restructuring, which we failed to do. Failure to do so resulted in a 0.25% increase to the interest rate on the Original Notes, effective September 28, 2010.

Floating Rate Notes

        As a result of the Restructuring, we exchanged $158.8 million aggregate principal amount of Floating Rate Notes for $26.7 million of cash, $67.8 million aggregate principal amount of Original Notes and 33,940,683 shares of newly authorized Class A Common Stock. Holders of $6.4 million aggregate principal amount of Floating Rate Notes did not tender their notes pursuant to the Restructuring. These Floating Rate Notes will remain on our consolidated balance sheets until their maturity date in August 2011 unless acquired or retired by us at an earlier date. The indenture governing the Floating Rate Notes was amended to eliminate substantially all of the restrictive covenants and certain events of default from such indenture.

        The weighted-average interest rate for the Floating Rate Notes was 8.08% and 8.67% for the three months ended September 30, 2010 and 2009, respectively. We have entered into interest rate swap agreements to hedge the floating rate interest expense on the Floating Rate Notes.

Contractual Obligations

        The following table discloses aggregate information about our contractual obligations and commercial commitments as of June 30, 2010:

	Contractual Obligation Amounts Maturing In
	Less Than 1 Year	1-3 Years	4-5 Years	Thereafter	Total
	(in thousands)
Original Notes(1)	$—	$—	$67,293	$—	$67,293
Floating Rate Notes(2)	—	6,413	—	—	6,413
Operating leases(3)	590	916	472	605	2,583
Capacity charge commitments(4)	7,068	—	—	—	7,068
Natural gas physical purchase commitments(5)	38,392	—	—	—	38,392
Electricity physical purchase commitments(5)	7,319	382	—	—	7,701

Total	$53,369	$7,711	$67,765	$605	$129,450

(1)
Includes the aggregate principal amount under the Original Notes. Excludes related unamortized discount of $14.9 million as of June 30, 2010.

(2)
Includes the aggregate principal amount under the Floating Rate Notes. Excludes related unamortized discount of less than $0.1 million as of June 30, 2010.

(3)
Includes amounts anticipated to be paid for leased office space under non-cancelable operating leases, which contain escalation clauses, have terms that expire between July 2010 and October 2017 and are subject to extension at the option of the Company. We take into account all escalation clauses when determining the amount of future minimum lease payments. All future minimum lease payments are recognized on a straight-line basis over the minimum lease term.

(4)
Includes anticipated fees associated with agreements to transport and store natural gas. These agreements are take-or-pay in that we must pay for the capacity committed even if we do not use the capacity.

(5)
Includes both fixed and variable portions of physical forward contracts. The variable portion is indexed as the NYMEX settle price for the corresponding delivery month in which the natural gas is purchased. The estimated contractual obligations are based on the NYMEX forward curve as of June 30, 2010 for all corresponding delivery months.

        At September 30, 2010 and June 30, 2010, $34.1 million and $34.0 million, respectively, of letters of credit were outstanding under the Commodity Supply Facility, which were posted as collateral under various transportation and storage agreements. All outstanding letters of credit were scheduled to mature within the twelve months following September 30, 2010. New letters of credit will be issued as necessary to meet collateral requirements.

        Under the Commodity Supply Facility, we are obligated to purchase a minimum of 130,000,000 MMBtus of natural gas from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 39,000,000 MMBtus during the first contract year; (2) 44,000,000 MMBtus during the second contract year; and (3) 47,000,000 MMBtus during the third contract year. In addition, we are obligated to purchase a minimum of 1,850,000 MWhrs of electricity from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 500,000 MWhrs during the first contract year; (2) 650,000 MWhrs during the second contract year; and (3) 700,000 MWhrs during the third contract year. The estimated total value of these purchases will depend upon the market price of natural gas at the time of purchase. During fiscal year 2010, our average price paid for natural gas ranged from a high of approximately $6.40 per MMBtu in January 2010 to a low of approximately $2.80 per MMBtu in September 2009, and our average price paid for electricity ranged from a high of approximately $82.60 per MWhr in January 2010 to a low of approximately $64.60 per MWhr in March 2010.

        The Company will be obligated to pay a volumetric fee for any unused balance of the minimum volume purchase requirement for any contract year, or if the agreement is terminated prior to the end of the contract. As of June 30, 2010, commodity that we expect to purchase for delivery to our customers during the first and second contract years of the Commodity Supply Facility is expected to exceed the minimum purchase obligation for natural gas and electricity. The excess of actual commodity purchases from RBS Sempra over the minimum purchase requirement for any contract year, if any, will be deducted from the minimum purchase requirement for the subsequent contract year.

        During the first contract year of the Commodity Supply Facility, our actual purchases of commodity from RBS Sempra exceeded the minimum purchase obligations for natural gas and electricity. Under the terms of the ISDA Master Agreements, such excess of actual purchases over the minimum purchase obligations are deducted from the minimum purchases requirement for the second contract year of the Commodity Supply Facility. As of September 30, 2010, the commodity to be purchased for delivery to our customers during the second contract year of the Commodity Supply Facility is expected to exceed the minimum purchase obligation for natural gas and electricity for that year.

Off-Balance Sheet Arrangements

        As of September 30, 2010 and June 30, 2010, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

        The preceding discussion and analysis of our financial condition and results of operating results are based on our consolidated financial statements, which have been prepared in conformity with

U.S. GAAP. The significant accounting policies used in the preparation of our consolidated financial statements are more fully described in the consolidated financial statements included elsewhere in this prospectus.

        Many of our significant accounting policies require complex judgments to estimate values of assets and liabilities. In making these judgments, management must make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Because changes in such estimates and assumptions could significantly affect our reported financial position and results of operations, detailed policies and control procedures have been established to ensure that valuation methods, including judgments made as part of such methods, are well controlled, independently reviewed, and are applied consistently from period to period.

        On an on-going basis, we evaluate our estimates, which are based on historical experience, weather data, terms of existing customer contracts, and various other assumptions that we believe to be reasonable under the circumstances. Our actual results may differ from these estimates and assumptions.

        Of the significant policies used to prepare our consolidated financial statements, the items discussed below require critical accounting estimates involving a high degree of judgment and complexity. For all of these critical policies, we caution that future events rarely develop exactly as forecasted, and the best estimates routinely require adjustment. This information should be read in conjunction with our consolidated financial statements included herein.

Revenue Recognition

        We recognize revenue from the sale of natural gas and electricity in the period in which customers consume the commodity. Our customers are billed monthly on various dates throughout the month. We accrue revenues for natural gas and electricity consumed by customers, but not yet billed, under the cycle billing method. Total unbilled revenue was $17.4 million and $16.3 million at June 30, 2010 and 2009, respectively.

        Our estimates of unbilled revenues are determined by considering the following factors:

  •
  estimates of commodity volume consumed by customers during a calendar month;

  •
  the average sales price per unit for each respective market area and customer class;

  •
  commodity volumes delivered to the LDC during the calendar month;

  •
  timing of billings completed under the cycle billing method; and

  •
  impact of previous unbilled accounts receivable accruals.

        Unbilled revenue estimates are adjusted to actual billings in subsequent periods when the meters are read and any change in previous estimates is reflected in operations during the period that the change is determined. Unbilled revenue recognition is considered to be a critical accounting policy because estimates of commodity volumes consumed by customers are dependent upon various factors, including:

  •
  Weather conditions and customer usage profiles have a direct impact on the consumption of natural gas and electricity by our customers. The projected impact of current weather conditions on customer usage profiles utilized in our estimates may differ from historical averages.

  •
  Other factors, such as economic conditions in a market area, the prices charged to customers for natural gas and electricity consumed and natural or man-made disasters that can limit the availability of natural gas and electricity, can have a significant impact on customer consumption.

        We can never be certain how retail energy customers will respond to weather conditions or other factors that are outside of our control. As a result, actual consumption may differ significantly from our estimates, which could result in significant adjustments to revenue in the month of "true-up."

Allowance for Doubtful Accounts

        We assume the credit risk associated with non-payment by our customers in markets where LDCs do not guarantee customer accounts receivable. In those markets, we record an allowance for doubtful accounts based on the age of accounts receivable, customer payment history, past loss experience and current market conditions. The allowance for doubtful accounts and provision for doubtful accounts are summarized in the following table.

	Fiscal Year Ended June 30,
	2010	2009	2008
	(in thousands)
Non-guaranteed accounts receivable from customers at period-end	$28,754	$37,226	$52,871

Allowance for doubtful accounts at period-end	$5,074	$7,344	$5,154

Allowance for doubtful accounts as a percentage of non-guaranteed accounts receivable at period end	17.6%	19.7%	9.7%

Provision for doubtful accounts for the period	$5,164	$12,009	$5,050

        We recognize that there is a high degree of subjectivity and imprecision inherent in the process of estimating future credit losses that are based on historical trends and customer data. Critical factors that could impact the recorded level of allowances for doubtful accounts include:

  •
  the concentration of our business in non-guaranteed markets, such as Georgia and Texas;

  •
  economic conditions in our markets, which may deteriorate and impact the ability of our customers to pay their balances owed to us when due;

  •
  the seasonality of our business; and

  •
  our cost of commodity, which affects our pricing for commodity supplied to customers.

        We are also subject to credit risk associated with the creditworthiness of LDCs that guarantee customer accounts receivable balances. Although all of the LDCs that guarantee our customer accounts receivable had investment grade credit ratings as of June 30, 2010, any detrimental change in the creditworthiness of these LDCs could affect their ability to pay us amounts when due, and may result in the need for higher allowances and provisions for doubtful accounts.

        In addition, we may bear credit risk related to imbalance settlement receivables from LDCs and ISOs, to the extent that such LDCs and ISOs are unable to collect imbalance settlements payable to them by other retail marketers. We record an allowance for doubtful accounts during the month that full collection of any such imbalance receivable balance becomes doubtful. Therefore, the creditworthiness of other retail marketers, which is difficult to predict and monitor, may also impact our allowance and provision for doubtful accounts.

Goodwill

        Goodwill of $3.8 million on our consolidated balance sheet represents the excess of purchase price over the fair value of identifiable net assets acquired from SESCo in August 2006. Goodwill has been assigned entirely to the natural gas business segment since the customers acquired from SESCo were natural gas accounts.

        Goodwill is not amortized, but is reviewed for impairment annually at June 30 or more frequently if events, transactions or changes in circumstances indicate that the carrying amount may not be recoverable. We utilize a combination of methods to estimate the fair value of our natural gas reporting unit, including a discounted cash flows methodology for near-term estimable earnings and a discounted multiple of earnings methodology to estimate a terminal value. Critical assumptions used for the fair value model include:

  •
  earnings forecasts for the natural gas business segment, which reflect assumptions for growth in natural gas RCEs (net of attrition), expected gross profit and expense trends;

  •
  a terminal value multiple; and

  •
  the discount rate used to calculate the present value of future cash flows.

        Our impairment testing of goodwill is considered to be a critical accounting estimate due to the significant judgment required for certain assumptions utilized in the models to determine fair value. Assumptions used involve a high degree of subjectivity that is based on historical experience and internal forecasts of future results. Actual results in future periods may not necessarily approximate historical experience or forecasts.

        We completed our annual goodwill impairment test as of June 30, 2010, and concluded that the goodwill assigned to the natural gas business segment was not at risk for impairment as of that date. As of June 30, 2010, the estimated fair value of the natural gas business segment was more than double its carrying value.

Customer Acquisition Costs, net

        The Company capitalizes costs associated with the acquisition of customers to the extent that they are incremental direct costs and that such costs can be recovered from the future economic benefit resulting from the customer relationship. The Company acquires customers as a result of the following activities:

  •
  bulk acquisitions and business combinations;

  •
  payments to third-party contractors for success-based marketing activities;

  •
  payments to third-party contractors for hourly paid direct-response telemarketing activities.

        Financial information regarding our customer acquisition costs is summarized in the following table.

	Fiscal Year Ended June 30,
	2010	2009	2008
	(in thousands)
Total customer acquisition costs, net of accumulated amortization, at period-end	$30,425	$27,950	$41,693

Customer acquisition costs capitalized during the period(1)	$22,289	$16,034	$19,555

Amortization of customer acquisition costs during the period	$19,814	$29,777	$23,414

        Customer acquisition costs are capitalized and amortized over the estimated life of a customer, which we generally estimate to be three years. Customer acquisition costs that are subject to amortization are reviewed for recoverability quarterly, or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

        Our model used to assess the estimated recoverability of customer acquisition costs includes estimates of the future cash flows expected to result from the use of the customer assets and their eventual disposition. The estimated fair value resulting from this model is compared with the carrying amount of the asset. If impairment were to be identified, it could result in additional expense recorded in our consolidated statement of operations. Estimation of future cash flows includes consideration of specific assumptions for customer attrition, per unit gross profit, and operating costs. The estimate of future cash flows is considered to be a critical estimate because the assumptions used involve a high degree of subjectivity and are based on historical experience and internal forecasts of future results. Actual results in future periods may not necessarily approximate historical experience or forecasts. As of June 30, 2010, the estimated future cash flows from our customer relationships significantly exceeded the carrying value of customer acquisition costs. Management believes that the carrying value of customer acquisition costs is not at risk of impairment as of June 30, 2010.

        The average three-year life of a customer is also considered to be a critical assumption because it is an estimate of the expected period over which an average customer will provide us with cash flows. If competitive market conditions were to deteriorate for us, customer attrition could increase, which could result in a lower average life of a customer.

        As a result of all quarterly reviews conducted for the fiscal year ended June 30, 2009, we have concluded that there was no impairment to the carrying value of customer acquisition costs recorded on our consolidated balance sheets.

Income Taxes

        We operate within multiple tax jurisdictions. The calculations of income tax expense or benefit and related balance sheet amounts involve a high degree of management judgment regarding estimates of the timing and probability of recognition of revenue and deductions. The interpretation of tax laws involves uncertainty, since tax authorities may interpret laws differently than we do. We are subject to audit in all of our tax jurisdictions, which may involve complex issues and may require an extended period of time to resolve. Ultimate resolution of tax matters may result in favorable or unfavorable impacts to our net income and/or cash flows. In management's opinion, adequate reserves have been recorded for any future taxes that may be owed as a result of examination by any taxing authority.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates expected to be in effect for the year in which the temporary differences are expected to reverse.

        Total combined current and long-term deferred income tax assets were $33.2 million and $46.8 million at June 30, 2010 and 2009, respectively. Our policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized. At June 30, 2010, we determined that it was "more likely than not" that a portion of our deferred tax assets would not be realized.

        As of June 30, 2010 and 2009, we had $3.2 million and $18.7 million, respectively, of deferred tax assets related to unrealized losses from risk management activities. We anticipate that these deferred tax assets will be realized in future periods when sales of related fixed price commodities occur. Therefore, we did not establish a valuation allowance for these deferred tax assets at June 30, 2010.

        For our remaining deferred tax assets, which totaled $30.0 million and $28.1 million at June 30, 2010 and 2009, respectively, we determined based on available evidence, including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future. Accordingly, at June 30, 2010 and 2009, we recorded total valuation allowances of approximately $28.1 million and $22.7 million, respectively, as a reduction of deferred tax assets. The valuation allowance represented 94% and 81% of related deferred tax assets as of June 30, 2010 and 2009, respectively.

        The valuation allowance related to deferred tax assets is considered to be a critical estimate because, in assessing the likelihood of realization of deferred tax assets, management considers taxable income trends and forecasts. Actual income taxes expensed and/or paid could vary from estimated amounts due to the impacts of various factors, including:

  •
  changes to tax laws by taxing authorities;

  •
  final review of filed tax returns by taxing authorities; and

  •
  actual financial condition and results of operations for future periods that could differ from forecasted amounts.

Derivatives

        We utilize both physical commodity contracts and financial derivative instruments to reduce our exposure to fluctuations in the price of natural gas and electricity. Settlements of derivative instruments are recognized on a monthly basis, generally based upon the difference between the contract price and the settlement price as quoted on NYMEX, relevant ISO or other published sources. Derivative instruments are carried on the balance sheet at fair value. Any changes in fair value are adjusted through unrealized losses (gains) from risk management activities in the consolidated statements of operations. This accounting results in significant volatility in earnings due to the impact market prices have on the market positions and derivative instruments that we have entered into.

        Where available, we use quoted market prices to determine fair value. If quoted market prices are not available, management seeks price information from external sources, including broker quotes and industry publications. When evaluating pricing information provided by brokers and other pricing services, we consider whether the broker is willing and able to enter into transaction at the quoted price, whether the quotes are based on an active market, or, if the quotes are based on an inactive market, the extent to which brokers are utilizing a particular model if pricing is not available.

        If pricing information from external sources is not available, or if we believe that observable pricing information is not indicative of fair value, management judgment is required to develop estimates of fair value. In these cases, fair value is determined using internally developed valuation models based on inputs that are either directly observable or derived from and corroborated by market data. These unobservable inputs incorporate market participants' assumptions about risks in the asset or liability and the risk premium required by market participants in order to bear the risks. Our assets and liabilities that are reported at fair value are measured based on quoted market prices and observable market-based or independently-sourced inputs.

        We generally utilize a market approach for our recurring fair value measurements. In forming our fair value estimates, we maximize the use of observable inputs for the respective valuation model. For reporting purposes we classify our fair value measurements according to the hierarchy summarized in the notes to the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus. If a fair value measurement reflects inputs from different levels within the fair value hierarchy, the measurement is classified based on the lowest level of input that is significant to the fair value measurement. The key inputs and assumptions utilized for the fair value measurements recorded by the Company are summarized as follows:

        Financial natural gas derivative contracts—NYMEX-referenced swaps are valued utilizing unadjusted market commodity quotes from a pricing service, which are considered to be quotes from an active market, but are deemed to be Level 2 inputs because the swaps are not an identical instrument to the NYMEX-referenced commodity. Basis swaps and options are generally valued using observable broker quotes. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Financial electricity derivative contracts—Electricity swaps are valued utilizing market commodity quotes from a pricing service, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Physical forward natural gas and electricity derivative contracts—The Company utilizes market commodity quotes from a pricing service to value these instruments, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Interest rate swaps—Interest rate swaps are valued utilizing quotes received directly from swap counterparties. Key inputs and assumptions include interest rate curves, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        The assumptions used for these pricing models are considered to be critical estimates due to the high level of management judgment utilized in their development. In particular, imprecision in estimating unobservable market inputs can impact the amount of unrealized gains or losses from risk management activities recorded on our consolidated balance sheets and our consolidated statements of operations for a particular financial instrument. Furthermore, while we believe our valuation methods are appropriate, the use of different methodologies or assumptions to determine the fair value of certain financial assets and liabilities could result in a different estimate of fair value at the reporting date.

        We have implemented risk management controls and limits to monitor our risk position related to derivatives, including a VAR analysis to assess potential losses in the fair value of our natural gas portfolio and to ensure that hedging performance is in line with agreed-upon objectives.

Common Stock Valuation

        Prior to the Restructuring, we utilized an internal stock valuation model to calculate appropriate values for redeemable preferred stock, stock options and warrants granted under our stock-based compensation plans and common stock issued directly to our executive officers and third parties. In connection with the Restructuring, we utilized our stock valuation model to assign value to all classes of common stock issued to holders of our debt, RBS Sempra, former holders of our redeemable preferred stock and holders of our common stock outstanding prior to the Restructuring. Subsequent to the Restructuring, we utilized our stock valuation model to calculate an appropriate value for RSUs granted to our directors, a former director and certain of our senior executives.

        As our common stock is not publicly traded, there is no readily-available market source of information to estimate its fair value. Therefore, we utilize an internal stock valuation model in order to calculate the grant-date fair value for stock-based compensation awards. At a minimum, we complete the stock valuation model on a quarterly basis, as of September 30th, December 31st, March 31st and June 30th of each fiscal year. For the June 30th model, we contract with an independent valuation company to calculate a fair value at that date. For the remaining quarter-end valuation dates, we utilize an internal valuation model that closely resembles the methodology utilized by the independent valuation company as of the previous June 30th valuation date. The grant date stock value assigned to stock compensation awards is generally determined from our most recently completed quarter-end valuation model, unless any matters arose during the time between the most recent quarter-end model and the grant date that would have had a material impact on the stock valuation.

        Key estimates and assumptions used in our stock valuation models include:

  •
  revenue and expense forecasts and assumed earnings multiples based on comparable companies; and

  •
  a discount rate applied to the future cash flows assumed to result from future earnings.

        The assumptions utilized in the stock valuation model require significant management judgment. Revenue and expense forecasts include assumptions that involve a high degree of subjectivity and are based on historical experience and internal forecasts of future results. There can be no assurance that actual future earnings will approximate these estimates.

Risk Management

Overview

        Some degree of risk is inherent in virtually all of our activities. As a result of our business growth into new markets and increased complexity of our operating infrastructure, we continuously review and, where necessary, upgrade our risk management policies and systems. The objectives of our risk management policies and systems include:

  •
  Timely identification of various risks associated with our business;

  •
  Assessment of potential costs that can be considered in relation to expected rewards from taking such risks;

  •
  Development and/or acquisition of adequate protections against identified risks;

  •
  Appropriate monitoring and disclosure of risks to all concerned parties; and

  •
  Development of adequate staff training programs regarding compliance with relevant laws, regulations, internal policies and procedures and established systems of internal controls.

        Risk management oversight begins with our Board of Directors and its committees, principally the Audit Committee and the Risk Oversight Committee. The Audit Committee consists of four members of the Board of Directors and is chaired by an independent director. The Audit Committee meets with our outside auditors shortly after the end of each quarterly and year-end reporting period and reviews and approves all financial reports filed with the SEC.

        The Risk Oversight Committee is chaired by an independent director and includes four additional directors. The Risk Oversight Committee meets at least quarterly, and as often as necessary, to ensure that we have adhered to established risk management policies, to review our risk management activities and positions and to address any changes to policies or activities that may be necessary. We also have an independent risk management department that is responsible for monitoring and enforcing risk management policies related to commodities hedging activities.

Market Risk Management

        Market risks result primarily from changes in commodity prices and interest rates. In the normal course of business, we also have limited credit risks associated with our ability to collect from derivative counterparties and collect billed accounts receivable from customers and LDCs.

        Our primary market risk management objective is to maintain volume and price neutrality by using physical supply, storage and commodity derivatives to mitigate market risks resulting from changes in commodity prices and interest rates. Our risk management policies are reviewed at least annually to ensure that material risks associated with ongoing market risks, new products, asset acquisitions and other changes in our risk profile are adequately addressed.

        Refer to "Quantitative and Qualitative Disclosures About Market Risks," included elsewhere in this prospectus, for additional commentary regarding market risks.

Liquidity Risk Management

        Liquidity risk is the risk that we would be unable to meet our obligations as they become due or unable to fund business growth because of an inability to liquidate assets or obtain adequate funding. Under the oversight of the Audit Committee, liquidity is managed by the CFO to provide the ability to generate cash to fund current operating, investing and financing activities and to manage the cost of purchases of natural gas and electricity at a reasonable cost in a reasonable amount of time, while maintaining routine operations and market confidence. The following strategies and processes are utilized to manage liquidity:

  •
  Utilize our hedging strategy to reduce the impact of volatile commodity prices—We have a risk management policy that is intended to reduce our financial exposure related to changes in the price of natural gas and electricity. Under this policy, we hedge anticipated natural gas and electricity commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts. As of June 30, 2010, we utilized the Commodity Supply Facility as our exclusive natural gas and electricity hedge facility.

  •
  Utilize our credit facilities to provide liquidity for operating requirements—Under the Commodity Supply Facility, we have a ready source of liquidity, primarily in the form of letters of credit used for collateral to be placed with hedge counterparties, commodity suppliers and providers of transportation and storage services. As of June 30, 2010, we believe that the Commodity Supply Facility will be adequate to supplement cash provided by operations for meeting our operational liquidity needs for fiscal year 2011.

  •
  Maximize pricing opportunities within the markets that we serve—We strive to offer products and prices that are competitive within the markets we serve and allow us to realize a reasonable gross profit per MMBtu or MWhr sold. Maximizing our gross profit is crucial to our overall financial success and liquidity position.

  •
  Maximize cash collections from LDCs and customers—During fiscal year 2010, approximately 49% of our total sales of natural gas and electricity were within markets that guarantee customer accounts receivable. The LDCs in these markets have credit ratings that are investment grade. We monitor the payment histories, credit ratings and other financial information for these LDCs in order to identify and address adverse trends, if any. As of June 30, 2010, we do not maintain an allowance for doubtful accounts against receivables from these LDCs as we do not anticipate any material credit losses related to these receivables.

    For customer accounts receivable that are not guaranteed by LDCs, we have processes and information systems in place to ensure that appropriate amounts are billed and collected from our customers on a timely basis. We maintain an allowance for doubtful accounts against receivables from these customers, as we do not anticipate any material credit losses related to these receivables. Refer to "Quantitative and Qualitative Disclosures About Market Risks," included elsewhere in this prospectus, for additional commentary regarding credit risks.

Operational and Compliance Risk Management

        Operational risk is the risk of loss arising from fraud, unauthorized activities, errors, omissions, inefficiency, system failure or other external events. Operational risk is inherent throughout our business organization and covers a wide spectrum of issues.

        Compliance risk is the risk arising from failure to comply with relevant laws, regulations and regulatory requirements governing the conduct of our business. Failure to effectively identify and address various compliance risks can result in financial penalties and other regulatory sanctions, litigation, damage to reputation and loss of customers.

        Under the general oversight of our Board of Directors, CEO and CFO, operational and compliance risks are directly managed within the following functional areas of the organization:

  •
  Compliance and regulatory affairs;

  •
  Marketing and sales;

  •
  Contract pricing;

  •
  Natural gas and electricity supply;

  •
  Customer operations (including activities related to billing and collections, quality assurance related to various marketing programs and management of customer communications);

  •
  Financial accounting and reporting;

  •
  Tax accounting and reporting;

  •
  Legal counsel; and

  •
  Human Resources and payroll.

        Management within each of these areas is directly responsible for identification of risks, development of formal policies and procedures to manage such risks, and reporting any incidents, events or transactions, if any, where risks may not be adequately mitigated. Under the direction of the Audit Committee and the CFO, the Director of Internal Audit is responsible for investigating and addressing any such incidents, events or transactions for their impact on our overall risk management environment, on our internal control framework, and on the planning of internal audits.

Fraud Risk

        We have a formal fraud risk assessment program, which is designed to facilitate:

  •
  Identification of potential fraud risks;

  •
  Design of internal controls to address and mitigate the fraud risks identified;

  •
  Periodic reviews of controls for effectiveness; and

  •
  Monitoring of corporate activities and formal reporting of potential incidents, if necessary, to senior management and the Board of Directors.

        Under the general oversight of the Audit Committee and the CFO, our Director of Internal Audit is responsible for administering the fraud risk assessment program and reporting the results to the Audit Committee.

Information Systems

        We maintain a number of information systems for capturing customer, accounting, supply forecasting and risk management information. The majority of our systems are hosted at an offsite data center in Houston, Texas, which maintains 24/7 security and has stand-alone power generation to keep the data center functional in the case of an extended power outage.

        During fiscal year 2008, in conjunction with our hosting provider, we launched an initiative to modernize our key server infrastructure to increase reliability and to increase redundancy. During fiscal 2010, we continued to consolidate our multiple existing customer relationship management tools and multiple billing platforms. As of June 30, 2010, more than 95% of our customers had been consolidated into our primary strategic systems. We are also continuing to convert our demand forecasting and risk management operations to new or enhanced third party software systems. We are currently utilizing these systems and will continue to make enhancements during fiscal year 2011.

        We perform daily backup of our key servers and maintain backup tapes for a period of four weeks before they are overwritten. We also perform a month-end backup of key servers and keep such data for a period of six months to one year. All backup tapes are stored offsite at a secure storage facility. We currently replicate our email and various other production servers to ensure availability of our critical systems. We are in the process of increasing this functionality to additional servers.

        We have taken a multi-tiered approach to protecting our network from malware and intrusions. We employ endpoint security that includes locked-down routers, dual firewalls, and other security appliances. These are supplemented with anti-spyware and virus protection on all workstations and windows servers. These applications are monitored and updated to respond pro-actively and successfully to changing threats.

        Our corporate website has been custom-developed by an outsourced marketing company. We host our corporate website onsite with an employee of the Company serving as our webmaster.

Business Continuity Planning

        We are committed to the protection of our employees, customers, shareholders, physical buildings, information systems and corporate records. Our disaster recovery plan and the geographic distance between our offices mitigate the risk of catastrophic interruption of our business.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Commodity Price Risk

        Commodity price risk is the risk of exposure to fluctuations in the price of natural gas and electricity. Because our contracts require that we deliver full commodity requirements to our customers and because our customers' usage is impacted by factors such as weather, we are exposed to fluctuations in customer load requirements. We typically purchase commodity equal to expected customer consumption assuming normal weather patterns. We may purchase additional commodity volumes for the summer in the case of electricity and for the winter in the case of natural gas in order to protect against a potential demand increase in peak seasons. As a result of the natural swing in customer consumption related to weather changes, we may have to buy or sell additional volumes, and therefore may be exposed to price volatility in that event. We utilize various hedging strategies in order to mitigate the risk associated with potential volumetric variability of our monthly deliveries for fixed priced customers.

        We utilize the following instruments to offset price risk associated with volume commitments under fixed and variable price contracts where the price to the customer must be established ahead of the index settlement: (1) for natural gas: NYMEX-referenced gas swaps, basis swaps, physical commodity hedges and physical basis hedges; and (2) for electricity: ISO zone specific swaps, basis swaps, physical hedges and physical basis hedges.

        Economic hedges are also utilized to cover inventory injection and withdrawal as well as to cover utility over/under delivery obligations. For fixed price customers, both inventory and imbalances caused by utility over/under delivery obligations are hedged using derivatives or physical hedges. For variable price customers, inventory is generally hedged using derivative instruments or physical commodity hedges and utility imbalances are hedged either through the utilization of derivatives, physical hedges, or through a monthly price adjustment as published and billed to the customer each month. The fair values of these hedges, which are recorded in unrealized gains (losses) from risk management activities on the consolidated balance sheet, will settle during each specific month to mirror our planned injections and withdrawals, as well as over/under delivery obligations.

        The natural gas swap instruments are generally settled with respect to each delivery month against the final settlement price determined on the last trading day of the Henry Hub futures contract listed for such month on the NYMEX. In the case of electricity swap instruments, settlement is based on ISO settlement prices during the month. Natural gas basis swaps are typically settled against the first of the month published index prices at various trading points that relate to locations where we have customer obligations. Basis swaps are priced based on the NYMEX settlement price on the last trading day of the futures contract delivery month plus or minus an agreed-upon premium or discount. All of the natural gas and electricity swaps have been executed "over-the-counter" on a bilateral basis under the Commodity Supply Facility. We also enter into financial swaps with other counterparties in order to meet electricity requirements. These are settled based on the index price for the appropriate ISO. We only execute financial swaps with entities with investment grade credit ratings. As of September 30, 2010, our hedge positions extended through October 2013.

        We have adopted a risk management policy to measure and limit market and credit risk associated with our customer portfolio. The risk policy requires that we maintain a balanced position at all times and does not permit speculative trading. None of our employees are compensated on the basis of his or her trading activities. In marketing products to residential and small commercial customers, we hedge in advance of anticipated contract sales (adjusted to reflect attrition). When marketing to larger commercial accounts, the hedge is executed at the time of the contract sale. Our current risk policy requires that the following exposures be promptly mitigated: (1) for natural gas, any exposure in excess of $1.0 million related to the volumetric difference between commitments to deliver natural gas to customers and the related hedge positions must be brought back in compliance within three business days; and (2) for electricity, any exposure greater than $750,000 related to the volumetric difference between commitments to deliver electricity to customers and related hedge positions must be brought back in compliance within three business days.

        In order to address the potential volume variability of future deliveries, we utilize various hedging strategies to mitigate our exposure. For natural gas, hedging tools may include: (i) over-hedging winter volume obligations in certain markets by up to 10% in order to provide price and volume protection resulting from unexpected increases in demand or by purchasing calls; (ii) utilizing gas in storage to offset variability in winter demand; (iii) entering into options settled against daily basis prices published in an industry publication, for each day during some or all of the winter months, that protect against rising prices of additional daily volumes if demand increases; and (iv) purchasing put options to protect against falling prices if unused volume needs to be sold and to protect against customer attrition in excess of that historically experienced. For electricity, hedging tools include: (i) over-hedging summer on-peak volume obligations by up to 10% or purchasing call options in order to provide price and volume protection from unexpected increases in demand during peak or "super-peak" hours; (ii) entering into load shape hedges to cover the inherent imbalance from a normal consumption curve that a block hedge creates; and (iii) purchasing put options to protect against falling prices if unused volume needs to be sold and to protect against customer attrition in excess of that historically experienced.

        We utilize an internally developed modified variance/co-variance value-at-risk "VAR," model to estimate potential loss in the fair value of our natural gas portfolio. For our VAR model, we utilize the higher of 10-day and 30-day NYMEX volatility on a 2 standard deviation basis (95.45% confidence level).

        The potential losses in the fixed price natural gas portfolio using our actual net open position at the end of each month during the three months ended September 30, 2010 and 2009 and during the fiscal years ended June 30, 2010 and 2009 are summarized in the following table. Volatility in natural gas commodity prices during fiscal year 2009 resulted in unusually high potential losses in the fair value of our natural gas portfolio for that period using this VAR model.

	Potential Loss During the Period
	2010	2009
	(in thousands)
Three months ended September 30:
Average	$13	$23
Maximum	14	33
Minimum	12	17
Fiscal year ended June 30:
Average	$32	$120
Maximum	71	624
Minimum	4	25

        There were no material changes in our methodology or policies regarding commodity price risk management during fiscal year 2010 or the first quarter of fiscal year 2011.

Credit Risk

        We are exposed to credit risk in our risk management activities. Credit risk is the risk of loss resulting from the nonperformance by a counterparty of its contractual obligations. Our fixed price positions are executed under agreements that include master netting arrangements, which mitigate outstanding credit exposure. Under the Commodity Supply Facility, our economic hedging activities are with a financial institution that has an investment grade credit rating. To the extent we purchase financial hedges or physical commodity from other counterparties, our risk policy provides for ongoing financial reviews, established credit limits as well as monitoring, managing and mitigating credit exposure.

        We also are exposed to credit risk in our sales activities. For the three months ended September 30, 2010, approximately 44% of our total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 56% of our total sales were within markets where LDCs guarantee customer accounts receivable at a weighted average discount rate of approximately 1%. For the three months ended September 30, 2009, approximately 64% of our total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 36% of total sales were within markets where LDCs guarantee customer accounts receivable. During fiscal year 2010, approximately 51% of our total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 49% of our total sales were within markets where LDCs guarantee customer accounts receivable at a weighted average discount rate of approximately 1%. Such discount is the cost incurred to guarantee the customer accounts receivable. In cases where the LDC guarantees customer accounts receivable, we are exposed only to the credit risk of the LDC, rather than that of our actual customers. We monitor the credit ratings of LDCs and the parent companies of LDCs that guarantee our customer accounts receivable. As of September 30, 2010, all of our customer accounts receivable in guaranteed markets was with LDCs with investment grade credit ratings. We also periodically review payment history and financial information for LDCs to ensure that we identify and respond to any deteriorating trends.

        The allowance for doubtful accounts represents our estimate of potential credit losses associated with customer accounts receivable in markets where such receivables are not guaranteed by LDCs. We assess the adequacy of our allowance for doubtful accounts through review of the aging of customer accounts receivable and our assessment of the general economic conditions in the markets that we serve. Based upon our review as of September 30, 2010, we believe that the allowance for doubtful accounts is adequate to cover potential credit losses related to customer accounts receivable. An analysis of our allowance for doubtful accounts is provided in the following table.

Allowance for Doubtful Accounts Activity	2010	2009
	(in thousands)
Three months ended September 30:
Balance at beginning of period	$5,074	$7,344
Add: Provision for doubtful accounts	1,392	1,593
Less: Net charge-offs of customer accounts receivable	(1,984)	(2,597)

Balance at end of period	$4,482	$6,340

Provision for doubtful accounts as a percent of sales of natural gas and electricity in non-guaranteed markets	19.0%	21.6%

Provision for doubtful accounts as a percent of sales of natural gas and electricity in non-guaranteed markets	3.37%	3.26%

Fiscal year ended June 30:
Balance at beginning of period	$7,344	$5,154
Add: Provision for doubtful accounts	5,164	12,009
Less: Net charge-offs of customer accounts receivable	(7,434)	(9,819)

Balance at end of period	$5,074	$7,344

Allowance for doubtful accounts as a percentage of total customer accounts receivable in non-guaranteed markets	17.6%	19.7%

Provision for doubtful accounts as a percent of sales of natural gas and electricity in non-guaranteed markets	1.79%	2.79%

        The allowance for doubtful accounts as a percentage of total customer accounts receivable in non-guaranteed markets fluctuates significantly during our fiscal year depending on seasonal sales activity. For the quarterly reporting periods during fiscal year 2010, such percentages ranged from 9.2% at March 31, 2010, which reflects customer sales activity during our peak revenue period, to 21.6% at September 30, 2009, which reflects customer sales activity during our lowest revenue period.

        There were no material changes in our methodology or policies regarding credit risk management during fiscal year 2010 or the first quarter of fiscal year 2011.

Interest Rate Risk

        We are exposed to risk from fluctuations in interest rates under the Commodity Supply Facility and the Floating Rate Notes. We manage our exposure to interest rate fluctuations by utilizing fixed-for-floating interest rate swaps to effectively convert the interest rate exposure from a variable rate to a fixed rate of interest. The fixed-for-floating swap effectively fixes the six-month LIBOR rate at 5.72% per annum.

        We have not designated interest rate swaps as hedges and, accordingly, changes in the market value of the interest rate swaps are charged directly to interest expense. As of September 30, 2010, the total unrealized loss from risk management activities on the consolidated balance sheets related to interest rate swaps was approximately $4.1 million. As of September 30, 2010, we were required to post $4.1 million of cash as collateral for our mark-to-market exposure related to the outstanding interest rate swap agreement.

        Under the Commodity Supply Facility, we are subject to variable interest rates in connection with cash borrowings and credit support, primarily in the form of letters of credit, provided by RBS Sempra.

As of September 30, 2010, approximately $34.1 million of letters of credit were outstanding under the Commodity Supply Facility, in addition to the $6.4 million aggregate principal of Floating Rate Notes.

        Based on the net exposure as of September 30, 2010 resulting from the interest rate swap, the letters of credit outstanding under the Commodity Supply Facility and the outstanding balance of Floating Rate Notes on the consolidated balance sheets as of September 30, 2010, the impact of a 1% change in interest rates on interest expense for a twelve-month period is estimated to be approximately $0.4 million.

        There have been no material changes in our methodology or policies regarding credit risk management during fiscal year 2010 or the first quarter of fiscal year 2011.

CHANGES IN AND DISAGREEMENTS WITH ACOUNTANTS ON
ACCOUNTING AND FINANCIAL DISCLOSURE ISSUES

        None.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Executive Officers and Directors

        As of November 22, 2010, our Board of Directors consists of nine members. All of our executive officers serve at the discretion of our Board of Directors, subject to their employment agreements described under "Item 11. Executive Compensation."

        The names and positions of our executive officers as of November 22, 2010 are presented in the following table. Descriptions of the business experience of our executive officers and directors follow the table.

Name	Age	Position
Jeffrey A. Mayer	59	President, CEO and Director
Chaitu Parikh	41	Executive Vice President and CFO
Robert Blake	54	Senior Vice President, Regulatory Affairs
Gina Goldberg	52	Senior Vice President, Marketing
Ronnie V. Shields	47	Vice President and Controller
Robert Werner	54	Senior Vice President, Supply
Mark Bernstein	40	Director
Carl Adam Carte	41	Director
James N. Chapman	48	Director
Michael J. Hamilton	63	Director
William Landuyt	55	Director
Randal T. Maffett	50	Director
Jacqueline Mitchell	46	Director
Jonathan Moore	51	Director

        Jeffrey A. Mayer is a co-founder of the Company and has been President and CEO since 1999. He has served as a director of Holdings since 2005. From 1992 to 1999, Mr. Mayer worked for Sempra Trading Corporation, a subsidiary of Sempra Energy (prior to 1997, known as AIG Trading Corporation, a subsidiary of AIG), and served as its Managing Director in charge of natural gas derivatives marketing. Mr. Mayer also served as Chairman of AIG Clearing Corporation, the futures clearing arm of AIG Trading and Chairman of AIG Securities Corporation, the securities affiliate of AIG Trading. Prior to joining AIG, Mr. Mayer worked at Goldman, Sachs & Co. where he managed the Energy Futures Department from 1989 to 1992, worked in the Futures Services Department from 1987 to 1989 and served as Chief Counsel of its J. Aron Commodities Division from 1984 to 1987. From 1978 to 1983, Mr. Mayer was an associate with the New York law firm of Barrett, Smith, Shapiro & Armstrong. Mr. Mayer served as a member (from 1997 to 2009) and as Chairman (from 2005 to 2009) of the Board of Finance of Westport, CT.

        Chaitu Parikh currently serves as Executive Vice President and has been CFO of the Company since July 2004. Mr. Parikh also serves as the Company's Principal Financial Officer. Mr. Parikh served as Vice President of Finance of the Company from December 2002 to July 2004. Prior to joining the Company, Mr. Parikh served as Vice President and Controller of The New Power Company from October 2001 to December 2002 and as the Chief Financial Officer of Alliance Energy Services from December 1996 to July 2001. Previously, Mr. Parikh served in public accounting with KPMG from 1991 to 1996. Mr. Parikh holds a Chartered Accountant designation from the Canadian Institute of Chartered Accountants.

        Robert Blake currently serves as the Company's Senior Vice President of Regulatory Affairs. Mr. Blake served as the Company's Vice President of Electricity Operations and Regulatory Affairs from 2004 to May 2010 and as Vice President of Customer Operations from April 2001 to May 2004.

Prior to joining the Company, Mr. Blake served as Manager of United Energy from January 2000 to March 2001, and served as Regional Sales Director for Conectiv Energy from April 1998 to January 2000. From 1980 to March 1998, Mr. Blake worked for United Illuminating, an electric utility in Connecticut, where he served as Director of Commercial & Industrial Energy Services. He has been involved with numerous national and regional electricity and energy committees and has held leadership positions with several regional energy groups, including chairing a NEPOOL task force.

        Gina Goldberg has been Senior Vice President of Sales and Marketing of the Company since May 2010 and was Vice President of Sales and Marketing from 2004 to 2010. Prior to joining the Company as a consultant in November 2003, Ms. Goldberg held various marketing positions at Showtime Networks Inc. from 1984 to 2003, including the position of Senior Vice President of Marketing from 1998 to 2003. Ms. Goldberg also served as a member of the Viacom Inc. Marketing Board Council from 1998 to 2003. Previously, Ms. Goldberg worked in the Marketing Department of The Dallas Morning News from 1981 to 1984.

        Ronnie V. Shields currently serves as the Company's Vice President and Controller. He has served as Controller of the Company since August 2006. Mr. Shields also serves as the Company's Principal Accounting Officer. Prior to joining the Company, Mr. Shields served as Controller for Shell Energy Services from 2003 to 2006 and Assistant Controller of The New Power Company from 2000 to 2003. Mr. Shields was Treasurer for Henley Healthcare, Inc., a publicly registered manufacturer of medical devices, from 1998 to 2000 and Vice President of Finance for Wilson Financial Group, a privately held company that acquired and managed funeral homes and cemeteries, from 1996 to 1998. From 1988 to 1996 Mr. Shields worked in the audit and business advisory practice of Arthur Andersen LLP, where he served a variety of clients across several industries.

        Robert Werner has been Senior Vice President of Supply of the Company since May 2010 and was Vice President of Supply from 2006 to 2010. Prior to joining the Company, Mr. Werner had a 28-year career with Royal Dutch Shell in energy trading, supply chain management, and pipeline engineering and operations. From 2002 to 2006, Mr. Werner served as Vice President of Supply for SESCo, responsible for natural gas supply, commodity price exposure management and pricing. Prior to completing a two-year assignment in trading process and systems redesign in 2002, Mr. Werner spent 14 years in a variety of roles trading crude oil in the United States, Africa, Europe and South America. Mr. Werner is a retired professional engineer in the State of California.

        Mark Bernstein has served as a director of Holdings since September 2009 and currently serves on the Audit Committee and the Executive, Compensation and Governance Committee. He is Chief Investment Officer of Private Investment X, LLC, a Houston-based private equity firm he founded in 2009 to acquire assets in the oil and gas industry. From 2006 until 2008, Mr. Bernstein served as Vice President of Constellation Energy Group, Inc., where he focused on upstream principal investments. In 2005, Mr. Bernstein consulted for Davis Petroleum Corp. regarding the establishment of the company's risk management operations and recapitalization efforts. From 2002 until 2004, Mr. Bernstein was a founding principal of National Bank of Canada's global risk management group in Houston. From 1996 until 2001, Mr. Bernstein was a Director at Enron Corp., working in the wholesale power division until 2001 when his focus changed to Enron Energy Services, a retail electricity provider. In 1995, Mr. Bernstein worked for Banc One Corp. Mr. Bernstein's experience in the oil and gas industry, including his experience in retail energy, and his experience and leadership with risk management activities at various organizations, make him well-qualified to serve on the Company's Board of Directors.

        Carl Adam Carte was appointed as a director of Holdings in May 2010 and currently serves on the Audit Committee and the Risk Oversight Committee. Mr. Carte is a founding member and currently a partner of Fairlead Advisors LLC, where he provides strategic, commercial, valuation and financial expertise to private equity clients. From 2008 to 2010, Mr. Carte provided similar strategic, valuation and financial expertise to clients of Alea Management LLC, which he also co-founded. Mr. Carte was the chief financial officer of The Trigen Companies from 2006 to 2008. From 2008 to 2005, Mr. Carte was the Vice President and Treasurer for Texas-New Mexico Power/First Choice Power, an electric utility and retail electric provider serving approximately 275,000 customers based in Fort Worth, Texas. From 1993 to 2003, Mr. Carte worked at NRG Energy, Inc., where he served in various financial positions, including Vice President and Treasurer. Mr. Carte holds the Chartered Financial Analyst (CFA) designation and is a Certified Treasury Professional (CTP). He also serves on the board of directors of Euro Bioenergy Holdings S.a.r.l., a privately held biomass energy company that operates in Germany. Mr. Carte's extensive experience in the energy industry and experience in various finance and treasury roles makes him well qualified to serve on the Company's Board of Directors.

        James N. Chapman has served as a director of Holdings since September 2009 and currently serves as Chairman of the Executive, Compensation and Governance Committee and as a member of the Risk Oversight Committee. He is non-executive Vice Chairman of SkyWorks Leasing, LLC, an aircraft management services company based in Greenwich, Connecticut, which he joined in December 2004. From 2003 until 2004, Mr. Chapman was associated with Regiment Capital Advisors, LP, an investment advisor based in Boston specializing in high yield investments. From 2001 until 2003, Mr. Chapman acted as a capital markets and strategic planning consultant with private and public companies, as well as investment advisers and hedge funds, across a range of industries. Mr. Chapman presently serves as a member of the board of directors of AerCap Holdings NV, Hayes-Lemmerz International, Inc., Scottish Re Group Limited, Tembec Inc., Neenah Enterprises, Inc. and Tower International, Inc. Mr. Chapman served as a director of LNR Property Corporation from November 2008 until July 2010. Mr. Chapman also serves on the Finance Committee of The Whitby School in Greenwich, CT. Mr. Chapman's extensive experience in the capital markets and strategic planning, coupled with his board experience for many companies, makes him well-qualified to serve on the Company's Board of Directors.

        Michael J. Hamilton was elected as a director of Holdings in March 2008, and currently serves as Chairman of the Board of Directors, Chairman of the Audit Committee and as a member of the Executive, Compensation and Governance Committee. Mr. Hamilton served as Chairman and Chief Executive Officer of MMC Energy, Inc., a publicly traded merchant electricity generator that owned several generating units in California, until September 2009. Previously, Mr. Hamilton was the partner in charge of utility audit and tax at PricewaterhouseCoopers until he retired in 2003. He then served as a senior managing director at FTI Consulting where he specialized in bankruptcy and restructuring work, primarily in the merchant power industry. Mr. Hamilton is a certified public accountant with additional certifications in business valuation and financial forensics and is a certified turnaround professional. Mr. Hamilton is also a director of Gradient Resources (formerly Vulcan Power Company), Coda Octopus Group and Cougar Oil and Gas Canada, Inc. Mr. Hamilton's extensive experience in the energy industry and in public accounting makes him well-qualified to serve on the Company's Board of Directors.

        William Landuyt currently serves as a director of Holdings and has served as a director of the Company since 2004. Mr. Landuyt currently serves on the Executive, Compensation and Governance Committee. Mr. Landuyt is currently a managing director at Charterhouse Group, Inc., where he was also Senior Partner from 2003 to 2009. From 1996 to 2003, Mr. Landuyt served as the Chief Executive Officer and Chairman of the Board of Millennium Chemicals, Inc. Mr. Landuyt was previously employed by Hanson Industries where he served as President and Chief Executive Officer from June 1995 to October 1996. Mr. Landuyt held the positions of Finance Director of Hanson Plc from 1992 to May 1995 and Director of Hanson Plc from 1992 to October 1996. Mr. Landuyt served as Vice President and Chief Financial Officer of Hanson Industries from 1988 to 1992. Mr. Landuyt has served as a director of various Charterhouse portfolio companies since 2005, including Charter Lason, Inc., Top Image Systems, Ltd., Cellu Tissue Holdings, Inc., Charter Towne, Inc., Charter NewPath, LLC and

AAT Communications Corp. Mr. Landuyt's extensive experience in CEO and CFO roles with various companies, and his long-standing position as a director of the Company, makes him well-qualified to serve as a director of the Company.

        Randal T. Maffett has served as a director of Holdings since September 2009 and currently serves as Chairman of the Risk Oversight Committee and as a member of the Audit Committee. In 2004, he founded Sendero Capital Partners, Inc., a private equity firm focused on investments, acquisitions and operations in the upstream and midstream sectors of the oil and gas industry, renewable energy and power generation industries, and is currently serving as its President and CEO. From 2002 until 2004, Mr. Maffett was head of the newly formed North American business development group of RWE AG. From 1993 until 2002, Mr. Maffett was responsible for multiple business units, including Enron North America, Enron International, Enron Strategic Ventures and Enron Global Markets, as well as for Enron's corporate restructuring group where he focused on restructuring under-performing assets and companies, both public and private. From 1989 until 1993, Mr. Maffett managed fuel requirements, long-term supply contract negotiations and power marketing for Altresco Financial, Inc., a cogeneration development company. From 1987 until 1989, Mr. Maffett built and managed the deregulated gas marketing and trading business of Ladd Petroleum. During the past five years Mr. Maffett has held board seats at Sendero Capital Partners, Inc. (and its affiliates), Southern Missouri Natural Gas and Nexus Resources, LLC. Mr. Maffett's extensive experience with various companies in the energy industry makes him well-qualified to serve on the Company's Board of Directors.

        Jacqueline ("Jackie") Mitchell was appointed as a director of Holdings in March 2010 and currently serves on the Risk Oversight Committee and the Executive, Compensation and Governance Committee. Ms. Mitchell has been Senior Managing Director at RBS Sempra since 1992, where she oversees the North American natural gas trading and marketing operations. Ms. Mitchell also serves as Chief Executive Officer and a director of Sempra Energy Trading Mexico. Prior to 1992, Ms. Mitchell worked for EnTrade Corporation. Ms. Mitchell's in-depth understanding of natural gas commodity markets and related risk management activities makes her well-qualified to serve on the Company's Board of Directors.

        Jonathan Moore has served as a director of Holdings since September 2009 and currently serves on the Risk Oversight Committee. He has served as Executive Vice President at Beowulf Energy LLC since 2008. In 2006, Mr. Moore founded Juice Energy, Inc., a green-focused energy retailer, where he served as CEO from 2006 to 2008 and currently serves as a director. From 2002 until 2006, Mr. Moore was COO of Constellation NewEnergy. From 1994 until 2002, Mr. Moore worked for The AES Corporation, where he was part of the senior management team responsible for AES's acquisition of NewEnergy Ventures, one of the first competitive suppliers of retail electricity. Mr. Moore worked as a transactional attorney with O'Melveny & Myers in Washington, D.C. from 1988 to 1994. Mr. Moore's extensive experience in the energy industry, including his experience in retail energy, makes him well-qualified to serve as a director of the Company.

Committees of the Board of Directors

        As of November 22, 2010, our Board of Directors had appointed three committees to help carry out its duties: the Audit Committee, the Executive, Compensation and Governance Committee (the "ECG Committee") and the Risk Oversight Committee.

        The Audit Committee makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews and evaluates our internal audit and control functions. The Audit Committee also meets with our outside auditors shortly after the end of each quarterly and year-end reporting period, reviews financial reports prepared in accordance with U.S. GAAP and SEC regulations and recommends that the Board of Directors approve such reports for filing with the SEC.

        As of November 22, 2010, the Audit Committee consists of Messrs. Hamilton (Chair), Bernstein, Carte and Maffett. The Board of Directors has determined that all current members of the Audit Committee, as well as Messrs. Chapman and Landuyt and Ms. Mitchell, qualify as financial experts within the meaning of the SEC rules. The Board of Directors has further determined that all current members of the Audit Committee are independent.

        The ECG Committee: (i) administers our employee stock and other benefit plans and makes decisions concerning salaries and incentive compensation for our employees, and (ii) identifies and recommends qualified individuals to serve as board and committee members, monitors the effectiveness of the Board of Directors and its committees and establishes the corporate governance guidelines for the Company. As of November 22, 2010, the ECG Committee consists of Messrs. Chapman (Chair), Bernstein, Hamilton and Landuyt and Ms. Mitchell.

        The Risk Oversight Committee establishes and provides oversight of the Company's risk management policies. As of November 22, 2010, the Risk Oversight Committee includes Messrs. Maffett (Chair), Carte, Chapman and Moore, and Ms. Mitchell.

Board Leadership Structure and Role in Risk Oversight

        We separate the roles of CEO and Chairman of the Board of Directors in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the CEO, sets the agenda for Board of Directors meetings and presides over meetings of the full Board of Directors. In connection with the Restructuring, the shareholders of the Company voted to appoint Mr. Hamilton, an independent director who is not otherwise employed in any capacity by the Company, as Chairman of the Board of Directors. One executive officer of the Company, the CEO, also serves as a director.

        As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Management," the Risk Oversight Committee is primarily responsible for establishing risk management policies and overseeing compliance therewith. Risk management policies are reviewed at least annually to ensure that material risks associated with new products, asset acquisitions, current market and other changes in our risk profile are adequately addressed. The Risk Oversight Committee meets at least twice annually, and as often as necessary, to address the Company's risk management activities and positions. The Risk Oversight Committee is chaired by an independent director, and includes five additional directors, including our CEO, as well as our CFO. We also have an independent risk management department that is responsible for monitoring and enforcing risk management policies related to commodities hedging activities.

Code of Ethics

        We have adopted a Code of Business Conduct and Ethics (the "Code of Ethics"), which applies to our directors, officers and employees that meets the definition of a code of ethics required by Item 406 of Regulation S-K promulgated under the Exchange Act. The purpose of the Code of Ethics is to promote a culture of honesty, integrity and respect for the law and the people who work at and with the Company. A copy of the Code of Ethics is available on our website at www.mxholdings.com under the Corporate Governance link. We intend to timely disclose any amendments to or waivers of certain provisions of the Code of Ethics applicable to our directors, executive officers, including our principal executive officer, principal financial officer and principal accounting officer on our website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis for Named Executive Officers

        As used herein, "named executive officers" refers to our principal executive officer (the "CEO"), our chief financial officer and principal financial officer (the "CFO") and the three executive officers, other than the CEO and CFO, who were our most highly compensated executive officers for the fiscal year ended June 30, 2010.

  Overview of Our Compensation Philosophy and Objectives

        The compensation of our named executive officers is based in part on the terms of our employment agreements with them and in part on our "pay-for-performance" philosophy on both an individual and corporate level. We have adopted an approach to compensation that includes a mix of short-term and long-term components that are designed to provide proper incentives and to reward our senior management team for individual and corporate performance.

        Our intent regarding the compensation of our executive officers is to provide salary and incentives that:

  •
  motivate executive officers to increase shareholder value;

  •
  attract and retain talented and experienced executive officers;

  •
  motivate executive officers to manage our business to meet our short-term and long-term business objectives; and

  •
  align compensation with the achievement of certain short-term and long-term individual and corporate objectives.

  Role of Our ECG Committee

        Our ECG Committee is responsible for administering our compensation practices. Our ECG Committee consists of up to five directors who are "outside directors" for purposes of Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The ECG Committee has been charged by the Board of Directors with the following overall responsibilities, among others:

  •
  Approval and evaluation of executive officer compensation policies, plans, and programs;

  •
  Approval, oversight and evaluation of equity-based compensation plans, including without limitation, stock-based compensation plans, in which officers or employees may participate;

  •
  Approve arrangements with executive officers relating to their employment relationships with the Company, including, without limitation, employment agreements and restrictive covenants;

  •
  Setting annual performance goals for the Company, which are used to establish performance goals for the named executive officers and other senior officers; and

  •
  Review and approval of ERISA and other significant employee benefit plans.

        The ECG Committee considers compensation recommendations from our CEO in determining executive compensation for all of the named executive officers, except in the case of the CEO. The ECG Committee, at its sole discretion, may accept or deny, in whole or in part, the recommendations of the CEO. The activities of the ECG Committee are formally reported to the Board of Directors, and board members are encouraged to ask questions and review specific details regarding the decisions of the ECG Committee. The Board of Directors is not required to approve the decisions of the ECG Committee.

  Elements of Executive Compensation

        The compensation of our named executive officers consists primarily of the following components:

  •
  Annual base salary;

  •
  Participation in incentive-based compensation plans;

  •
  Participation in equity-based compensation plans;

  •
  Awards of any special or supplemental benefits; and

  •
  Awards of severance and other termination benefits.

        We use a mix of short-term compensation (annual base salaries and incentive-based compensation) and long-term compensation (equity-based compensation) to provide a total compensation structure that is designed to achieve our pay-for-performance philosophy and other compensation objectives. Although the ECG Committee has not adopted any formal guidelines for allocating total compensation between short-term and long-term portions, we believe it is important for our executive officers to have some actual or potential equity ownership to provide them with long-term incentives to improve corporate performance.

        The members of our ECG Committee are involved with a portfolio of companies of various sizes from which they can assess the appropriateness of executive compensation levels. In addition, they are provided with performance data on named executives and the Company's performance both of which enable thorough decision-making.

Annual Cash Compensation

  Annual Base Salary

        We believe that a competitive base salary is a necessary element of any compensation program designed to attract and retain talented and experienced executives, and to motivate and reward executives for their overall performance. In general, the base salaries of our named executive officers reflect:

  •
  the initial base salaries that we negotiated with each of them at the time of their initial employment or promotion;

  •
  consideration of individual performance and increased experience;

  •
  any changes in their appointed roles and responsibilities;

  •
  consideration of the individual's contribution toward overall business performance;

  •
  annual cost of living adjustment factors;

  •
  results of any benchmarking initiatives to compare executive salaries to peer group companies;

  •
  experience of the members of the ECG Committee with executive salaries at other companies; and

  •
  recommendations of the CEO, except in the case of the CEO.

        The base salaries of our executive officers are reviewed and evaluated for possible adjustment annually after their performance evaluations are completed.

        Base salaries for our named executive officers are summarized in the following table:

	Salary as of June 30,
Name	2010	2009
Jeffrey Mayer	$594,825	$594,825
Chaitu Parikh	450,000	421,785
Robert Blake	225,000	225,000
Gina Goldberg	281,865	281,865
Robert Werner	300,000	250,000
Carole R. Artman-Hodge(1)	—	390,000

(1)
Effective May 14, 2010, Ms. Artman-Hodge, the Company's former EVP, was no longer employed by the Company.

        After considering fiscal year 2009 financial and operating results, including the impacts of the Restructuring, the Board of Directors did not approve any salary increases for any of the named executive officers for the beginning of fiscal year 2010. However, in May 2010, the Company entered into an amendment to the employment agreement with Chaitu Parikh, which provided for an increase in Mr. Parikh's annual base salary to $450,000 due to his increased responsibilities and authority. In April 2010, the Company entered into an agreement with Robert Werner, which provided for an increase in Mr. Werner's annual base salary to $300,000 due to his increased responsibilities and authority.

  Annual Incentive-Based Compensation

        Our named executive officers have the opportunity to receive cash incentive awards tied to our company's overall performance and their individual performance.

        Specific performance goals for the named executive officers are established for the payment of annual incentive-based compensation, which are based on the specific individual and business performance factors described below. The establishment of business and individual goals for each named executive officer reinforces three of our compensation goals: (1) to increase shareholder value; (2) to motivate our named executive officers toward even higher achievement and business results; and (3) to enable us to attract and retain highly qualified individuals.

        Individual Performance Factors ("IPFs") represent ratings assigned to the named executive officers that are based on several performance factors and accomplishment of individual goals. IPFs are calculated after a systematic review of each named executive officer, which results in assessment of specific accomplishments and job skills that generally fall within the following categories: (1) leadership, team management and organizational skills; (2) primary job responsibilities; (3) judgment and decision-making; (4) individual accomplishments; (5) peer relationships; and (6) industry, departmental and company knowledge. Mr. Mayer is evaluated by the ECG Committee, while the other named executive officers are evaluated by the CEO. For all named executive officers, the overall IPF rating is applied to 25% of their target bonus. The ECG Committee reviews and approves IPFs for the named executive officers.

        Business Performance Factors ("BPFs") represent corporate operational goals that are considered to be essential to our success for the fiscal year. BPFs are used to assess corporate performance and result in a weighted resultant business factor, which is generally assigned to all employees. For all named executive officers, the BPF rating is applied to 75% of their target bonus. The BPFs for the fiscal year ended June 30, 2009 were as follows:

  •
  34% weighting for achievement of targeted levels of RCEs at June 30, 2010;

  •
  33% weighting for operational excellence, which is measured by accomplishment of key business performance factors; and

  •
  33% weighting for achievement of Adjusted EBITDA for fiscal year 2010.

        The weighted resultant business factor is applied to that portion of the named executive officer's bonus that is subject to the BPF weighting. That cumulative result is then further adjusted for the named executive officer's IPF rating.

        Incentive-based compensation accrued for the named executive officers for the fiscal year ended June 30, 2010, and paid by the Company during fiscal year 2011, is summarized in the following table.

		Actual Payout
Name	Target % of Salary(1)	% of Salary	Amount
Jeffrey Mayer	100%	76%	$450,000
Chaitu Parikh	100%	94%	425,000
Robert Blake	50%	78%	175,000
Gina Goldberg	50%	106%	300,000
Robert Werner	100%	133%	400,000
Carole R. Artman-Hodge(2)	—	—	—

(1)
Based upon employment agreements in place as of June 30, 2010.

(2)
Effective May 14, 2010, Ms. Artman-Hodge, the Company's former EVP, was no longer employed by the Company. Her severance payment included a prorated bonus for fiscal year 2010.

Equity-Based Compensation

        Stock-based awards provide our executive officers, employees and other individuals who have provided services to us with the opportunity to own an equity interest in the Company. Stock-based awards are an important component in our executive compensation program because we benefit from dedicated employees who take ownership pride in its business. Decisions regarding the amount and timing of stock option awards are made: (1) at the time of the executive's employment; (2) upon periodic review; or (3) on rare occasions, following a significant event such as an acquisition.

        The CEO makes recommendations to the ECG Committee regarding stock-based awards to all named executive officers, which are based on the following considerations: (1) the officer's past performance; (2) future responsibilities and expectations of the officer during the vesting period for the awards; (3) retention concerns, if any; (4) rating of the officer as a "top performer"; (5) comparisons with peers within the Company; and (6) expectations for contributions toward increasing shareholder value. The ECG Committee approves any grants after consideration of the CEO recommendations, its members' knowledge of market practice, our actual performance for the current fiscal year and expectations of our future performance. We do not make decisions regarding stock-based awards based on the gains or losses from prior equity awards. In addition, we do not require our named executive officers to own the Company's common stock. Generally, stock-based awards granted to the named executive officers vest over a three-year period with the first vesting period ending on the first anniversary of the date of grant.

        As of June 30, 2009, the Company had three active stock-based compensation plans under which warrants and options (collectively referred to as "awards") had been granted to employees, directors and other non-employees. As of June 30, 2009, the Company had options and warrants outstanding which were, or may have been, exercisable for 1,008,770 shares of common stock. The vast majority of these options and all of the warrants were "out of the money" as of the consummation date of the Restructuring (i.e., the agreed-upon price for which the option/warrant holder may purchase the

Company's common stock exceeded the current fair value of the common stock). In connection with the Restructuring, the Company terminated its three existing stock-based compensation plans and paid approximately $0.2 million of cash settlements to holders of options and warrants in exchange for their agreement to cancel and terminate such options and warrants.

        As previously approved by the stockholders in connection with the Restructuring, in January 2010, Holdings' Board of Directors authorized the creation of the MXenergy Holdings Inc. 2010 Stock Incentive Plan, pursuant to which the Company may issue Class C Common Stock not to exceed 10% of Holdings' outstanding common stock (on a fully diluted basis) after giving effect to the Restructuring. Also in January 2010, Holdings' Board of Directors approved grants of RSUs to certain senior executive officers, directors and a former director, pursuant to which the Company may issue approximately 2.9 million shares of Class C Common Stock, representing 5% of Holdings' outstanding common stock (on a fully diluted basis), subject to prescribed vesting requirements. Refer to Notes 2 and 19 of the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus for additional information regarding RSUs granted during fiscal year 2010. In connection with the Restructuring, the Company's bondholders authorized grants of RSUs in fiscal year 2010, rather than stock options as in prior years, principally because it is now widely recognized that RSUs are generally preferable because they more directly align the interests of award recipients with those of stockholders.

Other Compensation

        All of our executive officers are eligible for benefits generally offered to all employees, including, but not limited to; life, health, disability and dental insurance and participation in our 401(k) plan. We intend to continue to maintain our current benefits for our executive officers, as well as for all of our employees. The ECG Committee may, in its sole discretion revise, amend or add to the named executive officer's benefits and perquisites if deemed advisable. We do not believe it is necessary for the attraction or retention of management talent to provide the officers with a substantial amount of compensation in the form of perquisites. During fiscal year 2010, in addition to matching the 401(k) contributions of all of the named executive officers, we made reimbursement payments to Messrs. Mayer and Blake and to Ms. Goldberg for professional association and club membership fees.

        Additionally, our executive officers may be awarded special compensation, at the sole discretion of the ECG Committee, in recognition of extraordinary initiative or efforts related to purchase acquisitions or other transactions. In September 2009, the Company paid approximately $0.8 million of bonuses to its executive officers and certain other employees related to consummation of the Restructuring, of which the following amounts were paid to named executive officers: Mr. Mayer: $240,000; Mr. Parikh: $240,000; Mr. Blake: $15,000; Mr. Werner: $25,000; and Ms. Artman-Hodge: $30,000. The Compensation Committee of the Board of Directors that existed prior to the creation of the current ECG Committee determined these bonus amounts, at its sole discretion, after seeking the CEO's recommendation with respect to executive officers other than himself.

Accounting and Tax Considerations

        In accordance with U.S. GAAP, the estimated fair value of RSUs granted, net of forfeitures expected to occur, is amortized as compensation expense over the vesting period of the RSUs based on the accelerated attribution method. For additional information, see Notes 2 and 19 of our audited consolidated financial statements included elsewhere herein.

        Generally, the granting of RSUs does not trigger any recognition of income or gain to the holder. When the holder receives unrestricted shares (either at vesting or a later date selected in a deferred compensation election, if allowed), the fair market value of the unrestricted shares will be ordinary income to the recipient, and we will receive a corresponding tax deduction.

Summary Compensation Table

        Annual compensation for the named executive officers is summarized in the following table.

Name and Principal Position	Year	Salary	Bonus(1)	Stock Awards(2)	Option Awards(3)	Non-equity Incentive Plan(4)	All Other(5)	Total
Jeffrey Mayer	2010	$594,825	$240,000	$2,955,341	$—	$481,256	$45,280	$4,316,702
President and Chief Executive	2009	594,825	—	—	—	519,240	53,859	1,167,924
Officer	2008	566,183	—	475,950	—	236,115	366,564	1,644,812
Chaitu Parikh	2010	425,366	240,000	2,452,305	—	449,178	994,460	4,561,309
Executive Vice President and	2009	421,785	—	—	—	403,768	16,936	842,489
Chief Financial Officer	2008	401,475	—	—	—	202,859	16,189	620,523
Robert Blake	2010	225,000	15,000	251,519	—	179,407	50,994	721,920
Senior Vice President,	2009	—	—	—	—	—	—	—
Regulatory Affairs	2008	—	—	—	—	—	—	—
Gina Goldberg	2010	281,865	—	251,519	—	309,210	28,336	870,930
Senior Vice President,	2009	281,865	—	—	—	158,408	15,739	456,012
Marketing	2008	244,963	—	—	—	117,574	12,255	374,792
Robert Werner	2010	293,561	25,000	251,519	—	405,971	32,871	1,008,922
Senior Vice President, Supply	2009	250,000	—	—	—	99,750	19,731	369,481
	2008	250,000	—	—	—	47,050	—	297,050
Carole R. Artman-Hodge(6)	2010	342,000	30,000	—	—	11,923	1,364,717	1,748,640
Executive Vice President	2009	390,000	—	—	—	207,032	20,962	617,994
	2008	390,000	—	475,950	—	180,925	390,086	1,436,961

(1)
For fiscal year 2010, includes bonuses related to consummation of the Restructuring.

(2)
For fiscal year 2010, includes the aggregate grant date fair value of RSUs granted in January 2010. Refer to Notes 2 and 19 of the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus for information regarding these grants, including the assumptions used to calculate the grant date fair value.

(3)
There were no stock option awards granted to any of the named executive officers during fiscal year 2010.

(4)
Includes: (i) annual incentive-based compensation awards accrued by the Company for the fiscal years noted; and (ii) adjustments to prior year awards that were paid during the fiscal years noted. Amounts reflected are exclusively cash awards.

(5)
For fiscal year 2010, amounts include: (i) contributions to the Company-sponsored employee savings plan under Section 401(k) of the Code (Mr. Mayer: $22,000; Mr. Parikh: $16,500; Mr. Blake: $19,904; Ms. Goldberg: $20,916; Mr. Werner: $20,423; and Ms. Artman-Hodge: $21,762); (ii) club membership and professional association fees (Mr. Mayer: $12,480); (iii) reimbursement of legal expenses in connection with preparation of employment agreements (Mr. Werner: $7,448); (iv) compensation paid in connection with severance agreements: (Ms. Artman-Hodge: $1,330,500); (v) compensation paid in connection with relocation agreements: (Mr. Parikh: $966,140); and (vi) settlement payments resulting from termination of stock-based compensation plans in connection with the Restructuring (Mr. Mayer: $10,800; Mr. Parikh: $11,820; Mr. Blake: $31,090; Ms. Goldberg: $7,420; Mr. Werner: $5,000; and Ms. Artman-Hodge: $12,455).

(6)
Effective May 14, 2010, Ms. Artman-Hodge was no longer employed by the Company.

2010 Grants of Plan-Based Awards

        In January 2010, Holdings' Board of Directors approved grants of RSUs to certain senior officers, pursuant to which the Company may issue shares of Class C Common Stock, subject to prescribed vesting requirements. Information with respect to incentive-based compensation awards for fiscal year 2010, in accordance with the employment agreements executed with the named executive officers, are summarized in the following table. Refer to Note 19 of the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus for additional information regarding RSUs granted during fiscal year 2010.

				All Other Stock Awards: Number of Shares of Stock(2)
	Estimated Future Payouts Under Incentive Plan Awards(1)				Grant Date Fair Value of Stock Awards(2)
Name	Threshold	Target	Maximum
Jeffrey Mayer	$0	$594,825	$713,790	1,343,337	$2,955,341
Chaitu Parikh	0	450,000	540,000	1,114,684	2,452,305
Robert Blake	0	112,500	225,000	114,327	251,519
Gina Goldberg	0	140,933	281,865	114,327	251,519
Robert Werner	0	300,000	450,000	114,327	251,519
Carole R. Artman-Hodge(3)	—	—	—	—	—

(1)
Amounts reflect the range of potential short-term incentive payouts under the Company's incentive compensation program. If a named executive officer's IPF and/or the Company's BPF exceed targets for any fiscal year, the ECG Committee may, at its discretion, approve incentive plan awards that exceed the maximum amounts noted in the table. Actual payouts to named executive officers for fiscal year 2010 performance, as well as the business objectives and percentage of target achieved, are disclosed above under "Annual Incentive-Based Compensation."

(2)
Includes the aggregate grant date fair value of RSUs granted in January 2010. Refer to Notes 2 and 19 of the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus for information regarding these grants, including the assumptions used to calculate the grant date fair value.

(3)
Effective May 14, 2010, Ms. Artman-Hodge, the Company's former EVP, was no longer employed by the Company.

Outstanding Equity Awards at June 30, 2010

        In September 2009, in connection with the Restructuring, we terminated our three existing stock-based compensation plans and offered cash settlements to holders of options and warrants in exchange for their agreement to cancel and terminate such options and warrants. Total cash settlement amounts were approximately $0.2 million. As a result, all options and warrants that were outstanding as of June 30, 2009 were cancelled and terminated in connection with the Restructuring. There were no options or warrants exercised by named executive officers during the fiscal year ended June 30, 2010. The Company did not award any options or warrants under stock-based compensation plans during the fiscal year ended June 30, 2010, but instead awarded RSUs.

Options Exercised and Stock Vested

        During fiscal year 2010, none of the named executive officers acquired any shares of any class of common stock from exercise of options or from vesting of RSUs.

Pension Benefits

        We do not provide any post-retirement pension benefits to any of our named executive officers.

Nonqualified Deferred Compensation Plans

        We do not provide any nonqualified deferred compensation programs for any of our named executive officers.

Agreements with Named Executive Officers

  Jeffrey Mayer Employment Agreement

        On February 13, 2008, we entered into a new employment agreement with Mr. Mayer (the "Mayer Agreement"). The Mayer Agreement replaces a previous employment agreement dated April 1, 1999. The material differences in the Mayer Agreement include the following: (i) reducing both the initial and automatic renewal terms of the agreement; (ii) providing increased severance upon a termination without business reasons (and including the concept of a constructive termination); (iii) providing for severance upon a change in control in connection with a qualifying termination; and (iv) including a Code Section 280G provision, which provides for either a reduction of payments or a tax gross-up. In each case, we included these revised terms to reflect market practices.

        The initial term of the Mayer Agreement is four years and is automatically renewed for successive one-year terms unless either party gives the other 180 days' notice that the Mayer Agreement will not be extended or if the Mayer Agreement is otherwise terminated. Pursuant to the Mayer Agreement, Mr. Mayer's office will be located in our headquarters in Stamford, Connecticut, and he will report to our Board of Directors. In addition to his position as CEO, we agree to use our best efforts to ensure that Mr. Mayer will continue to serve as a member of the Board of Directors.

        Pursuant to the Mayer Agreement, Mr. Mayer will receive an annual base salary of $566,500 as of the effective date of the Mayer Agreement, which may be increased from time to time by the ECG Committee, at its discretion. In addition, Mr. Mayer's annual target bonus shall be equal to 100% of his then current base salary, 75% of which is payable based on achievement of Company and/or individual objectives specified by the ECG Committee and 25% of which may be awarded solely at the discretion of the ECG Committee. In addition, the ECG Committee may, in its sole discretion, award Mr. Mayer an additional bonus of up to 20% of his base salary then in effect for extraordinary performance in connection with a "significant business event," as defined in the Mayer Agreement.

        In the event that Mr. Mayer is terminated involuntarily and without "business reasons" (as such term is defined in the Mayer Agreement, which generally includes "cause" events such as felony conviction, fraud or insubordination) or a "constructive termination" (as such term is defined in the Mayer Agreement, such as a material reduction in salary or authority or an attempt to relocate Mr. Mayer without his approval) occurs, Mr. Mayer will be entitled to receive (i) his then current base salary, any paid time off and any earned and unpaid target bonus accrued through the date of termination; (ii) a lump sum payment equal to the greater of (a) his then current base salary for a period of twelve months following the date of termination, or (b) his then current base salary for the remainder of the then current employment term; and (iii) a lump sum payment equal to (a) 100% of the target bonus for the fiscal year in which the date of termination occurs, (b) 100% of the target bonus for any full fiscal year remaining during the then applicable employment term, and (c) a pro rata portion of 100% of the target bonus being paid for the final fiscal year that begins during the then applicable employment term. In addition, all of Mr. Mayer's unvested stock options, restricted stock, and other equity awards shall become fully vested and all stock options that are vested and outstanding (but unexercised) on the date of termination will be cancelled and we will pay to Mr. Mayer, with respect to each option, an amount equal to the excess of the fair market value per share of the shares underlying such option over the exercise price of such option multiplied by the number of shares underlying such option. In addition, Mr. Mayer's benefits and certain perquisites will continue for the duration of the then current employment term.

        If there is a change in control (as such term is defined in the Mayer Agreement) and either a constructive termination occurs or we terminate Mr. Mayer's employment without business reasons prior to the expiration of the then current employment term, Mr. Mayer will be entitled to receive (i) his then current base salary, any paid time off, and any earned and unpaid target bonus accrued through the date of termination; (ii) a lump sum payment equal to the greater of (a) two times his then current base salary or (b) his then current base salary for the remainder of the then current employment term; (iii) a lump sum payment equal to the greater of (a) 200% of the target bonus for the fiscal year in which the termination occurs, or (b) 100% of the target bonus for the fiscal year in which the termination occurs times the number of years for the remainder of the then current employment term. In addition, all of Mr. Mayer's unvested stock options, restricted stock, and other equity awards shall become fully vested.

        If Mr. Mayer is terminated as a result of death or disability (as such term is defined in the Mayer Agreement), he or his representative, as the case may be, is entitled to receive (i) any accrued and unpaid salary; (ii) any accrued and unpaid target bonus for the prior fiscal year; (iii) a pro rata portion of any target bonus that he would have otherwise earned during the fiscal year in which the termination occurs; and (iv) any accrued and unpaid time off. Mr. Mayer's outstanding stock options, restricted stock, and other equity arrangements shall expire in accordance with the terms of the applicable award agreements.

        If Mr. Mayer voluntarily terminates his employment (other than in the case of a constructive termination), or he is terminated involuntarily for business reasons, he will be entitled to receive (i) all accrued and unpaid salary, all accrued and unpaid target bonus for the prior fiscal year, and a pro rata portion of any target bonus that he would have otherwise earned during the fiscal year in which such termination occurs and (ii) all accrued but unpaid time off and other benefits due to him through his termination date under any Company-provided or paid plans, policies, and arrangements. Mr. Mayer's stock options, restricted stock, and other equity arrangements will cease vesting immediately and such awards will expire in accordance with the terms of the applicable award agreements.

        If Mr. Mayer's employment is terminated for any reason, we have the initial right to purchase all (but not less than all) of the common stock of the Company held by Mr. Mayer by making a written offer within 60 days of termination. If Mr. Mayer is involuntarily terminated for any reason (including a constructive termination) other than for business reasons, but we do not offer to purchase his shares of common stock within 60 days of termination, Mr. Mayer has the right to cause us to repurchase all (but not less than all) of his common stock. The foregoing rights terminate upon an initial public offering of our common stock.

        The Mayer Agreement provides that in the event that Mr. Mayer becomes entitled to payments or benefits that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the payment and/or benefits will be reduced to the extent that such payments will not be subject to the excise tax or any interest or penalties imposed by Section 4999 of the Code, referred to herein as the 280G Reduction. The 280G Reduction will only take place if Mr. Mayer's "net after tax benefit" (as defined in the Mayer Agreement) exceeds the net after tax benefit he would realize if the 280G Reduction were not made. To the extent, the 280G Reduction is unavailable because Mr. Mayer's net after tax benefit would be greater if the 280G Reduction were not made, we will pay Mr. Mayer a gross up payment in an amount such that after the payment by Mr. Mayer of all taxes (including any income taxes, interest, penalties or any excise taxes), Mr. Mayer would retain an amount of the gross-up payment equal to seventy-five (75%) of any excise tax imposed upon the payments received by Mr. Mayer.

        The Mayer Agreement also contains restrictive covenants, which apply for the remainder of the then-current agreement term. Pursuant to the restrictive covenants, Mr. Mayer is generally prohibited from (1) owning or providing services for any business competing against us for the remainder of the agreement term; (2) inducing employees to leave our employ or hiring them (unless the employee contacts Mr. Mayer on an unsolicited basis); (3) soliciting any of our customers, suppliers, licensees or other business relations; or (4) disparaging us, our executive officers, or our directors. In the event that

Mr. Mayer violates the provisions of the restrictive covenants, he will not be entitled to any severance benefits upon a termination without business reasons or upon a constructive termination. Additionally, upon any such violation, all of Mr. Mayer's unexercised options, whether vested or unvested, shall be cancelled.

  Chaitu Parikh Employment Agreement

        On May 14, 2010, the Company entered into an amendment (the "Amendment"), effective as of May 17, 2010 (the "Effective Date"), to the employment agreement effective February 13, 2008 with Mr. Parikh (the "Parikh Agreement"), the Company's CFO. The Amendment (i) provides that Mr. Parikh shall be relocated from the Company's headquarters in Stamford, Connecticut to Houston, Texas on a mutually agreeable date in 2010, (ii) extends the term of Mr. Parikh's employment with the Company for a period of three years beginning on the Effective Date and (iii) increases Mr. Parikh's annual base salary to $450,000. The Amendment also provides that if Mr. Parikh is terminated within the eighteen month period following the substantial completion of his relocation to Houston either (i) involuntarily and without Business Reasons or a Constructive Termination (as such terms are defined in the Parikh Agreement), or (ii) following a Change of Control (as such term is defined in the Parikh Agreement), then he shall receive a relocation package with terms, conditions and dollar value substantially the same as those provided in connection with his 2010 relocation to Houston in addition to any other compensation to which he is entitled pursuant to his Employment Agreement.

        In addition, on May 10, 2010, Mr. Parikh and the Company entered into a relocation agreement (the "Relocation Agreement") pursuant to which Mr. Parikh agreed to relocate from Stamford, Connecticut to Houston, Texas. The Relocation Agreement provides that the Company shall engage a relocation firm that will purchase Mr. Parikh's residence for its fair market value, and pay Mr. Parikh an amount equal to the difference between $1,725,000 and the purchase price paid. Pursuant to the terms of the Relocation Agreement, Mr. Parikh shall also be reimbursed by the Company for (i) all reasonable sales expenses related to his residence in Connecticut including, among other things, fees, taxes, attorneys' fees, inspection and closing costs, (ii) reasonable expenses incurred in connection with the purchase of a home in Houston including, among other things, temporary housing costs for up to six months, attorneys' fees, inspection and closing costs, and (iii) reasonable moving and travel costs incurred therewith. The Company shall "gross up" Mr. Parikh for any taxes owed as a result of any payments received pursuant to the terms of the Relocation Agreement. Mr. Parikh shall also receive a lump sum payment of $15,000.

        The Parikh Agreement replaces a previous employment agreement dated November 1, 2002. The material differences in the Parikh Agreement include the following: (i) providing for a specified term; (ii) providing increased severance upon a termination without business reasons (and including the concept of a constructive termination), or upon a change in control in connection with a qualifying termination; and (iii) including a Code Section 280G provision, which provides for either a reduction of payments or a tax gross-up. In each case, we included these revised terms to reflect market practices, and Mr. Parikh's increased responsibilities and authority.

        The initial term of the Parikh Agreement is three years and is automatically renewed for successive one-year terms unless either party gives the other 180 days' notice that the Parikh Agreement will not be extended or if the Parikh Agreement is otherwise terminated.

        Pursuant to the Parikh Agreement, Mr. Parikh will receive an annual base salary of $401,700 as of the Effective Date, which may be increased from time to time by the ECG Committee, at its discretion. In addition, Mr. Parikh's annual target bonus shall be equal to 100% of his then current base salary, 75% of which is payable based on achievement of Company and/or individual objectives specified by the ECG Committee and 25% of which may be awarded solely at the discretion of the ECG Committee. In addition, the ECG Committee may, in its sole discretion, award Mr. Parikh an additional bonus of up to 20% of his base salary then in effect for extraordinary performance in connection with a "significant business event," as defined in the Parikh Agreement.

        In the event that Mr. Parikh is terminated involuntarily and without "business reasons" (as such term is defined in the Parikh Agreement, which generally includes "cause" events such as felony conviction, fraud or insubordination) or a "constructively termination" (as such term is defined in the Parikh Agreement, such as a material reduction in salary or authority or an attempt to relocate Mr. Parikh without his approval) occurs, Mr. Parikh will be entitled to receive (i) his then current base salary, any unpaid time off and any earned and unpaid target bonus accrued through the date of termination; (ii) a lump sum payment equal to the greater of (a) his then current base salary for a period of twelve months following the date of termination, or (b) his then current base salary for the remainder of the then current employment term; and (iii) a lump sum payment equal to (a) 100% of the target bonus for the fiscal year in which the date of termination occurs, (b) 100% of the target bonus for any full fiscal year remaining during the then applicable employment term, and (c) a pro rata portion of 100% of the target bonus being paid for the final fiscal year that begins during the then applicable employment term. In addition, all of Mr. Parikh's unvested stock options, restricted stock, and other equity awards shall become fully vested and all stock options that are vested and outstanding (but unexercised) on the date of termination will be cancelled and we will pay to Mr. Parikh, with respect to each option, an amount equal to the excess of the fair market value per share of the shares underlying such option over the exercise price of such option multiplied by the number of shares underlying such option. In addition, Mr. Parikh's benefits will continue for the duration of the then current employment term.

        If there is a change in control (as such term is defined in the employment agreement) and either a constructive termination occurs or we terminate Mr. Parikh's employment without business reasons prior to the expiration of the then current employment term, he will be entitled to receive (i) his then current base salary, any paid time off, and any earned and unpaid target bonus accrued through the date of termination; (ii) a lump sum payment equal to the greater of (a) two times his then current base salary or (b) his then current base salary for the remainder of the then current employment term; (iii) a lump sum payment equal to the greater of (a) 200% of the target bonus for the fiscal year in which the termination occurs, or (b) 100% of the target bonus for the fiscal year in which the termination occurs times the number of years for the remainder of the then current employment term. In addition, all of Mr. Parikh's unvested stock options, restricted stock, and other equity awards shall become fully vested.

        If Mr. Parikh is terminated as a result of death or disability (as such term is defined in the Parikh Agreement), he or his representative, as the case may be, will be entitled to receive (i) any accrued and unpaid salary; (ii) any accrued and unpaid target bonus for a prior fiscal year; (iii) a pro rata portion of any target bonus that he would have otherwise earned during the fiscal year in which the termination occurs; and (iv) any accrued and unpaid paid time off. Mr. Parikh's outstanding stock options, restricted stock, and other equity arrangements shall expire in accordance with the terms of the applicable award agreements.

        If Mr. Parikh voluntarily terminates his employment (other than in the case of a constructive termination), or he is terminated involuntarily for business reasons, he will be entitled to receive (i) all accrued and unpaid salary, all accrued and unpaid target bonus for a prior fiscal year, and a pro rata portion of any target bonus that he would have otherwise earned during the fiscal year in which such termination occurs and (ii) all accrued but unpaid paid time off and other benefits due to him through his termination date under any Company-provided or paid plans, policies, and arrangements. Mr. Parikh's stock options, restricted stock, and other equity arrangements will cease vesting immediately and such awards will expire in accordance with the terms of the applicable award agreements.

        If Mr. Parikh's employment is terminated for any reason, we have the initial right to purchase all (but not less than all) of the common stock of the Company held by Mr. Parikh by making a written offer within 60 days of termination. If Mr. Parikh is involuntarily terminated for any reason (including a constructive termination) other than for business reasons, but we do not offer to purchase his shares of common stock of the Company within 60 days of termination, Mr. Parikh has the right to cause us to repurchase all (but not less than all) of his common stock of the Company. The foregoing rights terminate upon an initial public offering of our common stock.

        The Parikh Agreement provides that in the event that Mr. Parikh becomes entitled to payments or benefits that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the payment and/or benefits will be reduced to the extent that such payments will not be subject to the excise tax or any interest or penalties imposed by Section 4999 of the Code, referred to herein as the 280G Reduction. The 280G Reduction will only take place if Mr. Parikh's "net after tax benefit" (as defined in the Parikh Agreement) exceeds the net after tax benefit he would realize if the 280G Reduction were not made. To the extent, the 280G Reduction is unavailable because Mr. Parikh's net after tax benefit would be greater if the 280G Reduction were not made, we will pay Mr. Parikh a gross up payment in an amount such that after the payment by Mr. Parikh of all taxes (including any income taxes, interest, penalties or any excise taxes), Mr. Parikh would retain an amount of the gross-up payment equal to seventy-five (75%) of any excise tax imposed upon the payments received by Mr. Parikh.

        The Parikh Agreement also contains restrictive covenants, which apply for the remainder of the then-current agreement term. Pursuant to the restrictive covenants, Mr. Parikh is generally prohibited from (1) owning or providing services for any business competing with us for the remainder of the agreement term; (2) inducing employees to leave our employ or hiring them (unless the employee contacts Mr. Parikh on an unsolicited basis); (3) soliciting any of our customers, suppliers, licensees or other business relations; or (4) disparaging us, our executive officers, or our directors. In the event that Mr. Parikh violates the provisions of the restrictive covenants, he will not be entitled to any severance benefits upon a termination without business reasons or upon a constructive termination. Additionally, upon any such violation, all of Mr. Parikh's unexercised options, whether vested or unvested, shall be cancelled.

  Carole R. Artman-Hodge Employment Agreement

        Effective May 14, 2010, Ms. Artman-Hodge, the Company's EVP, was no longer employed by the Company. In connection with her departure, we paid Ms. Artman-Hodge approximately $1.3 million, which includes a severance payment described in her employment agreement with the Company, dated as of April 1, 1999, and a pro rated bonus for fiscal year 2010.

  Robert Blake Employment Agreement

        We entered into an employment letter agreement with Mr. Blake dated March 21, 2001 (the "Blake Agreement") in connection with Mr. Blake's employment as our Director of Customer Operations. Mr. Blake's office will be located in the Company's Maryland offices.

        The Blake Agreement provides that Mr. Blake will receive an annual base salary of $90,000 and will be eligible for a bonus, which may be paid from time to time to senior management of the Company, at the discretion of the Board of Directors. Mr. Blake is also entitled to participate in any future stock option plans and any other equity based incentive plans as may be approved by the Board of Directors from time to time.

        In the event that the Company terminates the Blake Agreement for "cause," (as such term is defined in the Blake Agreement, which generally includes events such as felony conviction, fraud or insubordination), the Company may terminate the Blake Agreement immediately and without advance notice to Mr. Blake, and the Company will pay to Mr. Blake all compensation due for base salary and paid time off for services performed to the date of termination, less applicable withholding taxes, plus any unreimbursed business expenses or other amounts owing to Mr. Blake in accordance with Company policies.

        In the event that the Company terminates the Blake Agreement without cause, the Company will provide Mr. Blake with at least 30 days advance written notice. In the event of such termination, the Company may set an earlier date for cessation of Mr. Blake's duties, provided that the Company shall continue to pay Mr. Blake's base salary for a period of 30 days following receipt of the termination notice. In addition, the Company will pay Mr. Blake, as severance, an amount equal to one month of his base salary, as well as all compensation due for base salary and paid time off for services performed to the date of termination, less applicable withholding taxes, plus any unreimbursed business expenses or other amounts owing to Mr. Blake in accordance with Company policies.

        In the event of Mr. Blake's death or disability, the Blake Agreement will be terminated immediately and the Company will pay to Mr. Blake all compensation due for base salary and paid time off for services performed to the date of termination, less applicable withholding taxes, plus any unreimbursed business expenses or other amounts owing to Mr. Blake in accordance with Company policies. For the purposes of the Blake Agreement "disability" shall mean an illness, injury or condition that renders Mr. Blake incapable of performing his duties on a full-time basis for a period of at least 3 months.

        The Blake Agreement also contains a non-compete provision, which applies during the term of the Blake Agreement and for a period of one year following Mr. Blake's termination for any reason. Pursuant to the non-compete provision, Mr. Blake is prohibited from: (1) directly or indirectly soliciting business of the type performed by the Company from, or working in any capacity for, any person or entity that was a client of the Company or that was contacted as a client prospect by any representative of the Company within ninety (90) days prior to such date of termination; (ii) soliciting or inducing any employee of the Company; or (iii) hiring or attempt to hire any such employee of the Company.

        On December 30, 2008, the Company entered into an amendment (the "Blake Agreement Amendment"), effective as of January 1, 2009, to the Blake Agreement. The Blake Agreement Amendment amended certain provisions of the Blake Agreement in order to reduce the risk of potential adverse tax consequences to Mr. Blake under Section 409A of the Internal Revenue Code of 1986, as amended.

  Gina Goldberg Employment Agreement

        We entered into an employment agreement with Ms. Goldberg dated June 13, 2007, referred to herein as the Goldberg Agreement, in connection with Ms. Goldberg's employment as our Vice President of Sales and Marketing. Under the Goldberg Agreement, the parties may terminate the Goldberg Agreement at any time provided either party gives the other at least 60 days' advance notice of termination. Ms. Goldberg will report to the Chief Operating Officer or the Chief Executive Officer of the Company.

        The Goldberg Agreement provides that Ms. Goldberg will receive an annual base salary of $238,000. The Goldberg Agreement also provides that Mr. Goldberg is eligible for a bonus, which is expected to range from 50 to 100% of Ms. Goldberg's base salary.

        Because the Company had already granted warrants and options to Ms. Goldberg prior to June 13, 2007, the Goldberg Agreement provides that the terms of the warrants and options would not be impacted by the Goldberg Agreement. If the Company terminates Ms. Goldberg's employment for business reasons (as defined below) all unvested stock options will be forfeited.

        Additionally, if Ms. Goldberg's employment is terminated for any reason, the Company shall have the right to purchase all of the common stock owned by Ms. Goldberg, provided that if the amount payable to Ms. Goldberg exceeds $200,000, the Company may pay the excess to Ms. Goldberg in quarterly installments with 5% interest over a period of three years and the Company's obligation to make such payment shall be suspended during any period that the payment would cause the Company to violate a loan or similar financial covenant.

        In the event that the Company terminates Ms. Goldberg's employment without a "business reason" (as defined below) or Ms. Goldberg terminates her employment for any reason that constitutes a constructive termination (as defined below), Ms. Goldberg will be entitled to (i) a lump sum payment equal to the greater of her base salary for the remainder of the employment term or (ii) her base salary for a period of 12 months. For purposes of severance, Ms. Goldberg's employment term will be deemed to be two years. If the Company terminates Ms. Goldberg's employment for business reasons or Ms. Goldberg terminates her employment for any reason that does not constitute a constructive termination, she will be entitled to any accrued and unpaid salary.

        For purposes of the Goldberg Agreement, "business reasons" means: (i) gross negligence, willful misconduct or other willful malfeasance in the performance of her duties; (ii) conviction of, or plea of nolo contendere to, or written admission of the commission of a felony, or any other criminal offense involving moral turpitude; (iii) any act by Ms. Goldberg involving moral turpitude, fraud or misrepresentation with respect to her duties for the Company or its affiliates; (iv) any act by Ms. Goldberg constituting a failure to follow the directions of the Chief Executive Officer, the Chief Operating Officer, or the Board of Directors, provided written notice of such failure is provided to Ms. Goldberg and the failure continues for five days after receipt of such notice; and (v) subject to certain conditions, Ms. Goldberg's material breach of the Goldberg Agreement that has not been cured within 30 days after written notice of such breach by the Board of Directors.

        For purposes of the Goldberg Agreement, "constructive termination" occurs if Ms. Goldberg gives the Company written notice of the existence of any of the following: (i) Ms. Goldberg is required to relocate her place of employment without her approval, other than a relocation that is within 30 miles of the Company's Stamford offices; (ii) there is an intentional and material reduction in Ms. Goldberg's base salary (other than a reduction that is consistent with a general reduction for the executive staff as a group); (iii) there occurs any other material breach of the Goldberg Agreement by the Company provided Ms. Goldberg provides a written demand for substantial performance to the Company. Constructive termination will only be deemed to occur if the Company fails to cure the event within 31 days following the date such notice is given.

        The Goldberg Agreement also contains a non-compete provision, which applies during the term of the Goldberg Agreement and, provided Ms. Goldberg has received a severance payment for a period of one year after she has received such payment. Pursuant to the non-compete provision, Ms. Goldberg is prohibited from (1) inducing or attempting to induce any employee of the Company or such subsidiary (other than her own assistant) to leave the employ of the Company, or in any way interfere with the relationship between the Company or any subsidiary and any employee thereof; (2) hiring or attempt to hire an employee of the Company or any subsidiary at any time during the preceding 12 months (unless the employee contacts Ms. Goldberg on an unsolicited basis); (3) directly or indirectly inducing or attempting to induce any customer, supplier, licensee or other business relation of the Company or (4) disparaging the Company, its executive officers, or its directors.

  Robert Werner Employment Agreement

        We entered into an employment agreement with Mr. Werner, effective April 1, 2010 (the "Werner Agreement"), in connection with Mr. Werner's employment as our Vice President of Supply. The Werner Agreement replaces a previous employment agreement dated August 14, 2006. The term of the Werner Agreement is three years from its effective date.

        Pursuant to the Werner Agreement, Mr. Werner will report to the CEO or, at the discretion of the CEO, to someone serving as the Company's Chief Operating Officer or Executive Vice President. Mr. Werner's office will be located in the Company's Houston offices.

        The Werner Agreement provides that Mr. Werner will receive an annual base salary of $300,000, which was paid retroactively to August 13, 2009. Mr. Werner is also entitled to receive other employee benefits provided to executive employees of the Company generally from time to time, including health, life insurance, disability, retirement, welfare, vacation, sick leave, holidays and sabbatical, so long as Mr. Werner is eligible for such benefits in accordance with the terms of such plans and with the policies of the Company.

        Mr. Werner will be eligible for a bonus, which may be paid from time to time to senior management of the Company, at the discretion of the Board of Directors. Mr. Werner's target bonus shall be 100% of his base salary for performance that the Board of Directors determines to be satisfactory. If performance goals are exceeded, Mr. Werner's annual bonus may exceed the target bonus, provided however that in no event shall the annual bonus exceed 150% of his base salary.

        The Werner Agreement also entitles Mr. Werner to participate, on the same basis as other similarly situated employees of the Company, in any future stock option plans and any other equity based incentive plans as may be approved by the Board of Directors from time to time.

        In the event of Mr. Werner's resignation or death, or if the Company terminates the Werner Agreement for "business reasons" (as such term is defined in the Werner Agreement, which generally includes "cause" events such as felony conviction, fraud or insubordination), the Company may terminate the Werner Agreement immediately and without advance notice to Mr. Werner, and the Company will pay to Mr. Werner: (i) all compensation due for base salary and paid time off for services performed to the date of termination; (ii) any unreimbursed business expenses; and (iii) any other amounts due to Mr. Werner under any Company-provided or paid plans, policies or arrangements.

        In the event that the Company terminates the Werner Agreement without business reasons, or if Mr. Werner terminates his employment as a result of a "constructive termination," (as such term is defined in the Werner Agreement, such as a material reduction in salary or authority or a relocation), then within thirty (30) days of such termination date, the Company shall pay Mr. Werner: (i) all compensation due for base salary and paid time off for services performed to the date of termination; (ii) any unreimbursed business expenses; (iii) any other amounts due to Mr. Werner under any Company-provided or paid plans, policies or arrangements; and (iv) any accrued and unpaid annual bonus for a previous fiscal year. In addition, subject to certain requirements stipulated in the Werner Agreement, the Company shall pay to Mr. Werner a lump sum equal to: (i) the amount of his base salary for the greater of twelve (12) months or the remainder of the term of the Werner Agreement; and (ii) the amount of Mr. Werner's target bonus.

        If there is a change in control (as such term is defined in the Werner Agreement) and either: (i) a constructive termination occurs; (ii) the Company terminates Mr. Werner's employment without business reasons within twelve (12) months following the change in control; or (iii) the Company elects not to extend the Werner Agreement for a renewal term within the twelve (12) months that follow the change in control, then, subject to certain requirements stipulated in the Werner Agreement, he will be entitled to receive a lump sum equal to his base salary.

        The Werner Agreement provides that in the event that Mr. Werner becomes entitled to payments or benefits that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, the payment and/or benefits will be reduced to the extent that such payments will not be subject to the excise tax or any interest or penalties imposed by Section 4999 of the Code, referred to herein as the 280G Reduction. The 280G Reduction will only take place if Mr. Werner's "net after tax benefit" (as defined in the Parikh Agreement) exceeds the net after tax benefit he would realize if the

280G Reduction were not made. To the extent the 280G Reduction is unavailable because Mr. Werner's net after tax benefit would be greater if the 280G Reduction were not made, we will pay Mr. Werner a gross up payment in an amount such that after the payment by Mr. Werner of all taxes (including any income taxes, interest, penalties or any excise taxes), Mr. Werner would retain an amount of the gross-up payment equal to seventy-five (75%) of any excise tax imposed upon the payments received by Mr. Werner. The Werner Agreement also includes a Code Section 409A provision to reduce the risk of potential adverse tax consequences to Mr. Werner.

        The Werner Agreement also contains non-compete provisions, which apply during the term of the Werner Agreement and, if a severance payment is made by the Company to Mr. Werner, for a period of one year following Mr. Werner's termination for any reason. Pursuant to the non-compete provision, Mr. Werner is prohibited from: (i) directly or indirectly owning, managing, controlling, participating in, consulting with, rendering certain specified services for, or in any manner engaging in an business that competes with the Company or its subsidiaries; (ii) soliciting or inducing any employee of the Company; (iii) hiring or attempting to hire any such employee of the Company; (iv) directly or indirectly inducing or attempting to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or such subsidiary or in any way interfering with the relationship between any such customer, supplier, licensee or business relation and the Company or any subsidiary; and (v) disparaging the Company, its executive officers or its directors.

Post-Employment Payments

        The following table summarizes the payments that we would have been required to make to the named executive officers as of June 30, 2010 as a result of their termination, retirement, disability or death or a change in control of the Company as of that date. The specific circumstances identified in the table that would trigger such payments are described in the employment agreement for each executive.

	Termination Event
	Involuntary Without Cause or For Constructive Termination	Involuntary With Cause or Without Constructive Termination	Change in Control	Disability	Death
Jeffrey Mayer:
Cash severance payment	$2,984,975	$460,635	$2,390,150	$460,635	$460,635
Health and life insurance	22,999	—	—	—	—
Continuation of perquisites	36,000	—	—	—	—

Total termination benefits	$3,043,974	$460,635	$2,390,150	$460,635	$460,635

Chaitu Parikh:
Cash severance payment	$3,499,649	$458,142	$3,049,649	$458,142	$458,142
Health and life insurance	40,832	—	—	—	—

Total termination benefits	$3,540,481	$458,142	$3,049,649	$458,142	$458,142

Robert Blake:
Cash severance payment	$223,013	$185,513	$223,013	$185,513	$185,513

Total termination benefits	$223,013	$185,513	$223,013	$185,513	$185,513

Gina Goldberg:
Cash severance payment	$600,456	$318,591	$318,591	$318,591	$318,591

Total Termination benefits	$600,456	$318,591	$318,591	$318,591	$318,591

Robert Werner:
Cash severance payment	$1,238,891	$12,864	$712,864	$12,864	$12,864

Total Termination benefits	$1,238,891	$12,864	$712,864	$12,864	$12,864

Director Compensation

        The following table provides summary compensation information for each non-employee director during the fiscal year ended June 30, 2010:

Name	Fees Earned or Paid in Cash	Stock Awards(3)	Option Awards	Total
Mark Bernstein	$82,000	$25,000	$—	$107,000
Denham Commodity Partners Fund LP(1)	37,500	12,500	—	50,000
Carl Adam Carte(1)	24,500	12,500	—	37,000
James N. Chapman	92,250	25,000	—	117,250
Michael J. Hamilton	103,000	50,000	—	153,000
Charter Mx LLC(2)	73,000	25,000	—	98,000
Randal T. Maffett	83,750	25,000	—	108,750
RBS Sempra(2)	66,500	25,000	—	91,500
Jonathan Moore	69,000	25,000	—	94,000

(1)
Prior to May 2010, a former director, who was also an executive officer of Denham, was appointed to represent Denham on Holdings' Board of Directors and all committee and attendance fees associated with the activities of the former director were paid directly to Denham. Effective in May 2010, Mr. Carte became the appointed director to represent Denham. Because Mr. Carte is considered to be independent of Denham, all committee and attendance fees associated with Mr. Carte's activites are paid directly to him.

(2)
Mr. Landuyt and Ms. Mitchell are the appointed directors to represent Charter Mx LLC and RBS Sempra, respectively on Holdings' Board of Directors. Committee and attendance fees associated with the activities of Mr. Landuyt and Ms. Mitchell are paid directly to those entities.

(3)
The aggregate number of RSUs outstanding for directors at June 30, 2010 were as follows: 5,102 RSUs each for Messrs. Bernstein, Carte, Chapman, Maffett, and Moore; 5,102 RSUs each for Charter Mx LLC and RBS Sempra; and 10,204 RSUs for Mr. Hamilton.

        Effective as of September 22, 2009, pursuant to an amendment to the certificate of incorporation, the Company will pay each director who is not an employee of the Company (a "Non-Management Director") a retainer of $50,000 per year, a retainer of $10,000 per year for serving on the ECG Committee, a retainer of $10,000 per year for serving on the Risk Oversight Committee and a retainer of $12,000 per year for serving on the Audit Committee. The chairman of each of the ECG Committee and the Risk Oversight Committee will receive an additional retainer of $5,000 per year, and the chairman of the Audit Committee will receive an additional retainer of $3,000 per year. The Chairman of the Board of Directors, if he or she is a Non-Management Director, will receive an additional retainer of $25,000 per year. For the avoidance of doubt, the Chairman of the Board of Directors will not be considered an employee of the Company for purposes of the definition of Non-Management Director solely by virtue of holding the office of Chairman.

        In addition, the Company will issue equity securities to directors, pursuant to a management equity plan, as follows: (i) each Non-Management Director will receive equity securities with a value of $25,000 per year; and (ii) the Chairman of the Board of Directors, if the Chairman is a Non-Management Director, will receive an additional annual issuance of equity securities with a value of $25,000 per year. The Company also will pay each Non-Management Director for attendance in person or by telephone at each regular or special meeting of the Board of Directors or Board committee of which such director is a member in accordance with the meeting attendance fee provisions in the certificate of incorporation; provided, however, that no director shall be paid more than one meeting attendance fee per day, regardless of the number of regular or special Board of Directors or Board committee meetings attended in person or by telephonic conference by such director on such day. The Company will reimburse each of its directors for all reasonable travel and other out-of-pocket costs and expenses (other than internally allocated costs) relating to his or her attendance at any regular or special meeting of the Board of Directors or any Board committee of which such director is a member or otherwise incurred by such director in connection with the performance of his or her duties as a director of the Company.

        In January 2010, Holdings' directors were granted RSUs, pursuant to which we may issue shares of Class C Common Stock, subject to prescribed vesting requirements. Refer to Notes 2 and 19 of the consolidated financial statements for the fiscal year ended June 30, 2010 included elsewhere in this prospectus for additional information regarding RSUs granted during fiscal year 2010. During fiscal year 2010, we did not grant any non-equity incentive compensation or other deferred compensation to any of our directors. We do not provide any defined benefit or defined contribution plan benefits to any of our directors.

Compensation Committee and ECG Committee Interlocks and Insider Participation

        Messrs. Chapman (Chair), Bernstein, Hamilton and Landuyt and Ms. Mitchell serve on the ECG Committee as of July 27, 2010. None of these directors has a material relationship with the Company or has a current or prior relationship with the Company, or is a holder of shares of common stock or is a member of management of the Company that might cause such director to act other than in an entirely independent manner with respect to all issues that come before the Board of Directors. The Board of Directors has determined that Ms. Mitchell is not an independent director as a result of her affiliation with RBS Sempra, a significant stockholder of the Company and the lender and counterparty under the Commodity Supply Facility.

        During fiscal year 2010, we had no Compensation Committee or ECG Committee "interlocks," meaning that no executive officer of the Company served as a director or member of the Compensation Committee of another entity of which an executive officer served as a director or a member of the Compensation Committee of the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

        The following table sets forth, as of November 30, 2010, information with respect to shares of common stock beneficially owned by: (1) each of the named executive officers; (2) each director; (3) all executive officers and directors as a group; and (4) each person known to be the beneficial owner of more than five percent of our outstanding shares of common stock.

        The percentages of common stock and beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities for which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares (subject to community property laws where applicable) unless otherwise indicated.

	Common Stock(1)
	Total Number of Shares Beneficially Owned	Percentage of Beneficially Owned Common Stock
Name or Description		Class A	Class B	Class C	Total
Executive Officers and Directors:
Jeffrey Mayer(2)	1,114,314	0.8%	—%	5.0%	2.0%
Chaitu Parikh(3)	488,779	0.8	—	1.4	0.9
Gina Goldberg(4)	22,949	—	—	0.1	—
Mark Bernstein(5)	10,204	—	—	0.1	—
Carl Adam Carte(6)	5,102	—	—	—	—
James N. Chapman(5)	10,204	—	—	0.1	—
Michael J. Hamilton(7)	20,408	—	—	0.1	—
William Landuyt(8)	10,014,909	—	—	58.9	18.3
Randal T. Maffett(5)	10,204	—	—	0.1	—
Jacqueline Mitchell	—	—	—	—	—
Jonathan Moore(5)	10,204	—	—	0.1	—
All directors and executive officers as a group (13 persons)(9)	11,753,603	1.5	—	66.1	21.5
5% Stockholders:
Charter Mx LLC(8)	10,014,909	—	—	58.9	18.3
1105 Market Street, Suite 1300, Wilmington, DE 19899
Camulos Capital LP(10)	6,476,179	19.2	—	—	11.8
Three Landmark Square, Stamford, CT 06901
Denham Commodity Partners Fund LP(11)	8,435,079	18.3	—	13.3	15.4
200 Clarendon Street, 25th Floor, Boston, MA 02116
Rose Point Partners LLC(12)	4,274,570	12.7	—	—	7.8
50 Rose Brook Road, New Canaan, CT 06840
Sempra Energy Trading LLC(13)	4,012,494	—	100.0	—	7.3
600 Washington Blvd., Stamford, CT 06901
Morgan Stanley & Co. on behalf of certain funds and accounts, as holders(14)	3,756,228	11.1	—	—	6.9
2000 Westchester Avenue, Purchase, NY 10577
Deutsche Bank Securities, Inc. and affiliated entities(15)	3,420,000	10.1	—	—	6.2
60 Wall Street, 35th Floor, New York, NY 10005
AIG Asset Management Group on behalf of certain funds and accounts, as holders(16)	3,111,126	9.2	—	—	5.7
2929 Allen Parkway, A37, Houston, TX 77019
Whippoorwill Associates, Inc., including shares voted on behalf of certain funds and accounts, as holders (17)	2,500,000	7.4	—	—	4.6
11 Martine Avenue, 11th Floor, White Plains, NY 10606
Greenhill Capital Partners, L.P. and its affiliated funds(18)
300 Park Avenue, 23rd floor, New York, NY 10022	1,923,979	—	—	11.3	3.5

(1)
The total number of shares beneficially owned includes the following outstanding shares of Holdings' common stock as of November 30, 2010: 33,710,902 shares of Class A Common Stock; 4,002,290 shares of Class B Common Stock; 17,007,965 shares of Class C Common Stock; and an aggregate total of 54,721,157 shares of common stock. There were no shares of any class of common issued, or expected to be issued, within 60 days of November 30, 2010.

(2)
Includes 258,339 shares of Class A Common Stock and 285,022 shares of Class C Common Stock issued and outstanding as of November 30, 2010 owned directly by Mr. Mayer. Also includes 570,953 shares of Class C Common Stock issued to Pequot Enterprises LLC, a limited liability company owned 23% by Mr. Mayer and for which Mr. Mayer, as manager, has both voting and dispositive power.

(3)
Includes 258,339 shares of Class A Common Stock and 230,440 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(4)
Includes 22,949 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(5)
Includes 10,204 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(6)
Includes 5,102 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(7)
Includes 20,408 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(8)
Includes 10,014,909 shares of Class C Common Stock issued and outstanding as of November 30, 2010 owned directly by Charter Mx LLC. Charter Mx LLC is wholly owned by Charterhouse Equity Partners IV, L.P. The general partner of Charterhouse Equity Partners IV, L.P. is CHUSA Equity Investors IV, L.P., whose general partner is Charterhouse Equity IV, LLC, a wholly owned subsidiary of Charterhouse Group, Inc. As a result of the foregoing, all of the shares held by Charter Mx LLC would be deemed to be beneficially owned by Charterhouse Group, Inc. We have been advised by Charterhouse Group, Inc. that all decisions regarding investments by Charterhouse Equity Partners IV, L.P. (the "Fund") are made by an investment committee whose composition may change. No individual has authority to make any such decisions without the approval of the Fund's investment committee. William Landuyt is an executive officer of Charterhouse Group, Inc. and a member of the Fund's investment committee, the members of which, including Mr. Landuyt, each disclaim beneficial ownership of the shares held by Charter Mx LLC except to the extent of his or her pecuniary interest therein.

(9)
Represents beneficial ownership as a group for Includes 516,678 aggregate shares of Class A Common Stock and 11,236,925 aggregate shares of Class C Common Stock issued and outstanding as of November 30, 2010 owned directly, as a group, by the directors and executive officers listed in the table under "Directors, Executive Officers and Corporate Governance—Directors and Executive Officers."

(10)
Includes 6,476,179 shares of Class A Common Stock issued and outstanding as of November 30, 2010.

(11)
Includes 6,166,712 shares of Class A Common Stock and 2,265,816 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(12)
Includes 4,274,570 shares of Class A Common Stock issued and outstanding as of November 30, 2010.

(13)
Includes 4,002,290 shares of Class B Common Stock and 10,204 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

(14)
Includes 3,756,228 shares of Class A Common Stock issued and outstanding as of November 30, 2010.

(15)
Includes 3,420,000 shares of Class A Common Stock issued and outstanding as of November 30, 2010.

(16)
Includes 3,111,126 shares of Class A Common Stock issued and outstanding as of November 30, 2010.

(17)
Includes 1,619,962 shares of Class A Common Stock issued and outstanding as of November 30, 2010 and held by entities affiliated with Whippoorwill Associates, Inc. and 880,038 shares of Class A Common Stock issued and outstanding as of November 30, 2010 and held by certain funds and accounts, as holders, over which Whippoorwill Associates, Inc. exercises voting control.

(18)
Includes 1,923,979 shares of Class C Common Stock issued and outstanding as of November 30, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

        Our Code of Ethics, which is posted on our website at www.mxholdings.com, prohibits directors and executive officers from engaging in transactions on behalf of the Company with a family member, or with a company with which they or any family member are a significant owner or associated or employed in a significant role. Our Audit Committee must review and approve in advance all related party transactions or business or professional relationships. All instances involving potential related party transactions or business or professional relationships must be reported to the Company's in-house legal counsel, who is responsible to assess the materiality of the transaction or relationship and elevate the matter to the Audit Committee as appropriate.

Stockholders Agreement

        On September 22, 2009, in connection with the consummation of our Restructuring, we entered into a new stockholders agreement, which we amended as of July 27, 2010 (the "Stockholders Agreement"). Pursuant to the Stockholders Agreement, holders of Class A Common Stock are not subject to any restrictions on the transfer of their shares while holders of Class B Common Stock and certain holders of Class C Common Stock are subject to certain restrictions. Moreover, transfers of all shares of Class C Common Stock are subject to a right of first refusal in favor of the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock. No shares of Common Stock may be transferred to competitors of the Company or in any transaction that, among other things, violates or causes a default, "change in control" or similar event under any of the Company's or any of its subsidiaries' material debt agreements, indentures and other agreements or instruments evidencing material indebtedness of the Company or any of its subsidiaries (with certain exceptions), violates applicable securities laws or certain other laws, or results in certain other specified consequences, unless such transaction has been approved by (i) a majority of the authorized Class A Directors, (ii) a majority of all authorized directors and (iii) in the case of certain specified actions, for so long as holders of shares of Class B Common Stock have the exclusive right to nominate and elect the Class B Director, the Class B Director.

        All shares of common stock will have preemptive rights, subject to certain exceptions, and information rights. If a party that did not acquire shares of common stock on September 22, 2009 (a "New Shareholder") acquires, together with its affiliates, or proposes to acquire, from any person (such person, a "Selling Shareholder"), whether through one or a series of transactions, such number of shares of common stock as would result in the New Shareholder (together with its affiliates) holding a majority of the then-issued and outstanding shares of common stock, then such New Shareholder, prior to consummating the proposed acquisition, must make a mandatory offer (a "Mandatory Offer") to purchase the remaining shares of common stock that it does not own at a price equal to the higher of (a) the highest price per share paid by the New Shareholder and its affiliates for any shares of common stock acquired by the New Shareholder and its affiliates during the preceding nine months and (b) the purchase price per share to be paid by the New Shareholder to the Selling Shareholder for the shares of common stock to be acquired by the New Shareholder from the Selling Shareholder.

        Customary tag-along rights are provided to all shareholders under the Stockholders Agreement with respect to sales of shares of common stock representing in the aggregate a majority of the then-issued and outstanding shares of all classes of common stock, on a fully diluted basis, to a single purchaser, or group of related purchasers, in any transaction or series of related transactions, including where the conditions of a tag-along transfer are satisfied as a result of a Mandatory Offer, subject to certain exceptions.

        Customary drag-along rights are provided under the Stockholders Agreement if holders of shares representing at least 75% of all classes of common stock and holders of shares representing at least 70% of the Class B Common Stock (until shares of Class B Common Stock are converted into shares of Class C Common Stock or Class D Common Stock in connection with an IPO) determine to sell all of the shares of common stock to a person or persons (other than a person that (i) has among its shareholders, members, partners or other equity holders, holders of common stock that collectively hold more than 20% of the outstanding shares of common stock, or any affiliates of such holders, or (ii) is more than 20% owned or controlled, directly or indirectly, by holders of common stock, and other than an affiliate of any of the selling stockholders or a group including one or more affiliates of any of the selling stockholders) in any transaction, or series of related transactions, that is proposed to be effected on an arms-length basis. The Company will have the right (but not the obligation) to purchase all (but not less than all) of the shares of Class A Common Stock or Class C Common Stock held by any holder who has not executed the Stockholders Agreement and who fails to sell its shares of Common Stock to the purchaser in a drag-along transaction following a valid exercise of the drag-along rights contained in the Stockholders Agreement.

        The following matters require approval of (a) holders of at least 70% of the issued and outstanding shares of Class A Common Stock, (b) holders of at least 70% of the issued and outstanding shares of Class B Common Stock (provided, with respect to clause (ii) below only, that such amendment affects the rights of holders of the Class B Common Stock or increases the number of authorized shares of Class B Common Stock), (c) in the case of clause (ii) below only, and solely to the extent that such amendment affects the rights of the Class C Common Stock or increases the number of authorized shares of Class C Common Stock, holders of at least 70% of the issued and outstanding shares of Class C Common Stock, and (d) holders of at least 75% of all issued and outstanding shares of common stock:

  (i)
  commencement of a voluntary liquidation, winding up or dissolution of the Company or any of its subsidiaries, filing of any petition in bankruptcy or insolvency or entering into any arrangement for the benefit of creditors, commencing any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any of its subsidiaries, or the adoption by the Company or any of its subsidiaries of a plan with respect to any of the foregoing, or acquiescence or agreement by the Company or any of its subsidiaries to any of the foregoing commenced or petitioned for on an involuntary basis;

  (ii)
  amendment or modification of the certificate of incorporation or the bylaws of the Company or any subsidiary of the Company;

  (iii)
  reorganization of the Company or reclassification of any of its securities; and

  (iv)
  waiver of preemptive rights in connection with a strategic investment in the Company by any person.

        In addition to any vote by holders of common stock required under Delaware law, a vote of holders of at least 70% of the issued and outstanding shares of Class A Common Stock and holders of at least 70% of the issued and outstanding shares of Class B Common Stock (in the case of the Class B Common Stock, until shares of Class B Common Stock are converted into shares of Class C Common Stock or shares of Class D Common Stock or unless the contemplated merger or other transaction would, as a condition to the consummation thereof, result in, and does result in, the full pay-off and termination of the Commodity Supply Facility) is required to approve any merger, consolidation or other business combination involving the Company or any of its subsidiaries (other than mergers of wholly owned subsidiaries of the Company with each other or the Company) or any transaction having the effect (economic or otherwise) of a sale of all or substantially all of the assets of the Company or any of its subsidiaries (other than transfers of assets of wholly owned subsidiaries of the Company to each other or the Company).

        Pursuant to the Stockholders Agreement, the Board of Directors consists of nine directors, elected as follows:

  •
  Holders of the Class A Common Stock are entitled to nominate five Class A Directors, at least two of whom shall be independent and qualify as a "financial expert."

  •
  Holders of the Class B Common Stock are entitled to nominate and elect one Class B Director until the shares of Class B Common Stock have been converted and are no longer outstanding. At such time as the shares of Class B Common Stock have been converted and are no longer outstanding, the Class B Director position will be filled by the vote of a plurality of all holders of Common Stock voting as a single class at any meeting of the stockholders of the Company at which the Class B Director would otherwise have been permitted to be elected, or as otherwise permitted under the Bylaws, and the Class B Director will be required to be independent and qualify as a "financial expert."

  •
  Holders of the Class C Common Stock are entitled to nominate and elect two Class C Directors.

  •
  The ninth Director will be the Company's president and chief executive officer, who initially, shall be Jeffrey A. Mayer.

        Following the conversion of the shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock in connection with an IPO, the Board of Directors will consist of such number of directors as will be determined by the Board of Directors from time to time, which number will not be less than seven (7) nor more than fifteen (15) directors, and directors will be elected by holders of shares of common stock, voting as a single class at any meeting of the stockholders of the Company at which directors are permitted to be elected, or as otherwise permitted under the Bylaws, provided, however, that, for so long as the shares of Class B Common Stock are outstanding and have not been converted into shares of Class C Common Stock or into shares of Class D Common Stock, the Board of Directors will include one director nominated and elected by holders of shares of Class B Common Stock.

        In order to conduct meetings of the Board of Directors, a quorum requires the presence of (i) a majority of the directors then in office, and (ii) prior to the conversion of shares of Class A Common Stock, Class B Common Stock (if applicable) and Class C Common Stock into shares of Class D Common Stock, (A) a majority of the Class A Directors then in office, (B) the Class B Director and (C) a Class C Director, provided, however, that if a meeting for which notice has been duly given or waived in accordance with the Bylaws is adjourned due to the failure of either the Class B Director or a Class C Director to be in attendance, then so long as notice is duly delivered of the time and place of the reconvened meeting in accordance with the Bylaws, the presence of either the Class B Director or a Class C Director at the reconvened meeting will not be required to establish quorum.

Class A Voting Agreement and Class C Voting Agreement

        In addition, on September 22, 2009, holders of Class A Common Stock entered into a Class A Voting Agreement (the "Class A Voting Agreement") that governs their rights to nominate and elect the Class A Directors and certain related matters and holders of Class C Common Stock entered into a Class C Voting Agreement (the "Class C Voting Agreement") that governs their rights to nominate and elect the Class C Directors and certain related matters. The Class A Voting Agreement also provides that so long as AIG Global Investment Corp., as the investment advisor (or any asset management entity successor thereto) for certain entities that will hold shares of Class A Common Stock ("AIG"), Camulos Capital LP, as the investment manager for certain entities that will hold shares of Class A Common Stock ("Camulos"), and/or Taconic Capital Advisors LP ("Taconic"), as the investment manager for certain entities that will hold shares of Class A Common Stock, hold at least 35% of the Class A Common Stock held by it on September 22, 2009 (after giving effect to stock splits or combinations or similar events), such stockholder (each a "Designating Stockholder" and, collectively, the "Designating Stockholders") shall be entitled to designate one of the Class A Directors. The fourth and fifth Class A Directors will be designated by the Designating Stockholders by mutual agreement and will be independent and qualify as "financial experts." If any Designating Stockholder loses its right to designate a Class A Director, thereafter the stockholders that retain the designation right will, by mutual agreement, designate the Class A Director and such Class A Director position will be elected by a plurality vote of the shares of Class A Common Stock. As of April 7, 2010, Taconic no longer held 35% of the Class A Common Stock held by it on September 22, 2009, and accordingly, it no longer has the right to designate a Class A Director.

        The Class C Voting Agreement provides that one of the Class C Directors shall be designated by Charterhouse so long as Charterhouse holds at least 35% of the outstanding shares of Class C Common Stock held by it on September 22, 2009 (after giving effect to stock splits or combinations or similar events), and the other Class C Director shall be designated by Denham so long as Denham holds at least 35% of the outstanding shares of Class C Common Stock held by it on September 22, 2009 (after giving effect to stock splits or combinations or similar events). If either Charterhouse or Denham loses its right to designate a Class C Director, thereafter such Class C Director position will be elected by a plurality vote of the shares of Class C Common Stock.

Denham Credit Facility

        Denham is a significant stockholder of the Company. Stuart Porter, a principal of Denham Capital Management LP and Chief Investment Officer for Denham, was a director of Holdings until May 13, 2010. As of June 30, 2009, the Company had borrowed the entire $12.0 million available line under the Denham Credit Facility, which bore interest at 9% per annum. In connection with the Restructuring, the entire outstanding balance under the Denham Credit Facility was repaid, including accrued and unpaid interest, and the facility was terminated on September 22, 2009.

Legal Services

        Daniel Bergstein, a former director of Holdings and a current stockholder of the Company, is senior counsel to Paul, Hastings, Janofsky & Walker LLP, a law firm that provides legal services to the Company. Paul Hastings provides the Company with general legal services, including legal services associated with the Restructuring and amendments to our former supply and hedging facilities. Paul Hastings is expected to continue to provide legal services to the Company in future periods.

Financial Advisory Services

        Prior to the consummation of the Restructuring, the Company had a financial advisory services agreement with Greenhill & Co., LLC ("Greenhill"), an affiliate of Greenhill Capital Partners, a significant stockholder of the Company (the "Greenhill Agreement"). Under the Greenhill Agreement, Greenhill provided advisory services in connection with liquidity options considered during the Restructuring. The Greenhill Agreement was terminated effective September 22, 2009.

Management Fees

        As of June 30, 2009, the Company had agreed to pay Denham, Charter Mx LLC, a significant stockholder of the Company, and Daniel Bergstein an aggregate annual fee of $0.9 million, payable in equal quarterly amounts, for management consulting services provided to the Company. Following the Restructuring, the Company terminated its agreements with Denham, Charter Mx LLC and Mr. Bergstein.

        Effective September 23, 2009, the Company's Board of Directors approved an arrangement under which Mr. Bergstein will be paid annual fees of $50,000 for management consulting services provided to the Company. In addition, the Company granted RSUs to Mr. Bergstein in January 2010, which vested ratably from January 15, 2010 through October 1, 2010.

Original Notes Held by Holders of Class A Common Stock and Class C Common Stock

        In connection with the Restructuring, Denham, Camulos Capital LP, Mr. Mayer, Mr. Parikh and Ms. Artman-Hodge, Holdings' former EVP, all of whom were issued shares of Class C Common Stock, also acquired 6,476,733 shares, 2,066,715 shares, 258,339 shares, 258,339 shares and 103,336 shares, respectively, of Class A Common Stock and Original Notes in the aggregate amount of $6.3 million, $2.0 million, $0.3 million, $0.3 million and $0.1 million, respectively.

Independence of Directors

        As of July 27, 2010, the Board of Directors has determined that each of Messrs. Bernstein, Carte, Chapman, Hamilton, Landuyt, Maffett and Moore has no material relationship with the Company and has no current or prior relationship with the Company, any holder of shares of any class of common stock or any member of management of the Company that might cause such director to act other than in an entirely independent manner with respect to all issues that come before the Board of Directors, and accordingly, each is independent. Mr. Mayer is not deemed to be independent because the Company currently employs him. Ms. Mitchell is not an independent director as a result of her affiliation with RBS Sempra, a significant stockholder of the Company and the lender and counterparty under the Commodity Supply Facility.

DESCRIPTION OF OTHER INDEBTEDNESS

        As part of the Restructuring, we entered into the Commodity Supply Facility. The following is a description of the principal terms of the Commodity Supply Facility:

        The primary obligors under the Commodity Supply Facility are MXenergy Inc., MXenergy Electric Inc. The obligations under the Commodity Supply Facility are guaranteed by us and our other domestic subsidiaries. Obligations under the Commodity Supply Facility are secured by a first priority lien on substantially all of our and our domestic subsidiaries' existing and future assets (other than the Notes Escrow Account and the funds on deposit therein).

        The Commodity Supply Facility provides for the exclusive supply of physical (other than as needed for balancing) and financial natural gas and electricity, the provision of credit support by RBS Sempra (including letters of credit and guarantees) in support of certain of our collateral needs, payment extension financing and/or storage financing as needed, and associated hedging transactions in order to maintain the facilities' required matched trading book. In addition, the Commodity Supply Facility provides that we will release natural gas transportation and delivery capacity to RBS Sempra and for RBS Sempra to perform certain transportation and storage nominations. The Commodity Supply Facility also provides for RBS Sempra to act on our behalf to satisfy the requirements of regional transmission operators for capacity rights and ancillary services. We novated or otherwise transferred certain hedging transactions to RBS Sempra, and any payment required to be made by us in connection with such novation or transfer is financed by RBS Sempra.

        The Commodity Supply Facility provides us an ability to (i) seek price quotes from third parties for certain physically or financially settled transactions with respect to gas and electricity and (ii) request that RBS Sempra enter into such transactions with such third parties at such prices and to concurrently enter into back-to-back off-setting transactions with us with respect to such third party transactions. RBS Sempra would not be obligated to enter into a transaction with any third party unless RBS Sempra is satisfied with such transaction and unless the volume of those transactions does not exceed annual caps. In addition to the actual purchase price paid by RBS Sempra and certain related costs and expenses, we will be charged an adder for such purchases.

        In connection with the Commodity Supply Facility, the maximum amount of cash borrowings permitted under the storage and/or payment extension financing (in excess of margin held by RBS Sempra) is $45.0 million. These cash borrowings accrue interest at the greater of (i) RBS Sempra's cost of funds plus 500 bps or (ii) Libor plus 500 bps. Outstanding credit support provided by RBS Sempra accrue interest at Libor plus 300 bps, but not less than 400 bps; provided, however, that, if on any date of determination, no termination event has occurred with respect to Holdings and its affiliates and the cash held in certain collateral accounts exceeds all outstanding settlement payments under the Commodity Supply Facility, interest will accrue at a reduced rate of 1.0% on that portion of the credit support amount that is in excess of $27.0 million.

        In addition, the Commodity Supply Facility provides for certain volumetric adder fees for all natural gas and electricity purchases. The Commodity Supply Facility also has minimum purchase requirements for both natural gas and electricity over the initial three-year term and over the optional one-year extension term.

        With regards to the aggregate exposure outstanding under the Commodity Supply Facility, the Company must maintain a Collateral Coverage Ratio (excluding any exposure related to the hedge facility) greater than 1.25:1.0 during the months of October through March, and greater then 1.4:1.0 during the months of April through September.

        In connection with the hedge facility, the aggregate notional exposure amount of fixed price hedges allowed to be entered into under the facility are limited to $260.0 million, without adjustment for mark to market movements thereafter. Fixed price hedges are limited to a contract length term of

24 months. In addition, the fixed price portfolio of hedges is limited to a weighted average volumetric tenor not to exceed 14 months in duration. With regards to the Company's fixed price customer mix, the Company may not, during any 12 month period, enter into any new fixed price contracts with respect to the gas business where the residential customer equivalents of such contracts are greater than 75% of all residential customer equivalents of all new contracts entered into during such period and/or maintain a customer portfolio with more than 325,000 residential customer equivalents operating under fixed price contracts.

        In connection with the Commodity Supply Facility, RBS Sempra was issued shares of Holdings' Class B Common Stock equal to 7.37% of the outstanding Common Stock on a fully diluted basis after giving effect to all of the transactions contemplated in the Restructuring for a purchase price of $0.01 per share.

        The maturity date of the Commodity Supply Facility is August 31, 2012; provided, however, that RBS Sempra will have the right to extend such maturity date by one year in its sole discretion.

        The Commodity Supply Facility contains covenants and provisions that restrict, subject to certain exceptions, among other things, our and our subsidiaries' ability:

  •
  to incur additional indebtedness;

  •
  to create or incur liens;

  •
  to guarantee obligations of other parties;

  •
  to engage in mergers, consolidations, liquidations and dissolutions;

  •
  to create subsidiaries;

  •
  to make acquisitions;

  •
  to engage in certain asset sales;

  •
  to enter into leases or sale-leasebacks;

  •
  to make equity distributions;

  •
  to make capital expenditures;

  •
  to make loans and investments;

  •
  to make certain dividend, debt and other restricted payments;

  •
  to engage in a different line of business;

  •
  to amend, modify or terminate certain material agreements in a manner that is adverse to the lenders; and

  •
  to engage in certain transactions with affiliates.

        In addition, the Company must maintain a consolidated tangible net worth, as defined in the agreements that govern the Commodity Supply Facility, of at least $60.0 million.

        The Commodity Supply Facility contains customary events of default, including:

  •
  payment defaults;

  •
  breaches of representations and warranties;

  •
  covenant defaults;

  •
  cross defaults to certain other indebtedness (including the Exchange Notes) in excess of specified amounts;

  •
  certain events of bankruptcy and insolvency;

  •
  ERISA defaults;

  •
  judgments in excess of specified amounts;

  •
  failure of any guaranty or security document supporting the Commodity Supply Facility to be in full force and effect;

  •
  the termination or cancellation of any material contract which termination or cancellation could reasonably be expected to have a material adverse effect on us; or

  •
  a change of control.

DESCRIPTION OF EXCHANGE NOTES

        The Company issued the Original Notes and will issue the Exchange Notes (collectively, the "Notes") under an Indenture, dated as of September 22, 2009 (the "Indenture"), among the Company, the guarantors and Law Debenture Trust Company of New York, as trustee (the "Trustee"). The following is a summary of the material provisions of the Indenture, the Security Documents and the Intercreditor Agreement. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture (including the definitions of certain terms therein and those terms made a part thereof by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act")), the Security Documents and the Intercreditor Agreement. We urge you to read the Indenture, the Security Documents and the Intercreditor Agreement because they define your rights. Copies of the Indenture, the Security Documents and the Intercreditor Agreement may be obtained from the Company or the Dealer Manager. The definition of certain terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this section, references to the "Company" include only MXenergy Holdings Inc. and not its Subsidiaries.

        The Original Notes are, and the Exchange Notes will be, secured senior obligations of the Company in the aggregate principal amount of $67,741,000. The Original Notes are, and the Exchange Notes will be, guaranteed by each of the guarantors.

Brief Description of the Notes and the Guarantees

        The Notes will:

  •
  be senior subordinated obligations of the Company, subordinated in right of payment to the Credit Facility Obligations;

  •
  rank pari passu in right of payment with all other existing and future senior Indebtedness of the Company (other than the Credit Facility Obligations), including, but not limited to, any Existing Notes, except that the Notes will effectively be senior to the Company's unsecured senior obligations, to the extent of the value of the assets securing the Notes in excess of the aggregate amount of the outstanding Credit Facility Obligations;

  •
  be secured by a second-priority security interest in substantially all of the existing and future assets of the Company (other than any cash, Cash Equivalents and Government Securities held from time to time in the Notes Escrow Account), subject to other Liens permitted under the Indenture and a first priority security interest in any cash, Cash Equivalents and Government Securities, as applicable, held from time to time in the Notes Escrow Account;

  •
  be effectively subordinated to the Company's secured debt that is secured by a lien ranking prior to the lien on the Collateral for the Notes, including obligations under the Credit Facility, to the extent of the value of the assets securing such debt, and any obligations that are secured by any of the Company's assets that are not part of the Collateral for the Notes, to the extent of the value of the assets securing such obligations; and

  •
  be effectively subordinated to any obligations of the Company's subsidiaries that are not guarantors of the Notes.

        The Guarantee of the Notes of each Guarantor will:

  •
  be senior subordinated obligations of such Guarantor, subordinated in right of payment to the Credit Facility Obligations;

  •
  rank pari passu in right of payment with all other existing and future senior Indebtedness of such Guarantor (other than the Credit Facility Obligations), including, but not limited to, any Existing Notes, except that such Guarantee will effectively be senior to such Guarantor's unsecured senior obligations, to the extent of the value of the assets securing such Guarantee in excess of the aggregate amount of the outstanding Credit Facility Obligations;

  •
  be secured by a second-priority security interest in substantially all of the existing and future assets of such Guarantor, subject to other Liens permitted under the Indenture; and

  •
  be effectively subordinated to such Guarantor's secured debt that is secured by a lien ranking prior to the lien on the Collateral for such Guarantee, including obligations under the Credit Facility and, to the extent of the value of the assets securing such debt, and any obligations that are secured by any of such Guarantor's assets that are not part of the Collateral for such Guarantee, to the extent of the value of the assets securing such obligations.

Principal, Maturity and Interest

        The Notes will mature on August 1, 2014. Interest on the Notes will accrue at the rate of 13.25% per annum and will be payable semi-annually in cash on February 1 and August 1 of each year, commencing on August 1, 2010, to the holders of record of the Notes on the immediately preceding January 15 and July 15.

        The Company will issue Notes in denominations of $1,000 and integral multiples thereof. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In no event will the interest rate on the Notes be higher than the maximum rate permitted by law, if any.

Methods of Receiving Payment on the Notes

        The Company will pay principal (and premium, if any) on the Notes at the Trustee's corporate office in New York, New York. At the Company's option, interest may be paid at the Trustee's corporate trust office or by check mailed to the registered address of holders.

Paying Agent and Registrar

        The Trustee will initially act as paying agent and registrar for the Notes. The Company may change either paying agent or registrar without prior notice to the holders of the Notes.

Guarantees

        Each Guarantor will jointly, severally, fully and unconditionally guarantee (the "Guarantees") the Company's obligations under the Indenture and the Notes on a senior subordinated secured basis. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent the Guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks Related to the Exchange Notes, the Class A Common Stock and our Capital Structure—Federal and state statutes allow courts, under specific circumstances, to void guarantees and the liens securing the guarantees and require noteholders to return payments received from the Guarantors." Only Restricted Subsidiaries that are obligors under the Credit Facility will be permitted to become Guarantors under the Indenture.

        The Guarantors may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of such Guarantor under the Indenture and its Guarantees pursuant to a supplemental indenture and the applicable Security Documents satisfactory to the Trustee; or

  (b)
  the Net Cash Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

        The Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of the Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate the "Asset Sale" provisions of the Indenture;

  (3)
  if Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the provisions of the Indenture; or

  (4)
  upon legal defeasance or satisfaction and discharge of the Indenture as described below under the captions entitled "—Legal Defeasance and Covenant Defeasance" and "—Satisfaction and Discharge."

Security

        The obligations of the Company with respect to the Notes, the obligations of the Guarantors under the Guarantees, and the performance of all other obligations of the Company and the Guarantors under or relating to the Indenture will be secured equally and ratably by (1) second-priority security interests in substantially all of the assets of the Company and the Guarantors (other than cash, Cash Equivalents and Government Securities held from time to time in the Notes Escrow Account, as to which the Holders of the Notes will have a first priority security interest) and Excluded Assets), including, without limitation, all rights, title and interest in all inventory, accounts receivable, contract rights, deposit accounts, cash and cash equivalents, Capital Stock of Subsidiaries and all the proceeds of any and all of the foregoing, in each case whether now owned or hereafter acquired and (2) a first priority security interest in the cash, Cash Equivalents and Government Securities held in the Notes Escrow Account.

        The Collateral will be pledged pursuant to a security agreement (the "Security Agreement") by and among the Company, the Guarantors and the Trustee, in its capacity as collateral agent (in such capacity, the "Collateral Agent").

        The lien securing the Notes and the Guarantees thereon will be effectively subordinated to the priority liens of the lenders under the Credit Facility on the Shared Collateral, subject to any prior Liens permitted by the applicable Security Documents and the Indenture. The Notes and Guarantees will have the benefit of, and be subject to, the terms of the Intercreditor Agreement.

Notes Escrow Account

        On the Issue Date, the Company will deposit cash in an amount equal to the amount of interest payable by the Company on the Notes for two (2) full period interest payments (the "Notes Escrow Amount") into the Notes Escrow Account. Promptly following a determination by the Company that a tax gross-up payment is required with respect to interest payable on the Notes, the Company shall "top up" the Notes Escrow Amount in an amount equal to the anticipated tax gross-up payment with respect to the two full-period interest payments payable on the Notes. Funds in the Notes Escrow Account will be invested in Cash Equivalents or Government Securities. The Trustee for the benefit of the Holders of the Notes will have a first priority security interest in the Notes Escrow Account and the cash, Cash Equivalents and Government Securities on deposit in such account. To the extent the outstanding principal amount of the Notes is reduced, the Company will be permitted to have cash released from the Notes Escrow Account in an amount equal to the excess above the then required Notes Escrow Amount held in the Notes Escrow Account. If the Company fails to make an interest payment on the Notes or related tax gross-up payment within 30 days after the applicable interest payment date, the Trustee will be permitted to apply funds from the Notes Escrow Account to the payment of such installment of interest or related tax gross-up amount that was due and the holders of the Notes will not be entitled to take any action against the Company as a result of such default or to accelerate the Notes even if it would otherwise be in their interest to do so. No payment of tax gross-up amounts shall be made from the Notes Escrow Account to the extent the balance remaining in the Notes Escrow Account after giving effect to such payment, together with funds previously applied from the Notes Escrow Account to the payment of interest and not "topped up," would be less than the then required Notes Escrow Amount. If the Trustee withdraws funds from the Notes Escrow Account to make any such interest payment or related tax gross-up payment, the Company is required to "top up" the Notes Escrow Account to the Notes Escrow Amount. The absence of sufficient funds in the Notes Escrow Account to make any such interest payment or related tax gross-up payment or if Holdings fails to "top up" the Notes Escrow Account to the then required Notes Escrow Amount within 2 business days after any interest payment or related tax gross-up payment is made therefrom will constitute an Event of Default under the Indenture. However, holders of the Notes and Guarantees are not permitted to take any enforcement action against Holdings and the Guarantors pursuant to the Intercreditor Agreement, including, without limitation, accelerating the Notes, making a demand on any Guarantee, initiating any legal proceeding or commencing any bankruptcy or insolvency proceeding, until the earlier of the commencement of a bankruptcy or insolvency proceeding and, if such default is not cured or waived, 365 days from date of delivery by the Trustee to the Credit Facility Agent of a Notes Default Notice with respect to such Event of Default. See "—Certain Limitations on the Collateral—Standstill Provisions." The Company will be entitled to do a monthly sweep of any interest earned on the cash, Cash Equivalents or Government Securities held in the Notes Escrow Account. Any cash swept from the Notes Escrow Account shall become Shared Collateral.

Use and Release of Collateral

        Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, the Company will have the right to remain in possession and retain exclusive control of the Collateral, to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

        The Indenture and the Security Documents will provide that the Liens on the Collateral pursuant to the Security Documents will automatically and without the need for any further action by any Person be released:

  (1)
  in whole or in part, as applicable, as to all or any portion of property subject to such Liens which has been taken by eminent domain, condemnation or other similar circumstances;

  (2)
  in whole upon:

  (a)
  satisfaction and discharge of the Indenture as set forth below under "—Satisfaction and Discharge"; or

  (b)
  a Legal Defeasance or Covenant Defeasance of the Indenture as set forth below under "—Legal Defeasance and Covenant Defeasance";

  (3)
  in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company or any Guarantor (other than to the Company or another Guarantor) in a transaction that is permitted by the Indenture at the time of such transfer or disposition or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee, concurrently with the release of such Guarantee; and

  (4)
  in whole or in part, in accordance with the applicable provisions of the Intercreditor Agreement.

Certain Limitations on the Collateral

Capital Stock

        The Capital Stock, securities and other payment rights of the Company and the Guarantors will constitute Collateral only to the extent that such Capital Stock, securities and other payment rights can secure the Notes and the Guarantees without Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act (or any other law, rule or regulation) requiring separate financial statements of such Subsidiary to be filed with the Commission (or any other governmental agency). In the event that Rule 3-10 or Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary due to the fact that such Subsidiary's Capital Stock, securities or other payment rights secure the Notes or Guarantees, then the Capital Stock, securities or other payment rights of such Subsidiary shall automatically be deemed not to be part of the Collateral but only to the extent necessary to not be subject to such requirement. In such event, the security documents may be amended or modified, without the consent of any Holder of Notes, to the extent necessary to release the Liens on the shares of Capital Stock, securities or other payment rights that are so deemed to no longer constitute part of the Collateral. In the event that Rule 3-10 and Rule 3-16 of Regulation S-X under the Securities Act are amended, modified or interpreted by the Commission to permit (or are replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary's Capital Stock, securities and other payment rights to secure the Notes and Guarantees in excess of the amount then pledged without the filing with the Commission (or any other governmental agency) of separate financial statements of such Subsidiary, then the Capital Stock, securities and other payment rights of such Subsidiary shall automatically be deemed to be a part of the Collateral but only to the extent that such Subsidiary would not be subject to any such financial statement requirement. In such event, the security documents may be amended or modified and additional security documents may be entered into, without the consent of any holder of notes, to the extent necessary to subject such additional Capital Stock, securities and other payment rights to the Note Liens.

        In accordance with the foregoing limitations, as of the Issue Date, the Collateral will include shares of Capital Stock of the Guarantors only to the extent that the applicable value of such Capital Stock (on a Subsidiary-by-Subsidiary basis) is less than 20% of the aggregate principal amount of the Notes outstanding. Following the Issue Date, however, the portion of the Capital Stock of such Subsidiaries constituting Collateral may decrease or increase as described above. In addition, the collateral securing the Credit Facility will include 100% of the shares of Capital Stock of the Guarantors because the limitations described earlier in this paragraph would not apply.

Perfection of Liens

        The Company and the Guarantors are required by the Security Documents and the Indenture to take only limited actions to perfect the security interest of the Collateral Agent in the Collateral. To the extent the security interest of the Collateral Agent is not perfected under applicable law in any item of Collateral, such security interest will generally be unenforceable against third parties.

Certain bankruptcy limitations

        In addition to the restrictions set forth in the Intercreditor Agreement, the right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default will be limited by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company or the Guarantors prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given "adequate protection." The meaning of the term "adequate protection" may vary according to circumstances. In view of the lack of a precise definition of the term "adequate protection" and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of "adequate protection."

        Furthermore, in the event a bankruptcy court determines the value of the remaining Collateral after payment of all Obligations secured by a lien senior to the lien securing the Notes is not sufficient to repay all amounts due on the Notes, the Holders of the Notes would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable Federal bankruptcy laws do not permit the payment and/or accrual of post-petition interest, costs and attorneys' fees during a debtor's bankruptcy case unless the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company or the Guarantors were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Intercreditor Agreement

        On the Issue Date, the Company, the Guarantors, the Credit Facility Agent and the Trustee will enter into an Intercreditor Agreement. The Intercreditor Agreement will set forth the terms of the relationship among (1) the Credit Facility Lenders and (2) the Holders of the Notes.

Priority of Payments

        Except with respect to funds disbursed from the Notes Escrow Account, the obligations with respect to the Notes Debt shall be subordinated in right of payment to the prior payment in full of the Credit Facility Obligations, provided that the Company may make to the Trustee and the Trustee may accept (i) any scheduled payments in respect of interest on the Notes on a non-accelerated basis, (ii) any payment of a tax gross-up amount on a non-accelerated basis, (iii) if the maturity of any of the Credit Facility Obligations is extended past the maturity date of the Notes with the agreement of the holders of such Credit Facility Obligation (whether in connection with any repayment, refinancing or restructuring of such Credit Facility Obligation or otherwise), any scheduled payments in respect of principal on the Notes and (iv) any voluntary prepayment of principal of or interest on the Notes and any related tax gross-up amount to the extent such voluntary prepayment is permitted under the Intercreditor Agreement, all in accordance with the terms of the Notes Documents.

Standstill Provisions

Non Payment Default.

        Until the Discharge of Credit Facility Obligations, except as provided below under "—Interest Payment Default" and "—Bankruptcy Standstill," if an Event of Default (other than an Event of Default resulting from a failure to pay interest or principal on the Notes) shall have occurred and be continuing, the Trustee and the Holders of the Notes will not be permitted to take any Enforcement Action with respect to the Notes or the Guarantees for a period commencing upon the occurrence of such Event of Default and continuing until the earlier to occur of (x) any voluntary or involuntary bankruptcy, insolvency, receivership, custodianship, liquidation, dissolution, reorganization, recapitalization, adjustment or marshalling of assets or liabilities, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or certain designated subsidiaries of the Company and (y) the passage of 365 days from the date of delivery by the Trustee to the Credit Facility Agent of a Notes Default Notice with respect to such Event of Default, provided that such Event of Default shall not have been cured or waived within such 365 day period.

Interest Payment Default.

        Until the Discharge of Credit Facility Obligations, except as provided above under "—Non Payment Default" and below under "—Bankruptcy Standstill," in the event (i) the Trustee fails to pay interest on the Notes on the 30th day after the Company fails to pay interest on the Notes when due after the use of all funds available in the Notes Escrow Account or (ii) any payment of interest on the Notes is made from the Notes Escrow Account and the Company has not replenished the funds in the Notes Escrow Account within two (2) business days so that the amounts contained therein equal the Notes Escrow Amount, the Trustee and the Holders of the Notes will agree to not take any Enforcement Action with respect to the Notes or the Guarantees for a period commencing upon the occurrence of an Event of Default and continuing until the earlier to occur of (x) any voluntary or involuntary bankruptcy, insolvency, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or certain designated subsidiaries of the Company and (y) the passage of 365 days from the date of delivery by the Trustee to the Credit Facility Agent of a Notes Default Notice with respect to such Event of Default, provided that such Event of Default shall not have been cured or waived within such 365 day period.

Bankruptcy Standstill.

        Until the Discharge of Credit Facility Obligations, upon the commencement of a bankruptcy or insolvency proceeding, another standstill period would take effect (the "Bankruptcy Standstill"). During a Bankruptcy Standstill, neither the Trustee nor the Holders of the Notes will be permitted to take Enforcement Actions other than to:

  (1)
  accelerate the Notes;

  (2)
  file a proof of claim;

  (3)
  file any necessary defensive pleadings in the proceedings in opposition to challenges to their claims by third parties;

  (4)
  take any actions to preserve their Liens;

  (5)
  object to debtor-in-possession and cash collateral orders that prescribe or limit plan terms;

  (6)
  object to sale orders that do not provide for junior, as well as senior, Liens attaching to the sale proceeds (provided that no such action shall result in the Trustee or any Holder of the Notes improving their position relative to the Credit Facility Agent or the holders of Liens securing the Credit Facility Obligations);

  (7)
  seek junior adequate protection Liens where the Credit Facility Agent is granted senior adequate protection Liens (provided that no such action shall result in the Trustee or any Holder of the Notes improving their position relative to the Credit Facility Agent or the holders of Liens securing the Credit Facility Obligations); and

  (8)
  vote on a plan except where any portion of the Credit Facility Obligations is in the same class as any portion of the Notes Debt (as it relates to voting on a plan by creditors of such class).

        Any set-off rights that the Trustee or the Holders of the Notes may have whether by contract, statute, at law or in equity will be subject to the provisions of this paragraph.

        Notwithstanding the provisions described above under "Non Payment Default" and "Interest Payment Default," outside the context of a bankruptcy or insolvency proceeding, the Trustee and the Holders of the Notes shall be permitted to take any action to preserve the Liens securing the Note Debt and to preserve the rights of the Trustee and the Holders of the Notes against the Guarantors under the Guarantees.

Prepayment of Notes From Replacement Debt

        Prior to the Discharge of the Credit Facility Obligations, the Notes may not be prepaid from the proceeds of new debt ("Replacement Debt") without the consent of the Credit Facility Agent unless the Credit Facility Agent determines in its reasonable discretion that:

  (1)
  the maturity date of the Replacement Debt is longer than the Notes;

  (2)
  the interest rate on the Replacement Debt is no greater than 120 basis points above the interest rate on the Notes as of the Issue Date;

  (3)
  the amount of the Replacement Debt is less than or equal to the prepaid amount of the Notes plus accrued and unpaid interest;

  (4)
  the covenants and events of default for the Replacement Debt are substantially identical to the covenants and events of default for the Notes contained in the Indenture;

  (5)
  the holders of the Replacement Debt and the Credit Facility Agent shall have executed and delivered an intercreditor agreement which is on the same terms as the Intercreditor Agreement; and

  (6)
  there are no other improvements in the terms of the Replacement Debt in comparison to the terms of the Notes.

Prepayment of Notes from Private Equity Offerings

        Prior to the Discharge of the Credit Facility Obligations, the Notes may not be prepaid from the proceeds of a private Equity Offering ("Private Equity") without the consent of the Credit Facility Agent unless:

  (1)
  the Person or Persons that purchase the Private Equity execute a joinder to the stockholders agreement entered into by certain stockholders of the Company on the Closing Date as provided in such stockholders agreement;

  (2)
  the rights of the holder of the Company's Class B Common Stock are fully maintained and unimpaired after giving effect to the issuance and sale of the Private Equity; and

  (3)
  immediately prior to and after giving effect to the issuance or sale of the Private Equity, certain requirements set forth in the Credit Facility are satisfied.

        Except as set forth above in "—Prepayment of Notes from Replacement Debt" and "—Prepayment of Notes from Private Equity Offerings," prior to the Discharge of the Credit Facility Obligations, the Notes may not be repaid, redeemed, refinanced or purchased by the Company or any of its Restricted Subsidiaries prior to the stated maturity date of the Notes as in effect on the Issue Date.

Amendments to Notes and the Indenture

        The Trustee will not enter into any amendments to the Notes or the Indenture which would (i) increase the rate of interest on the Notes, both before and after an Event of Default, (ii) shorten the stated maturity of the Notes or change the date(s) upon which principal or interest is due and payable, (iii) change the definition of Change of Control, Change of Control Offer or Net Proceeds Offer or the operative provisions relating thereto, (iv) cause any of the affirmative and negative covenants in the Indenture to be more burdensome on the Company and its Subsidiaries or (v) amend or modify the Events of Default (as set forth in the Indenture).

Restrictions on Enforcement of Liens

        Until the Discharge of Credit Facility Obligations, the Credit Facility Agent and the Credit Facility Lenders will have, subject to the exceptions set forth below in clauses (1) through (4) and the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," the exclusive right to enforce, collect or realize on any Shared Collateral or exercise any other right or remedy with respect to the Shared Collateral. Neither the Trustee nor the Holders of the Notes may take any action to enforce, collect or realize on any Shared Collateral or exercise any other right or remedy with respect to the Shared Collateral. Notwithstanding the foregoing, the Trustee and the Holders of Notes may take action with respect to the Shared Collateral:

  (1)
  at any time after the Discharge of Credit Facility Obligations;

  (2)
  as necessary to redeem any Shared Collateral in a creditor's redemption permitted by law (provided that any such redemption results in a Discharge of Credit Facility Obligations) or to deliver any notice or demand necessary to enforce (subject to the prior Discharge of Credit

    Facility Obligations) any right to claim, take or receive proceeds of Shared Collateral remaining after the Discharge of Credit Facility Obligations in the event of foreclosure;

  (3)
  as necessary to perfect or establish the priority (subject to Liens securing the Credit Facility Obligations) of the Liens securing the Note Debt and Guarantees upon any Shared Collateral; provided that the Trustee may not require the Credit Facility Agent or any other holder of Credit Facility Obligations to relinquish possession or control of any Shared Collateral; or

  (4)
  as necessary to create, prove, preserve or protect (but not enforce) the Liens upon any Shared Collateral.

        Subject to the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," until the Discharge of Credit Facility Obligations, none of the Trustee nor any Holder of the Notes will:

  (1)
  request judicial relief, in an insolvency or liquidation proceeding or in any other court, that would hinder, delay, limit or prohibit the lawful exercise or enforcement of any right or remedy otherwise available to the Credit Facility Lenders in respect of the Liens securing the Credit Facility Obligations or that would limit, invalidate, avoid or set aside any Lien securing the Credit Facility Obligations or subordinate the Liens securing the Credit Facility Obligations to the Liens securing the Note Debt and the Guarantees or grant the Liens securing the Note Debt and the Guarantees equal ranking to the Liens securing the Credit Facility Obligations;

  (2)
  oppose or otherwise contest any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement of Liens securing the Credit Facility Obligations made by any holder of Credit Facility Obligations or any Credit Facility Agent in any insolvency or liquidation proceedings;

  (3)
  oppose or otherwise contest any lawful exercise by any holder of Credit Facility Obligations or any Credit Facility Agent of the right to credit bid indebtedness under the Credit Facility at any sale in foreclosure of Liens securing the Credit Facility Obligations; or

  (4)
  oppose or otherwise contest any other request for judicial relief made in any court by any holder of Credit Facility Obligations or the Credit Facility Agent relating to the enforcement of any Lien securing the Credit Facility Obligations.

        At any time prior to the Discharge of Credit Facility Obligations except as described above under "Priority of Payments," no payment of money (or the equivalent of money) will be made from the proceeds of Shared Collateral by the Company or any other Pledgor to the Trustee or any other Holder of the Notes (including, without limitation, payments and prepayments made for application to Notes Obligations and all other payments and deposits made pursuant to any provision of any Notes Document).

        Subject to the provisions described below under the caption "—Provisions of the Indenture Relating to Security—Relative Rights," all proceeds of Shared Collateral received by the Trustee or any Holder of the Notes at any time prior to the Discharge of Credit Facility Obligations in violation of the immediately preceding paragraph will be held in trust by such recipient for the account of the holders of Liens securing the Credit Facility Obligations and remitted to the Credit Facility Agent upon demand by the Credit Facility Agent. The Liens securing the Note Debt and the Guarantees will remain attached to and, subject to the provisions described under the caption "—Provisions of the Indenture Relating to Security—Ranking of Liens," enforceable against all proceeds so held or remitted. All proceeds of Collateral received by the Trustee and the Holders of the Notes not in violation of the immediately preceding paragraph will be received by such recipient free from the Liens securing the Credit Facility Obligations and all other Liens.

Waiver of Right of Marshalling

        Prior to the Discharge of Credit Facility Obligations, Holders of the Notes and the Trustee may not assert or enforce any right of marshalling accorded to a junior lienholder, as against the Holders of the Credit Facility Obligations (in their capacity as priority lienholders).

Insolvency or Liquidation Proceedings

        If in any insolvency or liquidation proceeding and prior to the Discharge of Credit Facility Obligations, the Credit Facility Agent, on behalf of the Credit Facility Lenders, consents to any order:

  (1)
  for use of cash collateral;

  (2)
  approving a debtor-in-possession financing secured by a Lien that is senior to or on a parity with all Liens securing the Credit Facility upon any property of the estate in such insolvency or liquidation proceeding;

  (3)
  granting any relief on account of Credit Facility Obligations as adequate protection (or its equivalent) for the benefit of the holders of Credit Facility Obligations in the collateral subject to Liens securing the Credit Facility; or

  (4)
  relating to a sale of assets of the Company or any other Pledgor that provides, to the extent the assets sold are to be free and clear of Liens, that all Liens securing the Credit Facility and Liens securing the Notes and the Guarantees will attach to the proceeds of the sale;

then, the Holders of the Notes, in their capacity as holders of secured claims, and the Trustee, subject to their rights described above under clauses (5) and (6) of "Bankruptcy Standstill," will not oppose or otherwise contest the entry of such order, so long as none of the holders of Credit Facility Obligations or the Credit Facility Agent in any respect opposes or otherwise contests any request made by the Holders of the Notes or the Trustee for the grant to the Trustee, for the benefit of the Holders of the Notes, of junior Liens upon any property on which Liens are (or will be) granted under such order to secure the Credit Facility Obligations, co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Indenture Relating to Security—Ranking of Liens") to, such Lien and all Liens on such property securing the Credit Facility Obligations.

        Neither the holders of the Notes nor the Trustee will file or prosecute in any insolvency or liquidation proceeding any motion for adequate protection (or any comparable request for relief) based upon their interest in the Shared Collateral, except that:

  (1)
  they may freely seek and obtain relief: (a) granting a junior Lien co-extensive in all respects with, but subordinated (as set forth herein under the caption "—Provisions of the Indenture Relating to Security—Ranking of Liens") to, all Liens granted in the insolvency or liquidation proceeding to, or for the benefit of, the holders of Credit Facility Obligations; or (b) in connection with the confirmation of any plan of reorganization or similar dispositive restructuring plan; and

  (2)
  they may freely seek and obtain any relief upon a motion for adequate protection (or any comparable relief), without any condition or restriction whatsoever, at any time after the Discharge of Credit Facility Obligations.

        Nothing in the Intercreditor Agreement shall limit the rights of the Holders of the Notes in an insolvency or liquidation proceeding to seek allowance of their claims or to vote to accept or reject a plan of reorganization or liquidation.

Order of Application

Distributions by the Credit Facility Agent

        The Intercreditor Agreement will provide that the Credit Facility Agent will apply the proceeds of any collection, sale, foreclosure or other realization upon any Shared Collateral and the proceeds of any insurance policy required under any Credit Facility Document in the following order of application (in each case to the extent of such proceeds):

        FIRST, to the payment of all amounts payable under the Credit Facility Documents on account of the Credit Facility Agent's fees and any legal fees, costs and expenses or other liabilities of any kind incurred by the Credit Facility Agent or any co-trustee or agent of the Credit Facility Agent in connection with (including the enforcement of) any Credit Facility Document;

        SECOND, to the Credit Facility Agent for application to the payment of all outstanding Credit Facility Obligations that are then due and payable in such order as may be provided in the Credit Facility Documents in an amount sufficient to pay in full in cash all outstanding Credit Facility Obligations that are then due and payable (including all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Credit Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding, and including the discharge or cash collateralization (at 105% of the aggregate undrawn amount) of all outstanding letters of credit and guarantees constituting Credit Facility Obligations);

        THIRD, to the payment of all amounts payable under the Notes Documents on account of the fees and any legal fees, costs and expenses or other liabilities of any kind incurred by the Trustee or other trustee or agent with respect to the Note Debt;

        FOURTH, to the Trustee for application to the payment of all outstanding Notes then due and payable in such order as may be provided in the Notes Documents in an amount sufficient to pay in full in cash all outstanding Note Debt then due and payable (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Notes Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding); and

        FIFTH, any surplus remaining after the payment in full in cash of the amounts described in the preceding clauses will be paid to the Company or the applicable Pledgor, as the case may be, its successors or assigns, or as a court of competent jurisdiction may direct.

        In connection with the application of proceeds pursuant to this caption, the Credit Facility Agent may (acting in accordance with the applicable Secured Debt Documents) sell any non-cash proceeds for cash prior to the application of the proceeds thereof.

        If any representative or any holder of any Obligation collects or receives any proceeds of such foreclosure, collection or other enforcement that should have been applied to the payment of a Lien with a higher priority, whether after the commencement of an insolvency or liquidation proceeding or otherwise, such representative or such holder, as the case may be, shall forthwith deliver the same to the agent, trustee or representative on behalf of the holders with such higher priority, for the account of such holders with higher priority, to be applied in accordance with the provisions set forth above under this caption "—Order of Application." Until so delivered, such proceeds will be held in trust by the representative or holder who received such proceeds, for the benefit of the holders with such higher priority.

Release of Liens on Shared Collateral

        The Intercreditor Agreement will provide that the Liens securing the Credit Facility and the Liens securing the Note Debt on any Shared Collateral will be released:

  (1)
  as applicable (a) with regard to Liens securing the Credit Facility Obligations, the Discharge of Credit Facility Obligations or (b) with regard to Liens securing the Note Debt, upon payment in full and discharge of all Notes outstanding under the Indenture and all other Note Debt under the Notes Documents, in accordance therewith;

  (2)
  as to any Shared Collateral that is sold, transferred or otherwise disposed of by the Company or any other Pledgor to a Person that is not (either before or after such sale, transfer or disposition) the Company or a Restricted Subsidiary of the Company in a transaction or other circumstance that is permitted by all of the Secured Debt Documents, at the time of such sale, transfer or other disposition and to the extent of the interest sold, transferred or otherwise disposed of; and

  (3)
  as to any other release of the Shared Collateral, if (a) consent to the release of that Shared Collateral has been given by the Credit Facility Agent and the requisite percentage or number of holders of the Notes at the time outstanding as provided for in the applicable Secured Debt Documents, and (b) the Company has delivered an officers' certificate to each Secured Debt Representative certifying that all such necessary consents have been obtained and all conditions to such release under the applicable Secured Debt Documents have been satisfied.

        The Notes Documents will provide that the Liens securing the Note Debt and Guarantees will extend to the proceeds of any sale of Shared Collateral. As a result, the Liens securing the Note Debt and Guarantees will apply to the proceeds of any such Shared Collateral received in connection with any sale or other disposition of assets described in the preceding paragraph.

Bailee for Perfection

        Solely for purposes of perfecting the Liens securing the Note Debt and Guarantees in any portion of the Shared Collateral in the possession of the Credit Facility Agent (or its agents or bailees) as part of the collateral securing the Credit Facility Obligations including, without limitation, any instruments, goods, negotiable documents, tangible chattel paper, certificated securities or money, the Credit Facility Agent will acknowledge that the Credit Facility Agent also holds that property as bailee for the benefit of the Trustee for the benefit of the Holders of the Notes.

Delivery of Shared Collateral and Proceeds of Shared Collateral

        Following the Discharge of Credit Facility Obligations, the Credit Facility Agent will, to the extent permitted by applicable law, deliver to (1) the Trustee, or (2) such other person as a court of competent jurisdiction may otherwise direct, (a) any Shared Collateral held by, or on behalf of, the Credit Facility Agent or any holder of Credit Facility Obligations, and (b) all proceeds of Shared Collateral held by, or on behalf of, the Credit Facility Agent or any holder of Credit Facility Obligations, whether arising out of an action taken to enforce, collect or realize upon any Shared Collateral or otherwise. Such Shared Collateral and such proceeds will be delivered without recourse and without any representation or warranty whatsoever as to the enforceability, perfection, priority or sufficiency of any Lien securing, or guarantee or other supporting obligation for, any Credit Facility Obligations or Note Debt, together with any necessary endorsements or as a court of competent jurisdiction may otherwise direct.

Provisions of the Indenture Relating to Security

Ranking of Liens

        The Indenture will provide that, notwithstanding:

  (1)
  anything to the contrary contained in the Security Documents;

  (2)
  the time of incurrence of any Series of Secured Debt;

  (3)
  the order or method of attachment or perfection of any Liens securing any Series of Secured Debt;

  (4)
  the time or order of filing or recording of financing statements, mortgages or other documents filed or recorded to perfect any Lien upon any Shared Collateral;

  (5)
  the time of taking possession or control over any Shared Collateral;

  (6)
  that any Lien securing the Credit Facility may not have been perfected or may be or have become subordinated, by equitable subordination or otherwise, to any other Lien; or

  (7)
  the rules for determining priority under any law governing relative priorities of Liens,

  (a)
  all Liens upon the Shared Collateral securing the Notes and the Guarantees at any time granted by the Company or any other Pledgor will be subject and subordinate to all Liens upon the Shared Collateral securing the Credit Facility up to the amount permitted to be incurred under the Indenture; and

  (b)
  the Liens upon the Notes Escrow Account (and the funds deposited therein) secure the Notes, and no other person, other than the Trustee and the Holders of the Notes shall have a security interest in the Notes Escrow Account of the funds deposited therein.

        The provisions under this caption "—Ranking of Liens" are intended for the benefit of, and will be enforceable as a third party beneficiary by, each present and future holder of Credit Facility Obligations and each present and future Credit Facility Agent as holder of Liens having priority over the Liens securing the Notes and Guarantees. No other Person will be entitled to rely on, have the benefit of or enforce those provisions.

        In addition, the provisions under this caption "—Ranking of Liens" are intended solely to set forth the relative ranking, as Liens, of the Liens securing the Notes and the Guarantees as against the Liens securing the Credit Facility. Neither the Notes nor the exercise or enforcement of any right or remedy for the payment or collection thereof are intended to be, or will ever be by reason of the foregoing provision, in any respect subordinated, deferred, postponed, restricted or prejudiced.

Relative Rights

        Nothing in the Notes Documents will:

  (1)
  impair, as between Company and the Holders of the Notes, the obligation of the Company to pay principal of, and interest or premium, if any, on the Notes in accordance with their terms or any other obligation of the Company or any other Pledgor;

  (2)
  affect the relative rights of Holders of the Notes as against any other creditors of the Company or any other Pledgor (other than, with respect to rights in the Shared Collateral, holders of Liens securing the Credit Facility);

  (3)
  restrict the right of any Holder of the Notes to sue for payments that are then due and owing (but not enforce any judgment in respect thereof against any Shared Collateral to the extent specifically prohibited by the provisions described above under the captions "—Intercreditor

    Agreement—Restrictions on Enforcement of Liens" or "—Intercreditor Agreement—Insolvency and Liquidation Proceedings");

  (4)
  restrict or prevent any Holder of the Notes from exercising any of its rights or remedies upon a Default or Event of Default not specifically restricted or prohibited by (a)"—Intercreditor Agreement—Restrictions on Enforcement of Liens" or (b)"—Intercreditor Agreement—Insolvency and Liquidation Proceedings"; or

  (5)
  restrict or prevent any Holder of the Notes from taking any lawful action in an insolvency or liquidation proceeding not specifically restricted or prohibited by (a)"—Intercreditor Agreement—Restrictions on Enforcement of Liens" or (b)"—Intercreditor Agreement—Insolvency and Liquidation Proceedings."

Compliance with Trust Indenture Act

        The Indenture will provide that the Company will comply with the provisions of the Trust Indenture Act of 1939 (the "TIA") §314.

        To the extent applicable, the Company will cause TIA §313(b), relating to reports, and TIA §314(d), relating to the release of property or securities subject to the Lien of the Collateral Documents, to be complied with. Any certificate or opinion required by TIA §314(d) may be made by an officer of the Company except in cases where TIA §314(d) requires that such certificate or opinion be made by an independent Person, which Person will be an independent engineer, appraiser or other expert selected by or reasonably satisfactory to the trustees. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of TIA §314(d) if it determines, in good faith based on advice of counsel, that under the terms of TIA §314(d) and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including "no action" letters or exemptive orders, all or any portion of TIA §314(d) is inapplicable to one or a series of released Collateral.

Redemption

        Optional Redemption.    Except as described below, the notes are not redeemable before August 1, 2011. Thereafter, the Company may redeem the notes at its option, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on August 1 of the year set forth below:

Year	Percentage
2011	106.625%
2012	103.313%
2013 and thereafter	100.000%

        In addition, the Company must pay accrued and unpaid interest on the Notes redeemed.

        Optional Redemption Upon Equity Offerings.    At any time, or from time to time, on or prior to August 1, 2011, the Company may, at its option, use the net cash proceeds of one or more Equity Offerings to redeem either (1) 100% of the principal amount of the Notes issued under the Indenture or (2) up to 35% of the principal amount of the Notes issued under the Indenture at a redemption price of 113.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

  •
  if the Company redeems less than all of the Notes, at least 65% of the principal amount of Notes issued under the Indenture remains outstanding immediately after any such redemption; and

  •
  the Company makes such redemption not more than 90 days after the consummation of any such Equity Offering.

        "Equity Offering" means any public or private sale of Qualified Capital Stock of the Company or any of its direct or indirect parent companies (provided that, in the event of an Equity Offering by a direct or indirect parent company, such company contributes to the capital of the Company the portion of net cash proceeds of such Equity Offering necessary to pay the aggregate redemption price (plus accrued interest to the redemption date) of the notes to be redeemed pursuant to the preceding paragraph), other than (i) public offerings with respect to common stock of the Company or any of its direct or indirect parent companies registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of the Company.

        Selection and Notice of Redemption.    In the event that the Company chooses to redeem less than all of the Notes, selection of the notes for redemption will be made by the trustee either:

  •
  in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or,

  •
  on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

        No Notes of a principal amount of $1,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of an Equity Offering, the trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

        Upon the occurrence of a certain events such as (i) the sale of all or substantially all of the assets of the Company, (ii) the liquidation or dissolution of the Company, or (iii) any person, other than a Permitted Holder, becomes a beneficial owner of more than 50% of the voting power of the Company's Capital Stock (for a more precise definition of "Change of Control," see "—Certain Definitions" below), each holder will have the right to require that the Company purchase all or a portion of such holder's Notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

        Within 45 days following the date upon which the Change of Control occurred, the Company must send, by first class mail, a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Paying Agent to the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date.

        The Company is not required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        No quantitative or other established meaning has been given to the phrase "all or substantially all" (which appears in the definition of Change of Control) by courts which have interpreted this phrase in various contexts. In interpreting this phrase, courts make a subjective determination as to the portion of assets conveyed, considering such factors as the value of the assets conveyed and the proportion of an entity's income derived from the assets conveyed. Accordingly, there may be uncertainty as to whether a holder of Notes can determine when a Change of Control has occurred and exercise any remedies such holder may have upon Change of Control.

        If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay, or that the Credit Facility will allow for the payment of, the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing. The failure of the Company to make or consummate the Change of Control Offer or pay the applicable Change of Control purchase price when due would result in an Event of Default and would give the Trustee and the Holders of the Notes the rights described under "—Events of Default."

        Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a holder's right to receive and accept a Change of Control Offer upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

        The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Change of Control" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Change of Control" provisions of the Indenture by virtue thereof.

Certain Covenants

        The Indenture contains, among others, the following covenants:

        Limitation on Incurrence of Additional Indebtedness.    The Indenture will provide that the Company and its Restricted Subsidiaries will be restricted from, directly or indirectly, incurring any Indebtedness (other than Permitted Indebtedness). Notwithstanding the foregoing, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such

Indebtedness, the Company and its Restricted Subsidiaries may, under certain circumstances, incur Indebtedness (or, in some cases, Acquired Indebtedness) so long as such incurrence would not cause the Company's Consolidated Fixed Charge Coverage Ratio to be less than 2.25 to 1.0 on the date of such incurrence.

        The Company and the Guarantors will be restricted from, directly or indirectly, incurring any Indebtedness which by its terms is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, unless such Indebtedness is also by its terms made expressly subordinate to the Notes or the applicable Guarantee to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor.

        Limitation on Restricted Payments.    The Indenture will provide that the Company and its Restricted Subsidiaries will not, directly or indirectly:

  (1)
  declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Company) on or in respect of shares of the Company's Capital Stock to the holders thereof;

  (2)
  purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

  (3)
  make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

  (4)
  make any Investment (other than Permitted Investments) (each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment");

if at the time of such Restricted Payment or immediately after giving effect thereto, (i) a Default or an Event of Default shall have occurred and be continuing; (ii) the Company is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; or (iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company) shall exceed the sum of:

  (w)
  50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company earned subsequent to July 1, 2009 and ending on the last day of the most recent quarter for which financial statements have been delivered pursuant to the covenant described under "Reports to Holders" (treating such period as a single accounting period); plus

  (x)
  100% of the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the "Reference Date") of Qualified Capital Stock of the Company or warrants, options or other rights to acquire Qualified Capital Stock of the Company (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock, until such debt security has been converted into, or exchanged for, Qualified Capital Stock); plus

  (y)
  without duplication of any amounts included in clause (ii) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Company from a holder of the Company's Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (ii) and (iii), any net cash proceeds from an Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under "Redemption—Optional Redemption Upon Equity Offerings"); plus:

  (z)
  without duplication, the sum of the aggregate amount returned in cash on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments; the net cash proceeds received by the Company or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Company); and upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of such Subsidiary as of the date of such redesignation; provided that such sum shall not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

        Notwithstanding the foregoing, the Company and its Restricted Subsidiaries will be permitted to:

  (1)
  pay any dividend within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration;

  (2)
  acquire any shares of Capital Stock of the Company, either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

  (3)
  prepay Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Company) of (a) shares of Qualified Capital Stock of the Company or (b) Refinancing Indebtedness incurred to Refinance such Subordinated Indebtedness;

  (4)
  so long as no Default or Event of Default shall have occurred and be continuing, the Company may repurchase Common Stock of the Company from officers, directors and employees of the Company or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Company in an aggregate amount not to exceed $1,750,000 in any calendar year;

  (5)
  repurchase Capital Stock upon the exercise of stock options or warrants if such Capital Stock represents a portion of the exercise price and related statutory withholding taxes of such options or warrants;

  (6)
  pay dividends on Disqualified Capital Stock of any Restricted Subsidiary, the incurrence or issuance of which was permitted by the Indenture;

  (7)
  make cash payments in lieu of the issuance of fractional shares in connection with the exchange offer or the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company;

  (8)
  retire any shares of Disqualified Capital Stock of the Company by conversion into, or by exchange for, shares of Disqualified Capital Stock of the Company or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) or other shares of Disqualified Capital Stock of the Company; and

  (9)
  make other Restricted Payments in an aggregate amount not to exceed $10.0 million after the Issue Date.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), (3)(ii)(a), (4) and (9) shall be included in such calculation.

        Limitation on Asset Sales.    The Indenture will provide that the Company and its Restricted Subsidiaries will be restricted from consummating an Asset Sale unless:

  (1)
  the Company or the applicable Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company's Board of Directors);

  (2)
  at least 75% of the consideration received by the Company or the Restricted Subsidiary from such Asset Sale shall be in the form of cash, Cash Equivalents and/or Replacement Assets (as defined) and is received at the time of such disposition; provided that (a) the amount of any liabilities of the Company or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated in right of payment to the Notes or any Guarantee of a Guarantor) that are assumed by the transferee of any such assets and (b) the fair market value of any securities or other assets received by the Company or any such Restricted Subsidiary in exchange for any such assets that are converted into cash or Cash Equivalents within 180 days after such Assets Sale, in each case, shall be deemed to be cash for purposes of this provision; and

  (3)
  upon the consummation of an Asset Sale, the Company or such Restricted Subsidiary shall apply the Net Cash Proceeds relating to such Asset Sale within 180 days (provided that if the Company or such Restricted Subsidiary, as the case may be, has entered into an agreement in definitive form to so apply such Net Cash Proceeds before such 180th day, the transaction must be consummated within the later of such 180 day period and 90 days from the date of the execution of such agreement (to the extent such additional time is required to obtain regulatory approvals)) of receipt thereof either (a) to permanently reduce Indebtedness under the Credit Facility; and, in the case of any such Indebtedness under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility; (b) make an investment in properties and assets that replace the subject of such Asset Sale or in properties and assets that will be used in the business of the Company and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto ("Replacement Assets"); and/or (c) a combination of prepayment and investment permitted by the foregoing clauses (a) and (b).

        Pending the final application of such Net Cash Proceeds, the Company may temporarily reduce borrowings under the Credit Facility or any other revolving credit facility. On the 181st day after an Asset Sale or such earlier date, if any, as the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to a qualifying Asset Sale as provided in clause (3) above or, in the event that a definitive agreement has been entered into prior to such 181st day pursuant to which the Net Cash Proceeds are to be applied, on the later of the 181st day and, to the extent such additional time is required to obtain regulatory approval, the 91st day after the execution of such agreement (each, a "Net Proceeds Offer Trigger Date"), such aggregate amount of Net Cash Proceeds which have not been so applied on or before such Net Proceeds Offer Trigger Date (the "Net Proceeds Offer Amount") shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the "Net Proceeds Offer") to all Holders of Notes and, to the extent required by the terms of any Pari Passu Indebtedness, to all holders of such Pari Passu Indebtedness, on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, from all holders (and holders of any such Pari Passu Indebtedness) on a pro rata basis, that amount of Notes (and Pari Passu Indebtedness) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the

Notes (and Pari Passu Indebtedness) to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with the covenant governing limitations on asset sales.

        The Company may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $7.5 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $7.5 million, shall be applied as required pursuant to the covenant governing limitations on asset sales).

        In the event of the transfer of substantially all of the property and assets of the Company and its Restricted Subsidiaries as an entirety in a transaction permitted under "—Merger, Consolidation and Sale of Assets," which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Company and its Restricted Subsidiaries not so transferred for purposes of the covenant governing limitations on asset sales, and shall comply with the provisions of such covenant with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of the covenant governing limitations on asset sales.

        Each Net Proceeds Offer will be mailed to the record holders in compliance with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, holders may elect to tender their Notes in exchange for cash. To the extent the Net Proceeds Offer is oversubscribed, the tendered Notes and Pari Passu Indebtedness will be purchased on a pro rata basis based on the aggregate amounts tendered. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture.

        The Company must comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the "Asset Sale" provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the "Asset Sale" provisions of the Indenture by virtue thereof.

        Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.    The Indenture will provide that the Company and its Restricted Subsidiaries will be prohibited from, directly or indirectly, creating or otherwise allowing any encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on or in respect of its Capital Stock;

  (2)
  make loans or advances to the Company or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary; or

  (3)
  transfer any of its property or assets to the Company or any other Restricted Subsidiary, except in each case for such encumbrances or restrictions existing under or by reason of:

  (a)
  applicable law, rule, regulation or order;

  (b)
  the Indenture, the Notes, the Guarantees and the Security Documents;

    (c)
    customary non-assignment provisions of any contract or any lease governing a leasehold interest of any Restricted Subsidiary of the Company;

    (d)
    any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

    (e)
    agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date;

    (f)
    the Credit Facility;

    (g)
    restrictions on the transfer of assets subject to any Lien permitted under the covenant described under the caption "—Certain Covenants—Limitation on Liens" imposed by the holder of such Lien;

    (h)
    restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

    (i)
    customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

    (j)
    other Indebtedness of Restricted Subsidiaries permitted to be incurred pursuant to an agreement entered into subsequent to the Issue Date in accordance with the covenant described under "—Limitation on Incurrence of Additional Indebtedness," provided, however, that the Board of Directors of the Company determines in good faith at the time such dividend and other payment restrictions are created that such dividend and other payment restrictions do not materially adversely affect the Company's ability to pay principal of, and interest on, the Notes; and

    (k)
    an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (j) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness, taken as a whole, are no less favorable to the Company in any material respect as determined by the Board of Directors of the Company in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (j).

        Limitation on Issuance of Preferred Stock of Restricted Subsidiaries.    The Indenture will provide that the Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary of the Company that is not a Guarantor.

        Limitation on Liens.    The Indenture will provide that the Company and its Restricted Subsidiaries will not, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Company or any of its Restricted Subsidiaries whether owned on or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom except for:

  (1)
  Liens securing borrowings under the Credit Facility incurred pursuant to clause (2) of the definition of "Permitted Indebtedness";

  (2)
  [intentionally omitted];

  (3)
  Liens securing Currency Agreements and Interest Swap Obligations so long as such Currency Agreements and Interest Swap Obligations are permitted to be incurred under the Indenture;

  (4)
  Liens securing the Notes and the Guarantees and Liens with respect to Refinancing Indebtedness used to Refinance the Notes and the Guarantees;

  (5)
  Liens on assets other than Collateral in favor of the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor on assets of any Restricted Subsidiary of the Company; and

  (6)
  Permitted Liens.

        Merger, Consolidation and Sale of Assets.    The Indenture will provide that the Company will not be permitted to, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to do so) all or substantially all of the Company's assets (determined on a consolidated basis for the Company and the Company's Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

  (1)
  either:

  (a)
  the Company shall be the surviving or continuing corporation; or

  (b)
  the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company's Restricted Subsidiaries substantially as an entirety (the "Surviving Entity"); (x) shall be a domestic corporation; (y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) the Company's obligations under the Notes, the Indenture and the Registration Rights Agreement; and (z) shall expressly assume by supplements to the applicable Security Documents (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all obligations of the Company under the Security Documents and shall take all actions as may be required to cause the Liens in favor of the Collateral Agent to continue to be perfected Liens as was applicable immediately prior to the such transaction;

  (2)
  immediately after giving effect to such transaction and the assumption of the Company's obligations contemplated by (1)(b) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the "—Limitation on Incurrence of Additional Indebtedness" covenant;

  (3)
  immediately before and immediately after giving effect to such transaction and the assumption of the Company's contemplated by (1)(b) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

  (4)
  the Company or the Surviving Entity shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel that the transaction and supplemental indenture, if applicable, comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

        For purposes of the foregoing, the transfer of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Notwithstanding the foregoing clauses (1), (2), (3) and (4) the Company may merge with (a) any of its Wholly Owned Restricted Subsidiaries or (b) an Affiliate that is a Person that has no material assets or liabilities and which was organized solely for the purpose of reorganizing the Company in another jurisdiction.

        The Indenture will provide that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person shall step into the shoes of the Company under the Indenture and the Notes.

        Guarantors (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of "—Limitation on Asset Sales") are prohibited from consolidating with or merging with or into any Person, or selling, assigning, transferring, leasing, conveying or otherwise disposing of all or substantially all of their assets to any Person, other than the Company or any other Guarantor unless:

  (1)
  the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a domestic corporation;

  (2)
  such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee, the Indenture and Registration Rights Agreement;

  (3)
  such entity shall expressly assume by supplements to the applicable Security Documents (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all obligations of such Guarantor under the Security Documents and shall take all actions as may be required to cause the Liens in favor of the Collateral Agent to continue with the same priority as was applicable immediately prior to the transactions;

  (4)
  immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

  (5)
  immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

        Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need only comply with clauses (1)(b)(z) and (4) of the first paragraph of this covenant, or clauses (1) and (3) of the fifth paragraph, as the case may be, of this covenant.

        Limitations on Transactions with Affiliates.    (a) The Indenture will provide that the Company and its Restricted Subsidiaries will be prohibited from, directly or indirectly, entering into or allowing any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under paragraph (b) below and (y) Affiliate Transactions that are on terms that are no less favorable than those which would have been obtained in an arm's-length transaction.

        All Affiliate Transactions or series thereof involving aggregate payments or other property with a fair market value in excess of $1.0 million shall be approved by the Board of Directors of the Company or such Restricted Subsidiary. If the Company or any Restricted Subsidiary of the Company enters into an Affiliate Transaction or a series thereof that involves an aggregate fair market value of more than

$7.5 million, the Company or such Restricted Subsidiary must deliver to the Trustee a fairness opinion regarding the transaction or series of related transactions from an Independent Financial Advisor.

  (b)
  The restrictions set forth in this covenant shall not apply to:

  (1)
  certain loans and payments to or provided on behalf of, officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company's Board of Directors or senior management;

  (2)
  transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

  (3)
  any agreement as in effect as of the Issue Date, as amended or replaced, or any transaction contemplated by such agreement;

  (4)
  any transaction on arm's-length terms with any non-Affiliate that becomes an Affiliate as a result of such transaction;

  (5)
  any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

  (6)
  the issuance and sale of Qualified Capital Stock;

  (7)
  any transaction between the Holders and the Company or any of its Restricted Subsidiaries relating to the Notes or the Indenture; and

  (8)
  Permitted Investments and Restricted Payments permitted by the Indenture.

        Additional Subsidiary Guarantees.    The Indenture will provide that if the Company or any of its Restricted Subsidiaries transfers any property to any Domestic Restricted Subsidiary that is not a Guarantor, or if the Company or any of its Restricted Subsidiaries forms, acquires or otherwise invests in another Domestic Restricted Subsidiary having total assets with a book value in excess of $1.0 million, then such Restricted Subsidiary shall:

  (1)
  execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee;

  (2)
  execute and deliver to the Trustee supplements to the Security Documents to the extent necessary to grant a security interest to the Collateral Agent in the Collateral of such Restricted Subsidiary; and

  (3)
  deliver to the Trustee an opinion of counsel that such supplemental indenture and such Security Documents have been duly authorized, executed and delivered by such Restricted Subsidiary and constitute valid, binding and enforceable obligations of such Restricted Subsidiary. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture (until released from its Guarantee in accordance with the terms of the Indenture).

        Conduct of Business.    The Indenture will provide that the Company and its Restricted Subsidiaries will not be permitted to engage in any businesses which are not the same, similar, ancillary or reasonably related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date.

        Payments for Consent.    The Indenture will provide that the Company and its Restricted Subsidiaries will be prohibited from, directly or indirectly, paying or causing to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, the Security Documents or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

        Reports to Holders.    The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders of Notes within the time periods such information would be required under the rules and regulations of the Commission to be filed with the Commission:

  (1)
  all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by the Company's certified independent accountants; and

  (2)
  all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations.

        In addition whether or not required by the rules and regulations of the Commission, the Company will file electronically via the Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor system maintained by the Commission a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default

        The following events will be defined in the Indenture as "Events of Default":

  (1)
  the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days, provided that, if the Discharge of Credit Facility Obligations has not yet occurred, no Event of Default shall be deemed to occur under this clause (1) if the funds then available in the Notes Escrow Account are at least equal to the then required Notes Escrow Amount; or

  (2)
  the Trustee uses funds from the Notes Escrow Account to make a payment of interest or related tax gross-up amount on any Notes and Holdings fails to "top up" the Notes Escrow Account to the then required Notes Escrow Amount within 2 business days thereafter;

  (3)
  the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  (4)
  a default in the observance or performance of any other covenant or agreement contained in the Indenture or the Security Documents which default continues for a period of 45 days after the Company receives written notice from the Trustee or the holders of at least 25% of the outstanding principal amount of the Notes, provided that, if the Discharge of Credit Facility Obligations has occurred, a default with respect to the "Merger, Consolidation and Sale of Assets" covenant or the "Limitation on Liens" covenant will constitute an Event of Default without such notice requirement or such passage of time requirement;

  (5)
  the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness, including, for the avoidance of doubt, the Credit Facility Obligations, of the Company or any of its Restricted Subsidiaries, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in payment default or which has been accelerated aggregates $2.0 million or more at any time; provided, that if such failure to pay relates to Indebtedness in aggregate principal amount of less than $10.0 million and shall be remedied, waived or extended, then any Default or Event of Default hereunder shall be deemed likewise to be remedied, waived or extended to the extent such remedy, waiver or extension occurs prior to the acceleration of the Notes and, if the Discharge of Credit Facility Obligations has not yet occurred, such failure continues for a period of 45 days;

  (6)
  one or more final, non-appealable judgments in an aggregate amount in excess of $2.0 million shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unpaid or unstayed for a period of 60 days;

  (7)
  certain events of bankruptcy affecting the Company or any of its Significant Subsidiaries;

  (8)
  any Guarantee of a Significant Subsidiary ceases to be in full force and effect is declared to be null and void and unenforceable or is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture) or the Company or any Guarantor that is a Significant Subsidiary denies the validity of the Liens created pursuant to the Security Documents (other than by reason of a release of such Liens in accordance with the terms of the Indenture), and, if the Discharge of Credit Facility Obligations has not yet occurred, such failure continues for a period of 45 days; or

  (9)
  any Lien purported to be created by any Security Document shall cease to be a valid and enforceable Lien except in accordance with the Security Documents and such failure continues for a period of 45 days after the Company receives written notice specifying the failure (and demanding that such failure be remedied) from the Trustee or the Holders of at least 40% of the outstanding principal amount of the Notes.

        If an Event of Default (other than an Event of Default specified in clause (7) above with respect to the Company or any Guarantor) shall occur and be continuing, the Trustee or the Holders of at least 40% (or, if the Discharge of Credit Facility Obligations has occurred, 25%) in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee.

        If an Event of Default specified in clause (7) above with respect to the Company or any Guarantor occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holder.

        An Event of Default specified in clause (2) above shall be cured and of no further effect if Holdings "tops up" the Notes Escrow Account to the then required Notes Escrow Amount prior to the 365th day after the delivery by the Trustee to the Credit Facility Agent of a Notes Default Notice with respect to such Event of Default.

        The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraph, the holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default due to an event of bankruptcy of the Company or one of its Restricted Subsidiaries, the Trustee shall have received an Officers' Certificate and an opinion of counsel that such Event of Default has been cured or waived. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes.

        Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the holders, unless such holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

        Under the Indenture, the Company is required to provide an Officers' Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Security Documents or under the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. No past, present or future director, officer, employee, incorporator, agent, stockholder or Affiliate of any of the Guarantors, as such, shall have any liability for any obligations of the Guarantors under the Guarantees, the Security Documents or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a note waives and releases all such liabilities. The waiver and release are part of the consideration for the issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under federal securities law, and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Indenture will provide that the Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes and the Security Documents ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

  (2)
  the Company's obligations with respect to the Notes concerning issuing temporary notes, registration of Notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments;

  (3)
  the rights, powers, trust, duties and immunities of the Trustee and the Company's obligations in connection therewith; and

  (4)
  the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to the Security Documents and certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

  (2)
  in the case of Legal Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

  (a)
  the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, the Company must deliver to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

  (6)
  the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and

  (7)
  the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

        Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

        The Indenture and the Security Documents will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

  (1)
  either:

  (a)
  all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

  (b)
  all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

  (2)
  the Company has paid all other sums payable under the Indenture and the Security Documents by the Company; and

  (3)
  the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture and Security Documents

        From time to time, the Company, the Guarantors and the Trustee (including in its capacity as Collateral Agent), without the consent of the holders, may amend the Indenture and the Security Documents for certain specified purposes, including (a) curing ambiguities, defects or inconsistencies, so long as such change does not, in the opinion of the Trustee, adversely affect the rights of any of the Holders in any material respect, (b) providing for uncertificated notes in addition to or in place of certificated notes, (c) providing for the assumption of the Company's obligations to Holders of the Notes in case of a merger or consolidation or sale of all or substantially all of the Company's assets, (d) if applicable, complying with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, (e) adding or releasing the Guarantees of Guarantors in compliance with the Indenture and adding or releasing assets as Collateral in accordance with the Indenture and the Security Documents, or (f) making any change that would provide any additional rights or benefits to the Holders of the Notes. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an opinion of counsel. Other modifications and amendments of the Indenture and the Security Documents may be made with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

  (3)
  reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor, other than prior to the time the Company's obligation to purchase Notes arises under provisions relating to the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or to make and consummate a Net Proceeds Offer with respect to any Asset Sale, any amendment, change or modification to the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds Offer with respect to any Asset Sale, as the case may be;

  (4)
  make any Notes payable in money other than that stated in the Notes;

  (5)
  make any change in provisions of the Indenture protecting the right of each holder to receive payment of principal of and interest on such note on or after the due date thereof or to bring suit to enforce such payment (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), or permitting holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

  (6)
  after the Company's obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate a Net Proceeds

    Offer with respect to any Asset Sale that has been consummated or, after such Change of Control has occurred or such Asset Sale has been consummated, modify any of the provisions or definitions with respect thereto;

  (7)
  modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the holders;

  (8)
  release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture; or

  (9)
  release all or substantially all of the Collateral from the Liens of the Security Documents otherwise than in accordance with the terms of the Indenture.

Governing Law

        The Indenture, the Security Documents and the Intercreditor Agreement, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

        The Indenture will provide that, except during the continuance of an Event of Default, the Trustee (including in its capacity as Collateral Agent) will perform only such duties as are specifically set forth in the Indenture and the Security Documents. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture and the Security Documents, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

        The Indenture will contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

        "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing, provided that no Holder of Notes shall be deemed to be an Affiliate of the Company solely by reason of holding the shares of Class A Common Stock such Holder has received in the exchange offer and being party to the equity agreements entered into in connection with the exchange offer.

        "Asset Acquisition" means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company of: (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company other than in the ordinary course of business; provided, however, that asset sales or other dispositions shall not include: (a) a transaction or series of related transactions for which the Company or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under "Merger, Consolidation and Sale of Assets;" (c) any Restricted Payment permitted by the "Limitation on Restricted Payments" covenants or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of obsolete or worn out equipment; (f) the grant of Liens not prohibited by the Indenture; (g) the licensing of intellectual property; (h) dispositions of accounts receivable to local distribution companies under guaranteed receivables agreements entered into in the ordinary course of business; and (i) the sale of inventory in the ordinary course of business.

        "Board of Directors" means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

        "Board Resolution" means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

        "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

        "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Cash Equivalents" means:

  (1)
  marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

  (2)
  marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");

  (3)
  commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's;

  (4)
  certificates of deposit or bankers' acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

  (5)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

  (6)
  investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

        "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) other than to the Permitted Holders;

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

  (3)
  any Person or Group (other than the Permitted Holders and any entity formed by the Permitted Holders for the purpose of owning Capital Stock of the Company) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company;

provided, however, in no event shall any event that occurs in connection with the exercise of rights and remedies under the Credit Facility constitute a "Change of Control," and provided, further, that no holders of shares of Class A Common Stock, Class C Common Stock or Common Stock shall be deemed to constitute a Group for the purpose of determining whether a Change of Control has occurred solely by virtue of being a party to the Class A Voting Agreement, the Class C Voting Agreement and/or the Stockholders Agreement, respectively, in each case as the same may be amended, amended and restated, supplemented, modified, renewed, replaced or extended from time to time.

        "Collateral" means all present and future properties and assets of the Company or any other Pledgor upon which a security interest is granted to secure the Notes or the Guarantees pursuant to the Security Documents, including, without limitation, the Notes Escrow Account (and the cash, Cash Equivalents and Government Securities on deposit in such account), other than Excluded Assets.

        "Commission" means the Securities and Exchange Commission.

        "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

        "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of:

  (1)
  Consolidated Net Income; and

  (2)
  to the extent Consolidated Net Income has been reduced thereby,

  (a)
  all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

  (b)
  Consolidated Interest Expense; and

  (c)
  Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

        In addition to the foregoing, Consolidated EBITDA shall be calculated to exclude the after-tax impact of:

  (1)
  any unrealized gains or losses from risk management activities of any Person and its Restricted Subsidiaries as set forth on such Person's consolidated financial statements;

  (2)
  extraordinary, unusual or nonrecurring gains or losses attributable to sales or dispositions outside the ordinary course of business;

  (3)
  any gain or loss from settled financial hedges with a term of one year or less for inventory before it is sold to customers occurring since the latest April 1st. As of the trailing twelve month period ending each March 31st, this amount is deemed to be zero;

  (4)
  any non-cash impact on earnings from the write down (or write up) of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas; or

  (5)
  any non-cash impact on earnings from the write down of inventory during such period as a result of a lower of cost or market valuation.

        "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the "Four Quarter Period") ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available (the "Transaction Date") to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated EBITDA" and "Consolidated

Fixed Charges" shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

  (1)
  the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

  (2)
  any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

        Furthermore, in calculating "Consolidated Fixed Charges" for purposes of determining the denominator (but not the numerator) of this "Consolidated Fixed Charge Coverage Ratio":

  (1)
  interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

  (2)
  notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

        "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of:

  (1)
  Consolidated Interest Expense; plus

  (2)
  the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Wholly Owned Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

  (1)
  the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, net of interest income, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; provided that the foregoing shall not include the amortization or write-off of deferred financing costs or non-cash unrealized gains or losses on Interest Swap Obligations; and

  (2)
  the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

        "Consolidated Net Income" means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

  (1)
  after-tax gains or losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

  (2)
  after-tax items classified as extraordinary, unusual or nonrecurring gains or losses;

  (3)
  the net income of any Person accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

  (4)
  the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise, unless received in cash by the Company or a Restricted Subsidiary that is not subject to any such restriction and other than to the extent permitted by the covenant described under the caption "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries";

  (5)
  the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

  (6)
  any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

  (7)
  income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

  (8)
  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

  (9)
  any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness.

        In addition to the foregoing, Consolidated Net Income shall be calculated to exclude the after-tax impact of:

  (1)
  any unrealized gains or losses from risk management activities of any Person and its Restricted Subsidiaries as set forth on such Person's consolidated financial statements;

  (2)
  any gain or loss from settled financial hedges with a term of one year or less for inventory before it is sold to customers occurring since the latest April 1st. As of the trailing twelve month period ending each March 31st, this amount is deemed to be zero;

  (3)
  any non-cash impact on earnings from the write down (or write up) of inventory during such period due to the application of the weighted average cost method of inventory valuation for natural gas;

  (4)
  any non-cash impact on earnings from the write down of inventory during such period as a result of a lower of cost or market valuation; or

  (5)
  any non-cash expenses of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

        "Credit Facility" means the debt facilities physical supply agreements, commodity hedge facilities or similar agreements, entered into with Sempra Energy Trading LLC and/or its affiliates on the Issue Date, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time, including any refunding, replacement or refinancing thereof through similar facilities entered into with one or more counterparties, as a global financing or separate facilities, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents).

        "Credit Facility Agent" means at any time, the Person serving at such time as the "Agent" or "Administrative Agent" under the Credit Facility or any other representative then most recently designated in accordance with the applicable provisions of the Credit Facility or any successor or replacement agreement or agreements entered into by the Company in connection with the replacement or refinancing of the Credit Facility, together with its successors in such capacity.

        "Credit Facility Documents" means the Credit Facility and each of the other agreements, documents and instruments providing for or evidencing any other Credit Facility Obligations, and any other document or instrument executed or delivered at any time in connection with any Credit Facility Obligations, including any intercreditor or joinder agreement among holders of the Credit Facility Obligations, to the extent such are effective at the relevant time, as each may be amended, amended and restated, supplemented, modified, renewed, replaced, refinanced or extended from time to time.

        "Credit Facility Lenders" means the lenders from time to time party to the Credit Facility in such capacity.

        "Credit Facility Obligations" means any principal (including reimbursement obligations with respect to letters of credit whether or not drawn), interest (including, to the extent legally permitted, all interest accrued thereon after the commencement of any insolvency or liquidation proceeding at the rate, including any applicable post-default rate, specified in the Credit Facility Documents, even if such interest is not enforceable, allowable or allowed as a claim in such proceeding), premium (if any), fees, indemnifications, reimbursements, expenses and other liabilities payable under the documentation governing any Indebtedness.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Discharge of Credit Facility Obligations" means, except in the event of a refinancing of the Credit Facility, the occurrence of all of the following:

  (1)
  payment in full in cash of the principal of and interest (including interest accruing on or after the commencement of any insolvency or liquidation proceeding, whether or not such interest would be allowed in such insolvency or liquidation proceeding) and premium (if any) on all Indebtedness outstanding under the Credit Facility and constituting Credit Facility Obligations, including reimbursement obligations;

  (2)
  payment in full in cash of all other Credit Facility Obligations that are outstanding and unpaid at the time such principal, interest and premium (if any) on all Indebtedness under the Credit Facility are paid in full in cash (other than any obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities in respect of which no claim or demand for payment has been made at such time);

  (3)
  termination or expiration of all commitments, if any, to extend credit that would constitute Credit Facility Obligations;

  (4)
  termination or cash collateralization (in an amount and manner reasonably satisfactory to the Agent, but in no event greater than 105% of the aggregate undrawn face amount) of all letters of credit issued under the Credit Facility and constituting Credit Facility Obligations; and

  (5)
  termination or expiration of all Specified Hedging Agreements and the payment in full in cash of all Specified Hedging Obligations that are outstanding and unpaid at the time of such termination or expiration, including any breakage fees, premiums and other amounts due in connection with any such termination.

        "Disqualified Capital Stock" means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event which would constitute a Change of Control or an Asset Sale), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control or an Asset Sale) on or prior to the final maturity date of the Notes.

        "Domestic Restricted Subsidiary" means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

        "Enforcement Action" means, any action to enforce the rights or remedies of the Notes, the Trustee or any other person acting on behalf of one or more Holders of Notes, including, without limitation:

  (1)
  taking any action to commence or petition for the commencement of an insolvency or Liquidation Proceeding with respect to the Company or any Pledgor;

  (2)
  demanding, suing or taking any action for enforcement of the payment of any amounts owed with respect to the Notes or any guarantee issued with respect to the Notes;

  (3)
  initiating or participating in any suit or proceeding to enforce any rights or remedies under the Notes, any guarantee issued with respect to the Notes or any other agreements executed in connection therewith;

  (4)
  contesting any action taken, or forbearance, by the Credit Facility Agent with respect to the Company or any Pledgor or the Collateral (except in violation of this Agreement);

  (5)
  accelerating the Notes;

  (6)
  making a demand on any guarantee issued with respect to the Notes; and

  (7)
  taking any action to realize or foreclose on any Collateral (other than the Notes Escrow Account) securing the Notes or any guarantee of the Notes.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "exchange offer" means the offer to exchange any and all of the Company's Existing Notes for a combination of cash, the Notes and shares of the Company's common Capital Stock.

        "Existing Notes" means the Company's Floating Rate Senior Notes due 2011.

        "Existing Notes Indenture" means that certain Indenture, dated as of August 4, 2006, among the Company, the guarantors party thereto, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as registrar and paying agent, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

        "Excluded Assets" will include, among other things, (i) any lease, license, permit, franchise, power, authority or right if, to the extent that and for long as (a) the grant of a security interest therein validly constitutes or would result in the abandonment, invalidation or unenforceability of such lease, license, permit, franchise, power, authority or right or the termination or default under the instrument or agreement by which such lease, license, permit, franchise, power, authority or right is governed and (b) such abandonment, invalidation, unenforceability, breach, termination or default is not rendered ineffective pursuant to Sections 9-046, 9-047, 9-048 or 9-049 of the Uniform Commercial Code (or any successor provision) of any relevant jurisdiction or other applicable law (including the U.S. Bankruptcy Code) or principles of equity; provided, however, that (x) such lease, license, permit, franchise, power, authority or right will be an Excluded Asset only to the extent and for as long as the conditions set forth in clauses (a) and (b) of this paragraph are and remain satisfied, and to the extent such assets otherwise constitute Collateral, such assets will cease to be Excluded Assets and will become subject to the second priority security interest of the Collateral Agent for the benefit of the Holders of Notes, immediately and automatically at such time as such conditions cease to exist, including by reason of any waiver or consent under the applicable instrument or agreement, and (y) the proceeds of any sale, lease or other disposition of any such lease, license, permit, franchise, power, authority or right that is or becomes an Excluded Asset shall not be an Excluded Asset and shall at all times be and remain subject to the second priority security interest of the Collateral Agent for the benefit of the Holders of Notes, (ii) property securing Capital Lease Obligations, mortgage financings or purchase money obligations and Indebtedness secured by Liens permitted to be incurred under the Indenture to the extent the documents governing such Indebtedness prohibit the granting of a security interest in the assets securing such Indebtedness, (iii) non-material real property, (iv) any instrument evidencing Indebtedness owed to the Company or any of the Guarantors to the extent that (a) the existence and amount of such instrument is disclosed herein or (b) such instrument is created following the date of the issuance of the Notes in a transaction that complies with the Indenture. Notwithstanding anything to the contrary in this definition no asset that is subject to a Lien securing the Credit Facility Obligations shall constitute an "Excluded Asset."

        "fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Company acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

        "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America, and the timely payment for which the United States pledges its full faith and credit.

        "Guarantor" means (1) each of the Company's Subsidiaries as of the Issue Date that is a Domestic Restricted Subsidiary and (2) each of the Company's Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "Indebtedness" means with respect to any Person, without duplication:

  (1)
  all Obligations of such Person for borrowed money;

  (2)
  all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

  (3)
  all Capitalized Lease Obligations of such Person;

  (4)
  all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 120 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted);

  (5)
  all Obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

  (6)
  guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

  (7)
  all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

  (8)
  all Obligations under currency agreements and interest swap agreements of such Person; and

  (9)
  all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

        For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

        "Independent Financial Advisor" means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of. Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time of the Investment is made and without giving effect to subsequent changes in value.

        "Issue Date" means the date of the original issuance of Notes.

        "Lien" means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

        "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

  (1)
  reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

  (2)
  taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

  (3)
  repayment of Indebtedness (other than Indebtedness under the Credit Facility and the Notes) that is secured by the property or assets that are the subject of such Asset Sale; and

  (4)
  appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

        "Note Debt" means the Notes issued on Issue Date and any Exchange Notes (as defined in the Registration Rights Agreement).

        "Notes Default Notice" means a written notice from the Trustee to the Credit Facility Agent pursuant to which the Credit Facility Agent is notified of the occurrence of an Event of Default, which notice incorporates a reasonably detailed description of such Event of Default and states specifically that such notice is a "Notes Default Notice."

        "Notes Documents" means the Notes, the Indenture and the Security Documents.

        "Notes Escrow Account" means the escrow account to be maintained by the Trustee pursuant to the Notes Escrow Agreement.

        "Notes Escrow Agreement" means the escrow agreement to be entered into on the Issue Date between the Company and the Trustee relating to the Notes Escrow Account.

        "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means a certificate signed by two officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Trustee.

        "Pari Passu Indebtedness" means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

        "Permitted Holders" means Jeffrey A. Mayer, Denham Commodity Partners LP, Charter Mx LLC and Camulos Capital LP, and their respective Affiliates.

        "Permitted Indebtedness" means, without duplication, each of the following:

  (1)
  Indebtedness under the Notes issued on the Issue Date or any Exchange Notes and the Guarantees and the guarantees on any Exchange Notes;

  (2)
  Indebtedness incurred pursuant to the Credit Facility in an aggregate principal amount at any time outstanding not to exceed $300.0 million;

  (3)
  [intentionally omitted];

  (4)
  Indebtedness under the Existing Notes not exchanged for Notes in the exchange offer and the related guarantees thereto, but excluding any such Existing Notes held by the Company or any Affiliate of the Company and the related guarantees thereto;

  (5)
  [intentionally omitted];

  (6)
  Interest Swap Obligations of the Company or any Restricted Subsidiary of the Company covering Indebtedness of the Company or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its

    Restricted Subsidiaries from fluctuations in interest rates on its outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

  (7)
  Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

  (8)
  Indebtedness of a Restricted Subsidiary of the Company to the Company or to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by the Company or a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that if as of any date any Person other than the Company or a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (8) by the issuer of such Indebtedness;

  (9)
  Indebtedness of the Company to a Wholly Owned Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Company, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Wholly Owned Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (9) by the Company;

  (10)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

  (11)
  Indebtedness of the Company or any of its Restricted Subsidiaries in respect of performance bonds, bankers' acceptances, workers' compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and bank overdrafts (and letters of credit in respect thereof) in the ordinary course of business;

  (12)
  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed (together with any Refinancing Indebtedness with respect thereto) $10.0 million at any one time outstanding;

  (13)
  Refinancing Indebtedness;

  (14)
  Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

  (15)
  Indebtedness of the Company or any Restricted Subsidiary consisting of "earn-out" obligations, guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets (including Capital Stock); and

  (16)
  Additional Indebtedness of the Company and its Restricted Subsidiaries in an aggregate principal amount (or accreted value) not to exceed $7.5 million at any one time outstanding (which amount may, but need not, be incurred in whole or in part under the Credit Facility).

        For purposes of determining compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (16) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant; provided that all Indebtedness outstanding under the Credit Facility up to the maximum amount permitted under clause (2) above shall be deemed to have been incurred pursuant to clause (2). Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock of a Restricted Subsidiary or Disqualified Capital Stock, as applicable, for purposes of the "Limitations on Incurrence of Additional Indebtedness" covenant.

        "Permitted Investments" means:

  (1)
  Investments by the Company or any Restricted Subsidiary of the Company in any Person that is or will become immediately after such Investment a Wholly Owned Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Wholly Owned Restricted Subsidiary of the Company;

  (2)
  Investments in the Company by any Wholly Owned Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company's obligations under the Notes and the Indenture;

  (3)
  Investments in cash and Cash Equivalents;

  (4)
  Loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding;

  (5)
  Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company's or its Restricted Subsidiaries' businesses and otherwise in compliance with the Indenture;

  (6)
  Additional Investments (other than any Investments in any direct or indirect parent company of the Company) not to exceed $5.0 million at any one time outstanding

  (7)
  Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

  (8)
  Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the "Limitation on Asset Sales" covenant;

  (9)
  Investments resulting from the creation of Liens on the assets of the Company or any of its Restricted Subsidiaries in compliance with the "Limitation on Liens" covenant;

  (10)
  Investments represented by guarantees that are otherwise permitted under the Indenture; and

  (11)
  Investments the payment for which is Qualified Capital Stock of the Company.

        "Permitted Liens" means the following types of Liens:

  (1)
  [intentionally omitted];

  (2)
  [intentionally omitted];

  (3)
  Liens of the Company or a Restricted Subsidiary of the Company that is a Guarantor on assets of any Restricted Subsidiary of the Company other than Collateral;

  (4)
  Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

  (5)
  statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

  (6)
  Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

  (7)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

  (8)
  easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

  (9)
  any interest or title of a lessor under any Capitalized Lease Obligation incurred in accordance with clause (12) of the definition of "Permitted Indebtedness;" provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation (other than other property that is subject to a separate lease from such lessor or any of its Affiliates);

  (10)
  Liens securing Purchase Money Indebtedness incurred in accordance with clause (12) of the definition of "Permitted Indebtedness;" provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property or equipment and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired or other property that was acquired from such seller or any of its Affiliates with the proceeds of

    Purchase Money Indebtedness and (b) the Lien securing such Purchase Money Indebtedness shall be created within 120 days of such acquisition;

  (11)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (12)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (13)
  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual (including, without limitation, (a) contracts for trading activities in the ordinary course of business and for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity or service and (b) commodity price management contracts or derivatives), or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

  (14)
  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

  (15)
  Liens securing Indebtedness under Currency Agreements; and

  (16)
  Liens securing Acquired Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant; provided that:

  (a)
  such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

  (b)
  such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company.

  (17)
  Liens on assets of a Restricted Subsidiary of the Company that is not a Guarantor to secure Indebtedness of such Restricted Subsidiary that is otherwise permitted under the Indenture;

  (18)
  Leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

  (19)
  banker's Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

  (20)
  Liens arising from filing Uniform Commercial Code financing statements regarding leases;

  (21)
  Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of custom duties in connection with the importation of goods;

  (22)
  Liens (a) on inventory held by and granted to a local distribution company in the ordinary course of business and (b) in accounts purchased and collected by and granted to a local distribution company that has agreed to make payments to the Company or any of its Restricted Subsidiaries for such amounts in the ordinary course of business; and

  (23)
  Liens with respect to obligations (including Indebtedness) of the Company or any of its Restricted Subsidiaries that do not exceed $7.5 million at any one time outstanding, provided that, except in the case of Liens securing Indebtedness incurred under the Credit Facility in accordance with clause (16) of the definition of "Permitted Indebtedness," any such Liens encumbering any Collateral are (x) pari passu with or junior to the Liens securing the Notes and the Guarantees and (y) the holders of the Indebtedness secured by such Liens or their representative and the Trustee have entered into an intercreditor agreement on customary terms satisfactory to the Trustee.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Pledgors" means the Company and any other Person (if any) that provides collateral security for any Secured Debt Obligations.

        "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

        "Purchase Money Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries incurred in the normal course of business for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

        "Refinancing Indebtedness" means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the "Limitation on Incurrence of Additional Indebtedness" covenant pursuant to clauses (1) or (4) of the definition of Permitted Indebtedness), in each case that does not:

  (1)
  result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of all accrued interest and any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

  (2)
  create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, then such Refinancing Indebtedness shall be subordinate to the Notes or such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

        "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

        "Sale and Leaseback Transaction" means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

        "Secured Debt" means the Credit Facility Obligations and the Notes Debt.

        "Secured Debt Documents" means the Credit Facility Documents and the Notes Documents.

        "Secured Debt Representative" means the Credit Facility Agent and the Trustee.

        "Secured Obligations" means the Credit Facilities Obligations and the Notes Debt.

        "Security Documents" means the Security Agreement, the Intercreditor Agreement and each other document entered into to grant a security interest in the Collateral to the Collateral Agent for the benefit of the Holders of Notes or other grants or transfers for security executed and delivered by the Company or any other Pledgor creating (or purporting to create) a Lien that at such time constitutes a Lien securing the Credit Facility upon collateral in favor of the Credit Facility Agent, in each case, as amended, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms.

        "Series of Secured Debt" means (i) the Credit Facility and (ii) the Notes.

        "Shared Collateral" means all properties and assets of the Company or any other Pledgor, whether real, personal or mixed, with respect to which from time to time a Lien is granted as security for the Credit Facility Obligations and a Lien is granted as security for the Notes Obligations.

        "Significant Subsidiary," with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a "significant subsidiary" set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

        "Specified Hedging Agreement" shall mean any hedging agreement (1) entered into by (a) the Company and (b) any Credit Facility Lender or any affiliate thereof, or any Person that was a Credit Facility Lender or an affiliate thereof on the Issue Date but subsequently, whether before or after entering into a hedging agreement, ceases to be a Credit Facility Lender and (2) which has been designated by such counterparty and the Company, by notice to the Credit Facility Agent not later than 90 days after the execution and delivery thereof by the Company, as a Specified Hedging Agreement.

        "Specified Hedging Obligations" means the obligations of the Company and its Subsidiaries under any Specified Hedging Agreement.

        "Subordinated Indebtedness" means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

        "Subsidiary," with respect to any Person, means:

  (1)
  any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

  (2)
  any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Unrestricted Subsidiary" of any Person means:

  (1)
  any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

  (1)
  the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

  (2)
  each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

  (1)
  immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the "Limitation on Incurrence of Additional Indebtedness" covenant; and

  (2)
  immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

        "Wholly Owned Restricted Subsidiary" of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

        "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all the outstanding Common Stock (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any Wholly Owned Subsidiary of such Person.

Book-Entry, Delivery and Form

        The Exchange Notes will be delivered in the form of one or more "Global Notes." The Global Notes will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee, who will be the Global Notes holder. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. Investors may hold their beneficial interests in the Global Notes directly through DTC if they are participating organizations or "participants" in such system or indirectly through organizations that are participants in such system. Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of certificated notes.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company that was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers (including the initial purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants," that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

        We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

        Investors in the Global Notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. Investors may hold their interests in the Global Notes through organizations that are DTC participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC systems, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal of, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Trustee nor any agent of ours or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "—Same-Day Settlement and Payment."

        Subject to any applicable transfer restrictions, transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

        Subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for notes in the form of certificated securities. Upon any such issuance, the Trustee is required to register such certificated securities in the name of, and cause the same to be delivered to, such person or persons (or the nominee of any thereof). All such certificated notes would be subject to legend requirements. In addition, if:

  (1)
  We notify the Trustee in writing that DTC is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 90 days, or

  (2)
  We, at our option, notify the Trustee in writing that we elect to cause the issuance of notes in the form of certificated securities under the Indenture,

then, upon surrender by the Global Notes holder of its Global Notes, notes in such form will be issued to each person that the Global Notes holder and DTC identify as being the beneficial owner of the related notes.

        Neither we nor the Trustee will be liable for any delay by the Global Notes holder or DTC in identifying the beneficial owners of notes and we and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Notes holder or DTC for all purposes.

Same-Day Settlement and Payment

        The Indenture requires that payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Additional Interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Notes holder. With respect to certificated securities, we will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to us, we will make all principal, premium and interest payments on those Notes in accordance with those instructions. All other payments on these Notes will be made at the office or agency of the payment agent and registrar within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The Trustee will initially act as paying agent and registrar for the Notes. We may change the paying agent or registrar without prior notice to the holders of the Notes, and we or any of our subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the indenture. The registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and we may require a holder to pay any taxes and fees required by law or permitted by the indenture. We are not required to transfer or exchange any Note selected for redemption. Also, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

        The registered holder of a Note will be treated as the owner of it for all purposes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

        The following is a general discussion of certain United States federal income tax consequences to beneficial owners of the Original Notes (a "Holder") of the exchange offer. This summary deals only with Holders who held the Original Notes and will hold the Exchange Notes as capital assets (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code).

        The summary is based upon the provisions of the Code, applicable Treasury regulations, administrative pronouncements of the Internal Revenue Service (the "IRS') and judicial decisions all in effect as of the date hereof. Those authorities may be changed, possibly retroactively, or may be subject to differing interpretations, so as to result in U.S. federal income tax consequences different from those summarized below. We have not requested, and will not request, a ruling from the IRS with respect to any of the U.S. federal income tax considerations described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and that are described herein.

        This summary does not purport to consider all of the U.S. federal income tax consequences of the exchange offer and the ownership and disposition of the Exchange Notes received in the exchange offer, is not intended to reflect particular tax position of any beneficial owner, is not a substitute for careful tax planning, and is not intended to constitute a tax advice. In addition, this summary does not address the tax considerations applicable to a Holder that is subject to special treatment under the U.S. federal income tax laws, including Holders that are:

  •
  a dealer in securities or currencies;

  •
  a financial institution;

  •
  a regulated investment company;

  •
  a real estate investment trust;

  •
  a tax-exempt organization;

  •
  an insurance company;

  •
  a partnership or other pass-through entity or investors in such entities;

  •
  a person holding the Notes as part of a hedge, conversion, straddle, constructive sale or other integrated transaction for U.S. federal income tax purposes;

  •
  a trader in securities that has elected the mark-to-market method of accounting;

  •
  a person subject to the alternative minimum tax;

  •
  a "U.S. Holder" (as defined below) whose "functional currency" (as defined in Section 985 of the Code) is not the U.S. dollar;

  •
  a person who owns or will own directly, indirectly or by attribution 10 percent or more (by voting power) of our voting stock or 10 percent or more (by value) of our outstanding capital stock;

  •
  a "controlled foreign corporation;"

  •
  a "passive foreign investment company;" or

  •
  a U.S. expatriate or former long-term resident.

        This summary does not address estate and gift tax consequences or tax consequences under any state, local or foreign laws.

        For purposes of this discussion, a "U.S. Holder" is a beneficial owner of a Note that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate that is subject to U.S. federal income tax on its income regardless of its source; or (iv) a trust that (a) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        The term "Non-U.S. Holder" means a beneficial owner of a Note that is an individual, corporation, estate or trust and is not a U.S. Holder.

        If an entity treated as a partnership for U.S. federal income tax purpose holds the Notes, the U.S. federal income tax treatment of a partner in the entity will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the Notes, you should consult your own tax advisors.

        You should consult your own tax advisor regarding the U.S. federal, state, local and foreign tax consequences of participating in the exchange offer and of owning and disposing of the Exchange Notes received in the exchange.

        To ensure compliance with Treasury Department Circular 230, you are hereby notified that: (a) any discussion of U.S. federal tax issues contained or referred to herein is not intended or written to be used, and cannot be used, by Holders for the purpose of avoiding penalties that may be imposed on them under the Code; (b) such discussion is written in connection with the promotion or marketing of the transactions or matters addressed herein; and (c) Holders should seek advice based on their particular circumstances from an independent tax advisor.

 CONSEQUENCES OF TENDERING ORIGINAL NOTES

        The exchange of Original Notes for Exchange Notes in the exchange offer will not constitute an exchange for United States federal income tax purposes because the Exchange Notes should not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange offer should have no United States federal income tax consequences to you if you exchange your Original Notes for Exchange Notes. For example, there should be no change in your tax basis and your holding period should carry over to the Exchange Notes. In addition, the United States federal income tax consequences to you of holding and disposing of Exchange Notes should be the same as those applicable to your Original Notes, including the inclusion of original issue discount in gross income.

        Holders considering the exchange of Original Notes for Exchange Notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other jurisdiction.

 RECENT LEGISLATION

        President Obama recently signed into law the Hiring Incentives to Restore Employment ("HIRE") Act of 2010, which will impose certain increased certification and information reporting requirements. In the event of noncompliance with the revised certification requirements, 30% withholding tax could be imposed on payments to non-United States persons of interest, dividends or sales proceeds. We will not pay any additional amounts to non-U.S. Holders in respect of any amounts withheld. Such provisions will generally apply to payments made after December 31, 2012, but not to any amount to be deducted or withheld from any payment under any obligation outstanding on March 18, 2012. This legislation may be subject to further modification or implementing regulations, which may result in additional substantive changes to the rules discussed herein. Non-U.S. Holders should consult their own tax advisors regarding this new legislation.

        Additionally, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010, requires certain U.S. Holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of Exchange Notes for taxable years beginning after December 31, 2012. U.S. Holders should consult their tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the notes

        The foregoing discussion is intended to provide only a general summary of certain U.S. federal income tax consequences of the exchange offer and is not a complete analysis or description of the potential U.S. federal income tax consequences of the exchange offer. This discussion does not address tax consequences that might vary with, or that are contingent upon a Holder's individual circumstances. In addition, this discussion does not address foreign, state, or local tax consequences of the exchange offer or taxes other than income taxes. We urge Holders to consult their tax advisors to determine the particular U.S. federal, state, local, foreign and other tax consequences of participation in the exchange offer and of the ownership and disposition of the Exchange Notes received in the exchange offer.

PLAN OF DISTRIBUTION

        If you wish to exchange your Original Notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer—Exchange Offer Procedures" in this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired as a result of market-making activities or other trading activities. We have agreed to use our commercially reasonable efforts to make this prospectus, as amended or supplemented, available to any broker-dealer for a period of 90 days after the date of this prospectus for use in connection with any such resale.

        We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        A broker-dealer that acquired Original Notes directly from us cannot exchange the Original Notes in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the Exchange Notes cannot rely on the no-action letters of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

        For a period of 90 days after the date of this prospectus, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the Original Notes, other than commissions or concessions of any brokers or dealers, and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        The enforceability of the Exchange Notes and the guarantees offered in this prospectus, the binding obligations of the Company and the guarantors pertaining to such Exchange Notes and guarantees and other matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP in New York, New York.

EXPERTS

        The consolidated financial statements of MXenergy Holdings Inc. at June 30, 2010 and 2009, and for each of the three years in the period ended June 30, 2010, appearing in this prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
AND FINANCIAL STATEMENT SCHEDULE

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
MXenergy Holdings Inc.

        We have audited the accompanying consolidated balance sheets of MXenergy Holdings Inc. as of June 30, 2010 and 2009, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended June 30, 2010. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of MXenergy Holdings Inc. at June 30, 2010, and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended June 30, 2010, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Stamford, Connecticut
September 29, 2010

MXENERGY HOLDINGS INC.

Consolidated Balance Sheets

(dollars in thousands)

	Balance at June 30,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$6,220	$23,266
Restricted cash	1,574	75,368
Fixed Rate Notes Escrow Account (Note 17)	8,977	—
Accounts receivable from customers and LDCs, net (Note 6)	48,925	47,598
Accounts receivable, net—RBS Sempra (Note 16)	43,054	—
Natural gas inventories (Note 7)	15,861	29,415
Current portion of unrealized gains from risk management activities, net (Notes 14 and 15)	—	294
Income taxes receivable	6,063	6,461
Deferred income taxes (Note 12)	1,378	9,020
Other current assets (Note 11)	16,272	12,084

Total current assets	148,324	203,506
Goodwill (Note 8)	3,810	3,810
Customer acquisition costs, net (Note 9)	30,425	27,950
Fixed assets, net (Note 10)	2,739	3,728
Deferred income taxes (Note 12)	3,629	15,089
Deferred debt issuance costs (Notes 16 and 17)	12,552	4,475
Other assets	541	513

Total assets	$202,020	$259,071

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities (Note 13)	$30,302	$43,147
Current portion of unrealized losses from risk management activities, net (Notes 14 and 15)	16,731	34,224
Deferred revenue	7,457	4,271
Denham Credit Facility (Note 22)	—	12,000
Deferred income taxes (Note 12)	—	—
Bridge Financing Loans payable (Note 20)	—	5,400

Total current liabilities	54,490	99,042
Unrealized losses from risk management activities, net (Notes 14 and 15)	1,857	14,071
Long-term debt (Note 16)	58,722	163,476

Total liabilities	115,069	276,589

Redeemable Convertible Preferred Stock (Note 18)	—	54,632
Commitments and contingencies (Note 22)	—	—
Stockholders' equity:
Common stock (Note 19)
Class A Common Stock (par value $0.01; 50,000,000 shares authorized; 33,940,683 shares issued and 33,710,902 shares outstanding at June 30, 2010)	339	—
Class B Common Stock (par value $0.01; 10,000,000 shares authorized; 4,002,290 shares issued and outstanding at June 30, 2010)	40	—
Class C Common Stock (par value $0.01; 40,000,000 shares authorized; 16,413,159 shares issued and outstanding at June 30, 2010)	164	—
Common stock (par value $0.01; 10,000,000 shares authorized; 4,681,219 shares issued and outstanding at June 30, 2009)	—	47

Total common stock	543	47
Additional paid-in capital	139,702	18,275
Class A treasury stock (229,781 shares at June 30, 2010; Note 19)	(99)	—
Accumulated other comprehensive loss	(156)	(3)
Accumulated deficit	(53,039)	(90,469)

Total stockholders' equity	86,951	(72,150)

Total liabilities and stockholders' equity	$202,020	$259,071

The accompanying notes are an integral part of these consolidated financial statements.

MXENERGY HOLDINGS INC.

Consolidated Statements of Operations

(dollars in thousands)

	Fiscal Years Ended June 30,
	2010	2009	2008
Sales of natural gas and electricity	$561,206	$789,780	$752,283
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	386,934	596,747	630,006
Realized losses from risk management activities, net	48,211	72,824	6,747
Unrealized (gains) losses from risk management activities, net	(27,139)	87,575	(67,168)

	408,006	757,146	569,585

Gross profit	153,200	32,634	182,698

Operating expenses:
General and administrative expenses	58,603	59,957	62,271
Advertising and marketing expenses	3,749	2,117	4,546
Reserves and discounts	7,495	15,130	7,130
Depreciation and amortization	22,174	37,575	32,698

Total operating expenses	92,021	114,779	106,645

Operating profit (loss)	61,179	(82,145)	76,053
Interest expense (net of interest income of $271, $430 and $3,806, respectively)	34,982	45,305	34,105

Income (loss) before income tax (expense) benefit	26,197	(127,450)	41,948
Income tax (expense) benefit	(14,692)	27,249	(17,155)

Net income (loss)	$11,505	$(100,201)	$24,793

The accompanying notes are an integral part of these consolidated financial statements.

MXENERGY HOLDINGS INC.

Consolidated Statements of Stockholders' Equity

(dollars in thousands)

	Common Stock (Par Value)	Additional Paid-in Capital	Class A Treasury Stock	Unearned Stock Compensation	Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings	Total Stockholders' Equity
Balance at June 30, 2007	$34	$21,367	$—	$(22)	$(129)	$4,361	$25,611
Issuance of common stock	2	1,337	—	—	—	—	1,339
Revaluation of Redeemable Convertible Preferred Stock	—	—	—	—	—	(19,422)	(19,422)
Unamortized stock compensation	—	(558)	—	558	—	—	—
Purchase and cancellation of treasury shares	—	(1,559)	—	—	—	—	(1,559)
Stock compensation expense	—	2,244	—	—	—	—	2,244
Tax benefit on issuance of common stock from options	—	804	—	—	—	—	804
Amortization of stock compensation	—	—	—	(540)	—	—	(540)
Comprehensive income (loss):
Net income	—	—	—	—	—	24,793	24,793
Foreign currency translation	—	—	—	—	(60)	—	(60)

Comprehensive income	—	—	—	—	—	—	24,733

Balance at June 30, 2008	36	23,635	—	(4)	(189)	9,732	33,210
Issuance of common stock	11	(11)	—	—	—	—	—
Revaluation of Redeemable Convertible Preferred Stock	—	(5,853)	—	—	—	—	(5,853)
Unamortized stock compensation	—	(584)	—	584	—	—	—
Purchase and cancellation of treasury shares	—	(11)	—	—	—	—	(11)
Stock compensation expense	—	1,099	—	—	—	—	1,099
Amortization of stock compensation	—	—	—	(580)	—	—	(580)
Comprehensive income (loss):
Net income	—	—	—	—	—	(100,201)	(100,201)
Foreign currency translation	—	—	—	—	186	—	186

Comprehensive income	—	—	—	—	—	—	(100,015)

Balance at June 30, 2009	47	18,275	—	—	(3)	(90,469)	(72,150)
Issuance of Class A Common Stock	339	81,468	—	—	—	—	81,807
Issuance of Class B Common Stock	40	9,005	—	—			9,045
Issuance of Class C Common Stock	164	28,591	—	—	—	—	28,755
Acquisition of Class A treasury stock	—	—	(99)	—	—	—	(99)
Cancellation of common stock	(47)	—	—	—	—	—	(47)
Stock compensation expense	—	2,363	—	—	—	—	2,363
Revaluation of redeemable convertible preferred stock	—	—	—	—	—	25,925	25,925
Comprehensive income (loss):
Net income	—	—	—	—	—	11,505	11,505
Foreign currency translation	—	—	—	—	(153)	—	(153)

Comprehensive income	—	—	—	—	—	—	11,352

Balance at June 30, 2010	$543	$139,702	$(99)	$—	$(156)	$(53,039)	$86,951

The accompanying notes are an integral part of these consolidated financial statements.

MXENERGY HOLDINGS INC.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Fiscal Years Ended June 30,
	2010	2009	2008
Operating activities:
Net income (loss)	$11,505	$(100,201)	$24,793
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Unrealized losses (gains) from risk management activities	(27,139)	87,575	(67,168)
Stock compensation expense	2,363	519	1,704
Provision for doubtful accounts	5,164	12,009	5,050
Depreciation and amortization	22,174	37,575	32,698
Deferred income tax expense (benefit)	19,102	(23,406)	18,187
Non-cash interest expense, primarily unrealized losses on interest rate swaps and amortization of debt issuance costs	10,146	16,233	10,836
Amortization of customer contracts acquired	(50)	(634)	(762)
Changes in assets and liabilities, net of effects of acquisitions:
Restricted cash	73,794	(74,781)	463
Fixed Rate Notes Escrow Account	(8,977)	—	—
Accounts receivable	(6,491)	28,066	(35,231)
Accounts receivable, RBS Sempra	(43,054)	—	—
Natural gas inventories	13,554	36,509	(7,308)
Income taxes receivable	398	1,063	(7,173)
Option premiums	(335)	1,571	1,191
Other assets	(4,732)	(10,443)	1,916
Customer acquisition costs	(21,863)	(14,786)	(18,193)
Accounts payable and accrued liabilities	(12,795)	(46,553)	17,882
Deferred revenue	3,186	(3,164)	(4,352)

Net cash provided by (used in) operating activities	35,950	(52,848)	(25,467)

Investing activities:
Purchases of fixed assets	(1,328)	(1,001)	(1,959)
Purchase of assets of Catalyst Natural Gas LLC assets	—	(1,609)	—
Loan to PS Energy Group, Inc. related to purchase of GasKey assets	—	—	(8,983)
Cash received from PS Energy Group, Inc. for repayment of loan.	—	—	8,983
Purchase of GasKey assets of PS Energy Group, Inc.	(433)	(500)	(13,011)
Purchase of assets of Vantage Power Services L.P.	(36)	(57)	(778)

Net cash used in investing activities	(1,797)	(3,167)	(15,748)

Financing activities:
Repayment of Floating Rate Notes due 2011	(26,700)	—	—
Repurchase of Floating Rate Notes due 2011	—	—	(12,006)
Repayment of Fixed Rate Notes due 2014	(423)	—	—
Proceeds from Denham Credit Facility	—	12,000	—
Repayments of Denham Credit Facility	(12,000)	—	(11,040)
Proceeds from Bridge Financing under the Revolving Credit Facility	—	10,400	—
Repayment of Bridge Financing under the Revolving Credit Facility	(5,400)	(5,000)	—
Proceeds from cash advanced under the Revolving Credit Facility	—	30,000	—
Repayment of cash advances under the Revolving Credit Facility	—	(30,000)	—
Debt issuance costs	(6,248)	(10,066)	(1,307)
Issuance of common stock from exercise of warrants and options	—	—	387
Issuance of common stock from other executive compensation	—	—	952
Purchase and cancellation of treasury shares, net of tax benefit	(99)	(11)	(755)
Stock issuance costs	(329)	—	—

Net cash (used in) provided by financing activities	(51,199)	7,323	(23,769)

Net decrease in cash	(17,046)	(48,692)	(64,984)
Cash and cash equivalents at beginning of year	23,266	71,958	136,942

Cash and cash equivalents at end of year	$6,220	$23,266	$71,958

Supplemental cash flow information:
Income taxes paid	$1,847	$431	$5,405
Interest paid	20,072	31,616	29,426

The accompanying notes are an integral part of these consolidated financial statements.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements

Note 1. Organization

        MXenergy Holdings Inc. ("Holdings"), originally founded in 1999 as a retail energy marketer, was incorporated as a Delaware corporation on January 24, 2005 as part of a corporate reorganization. The two principal operating subsidiaries of Holdings, MXenergy Inc. and MXenergy Electric Inc., are engaged in the marketing and supply of natural gas and electricity, respectively. Holdings and its subsidiaries (collectively, the "Company") operate in 41 market areas located in 14 states in the United States (the "U.S.") and two Canadian provinces.

Note 2. Significant Accounting Policies

Basis of Presentation

        The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("U.S. GAAP"). Certain reclassifications have been made to prior year amounts to conform to the current year's presentation. Customer acquisition costs of $22.3 million, $15.3 million and $19.6 million were reclassified from investing activities to operating activities on the consolidated statements of cash flows for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Principles of Consolidation

        The Company owns 100% of all of its subsidiaries. Accordingly, the consolidated financial statements include the accounts of Holdings and all of its subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates and Assumptions

        The preparation of financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect amounts reported in the consolidated financial statements and accompanying notes. Estimates used in connection with revenue recognition, fair value measurements, allowance for doubtful accounts, valuation of goodwill and other intangible assets, tax-related reserves and share-based compensation are often complex and may significantly impact the amounts reported for those items. Although management uses its best judgment based on information available at the time such judgments are made, actual results could differ from estimated amounts.

Revenue Recognition

  Sales of Natural Gas and Electricity

        Revenues from the sale of natural gas and electricity are recognized in the period in which customers consume the commodity. Sales of natural gas and electricity are generally billed by the local distribution companies ("LDCs"), acting as the Company's agent, on a monthly cycle basis, although the Company performs its own billing for certain of its market areas. The billing cycles for customers do not coincide with the accounting periods used for financial reporting purposes. The Company follows the accrual method of accounting for revenues whereby revenues applicable to natural gas and electricity consumed by customers, but not yet billed under the cycle billing method, are estimated and accrued along with the related costs, and included in operations. Such estimates are refined in subsequent periods upon obtaining final information from the LDC. Changes in these estimates are reflected in operations in the period in which they are refined.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

  Passthrough Revenues

        Revenues include certain "passthrough" revenues, which represent transportation charges billed to customers by certain LDCs. These revenues are offset by corresponding amounts in cost of goods sold for amounts billed to the Company by the LDC.

  Fees Charged to Customers

        Various fees charged to customers, such as late payment fees, early contract termination fees, service shut-off fees and fees charged to customers for providing copies of bills, are generally recorded as revenue when collection is deemed to be reasonably assured. Late payment fees charged in all markets, and various other fees charged in certain markets are recorded as revenue when billed to the customer. Certain other fees are recorded as revenue when actually collected from the customer.

  Deferred Revenue

        Customers who are on budget-billed plans pay for their natural gas or electricity at ratable monthly amounts, based on estimated annual usage, while the Company records revenue when the customer consumes the commodity. The cumulative difference between actual usage for these customers and the budget-billed amount actually invoiced, net of cash payments made by the customers, is equal to the net budget-billed variance. If the net budget-billed variance is a receivable from the customer at the balance sheet date, indicating that the customer's actual usage has exceeded amounts billed to the customer, the amount is reported as accounts receivable in the consolidated balance sheets. If the net budget-billed variance is a liability to the customer, indicating that amounts billed have exceeded actual usage, the amount is reported as deferred revenue in the consolidated balance sheets.

  Sales Incentives

        Cash rebates paid to customers under the terms of certain product agreements are recorded as a reduction of sales revenue. Non-cash incentives, such as free products or services, are recorded as marketing expenses.

  Collections of Sales Tax

        Sales tax is added to customer bills for many of the markets served by the Company. Sales tax collected from customers on behalf of governmental entities is recorded on a net basis. Such amounts are excluded from the Company's revenues and are recorded in accounts payable and accrued liabilities on the consolidated balance sheets until they are remitted to the appropriate governmental entities.

Fair Value of Financial Instruments

        The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Where available, the Company uses quoted market prices as estimates of the fair value of financial instruments. For financial instruments without quoted market prices, fair value represents management's best estimate based on a range of methods and assumptions, which are described below. The use of different assumptions could significantly affect the estimates of fair value. Accordingly, the

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

net values realized upon liquidation of the financial instruments could be materially different from the estimated fair values presented.

  Short-term Financial Assets and Liabilities

        The carrying value of certain financial assets and liabilities carried at cost is considered to approximate fair value because they are short-term in nature, bear interest rates that approximate market rates and generally have minimal credit risk. These items include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, deferred revenue and short-term financing arrangements.

        The Company had $0 and $22.1 million invested in money market funds at June 30, 2010 and 2009, respectively. Each share of the money market funds was valued at $1.00 at June 30, 2009.

  Derivatives

        Derivatives are recorded at fair value. Since the Company has not elected to designate any derivatives as accounting hedges, any changes in fair value are adjusted through unrealized losses (gains) from risk management activities, net (for commodity derivatives) or interest expense, net of interest income (for interest rate swaps) in the consolidated statements of operations, with related outstanding settlement amounts recorded in unrealized gains asset accounts and unrealized losses liability accounts in the consolidated balance sheets.

        As of June 30, 2010, natural gas, electricity and interest rate derivative instruments are generally with a single counterparty under the Company's Commodity Supply Facility. The Company generally enters into master netting agreements with hedge counterparties for settlement of derivative fair value assets and liabilities. The Company records such fair value assets and liabilities net on the consolidated balance sheets.

        The Company generally utilizes a market approach for its recurring fair value measurements. In forming its fair value estimates, the Company utilizes the most observable inputs available for the respective valuation technique. If a fair value measurement reflects inputs from different levels within the fair value hierarchy, the measurement is classified based on the lowest level of input that is significant to the fair value measurement. The key inputs and assumptions utilized for the fair value measurements recorded by the Company are summarized as follows:

        Financial natural gas derivative contracts—NYMEX-referenced swaps are valued utilizing unadjusted market commodity quotes from a pricing service, which are considered to be quotes from an active market, but are deemed to be Level 2 inputs because the swaps are not an identical instrument to the NYMEX-referenced commodity. Basis swaps and options are generally valued using observable broker quotes. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Financial electricity derivative contracts—Electricity swaps are valued utilizing market commodity quotes from a pricing service, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

        Physical forward natural gas and electricity derivative contracts—The Company utilizes market commodity quotes from a pricing service to value these instruments, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Interest rate swaps—Interest rate swaps are valued utilizing quotes received directly from swap counterparties. Key inputs and assumptions include interest rate curves, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Refer to Note 15 of these consolidated financial statements for additional information regarding the fair value of financial instruments.

  Long-term Debt

        At June 30, 2010, long-term debt includes the aggregate outstanding principal amount of Fixed Rate Notes due 2014 and Floating Rate Notes due 2011. The carrying values of long-term debt instruments are not necessarily indicative of fair value due to changing market conditions and terms for similar unsecured instruments. The Company has elected not to record these financial instruments at fair value at June 30, 2010. Refer to Note 15 of the consolidated financial statement for additional information regarding the fair value of financial instruments.

Foreign Currency Translation

        The Company has Canadian operations that are measured using Canadian dollars as the functional currency. Assets and liabilities are translated into U.S. dollars at the rate of exchange in effect on the balance sheet date. Income and expenses are translated at the average daily exchange rate for the month of activity. Net exchange gains or losses resulting from such translation are included in common stockholders' equity as a component of accumulated other comprehensive loss.

Cash and Cash Equivalents

        The Company's cash and cash equivalents consist primarily of cash on deposit and money market accounts.

Restricted Cash

        Restricted cash consists of: (1) cash and money market funds required as security for surety bonds required by LDCs, utility commissions and pipeline tariffs and regulations at June 30, 2010 and 2009; (2) cash deposits received from customers as of June 30, 2010 and 2009; (3) cash and money market funds required as security for letters of credit issued under the Company's Revolving Credit Facility as of June 30, 2009; and (4) money market funds held in escrow as contingent consideration related to acquisitions as of June 30, 2009.

Accounts Receivable and Allowance for Doubtful Accounts

        The Company delivers natural gas and electricity to its customers through LDCs, many of which guarantee amounts due from customers for consumed natural gas and electricity. Accounts receivable,

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

net primarily represents amounts due for commodity consumed by customers, net of an allowance for estimated amounts that will not be collected from customers. For those markets where accounts receivable are guaranteed by LDCs, the Company pays guarantee discounts that average approximately 1% of billed accounts receivable, which are charged to reserves and discounts in the consolidated statements of operations as revenue is billed. The Company does not maintain an allowance for doubtful accounts related to accounts receivable in guaranteed markets, as it does not expect to incur material credit losses from any of the respective LDCs.

        In markets where no LDC guarantees exist, the Company calculates and records an allowance for doubtful accounts based on aging of accounts receivable balances, collections history, past loss experience and other current economic or other trends. Charge offs of accounts receivable balances are recorded as reductions of the allowance for doubtful accounts during the month when the accounts are transferred to outside collection agencies. Delinquency status for customer accounts is based on the number of days an account balance is outstanding past an invoice due date. Accounts are generally reviewed for transfer to collection agencies by 120 days from the initial invoice date. Recoveries of accounts receivable balances previously charged off are recorded when received as reductions from reserves and discounts in the consolidated statements of operations. Adjustments to the allowance for doubtful accounts are recorded in reserves and discounts in the consolidated statements of operations.

        Accounts receivable also includes cash imbalance settlements that represent the value of excess natural gas delivered to LDCs for consumption by our customers and actual customer usage. The Company expects such imbalances to be settled in cash in accordance with contractual payment arrangements. The Company bears credit risk related to imbalance settlement receivables to the extent that such LDCs are unable to collect imbalance settlements payable to them by other retail marketers. The Company records an allowance for doubtful accounts during the month that full collection of any such imbalance receivable balance becomes doubtful, with a corresponding charge to reserves and discounts.

Natural Gas Inventories

        Natural gas inventories are valued at the lower of cost or market value on a weighted-average cost basis. The weighted-average cost of inventory includes related transportation and storage costs. Natural gas inventories also include estimated commodity delivery/usage imbalance settlement amounts that represent natural gas to be transferred to the Company from various third parties within the upcoming twelve-month period.

        Adjustments to the value of natural gas inventories on the consolidated balance sheets result in corresponding adjustments to cost of goods sold on the consolidated statements of operations. Such adjustments result from changes in inventory storage levels as natural gas is delivered to customers as well as changes in the weighted average cost of natural gas in storage.

Other Current Assets

        Other current assets primarily include: (1) security deposits placed with commodity and other suppliers as collateral for future purchases in lieu of letters of credit or other credit enhancements; and (2) prepaid expenses and deferred charges, which include costs incurred that pertain to future benefit periods not exceeding twelve months. These costs are amortized to appropriate expense lines on the consolidated statement of operations over their estimated benefit period.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

Business Combinations and Goodwill

        Since its organization in 1999 and through June 30, 2009, the Company acquired the natural gas and electricity operations of numerous energy companies, each of which was recorded as a purchase business combination. For all purchase business combinations recorded through June 30, 2009, the purchase price was allocated to the net assets acquired based on their estimated fair values at the acquisition date. Costs incurred to effect the purchase business combination transaction (e.g., legal, accounting, valuation and other professional or consulting fees) were added to the costs of the acquisition and allocated accordingly to the net assets acquired. Certain intangible assets, such as customer acquisition costs and goodwill, were recorded as a result of purchase business combinations to the extent that the purchase price exceeded the values assigned to identifiable net assets. The initial purchase price allocation was reviewed and adjusted for a period of twelve months subsequent to the acquisition date as new or revised information became available.

        The Company has determined that its natural gas and electricity reporting units correspond with its business segments for management and financial reporting purposes.

        Effective July 1, 2009, assets acquired and liabilities assumed for purchase business combinations, if any, are recorded at their estimated fair values, regardless of their cost. Costs incurred to effect such transactions are recognized separately from the acquisition transaction and generally are expensed during the periods in which the costs are incurred and the services are received. Restructuring costs that the Company was not obligated to incur are also recognized separately from the purchase business combination transaction.

        As of June 30, 2009, goodwill of $3.8 million represents the excess of purchase price over the fair value of identifiable natural gas net assets acquired from Shell Energy Services Company L.L.C. ("SESCo") in August 2006. The Company assigned this goodwill to its natural gas business segment. Goodwill is not amortized, but rather is reviewed for impairment at least annually or more frequently if events or changes in circumstances indicate that the carrying amount may not be recoverable. Goodwill is tested for impairment annually at June 30. The Company utilizes a combination of methods to estimate the fair value of its natural gas reporting unit, including a discounted cash flows methodology for near-term estimable earnings and a discounted multiple of earnings methodology to estimate a terminal value. Critical assumptions used for the fair value model include:

  •
  earnings forecasts for the natural gas business segment for fiscal years 2011 through 2014, which reflect assumptions for growth in natural gas RCEs (net of attrition), expected gross profit and expense trends;

  •
  a terminal value multiple; and

  •
  the discount rate used to calculate the present value of future cash flows.

Customer Acquisition Costs, Net

        The Company capitalizes costs associated with the acquisition of customers to the extent that they are incremental direct costs and that such costs can be recovered from the future economic benefit resulting from the customer relationship. The Company acquires customers as a result of the following activities:

  •
  bulk acquisitions and business combinations;

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

  •
  payments to third-party contractors for success-based marketing activities;

  •
  payments to third-party contractors for hourly paid direct-response telemarketing activities.

        Customer portfolios acquired through asset purchase acquisitions and business combinations are recorded at their allocated purchase price and amortized on a straight-line basis over the estimated life of the customers acquired. The Company currently estimates a three-year life for these assets. For customer portfolios acquired prior to July 1, 2009, the Company adjusts the acquisition cost for contingent consideration paid subsequent to the acquisition date in accordance with the terms of the respective acquisition agreement. The Company last acquired a customer portfolio in October 2008.

        Success-based marketing costs are incremental direct costs incurred and paid by the Company in connection with arrangements with third-party contractors. These costs represent customer contract origination fees paid to third party contractors for each customer that is approved and confirmed as a new customer. The Company currently amortizes these assets over their estimated three-year life.

        Hourly paid direct-response telemarketing costs are incremental direct costs incurred and paid by the Company in connection with arrangements with third-party contractors. These contractors are paid on an hourly basis with the expectation that they originate an agreed-upon minimum average number of new customers for every hour worked. Hourly paid direct-response telemarketing costs are capitalized by the Company to the extent that:

  •
  there is a direct relationship between the acquisition of a customer and the cost being deferred;

  •
  the purpose of the hourly paid telemarketing program is to elicit direct responses from customers in the form of sales in connection with customer contracts; and

  •
  it is probable the deferred costs will be recovered from the future economic benefit resulting from the customer relationship.

        Hourly paid direct-response telemarketing costs are amortized over the period during which the future economic benefits are expected to be realized. The Company currently estimates a three-year benefit period for these assets.

        Amortization of customer acquisition costs is included in depreciation and amortization on the consolidated statement of operations.

        The following costs are expensed as incurred by the Company, and are included in advertising and marketing expenses on the consolidated statement of operations:

  •
  administrative costs, occupancy costs or the cost of various advertising media, such as radio advertising, print advertising and billboards, that can not be associated directly with customer generation;

  •
  fees paid for lead generation or any other activity that does not result in generation of confirmed customers; and

  •
  costs incurred to renew or extend the term of customer contracts.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

Fixed Assets, Net

        Fixed assets consist primarily of computer hardware and software, office equipment and furniture. Fixed assets are stated at cost on the consolidated balance sheets, less accumulated depreciation. Depreciation is recorded on a straight-line basis over the estimated useful lives of the related assets, which generally range from three to five years. Depreciation expense is reported in depreciation and amortization on the consolidated statements of operations. Costs of maintenance and repairs to fixed assets are generally expensed as incurred, and reported in general and administrative expenses on the consolidated statements of operations.

Capitalized Software Costs

        The Company capitalizes costs of software acquisition and development projects, including costs related to software design, configuration, coding, installation, testing and parallel processing. Capitalized software costs are recorded in fixed assets, net of accumulated amortization, on the consolidated balance sheets. Capitalized software development costs generally include:

  •
  external direct costs of materials and services consumed to obtain or develop software for internal use;

  •
  payroll and payroll-related costs for employees who are directly associated with and who devote time to the project, to the extent of time spent directly on the project;

  •
  costs to obtain or develop software that allows for access or conversion of old data by new systems;

  •
  costs of upgrades and/or enhancements that result in additional functionality for existing software; and

  •
  interest costs incurred while developing internal-use software that could have been avoided if the expenditures had not been made.

        The following software-related costs are generally expensed as incurred and recorded in general and administrative expenses on the consolidated statements of operations:

  •
  research costs, such as costs related to the determination of needed technology and the formulation, evaluation and selection of alternatives;

  •
  costs to determine system performance requirements for a proposed software project;

  •
  costs of selecting a vendor for acquired software;

  •
  costs of selecting a consultant to assist in the development or installation of new software;

  •
  internal or external training costs related to software;

  •
  internal or external maintenance costs related to software;

  •
  costs associated with the process of converting data from old to new systems, including purging or cleansing existing data, reconciling or balancing of data in the old and new systems and creation of new data;

  •
  updates and minor modifications; and

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

  •
  fees paid for general systems consulting and overall control reviews that are not directly associated with the development of software.

        The costs of computer software obtained or developed for internal use is amortized on a straight-line basis over the estimated useful life of the software. Amortization begins when the software and all related software modules on which it is functionally dependant are ready for their intended use. Amortization expense is recorded in depreciation and amortization in the consolidated statements of operations. The Company's amortization period does not exceed five years for any capitalized software project.

        Capitalized software costs are evaluated for recoverability whenever events or changes in circumstances indicate that its carrying amount may not be recoverable, including when:

  •
  existing software is not expected to provide future service potential;

  •
  it is no longer probable that software under development will be completed and placed in service; and

  •
  costs of developing or modifying internal-use software significantly exceed expected development costs or costs of comparable third-party software.

Income Taxes

        The Company files a consolidated federal U.S. income tax return that includes all of its consolidated subsidiaries, as well as various U.S. state returns. For operations in Canada, a Canadian federal tax return is filed, as well as an Ontario provincial return.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using enacted tax rates expected to be in effect for the year in which the temporary differences are expected to reverse. The Company records a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized.

Derivatives and Hedging Activities

  Commodity Derivatives

        The Company utilizes physical and financial derivative instruments to reduce its exposure to fluctuations in the price of natural gas and electricity. Commodity derivatives utilized typically include, swaps, forwards and options that are bilateral contracts with counterparties. In addition, certain contracts with customers are also accounted for as derivatives. The Company has not elected to designate any derivative instruments as hedges under U.S. GAAP guidelines. Accordingly, any changes in fair value during the term of a derivative contract are adjusted through unrealized losses (gains) from risk management activities in the consolidated statements of operations with offsetting adjustments to unrealized gains or unrealized losses from risk management activities in the consolidated balance sheets. Unrealized gains from risk management activities on the consolidated balance sheets represent receivables from various derivative counterparties, net of amounts due to the same counterparties when master netting agreements exist. Unrealized losses from risk management activities represent liabilities to various derivative counterparties, net of receivables from the same counterparties when master netting agreements exist. Settlements on the derivative instruments are

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

realized monthly and are generally based upon the difference between the contract price and the settlement price as quoted on the New York Mercantile Exchange ("NYMEX") or other published index.

        The recorded fair values of derivative instruments reflect management's best estimate of market value, which takes into account various factors including closing exchange and over-the-counter quotations, parity differentials and volatility factors underlying the commitments. In addition, the recorded fair values are discounted to reflect counterparty credit risk and time value of settlement.

        As of June 30, 2009, the Company had forward physical contracts to purchase natural gas and electricity. Based on the terms of these agreements, the Company had elected to treat all such contracts as "normal purchases" under U.S. GAAP, and therefore the contracts were not reported on the consolidated balance sheets at June 30, 2009.

        Under the terms of the Commodity Supply Facility, most of the outstanding physical forward agreements for the purchase of natural gas, and all physical forward agreements for the purchase of electricity, were novated to RBS Sempra during the fiscal year ended June 30, 2010. Based upon the terms of the ISDA Master Agreements, certain of these novated agreements no longer qualify as "normal purchases." Since the novation dates of these agreements, changes in fair value have been reflected in earnings and recorded in unrealized gains and/or unrealized losses from risk management activities on the consolidated balance sheets at June 30, 2010. These agreements are included in the June 30, 2010 fair value measurements reported in Note 15.

  Interest Rate Swaps

        The Company utilizes interest rate swaps to reduce its exposure to interest rate fluctuations related to its credit facility and floating rate debt. The swaps are fixed-for-floating and settle against the six-month LIBOR rate. None of the interest rate swaps has been designated as a hedge, and accordingly, these instruments are carried at fair value on the consolidated balance sheets with changes in fair value recorded as adjustments to interest expense.

Debt

        Debt instruments are recorded at their face amounts on the consolidated balance sheets, less any discount or plus any premium. Debt that the Company expects to repay within one year is classified as a current liability.

  Debt Issue Discounts and Debt Issuance Costs

        Debt issue discounts are recorded as decreases to recorded debt balances and are amortized to interest expense over the remaining life of the related debt instrument. Certain costs that are directly related to the issuance of debt, such as financing transaction fees, underwriting fees, legal fees and other professional services, are deferred and recorded in other assets on the Company's consolidated balance sheets and amortized to interest expense over the remaining life of the related debt instrument. In the event that debt instruments are partially or entirely repaid by the Company, a pro rata portion of related discount and debt issue costs are recorded as an increase to interest expense.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

  Early Extinguishment of Debt

        During the period from August 2006 through June 30, 2009, the Company purchased approximately $24.8 million in aggregate principal amount of Floating Rate Notes due 2011 from the holders of the notes. These transactions were recorded as early extinguishments of debt. Gains from these transactions, which result from the discounts paid by the Company for outstanding Floating Rate Notes due 2011, were recorded as adjustments to interest expense.

  Interest Expense

        Interest expense includes:

  •
  interest incurred for various debt instruments;

  •
  fees incurred for issuance of letters of credit and other transactions related to the Company's supply, hedging and credit agreements;

  •
  amortization of debt issue discount and deferred debt issue costs; and

  •
  changes in the fair market value of interest rate swaps entered into by the Company to economically hedge its floating rate interest exposure.

        Interest expense on the consolidated statements of operations is presented net of interest income earned from cash and cash equivalents and restricted investments.

Redeemable Convertible Preferred Stock

        At June 30, 2009, redeemable convertible preferred stock (the "Preferred Stock") was recorded at its estimated redemption value outside of stockholders' equity on the consolidated balance sheets since it was redeemable at the option of the holders of the Preferred Stock and it was probable that the Preferred Stock became redeemable at June 30, 2009. On September 22, 2009, in connection with the Restructuring, the Preferred Stock was converted into the newly authorized Class C Common Stock. Refer to Notes 3 and 18 for additional information regarding Preferred Stock.

        Adjustments to the carrying value of the Preferred Stock to its estimated redemption value were recorded as a charge against retained earnings or, in the absence of retained earnings, by charges against additional paid-in capital. The $25.9 million excess of the redemption value over the aggregate fair value of common stock issued to the preferred shareholders in connection with the Restructuring was reclassified to stockholders' equity on the consolidated balance sheets.

Stock Based Compensation

        Through September 22, 2009, the Company had three stock-based compensation plans in effect, under which stock options to acquire the Company's common stock were granted to employees, directors and other non-employees of the Company. In addition, the Company issued warrants to purchase its common stock to certain employees and non-employees that were not issued under any of its three approved stock-based compensation plans.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

        For stock option awards granted after June 30, 2006, the Company recognized compensation expense prospectively over the vesting period. Compensation expense for option awards subject to graded vesting was recognized based on the accelerated attribution method as specified under U.S. GAAP guidelines. The fair value of each option award granted subsequent to June 30, 2006 was estimated on the grant date using a Black-Scholes-Merton option valuation model. Certain key assumptions used in the model included share price volatility, expected term, risk-free interest rate and expected forfeiture rate. Total compensation expense to be recognized over the vesting period was based on: (1) the fair value of the Company's common stock at the quarterly reporting date immediately prior to the grant date; and (2) the total number of options expected to be exercised, net of expected forfeitures. The cumulative effect on current and prior periods of a change in the number of options expected to be exercised, net of forfeitures, was recognized in compensation expense in the period of the change.

        For stock option awards granted to employees prior to June 30, 2006, compensation expense was measured based on the intrinsic value of the stock or stock option at the grant date. For options granted to employees prior to June 30, 2006, the Company was not required to recognize compensation expense during the fiscal years ended June 30, 2009, 2008 or 2007 because the exercise price for all such awards equaled or exceeded the estimated fair value of the Company's common stock at the grant date.

        Prior to June 30, 2006, the Company issued warrants to certain employees and non-employees that permitted the warrant holder the option to: (1) exercise such warrant for cash; or (2) exercise by withholding that number of common shares having a total fair value equal to the warrant exercise amount from the total number of common shares that would otherwise have been issued upon exercise of the warrant (a "cashless exercise"). Compensation cost was recorded as expense over the vesting period of such warrants using the accelerated expense attribution method. For these awards, it was presumed that the employee would elect the cashless exercise and compensation expense was adjusted periodically to reflect the amount by which the estimated current fair value of the Company's common shares exceeded the exercise price of the warrant (known as "variable plan accounting"). Increases or decreases in the estimated fair value of the Company's common stock between the grant date and the exercise date resulted in corresponding increases or decreases, respectively, in compensation expense in the period in which the change in estimated fair value of common stock occurred. Accrued compensation for an award that was subsequently forfeited or cancelled was adjusted by decreasing compensation expense in the period of forfeiture or cancellation.

        In connection with the Company's debt and equity restructuring that was completed in September 2009 (the "Restructuring"), the Company terminated its three existing stock-based compensation plans and offered cash settlements to holders of options and warrants in exchange for their agreement to cancel and terminate such options and warrants. Compensation expense associated with awards under these plans was recorded through September 22, 2009. All outstanding options and warrants as of June 30, 2009 were cancelled and terminated as of September 22, 2009. Cash settlement payments of approximately $0.2 million were recorded as general and administrative expense during the fiscal year ended June 30, 2010.

        In January 2010, Holdings' Board of Directors authorized the creation of the MXenergy Holdings Inc. 2010 Stock Incentive Plan (the "2010 SIP"), pursuant to which the Company may issue Class C Common Stock not to exceed 10% of Holdings' outstanding common stock (on a fully diluted

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 2. Significant Accounting Policies (Continued)

basis) after giving effect to the Restructuring. Also in January 2010, Holdings' Board of Directors approved grants of restricted stock units ("RSUs") to certain senior officers, directors and a former director, pursuant to which the Company may issue approximately 2.9 million shares of Class C Common Stock, representing 5% of Holdings' outstanding common stock (on a fully diluted basis), subject to prescribed vesting requirements. The grant date fair value of the RSUs is based on: (1) the number of RSUs granted; (2) the estimated fair value of the Company's Class C Common Stock on the grant date; and the estimated forfeiture rate over the term of the award vesting periods.

        Since the Company's common stock is not publicly traded, there is no readily-available market source of information to estimate its fair value. Therefore, the Company utilizes an internal stock valuation model in order to calculate the grant-date fair value for stock-based compensation awards. At a minimum, the Company completes the stock valuation model on a quarterly basis, as of September 30th, December 31st, March 31st and June 30th of each fiscal year. For the June 30th model, the Company contracts with an independent valuation company to calculate a fair value at that date. For the remaining quarter-end valuation dates, the Company utilizes an internal valuation model that closely resembles the methodology utilized by the independent valuation company as of the previous June 30th valuation date. The grant date stock value assigned to stock-based compensation awards is generally determined from the most recently completed quarter-end valuation model, unless any matters arose during the time between the most recent quarter-end model and the grant date that would have had a material impact on the stock valuation.

        Key estimates and assumptions used in the Company's stock valuation models include:

  •
  revenue and expense forecasts and assumed earnings multiples based on comparable companies; and

  •
  a discount rate applied to the future cash flows assumed to result from future earnings.

        The Company did not assume any forfeitures of RSUs in its calculation of compensation expense for the fiscal year ended June 30, 2010, since it expects no forfeitures by directors prior to October 1, 2010, which is the date on which the RSUs granted to directors will be completely vested without limitations, and no forfeitures by senior managers prior to September 22, 2010, which is the date on which the first third of the RSUs granted to senior managers will be completely vested without limitations. The forfeiture rate will be re-evaluated on each annual vesting date, or if any of the senior managers are terminated.

        The RSUs granted in January 2010 are subject to a graded vesting schedule. Compensation expense is recognized based on the accelerated attribution method and is recorded in general and administrative expenses in the consolidated statements of operations.

Transactions with Related Parties

        From time to time in the normal course of business, the Company enters into transactions with various non-employee related parties for financing arrangements, legal services, financial advisory services and management services. The Company utilizes accounting practices for these transactions that are consistent with similar transactions with unrelated third parties. Refer to Note 20 of the consolidated financial statements for a summary of the Company's related party transactions.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 3. New Accounting Pronouncements

Accounting Pronouncements Adopted During the Fiscal Year Ended June 30, 2010

        In June 2009, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 168, "The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles—a replacement of FASB Statement No. 162" ("SFAS No. 168"). Effective for financial statements issued for interim and annual periods ending after September 15, 2009, the Accounting Standards Codification (the "ASC") supersedes all existing accounting and reporting standards, excluding those issued by the SEC, and is now the single source of authoritative U.S. GAAP for entities that are not SEC registrants. Rules and interpretative releases of the SEC are also sources of U.S. GAAP for SEC registrants. The Company adopted the provisions of SFAS No. 168 effective for the financial statements included in this Form 10-K. The adoption of SFAS No. 168, as codified by ASC Topic 105, "Generally Accepted Accounting Principles," impacted the Company's financial statement disclosures, but did not have any effect on its financial position or results of operations.

        Effective July 1, 2009, the Company adopted ASC guidelines regarding accounting and reporting for business combinations that are consummated after July 1, 2009. These guidelines include certain changed principles and requirements related to: (1) recognition and measurements of identifiable assets acquired, liabilities assumed, goodwill acquired, any gain from a bargain purchase, and any noncontrolling interest in an acquired company; (2) application issues relating to accounting and disclosures for assets and liabilities arising from contingencies in a business combination; and (3) disclosures regarding business combinations in financial statements. The Company will apply the ASC guidelines prospectively to business combination transactions consummated after July 1, 2009, if any. The Company did not consummate any business combination transactions during the fiscal year ended June 30, 2010.

        In August 2009, the FASB issued Accounting Standards Update No. 2009-05, "Fair Value Measurements and Disclosures" ("ASU 2009-05"). ASU 2009-05 amends ASC Topic 820, "Fair Value Measurements and Disclosures" by providing additional guidance clarifying the measurement of liabilities at fair value. The amendments prescribed by ASU 2009-05 became effective for the Company's quarterly reporting period ending December 31, 2009 and did not have any impact on the Company's financial position or results of operations.

        In February 2010, the FASB issued Accounting Standards Update No. 2010-09, "Subsequent Events (Topic 855)—Amendments to Certain Recognition and Disclosure Requirements" ("ASU 2010-09"). ASU 2010-09 amends ASC Topic 855, "Subsequent Events," by clarifying the scope of disclosure requirements related to subsequent events. The amendments prescribed by ASU 2010-09 became effective for the Company's quarterly reporting period ending March 31, 2010 and did not have any impact on the Company's financial position or results of operations. Refer to Note 25 for disclosures regarding subsequent events.

        In January 2010, the FASB issued Accounting Standards Update No. 2010-06 ("ASU 2010-06"), which amends FASB ASC Topic 820, "Fair Value Measurements and Disclosures." The amended guidance in ASU 2010-06 requires entities to disclose additional information regarding assets and liabilities that are transferred between levels of the fair value hierarchy. ASU 2010-06 also requires that required Level 3 disclosures regarding purchases, sales, issuances and settlements be reported on a gross basis. ASU 2010-06 clarifies existing guidance pertaining to the level of disaggregation at which

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 3. New Accounting Pronouncements (Continued)

fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance in ASU 2010-06 pertaining to disclosure of transfers between levels of the fair value hierarchy, the level of disaggregation of disclosures and disclosure of valuation techniques and inputs used in estimating Level 2 and Level 3 measurements became effective and were adopted for the Company's quarterly reporting period ending March 31, 2010.

        The requirement to disclose Level 3 purchases, sales, issuances and settlements on a gross basis will become effective for fiscal years (and for interim periods within those fiscal years) beginning after December 15, 2010. The Company intends to adopt these provisions effective for its quarterly reporting period ending September 30, 2011.

Note 4. Debt and Equity Restructuring

        On September 22, 2009, the Company completed the Restructuring, which included a number of transactions and amendments to corporate documents.

Amendment and Restatement of Corporate Documents

        On September 22, 2009, the Company's Certificate of Incorporation and Bylaws were amended and restated, and the Company entered into new stockholder agreements with holders of various classes of newly authorized common stock. Effective July 27, 2010, the Company's Certificate of Incorporation and Bylaws were further amended and restated and the stockholders agreement among holders of all classes of common stock dated September 22, 2009 (the "Stockholders Agreement") was amended. The amended and restated Certificate of Incorporation dated September 22, 2009 authorized issuance of new classes of common stock and changed the size and composition of the Company's board of directors (the "Board of Directors"). The amended and restated Certificate of Incorporation dated July 27, 2010 adjusts director and committee member compensation, reduces the number of committees of the board of directors and revises the definitions of "Financial Expert" and "Independent Director." Refer to Note 19 for additional information regarding the Company's common stock and Board of Directors.

Exchange of Floating Rate Notes due 2011 for Cash, Fixed Rate Notes due 2014 and Class A Common Stock

        The Restructuring included a debt exchange transaction that was accounted for as a troubled-debt restructuring in accordance with U.S. GAAP, and therefore did not result in any gain or loss recorded in the consolidated statements of operations.

        On September 22, 2009, the Company exchanged $158.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011 for $26.7 million of cash, $67.8 million aggregate principal amount of 13.25% Senior Subordinated Secured Notes due 2014 (the "Fixed Rate Notes due 2014") and 33,940,683 shares of newly authorized Class A Common Stock. In addition, $9.0 million was transferred from unrestricted cash to an escrow account (the "Fixed Rate Notes Escrow Account"), which is maintained as security for future interest payments to holders of the Fixed Rate Notes due 2014.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 4. Debt and Equity Restructuring (Continued)

        Refer to Note 17 for additional information regarding the Fixed Rate Notes due 2014 and the Floating Rate Notes due 2011.

New Master Supply and Hedge Facility

        As of June 30, 2009, the Company relied on the following credit, commodity hedging and commodity supply arrangements for operation of its natural gas and electricity businesses:

  •
  A credit facility (the "Revolving Credit Facility") that was used primarily to post letters of credit required to effectively operate within the markets that the Company serves;

  •
  A hedge facility (the "Hedge Facility") that was used as the Company's primary facility to economically hedge variability in the cost of natural gas;

  •
  Commodity derivative arrangements with various counterparties were used to economically hedge variability in the cost of electricity; and

  •
  Arrangements with numerous commodity suppliers to supply the natural gas and electricity necessary for customer consumption in the markets that the Company serves.

        Effective September 22, 2009 the Revolving Credit Facility and Hedge Facility were replaced by a new exclusive credit, supply and commodity hedging agreement (the "Commodity Supply Facility") with Sempra Energy Trading LLC ("RBS Sempra"), which replaced the separate credit, hedging and supply arrangements described above. As a result of termination of the Revolving Credit Facility, $75.0 million of restricted cash held as collateral for obligations under the Revolving Credit Facility was released to unrestricted cash, which was used by the Company to fund various cash outlays in connection with the Restructuring.

        Refer to Note 16 for additional information regarding the Commodity Supply Facility.

Conversion of Redeemable Convertible Preferred Stock to Class C Common Stock

        As of June 30, 2009, the Company had 1,451,310 shares of Preferred Stock outstanding, which was recorded at its estimated redemption value of $54.6 million on the consolidated balance sheets. On September 22, 2009, all outstanding shares of Preferred Stock were exchanged for 11,862,551 shares of newly authorized Class C Common Stock. Refer to Note 18 for additional information regarding the Preferred Stock.

Repayment and Termination of the Credit Agreement with Denham Commodity Partners Fund LP

        As of June 30, 2009, the Company had a $12.0 million outstanding balance under a credit agreement with Denham Commodity Partners LP (the "Denham Credit Facility"). On September 22, 2009, all amounts previously borrowed were repaid and the Denham Credit Facility was terminated.

        Refer to Note 20 for additional information regarding the Denham Credit Facility.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 4. Debt and Equity Restructuring (Continued)

Repayment and Termination of Bridge Financing Loans

        In connection with the Revolving Credit Agreement, Charter Mx LLC, Denham and four members of the Company's senior management team agreed to provide Bridge Financing Loans in an aggregate amount of $10.4 million by becoming lenders in a new bridge loan tranche under the Revolving Credit Agreement. The Bridge Financing Loan from Charter Mx LLC was repaid, with accrued interest, in April 2009. The Bridge Financing Loans from all other lenders were repaid, with accrued interest, in connection with the Restructuring.

        Refer to Note 20 for additional information regarding the Bridge Financing Loans.

Settlement and Cancellation of Outstanding Stock Options and Warrants

        As of June 30, 2009, the Company had options and warrants outstanding which were, or may be, exercisable for 1,008,770 shares of common stock. The vast majority of these options and all of the warrants were "out of the money" as of the consummation date of the Restructuring (e.g., the agreed-upon price for which the option/warrant holder may purchase the Company's common stock exceeded the current fair value of the common stock). In connection with the Restructuring, the Company terminated its existing share-based compensation plans and offered a cash settlement to holders of options and warrants to cancel and terminate such options and warrants. Refer to Note 19 for additional information regarding equity-based incentive plans.

New Equity Incentive Plan and Bonuses

        In connection with the Restructuring, the shareholders agreed to create a new equity-based incentive plan, pursuant to which the Company may issue Class C Common Stock not to exceed 10% of Holdings' outstanding common stock (on a fully diluted basis) after giving effect to the Restructuring. In January 2010, Holdings' Board of Directors authorized a new plan and approved grants of RSUs to certain senior officers, directors and a former director. Refer to Note 19 for additional information regarding equity-based incentive plans.

Other Restructuring Activity

        In connection with various Restructuring transactions, the Company incurred $6.4 million of legal, consulting and other fees that were recorded as deferred debt issuance costs ($6.1 million) and stock issuance costs that were recorded as a reduction of additional paid in capital ($0.3 million). The deferred debt issue costs will be amortized as an increase to interest expense over the remaining terms of the related agreements.

        The Company also recorded approximately $2.2 million of incremental, non-recurring expenses, including:

  •
  Upon completion of the Restructuring, the Compensation Committee of the Board of Directors approved a total bonus pool of approximately $0.8 million, which was paid to 19 of the Company's executive officers and employees, including the Company's chief executive officer and chief financial officer. These bonuses were included in general and administrative expenses during fiscal year 2010.

  •
  The Company incurred approximately $0.2 million of severance costs, included in general and administrative expenses during fiscal year 2010, which related to certain employees terminated in

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 4. Debt and Equity Restructuring (Continued)

    September 2009 as part of an initiative to streamline the Company's organizational structure and control operating costs; and

  •
  The Company incurred approximately $1.2 million of professional fees, included in general and administrative expenses during fiscal year 2010, in connection with various potential liquidity events considered during fiscal year 2009 and the first three months of fiscal year 2010.

Note 5. Seasonality of Operations

        Natural gas and electricity sales accounted for approximately 82% and 18%, respectively, of the Company's total sales for the fiscal year ended June 30, 2010. The majority of natural gas customer consumption occurs during the months of November through March. By contrast, electricity customer consumption peaks during the months of June through September. Because the natural gas business segment comprises such a large component of the Company's overall business operations, operating results for the second and third fiscal quarters represent the vast majority of operating results for the Company's full fiscal year.

        Cash collections from the Company's natural gas customers peak in the spring of each calendar year, while cash collections from electricity customers peak in late summer and early fall. The Company utilizes a considerable amount of cash from operations to meet working capital requirements during the months of November through March of each fiscal year. In addition, the Company utilizes considerable cash to purchase natural gas inventories during the months of April through October.

        Weather conditions have a significant impact on customer demand and market prices for natural gas and electricity. Customer demand exposes the Company to a high degree of seasonality in sales, cost of sales, billing and collection of customer accounts receivable, inventory requirements and cash flows. In addition, budget billing programs and payment terms of LDCs can cause timing differences between the billing and collection of accounts receivable and the recording of revenues.

        The impact of rapidly rising or falling commodity prices also varies greatly depending on the period of time in which they occur during the Company's fiscal year. Although commodity price movements can have material short-term impacts on monthly and quarterly operating results, the Company's economic hedging and contract pricing strategies are designed to reduce the impact of such trends on operating results for a full fiscal year. Therefore, the short-term impacts of changing commodity prices should be considered in the context of the Company's entire annual operating cycle.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 6. Accounts Receivable, Net

        Accounts receivable, net is summarized in the following table.

	Balances at June 30,
	2010	2009
	(in thousands)
Billed customer accounts receivable:
Guaranteed by LDCs	$11,736	$7,768
Non-guaranteed by LDCs	21,543	26,679

	33,279	34,447

Unbilled customer accounts receivable(1):
Guaranteed by LDCs	10,206	5,737
Non-guaranteed by LDCs	7,211	10,547

	17,417	16,284

Total customer accounts receivable	50,696	50,731
Less: Allowance for doubtful accounts	(5,074)	(7,344)

Customer accounts receivable, net	45,622	43,387
Cash imbalance settlements and other receivables, net(2)	3,303	4,211

Accounts receivable, net	$48,925	$47,598

(1)
Unbilled customer accounts receivable represents estimated revenues associated with natural gas and electricity consumed by customers but not yet billed under the monthly cycle billing method utilized by LDCs.

(2)
Cash imbalance settlements represent differences between natural gas delivered to LDCs for consumption by the Company's customers and actual customer usage. The Company expects such imbalances to be settled in cash within the next 12 months in accordance with contractual payment arrangements with the LDCs.

        The Company operates in 41 market areas located in 14 U.S. states and two Canadian provinces. The Company's diversified geographic coverage mitigates the credit exposure that could result from concentrations in a single LDC territory or a single regulatory jurisdiction, from extreme local weather patterns or from an economic downturn in any single geographic region.

        The Company has limited exposure to risk associated with high concentrations of sales volumes with individual customers. In April 2010, the Company began delivering natural gas to an LDC in Ohio as part of a new Standard Service Offer program (the "SSO Program"; refer to Note 22 for additional information). As a result of the Company's participation in the SSO Program, the LDC in Ohio became the Company's largest single customer during fiscal year 2010, accounting for approximately 3.6% of the Company's natural gas sales volume.

        The allowance for doubtful accounts represents the Company's estimate of potential credit losses associated with customer accounts receivable in markets where such receivables are not guaranteed by LDCs. The Company assesses the adequacy of its allowance for doubtful accounts through review of the aging of customer accounts receivable and general economic conditions in the markets that it serves. Based upon this review as of June 30, 2010, and for the fiscal year then ended, the Company

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 6. Accounts Receivable, Net (Continued)

believes that its allowance for doubtful accounts is adequate to cover potential credit losses related to customer accounts receivable. An analysis of the allowance for doubtful accounts is provided in the following table.

	Fiscal Year Ended June 30,
	2010	2009	2008
	(in thousands)
Allowance for doubtful accounts:
Balance at beginning of period	$7,344	$5,154	$5,259
Add: Provision for doubtful accounts	5,164	12,009	5,050
Less: Net charge offs of customer accounts receivable	(7,434)	(9,819)	(5,155)

Balance at end of period	$5,074	$7,344	$5,154

Allowance for doubtful accounts as a percentage of total customer accounts receivable in non-guaranteed markets	17.6%	19.7%	9.7%

Provision for doubtful accounts as a percentage of sales of natural gas and electricity in non-guaranteed markets	1.79%	2.79%	1.19%

        Reserves and discounts in the consolidated statements of operations includes the provision for doubtful accounts related to customer accounts receivable within markets where such receivables are not guaranteed by LDCs as well as discounts related to customer accounts receivable that are guaranteed by LDCs. For the fiscal year ended June 30, 2010, approximately 51% of the Company's total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 49% of total sales were within markets where LDCs guarantee customer accounts receivable at a weighted average discount rate of approximately 1%. Such discount is the cost to guarantee the customer accounts receivable. In markets where the LDC guarantees customer accounts receivable, the Company is exposed to the credit risk of the LDC, rather than that of its customers. The Company monitors the credit ratings of LDCs and the parent companies of LDCs that guarantee customer accounts receivable. The Company also periodically reviews payment history and financial information for LDCs to ensure that it identifies and responds to any deteriorating trends. As of June 30, 2010, all of the Company's customer accounts receivable in LDC-guaranteed markets were with LDCs with investment grade credit ratings.

        The lower provision for doubtful accounts during fiscal year 2010 was primarily due to the following factors:

  •
  Sales of natural gas and electricity in markets where customer accounts receivable are not guaranteed by LDCs decreased 33% during fiscal year 2010, as compared with the same period in the prior fiscal year;

  •
  The aging of the Company's customer accounts receivable deteriorated in certain of its larger markets in Georgia, Texas and the northeastern U.S. during fiscal year 2009, which resulted in charge-offs of customer accounts receivable and provisions for doubtful accounts for those markets that were higher than historical levels. Credit environments have generally stabilized in these markets during fiscal year 2010;

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 6. Accounts Receivable, Net (Continued)

  •
  The company's acquisition of Catalyst Natural Gas, LLC in October 2008 resulted in higher reserves against customer accounts receivable deemed uncollectible and incremental charge-offs of customer accounts receivable, which contributed to a higher provision for doubtful accounts in the Company's Georgia natural gas market during fiscal year 2009 and the first quarter of fiscal year 2010. There were no purchase acquisitions of customer accounts during fiscal year 2010 that resulted in incremental charge-offs or provisions for doubtful accounts; and

  •
  During fiscal year 2009, the Company initiated more stringent credit standards for its new and existing customers, which resulted in generally higher credit quality in its customer portfolio during fiscal year 2010.

Note 7. Natural Gas Inventories

        Natural gas inventories are summarized in the following table.

	Balances at June 30,
	2010	2009
	(in thousands)
Storage inventory for delivery to customers	$9,956	$24,457
Imbalance settlements in-kind(1)	5,905	4,958

Total	$15,861	$29,415

(1)
Represents inventory to be transferred to the Company or its customers from LDCs as a result of an excess of natural gas deliveries over amounts used by customers in prior periods. The company expects these inventories to be transferred to the Company or its customers within the upcoming twelve-month period.

        The volume of natural gas held in storage decreased 63% from 4,900,000 million British thermal units ("MMBtus") at June 30, 2009 to 1.8 million MMBtus at June 30, 2010. Prior to the Restructuring, the Company managed storage capacity for its natural gas inventory. During the months of April through October, the Company traditionally purchased natural gas to be held in natural gas inventory until such inventory was transported to LDCs for distribution to the Company's customers during the winter months. Natural gas inventories recorded on the consolidated balance sheets at June 30, 2009 included this activity.

        In connection with the Commodity Supply Facility, the Company released a substantial portion of its storage capacity to RBS Sempra during the fiscal year ended June 30, 2010. The Company enters into physical forward contracts to purchase a similar quantity of natural gas from RBS Sempra during the winter months, at a cost that will approximate the cost to the Company had it retained that storage capacity. As of June 30, 2010, the Company had entered into physical forward contracts to purchase approximately 4.3 million MMBtus of natural gas from RBS Sempra.

        The weighted-average cost per MMBtu of natural gas held in storage increased 9% from June 30, 2009 to June 30, 2010, which partially offset the impact of lower volume of natural gas held in storage by the Company.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 8. Goodwill

        All of the Company's goodwill is assigned to the natural gas business segment. The Company tests its goodwill for impairment annually at June 30. Material events, transactions and changes in circumstances are also evaluated for their impact on the fair value of the natural gas business segment and the recorded value of goodwill. During the fiscal year ended June 30, 2010, the Company evaluated the impacts of various transactions consummated in connection with the Restructuring and concluded that they did not have any impact on the recorded carrying value assigned to goodwill.

        The Company completed its annual impairment test of goodwill as of June 30, 2010 and determined that the fair value of the natural gas reporting unit exceeded its carrying value. As a result, no impairment loss was required to be recognized. Since the testing date, there were no material events, transactions or changes in circumstances that warranted consideration for their impact on the recorded carrying value assigned to goodwill.

Note 9. Customer Acquisition Costs, Net

        Customer acquisition costs and related accumulated amortization are summarized in the following tables.

	Balance at June 30, 2010
	Gross Book Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer contracts acquired from:
Asset acquisitions and business combinations(1)	$8,196	$6,424	$1,772
Success-based third-party marketing activities	42,010	17,237	24,773
Hourly-paid, third-party direct-response telemarketing activities	13,261	9,381	3,880

Totals	$63,467	$33,042	$30,425

	Balance at June 30, 2009
	Gross Book Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer contracts acquired from:
Asset acquisitions and business combinations(1)	$48,832	$42,553	$6,279
Success-based third-party marketing activities	24,438	8,620	15,818
Hourly-paid third-party direct-response telemarketing activities	16,306	10,453	5,853

Totals	$89,576	$61,626	$27,950

(1)
Includes the fair value of customer portfolios acquired in transactions accounted for as asset acquisitions or business combinations. Also includes contingent consideration paid by the Company subsequent to the acquisition date in accordance with the respective acquisition agreements.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 9. Customer Acquisition Costs, Net (Continued)

        Amortization expense relating to capitalized customer acquisition costs was approximately $19.8 million, $29.8 million and $23.4 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Amortization expense associated with customer acquisition costs capitalized as of June 30, 2010 is expected to approximate $17.0 million, $9.0 million and $4.4 million for the fiscal years ending June 30, 2011, 2012 and 2013, respectively.

        The value and recoverability of customer acquisition costs are evaluated quarterly by comparing their carrying value to their projected future cash flows on an undiscounted basis. During the fiscal year ended June 30, 2010, no impairment was indicated as a result of these comparisons. Additionally, the Company evaluated the impacts of various transactions consummated in connection with the Restructuring and concluded that they did not have any impact on the recorded carrying value assigned to customer acquisition costs.

        As of June 30, 2010, the weighted-average remaining amortization period for customer acquisition costs is approximately 1.6 years.

Note 10. Fixed Assets, Net

        Fixed assets, net are summarized in the following table.

	Balance at June 30,
			Estimated Useful Lives
Fixed Asset Category	2010	2009
	(in thousands)
Computer equipment	$6,381	$6,080	3 years
Computer software and development	22,273	25,607	3–5 years
Office furniture and equipment	1513	1,502	3–5 years

	30,167	33,189
Less: accumulated depreciation and amortization	(27,428)	(29,461)

Fixed assets, net	$2,739	$3,728

        The Company capitalized approximately $1.0 million of software development costs during the fiscal years ended June 30, 2010 and 2009. Capitalized software costs related to various project designed to reduce the number of software systems utilized to service customer accounts and to enhance the overall capabilities of existing software. Amortization expense relating to capitalized computer software costs was approximately $1.8 million, $6.4 million and $7.7 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

        Depreciation expense relating to computer equipment, office furniture and other equipment was approximately $0.6 million, $1.4 million and $1.6 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 11. Other Current Assets

        Other current assets are summarized in the following table.

	Balance at
	June 30, 2010	June 30, 2009
	(in thousands)
Security deposits:
Collateral required by hedging counterparties	$6,180	$4,157
Collateral posted in connection with the SSO Program	4,569	—
Collateral required by transmission, pipeline and transportation counterparties	3,295	5,202
Prepaid expenses	1,448	1,332
Other	780	1,393

Total other current assets	$16,272	$12,084

Note 12. Income Taxes

        Income tax benefit (expense) is summarized in the following table:

	Fiscal Years ended June 30,
	2010	2009	2008
	(in thousands)
Current:
Federal	$5,054	$4,666	$599
State	(645)	(823)	434

	4,409	3,843	1,033

Deferred:
Federal	(16,312)	18,892	(15,000)
State	(2,789)	4,514	(3,188)

	(19,101)	23,406	(18,188)

Total income tax (expense) benefit	$(14,692)	$27,249	$(17,155)

        As of June 30, 2010, the Company has net operating loss carryforwards of approximately $2.6 million and $0.6 million related to its U.S. and Canadian operations, respectively. The net operating loss carryforwards related to U.S. operations will expire in fiscal year 2029. The net operating loss carryforwards related to Canadian operations will expire during fiscal years 2014 through 2030.

        As a result of the Restructuring, the U.S. net operating loss carryforward that relates to operations prior to the Restructuring is subject to limitations that may affect the Company's ability to utilize them in future periods. As of June 30, 2010, the Company is evaluating the potential impact of such limitations.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 12. Income Taxes (Continued)

        The provision for income taxes varied from income taxes computed at the statutory U.S. federal income tax rate as a result of the following:

	Fiscal Years ended June 30,
	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State statutory rate, net of federal benefit	4.0	3.9	4.5

Total statutory rate	39.0	38.9	39.5
Impact of prior year adjustments on current and deferred income taxes	2.2	—	(0.6)
Impact of changing tax rates on prior year deferred balances	(1.3)	—	1.0
Impact of reversal of deferred tax asset for stock compensation expense	6.3	—	—
Impact of permanent differences	(0.4)	(0.2)	1.0
Impact of novated interest rate swaps	(11.4)
Impact of recording valuation allowance	20.8	(17.3)	—
Other	0.9	—	—

Effective tax rate	56.1%	21.4%	40.9%

        Major taxing jurisdictions for the Company and tax years for each that remain subject to examination are as follows:

Taxing Jurisdiction	Open Fiscal Years
U.S. Federal	2007 and later
U.S. states and cities	2002 and later
Canada	2004 and later

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 12. Income Taxes (Continued)

        The significant components of the Company's deferred tax assets and liabilities are summarized in the following table.

	Balance at June 30,
	2010	2009
	(in thousands)
Deferred tax assets:
Depreciation and amortization	$18,751	$18,982
Net unrealized losses from risk management activities	3,197	18,693
Allowance for doubtful accounts	1,992	2,860
Tax loss carryforwards	3,652	2,724
Accrued bonuses	1,540	1,707
Stock compensation expense	901	1,642
Novation of interest rate swaps	2,996	—
Other reserves	133	165
Valuation allowance	(28,123)	(22,664)

Total deferred tax assets	5,039	24,109

Deferred tax liabilities:
State tax liability	32	—

Total deferred tax liabilities	32	—

Net deferred tax asset	$5,007	$24,109

Balance sheet classification:
Current deferred tax asset	$1,378	$9,020
Long-term deferred tax asset	3,629	15,089
Current deferred tax liability	—	—

Net deferred tax asset	$5,007	$24,109

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized. At June 30, 2010 and 2009, the Company determined that it was "more likely than not" that a portion of its deferred tax assets would not be realized.

        An analysis of the valuation allowance is provided in the following table.

	Fiscal Year Ended June 30,
	2010	2009	2008
	(in thousands)
Balance at beginning of period	$22,664	$—	$—
Net increase (decrease) during the period	5,459	22,664	—

Balance at end of period	$28,123	$22,664	$—

        The Company has deferred tax assets related to unrealized losses from risk management activities. The Company anticipates that these deferred tax assets will be realized in future periods when sales of fixed price commodities, to which the unrealized losses from risk management activities relate, occur. Therefore, the Company did not establish a valuation allowance for these deferred tax assets.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 12. Income Taxes (Continued)

        For the remaining deferred tax assets, the Company determined based on available evidence, including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future. The Company increased its valuation allowance by $5.5. million related to its U.S. operations, due to a change in the mix of related deferred tax assets, resulting in a charge to tax expense recorded for fiscal year 2010.

        At June 30, 2010, the Company had an uncertain tax position of $0.9 million for a timing issue related to compensation expense. There was no change in the effective tax rate as a result of this item during the fiscal year ended June 30, 2010, and the Company expects this item to be settled within the next twelve months.

        The Company recognizes accrued interest and penalties related to income tax liabilities in accrued liabilities in the consolidated balance sheet and interest expense in the consolidated statement of operations. As of June 30, 2010, the Company accrued less than $0.1 million for potential interest and penalties for the compensation-related timing issue described above. There was no material change in this amount during the fiscal year ended June 30, 2010.

        The Worker, Homeownership and Business Assistance Act of 2009 (the "WHBA Act"), which was signed into law on November 6, 2009, contains a number of tax law changes, including a provision that permits companies to elect to carry back certain net operating losses for up to five years. As of June 30, 2010, the Company expects to carry back approximately $15.7 million of current year tax losses to tax years ending June 30, 2005 and 2006 under the provisions of the WHBA Act, which is expected to result in approximately $5.5 million of tax refunds.

Note 13. Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities are summarized in the following table.

	Balance at
	June 30, 2010	June 30, 2009
	(in thousands)
Trade accounts payable and accrued liabilities(1)	$16,069	$13,952
Accrued commodity purchases	2,083	9,847
Interest payable(2)	3,951	8,946
Payroll and related expenses	4,301	4,761
Sales and other taxes	—	2,193
Other	3,898	3,448

Total accounts payable and accrued liabilities	$30,302	$43,147

(1)
Includes $0.2 and $1.9 million due to related parties at June 30, 2010 and 2009, respectively, for legal services, financial advisory services and management fees. Refer to Note 20 for additional information regarding related party transactions.

(2)
Includes $1.0 million of accrued interest at June 30, 2009 related to Bridge Financing Loans and the Denham Credit Facility. All amounts due to the Bridge Financing Loans lenders and Denham were repaid in September 2009 in connection with the Restructuring. Refer to Note 20 for additional information regarding related party transactions.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 13. Accounts Payable and Accrued Liabilities (Continued)

        Trade accounts payable and accrued expenses include amounts accrued for transportation and distribution charges, imbalances, other utility-related expenses and general operating expenses. Interest payable primarily includes accrued and unpaid interest associated with the Fixed Rate Notes due 2014 and the Floating Rate Notes due 2011.

Note 14. Derivatives and Hedging Activities

        The Company is exposed to certain risks relating to its ongoing business operations. The primary risks managed by using derivative instruments are commodity price risk and interest rate risk. The Company has a risk management policy that is intended to reduce its financial exposure related to changes in the price of natural gas and electricity and to changes in the interest rates associated with its Commodity Supply Facility and Floating Rate Notes due 2011. The Company's risk management policy defines various risk management controls and limits that are designed to monitor its commodity price risk position and ensure that hedging performance is in line with objectives established by its Board of Directors and management. Speculative trading activities are explicitly prohibited under the Company's risk management policy.

        The Company utilizes derivative financial instruments to reduce its exposure to fluctuations in the price of natural gas and electricity. Commodity derivatives utilized typically include swaps, forwards and options that are bilateral contracts with counterparties. In addition, certain contracts with customers are also accounted for as derivatives. The Company has not elected to designate any derivative instruments as hedges under U.S. GAAP guidelines. Accordingly, any changes in fair value during the term of a derivative contract are adjusted through unrealized losses (gains) from risk management activities in the consolidated statements of operations with offsetting adjustments to unrealized gains or unrealized losses from risk management activities in the consolidated balance sheets. Unrealized gains from risk management activities on the consolidated balance sheets represent receivables from various derivative counterparties, net of amounts due to the same counterparties when master netting agreements exist. Unrealized losses from risk management activities represent liabilities to various derivative counterparties, net of receivables from the same counterparties when master netting agreements exist. Settlements on the derivative instruments are realized monthly and are generally based upon the difference between the contract price and the settlement price as quoted on NYMEX or other published index.

        The recorded values of derivative instruments reflect management's best estimate of fair value, which takes into account various factors including closing exchange and over-the-counter quotations, parity differentials and volatility factors underlying the commitments. In addition, the recorded fair values are discounted to reflect counterparty credit risk and time value of settlement.

        Gross volumes associated with commodity and interest rate derivative contracts that are recorded at fair value on the consolidated balance sheets, which expire at various times through March 2013, are summarized in the following table. The volumes in the table do not quantify risk or represent assets or

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 14. Derivatives and Hedging Activities (Continued)

liabilities of the Company, but are used in the calculations of fair value and cash settlements under the contracts.

	Open Positions as of June 30,
	2010	2009
Natural gas instruments (amounts reflected in MMBtus)(1):
Financial forward derivative contracts:
NYMEX-referenced over the counter contracts	21,358,000	32,298,000
Basis contracts	18,794,000	22,172,000
Option contracts	550,000	2,015,000
Physical forward contracts(2):
Physical fixed contracts	4,218,00	—
Physical basis contracts	276,000	—
Physical index contracts	1,375,000	—
Electricity instruments (amounts reflected in MWhrs)(3):
Financial forward derivative contracts:
Swaps and fixed price contracts	677,000	168,000
Physical forward contracts(2)	139,000	—
Interest rate swaps (in millions) and sale contacts	$80.0	$110.0

(1)
Million British thermal units, a standard unit of heating equivalent measure for natural gas. A unit of heat equal to 1,000,000 Btus, or 1 MMBtu, is the thermal equivalent of approximately 1,000 cubic feet of natural gas.

(2)
Represents agreements for the purchase and sale of natural gas or electricity that are accounted for as derivatives because they did not qualify for the "normal purchases and sales" exclusion under U.S. GAAP as of the respective period-end date.

(3)
Megawatt Hours, each representing 1 million watt hours or a thousand kilowatt hours, which is the amount of electric energy produced or consumed in a period of time.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 14. Derivatives and Hedging Activities (Continued)

        The fair value of these derivative instruments recorded on the Company's consolidated balance sheets is summarized in the following table.

Type of Derivative	Location on the Consolidated Balance Sheet	Prior to Netting	Impact of Master Netting Agreements	After Netting
		(in thousands)
Fair value as of June 30, 2010:
Asset derivatives:
Commodity derivatives	Unrealized gains from risk management activities, net	$13,756	$(13,756)	$—
	Total	$13,756	$(13,756)	$—

Liability Derivatives:
Commodity derivatives	Unrealized losses from risk management activities, net	$26,315	$(13,756)	$12,559
Interest rate derivatives	Unrealized losses from risk management activities, net	6,029	—	6,029

	Total	$32,344	$(13,756)	$18,588

Fair value as of June 30, 2009:
Asset derivatives:
Commodity derivatives	Unrealized gains from risk management activities, net	$24,649	$(24,355)	$294

	Total	$24,649	$(24,355)	$294

Liability Derivatives:
Commodity derivatives	Unrealized losses from risk management activities, net	$64,347	$(24,355)	$39,992
Interest rate derivatives	Unrealized losses from risk management activities, net	8,303	—	8,303

	Total	$72,650	$(24,355)	$48,295

        The effect of derivative instruments on the Company's consolidated statements of operations is summarized in the following table.

		Amount of (Gains) Losses Recognized for the Fiscal Year Ended June 30,
Type of Derivative Instrument	Location of (Gains) Losses Recognized on the Consolidated Statement of Operations
		2010	2009	2008
		(in thousands)
Commodity	Cost of goods sold—realized (gains) losses from risk management activities, net	$48,211	$72,824	$6,747
Commodity	Cost of goods sold—unrealized (gains) losses from risk management activities, net	(27,139)	87,575	(67,168)
Interest rate	Interest expense, net of interest income	(2,274)	3,693	3,290

Total		$18,798	$164,092	$(57,131)

Commodity Price Risk Management Activities

        The Company utilizes swap instruments and, to a lesser extent, option instruments to economically hedge the anticipated natural gas and electricity commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts (up to 110% in the winter months with respect to customer demand in certain natural gas utility service areas with daily balancing requirements and up to 110% in the summer months with respect to customer demand in certain electricity utility service areas).

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 14. Derivatives and Hedging Activities (Continued)

  Financial Natural Gas Derivative Contracts

        The Company utilizes the Commodity Supply Facility to enter into NYMEX-referenced over-the-counter swaps, basis swaps and options to economically hedge the risk of variability in the cost of natural gas. Under the Commodity Supply Facility, as of June 30, 2010, the Company has the ability to enter into NYMEX and basis swaps through March 2013.

        In connection with the Commodity Supply Facility, during the fiscal year ended June 30, 2010, certain of the Company's natural gas hedge agreements under the former Hedge Facility were novated to RBS Sempra from the previous counterparty. Such novations did not have any impact on the Company's rights, obligations, risks or accounting methodology associated with the agreements.

  Physical Forward Natural Gas Derivative Contracts

        As of June 30, 2009, the Company had forward physical contracts to purchase natural gas beginning in July 2009 and ending in November 2010. Based on the terms of these purchases, the Company had elected to treat all such contracts as "normal purchases" under U.S. GAAP, and therefore the contracts were not reported on the consolidated balance sheets at June 30, 2009.

        Under the terms of the Commodity Supply Facility, most of the outstanding physical forward agreements for the purchase of natural gas were novated to RBS Sempra during the fiscal year ended June 30, 2010. Based upon the terms of the ISDA Master Agreements, certain of these novated agreements no longer qualify as "normal purchases." Since the novation dates of these agreements, changes in fair value have been reflected in earnings and recorded in unrealized gains and/or unrealized losses from risk management activities on the consolidated balance sheets at June 30, 2010. These agreements are included in the June 30, 2010 fair value measurements reported in Note 15.

  Financial Electricity Derivative Contracts

        As of June 30, 2009, the Company did not have an exclusive agreement with any single hedge provider for electricity. The Company managed its exposure to risk associated with its electricity hedge providers through a formal credit risk management process and through daily review of exposures from open positions. As of June 30, 2009, all of the Company's electricity hedge positions were with counterparties with investment grade credit ratings. The Company generally was required to post letters of credit to cover its liability positions with various counterparties in accordance with electricity hedging agreements.

        Effective September 22, 2009, under the Commodity Supply Facility, the Company has an exclusive agreement with RBS Sempra for electricity economic hedging activities. Subsequent to the Restructuring, the Company's existing electricity swap agreements with other counterparties were novated to RBS Sempra. Such novations did not have any impact on the Company's rights, obligations, risks or accounting methodology associated with the agreements.

  Physical Forward Electricity Derivative Contracts

        As of June 30, 2009, the Company had physical forward contracts to purchase electricity beginning in July 2009 and ending in September 2011. Based on the terms of these purchases, the Company had elected to treat all such contracts as "normal purchases" under U.S. GAAP, and therefore the contracts were not reported on the consolidated balance sheets at June 30, 2009.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 14. Derivatives and Hedging Activities (Continued)

        Under the terms of the Commodity Supply Facility, all physical forward agreements for the purchase of electricity were novated to RBS Sempra during the second quarter of fiscal year 2010. Based upon the terms of the ISDA Master Agreements, certain of these novated agreements no longer qualify as "normal purchases." Since the novation dates of these agreements, changes in fair value have been reflected in earnings and recorded in unrealized gains and/or unrealized losses from risk management activities on the consolidated balance sheets at June 30, 2010. These agreements are included in the June 30, 2010 fair value measurements reported in Note 15.

Interest Rate Risk Management Activities

        The Company utilizes interest rate swaps to manage its exposure to interest rate fluctuations by utilizing interest rate swaps to effectively convert the interest rate exposure from a variable rate to a fixed rate of interest. Under the Commodity Supply Facility, the Company is subject to variable interest rates in connection with cash borrowings and credit support, primarily in the form of letters of credit, provided by RBS Sempra. The total amount of letters of credit outstanding under the Commodity Supply Facility will fluctuate throughout the Company's fiscal year due to the seasonality of its business. As of June 30, 2010, approximately $34.0 million of letters of credit were outstanding under the Commodity Supply Facility. The Company is also exposed to interest rate fluctuations in connection with the $6.4 million aggregate principal amount of Floating Rate Notes due 2011 that was outstanding at June 30, 2010.

        As of June 30, 2010, an $80.0 million swap was outstanding, which expires on August 1, 2011. The fixed-for-floating swap effectively fixes the six-month LIBOR rate at 5.72% per annum. During the fiscal year ended June 30, 2010, the $80.0 million interest rate swap agreement was novated to RBS Sempra from the previous counterparty, as required by the terms of the Commodity Supply Facility. Such novation did not have any impact on the Company's rights, obligations, risks or accounting methodology associated with the interest rate swap agreement.

        At June 30, 2010, the Company posted $6.0 million of cash as collateral against its mark-to-market exposure related to the outstanding interest rate swap agreement, which is recorded in other current assets on the consolidated balance sheets.

        The Company has not designated interest rate swaps as hedges and, accordingly, changes in the market value of the interest rate swaps are charged directly to interest expense. Changes in the market value of interest rate swaps resulted in increases (decreases) to interest expense of $2.3 million, $(3.7) million and $(3.3) million for the fiscal years ended June 30, 2010, 2009 and 2008.

Credit Risk Associated with Derivative Financial Instruments

        The Company is exposed to credit risk associated with its economic hedging program and derivative financial instruments. Credit risk relates to the potential loss resulting from the nonperformance of a contractual obligation by a derivative counterparty. Historically, the Company has executed its fixed price derivative positions to include a master netting agreement that mitigates the outstanding credit exposure. Under the Commodity Supply Facility, the Company's risk management activities are with a financial institution that has an investment grade credit rating. The Company's risk management policy sets forth guidelines for monitoring, managing and mitigating credit risk exposures, establishes credit limits and requires ongoing financial reviews of counterparties.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 15. Fair Value of Financial Instruments

        The Company measures assets and liabilities associated with various financial forward derivative instruments and physical forward purchase and sale agreements at fair value on a recurring basis, and categorizes these fair value measurements in accordance with a fair value hierarchy that prioritizes the assumptions, or "inputs," used in applying valuation techniques. The three levels of inputs within the fair value hierarchy are:

  •
  Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets and liabilities in active markets as of the reporting date.

  •
  Level 2 – Inputs other than quoted prices included in Level 1 that represent observable market-based inputs, such as quoted market prices for similar assets or liabilities in active markets or quoted market prices for identical assets or liabilities in markets that are not considered to be active. Level 2 also includes unobservable inputs that are corroborated by market data.

  •
  Level 3 – Inputs that are not observable from objective sources and therefore cannot be corroborated by market data.

        The fair value of the Company's assets and liabilities that are measured at fair value on a recurring basis is summarized by level within the fair value hierarchy in the following tables.

	Balance at June 30, 2010
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities:
Commodity derivatives	$—	$12,559	$—	$12,559
Interest rate derivatives	—	6,029	—	6,029

Total	$—	$18,588	$—	$18,588

	Balance at June 30, 2009
	Level 1	Level 2	Level 3	Total
	(in thousands)
Assets:
Commodity derivatives	$—	$294	$—	$294

Total	$—	$294	$—	$294

Liabilities:
Commodity derivatives	$—	$39,992	$—	$39,992
Interest rate derivatives	—	8,303	—	8,303

Total	$—	$48,295	$—	$48,295

        The Company has elected not to record the Fixed Rate Notes due 2014 or the Floating Rate Notes due 2011 at fair value. The aggregate principal amount of long-term debt recorded on the consolidated balance sheets, before original issue discount, is $73.7 million at June 30, 2010. Utilizing observable market data, the aggregate fair value of the Fixed Rate Notes due 2014 and the Floating Rate Notes due 2011 was approximately $66.0 million as of June 30, 2010.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 16. Commodity Supply Facility and Revolving Credit Facility

Commodity Supply Facility

        In connection with the Restructuring consummated on September 22, 2009, the Revolving Credit Facility, Hedge Facility and various arrangements for the supply of natural gas and electricity were replaced by the Commodity Supply Facility. Under the Commodity Supply Facility, the primary obligors are Holdings' two significant operating subsidiaries, MXenergy Inc. and MXenergy Electric Inc. All obligations under the Commodity Supply Facility are guaranteed by Holdings and its other domestic subsidiaries and are secured by a first priority lien on substantially all existing and future assets of Holdings and its domestic subsidiaries other than the Fixed Rate Notes Escrow Account described in Note 17. The maturity date of the Commodity Supply Facility is August 31, 2012. RBS Sempra has the right to extend such maturity date by one year in its sole discretion, if RBS Sempra provides notice no later than April 30, 2011.

        The Commodity Supply Facility provides for the exclusive supply of physical (other than as needed for balancing) and financial natural gas and electricity, credit support (including letters of credit and guarantees) for certain collateral needs, cash advances for natural gas inventory and seasonal financing as needed, and associated hedging transactions in order to maintain the balanced trading book required by the Company's risk management policies. The Commodity Supply Facility provides for certain volumetric fees for all natural gas and electricity purchases.

        The Commodity Supply Facility is governed by the separate ISDA Master Agreements for natural gas and electricity. During fiscal year 2010, the Company entered into amendments to the ISDA Master Agreements for natural gas and electricity, respectively, with the Company and certain of its subsidiaries, as guarantors, and RBS Sempra. These amendments resulted in the following material changes to the ISDA Master Agreements:

  •
  The definition of Adjusted Consolidated Tangible Net Worth in the ISDA Master Agreements was amended to exclude non-cash charges associated with any deferred tax valuation allowances;

  •
  The date by which the Company was required to release or arrange for the release of all of its pipeline transportation and storage capacity on interstate and inter provincial pipelines directly to RBS Sempra was extended to April 1, 2010 from December 31, 2009;

  •
  Certain fees related to natural gas supply and hedging activity specifically related to the SSO program were revised; and

  •
  Natural gas purchased by the Company from RBS Sempra under the SSO Program was specifically excluded from certain volume limitations and/or minimum purchase requirements under the ISDA Master Agreements.

        As of June 30, 2010, the Company was in compliance with all provisions of the ISDA Master Agreements.

        In accordance with the terms of the ISDA Master Agreements, the Company is required to maintain a minimum collateral coverage ratio (the "Collateral Coverage Ratio") of 1.25:1.00 for the months of October through March (inclusive) and 1.40:1.00 for any other calendar month. The Collateral Coverage Ratio is calculated as the ratio of: (1) certain assets of the Company, primarily including cash, amounts due from RBS Sempra representing the Company's operating cash, accounts receivable from customers and LDCs and natural gas inventories; to (2) certain liabilities of the Company, primarily arising from exposure and/or amounts due to RBS Sempra (including amounts due

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 16. Commodity Supply Facility and Revolving Credit Facility (Continued)

for the purchase of natural gas and electricity, accrued but unpaid financing fees and settlements arising from derivative contracts).

        As of June 30, 2010, the Company had a Collateral Coverage Ratio of approximately 3.41:1.00. The calculation of the Collateral Coverage Ratio as of June 30, 2010 resulted in available liquidity of approximately $62.3 million. At June 30, 2010, the Company had no outstanding cash advances and had $34.0 million of letters of credit outstanding under the Commodity Supply Facility.

        In connection with the Commodity Supply Facility, the Company must maintain a consolidated tangible net worth, as defined in the ISDA Master Agreements, of at least $60.0 million. As of June 30, 2010, the Company's consolidated tangible net worth exceeded $60.0 million.

        Provided that the Company is in compliance with the Collateral Coverage Ratio requirement, as described above, the Commodity Supply Facility provides for cash advances of up to $45.0 million to finance seasonal working capital requirements. These cash borrowings will accrue interest at the greater of: (1) RBS Sempra's cost of funds plus 5%; or (2) LIBOR plus 5%. Outstanding credit support (e.g., letters of credit and/or guarantees) provided by RBS Sempra will accrue interest at LIBOR plus 3%, with a minimum rate of 4%, except that, if the cash held in certain collateral accounts exceeds all outstanding settlement payments under the Commodity Supply Facility by $27.0 million, interest will accrue at a reduced rate of 1% on the amount of outstanding credit support in excess of $27.0 million.

        Under the supply terms of the Commodity Supply Facility, the Company has the ability to: (1) seek commodity price quotes from third parties for certain physically or financially settled transactions with respect to gas and electricity; and (2) request that RBS Sempra enter into such transactions with such third parties at such prices and to concurrently enter into back-to-back off-setting transactions with the Company with respect to such third party transactions. Such transactions with third parties are subject to RBS Sempra approval, and to a requirement that the volumes of those transactions do not exceed certain annual limits specified in the agreements that govern the Commodity Supply Facility. In addition to the actual purchase price paid by RBS Sempra and certain related costs and expenses, the Company is charged a fee for such purchases.

        Under the Commodity Supply Facility, the Company is obligated to purchase a minimum of 130,000,000 MMBtus of natural gas from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 39,000,000 MMBtus during the first contract year; (2) 44,000,000 MMBtus during the second contract year; and (3) 47,000,000 MMBtus during the third contract year. In addition, the Company is obligated to purchase a minimum of 1,850,000 MWhrs of electricity from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 500,000 MWhrs during the first contract year; (2) 650,000 MWhrs during the second contract year; and (3) 700,000 MWhrs during the third contract year. The estimated total value of these purchases will depend upon the market price of natural gas at the time of purchase. The Company will be obligated to pay a volumetric fee for any unused balance of the minimum volume purchase requirement for any contract year, or if the agreement is terminated prior to the end of the contract. The excess of actual commodity purchases from RBS Sempra over the minimum purchase requirement for any contract year, if any, will be deducted from the minimum purchase requirement for the subsequent contract year. As of June 30, 2010, the commodity to be purchased for delivery to the Company's customers during the first and second contract years of the Commodity Supply Facility is expected to exceed the minimum purchase obligation for natural gas and electricity for those years.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 16. Commodity Supply Facility and Revolving Credit Facility (Continued)

        The Commodity Supply Facility provides that the Company will release natural gas transportation and delivery capacity to RBS Sempra and for RBS Sempra to perform certain transportation and storage nominations. The Commodity Supply Facility also provides for RBS Sempra to act on the Company's behalf to satisfy the requirements of regional electricity transmission operators for capacity rights and ancillary services.

        Under the hedging terms of the Commodity Supply Facility, the Company's aggregate outstanding notional amount of fixed price physical and/or financial hedges is limited to $260.0 million. Fixed price hedges are limited to a contract term of 24 months. In addition, the fixed price portfolio of hedges is limited to a weighted-average volume tenor not to exceed 14 months in duration. As of June 30, 2010, the Company was in compliance with each of these requirements.

        With regards to the Company's fixed price customer mix, the Company may not enter into any fixed price contracts, excluding renewals of existing fixed price contracts, if:

  •
  During any twelve-month period, more than 75% of all residential customer equivalents ("RCEs") have been added under fixed price contracts;

  •
  During any twelve-month period, more than 235,000 RCEs have been added under fixed price contracts; and

  •
  The Company's fixed price RCEs exceeds 325,000 at any time.

        In connection with the Commodity Supply Facility, during the fiscal year ended June 30, 2010, certain of the Company's natural gas hedge agreements under the former Hedge Facility and all of the Company's existing electricity swap agreements with other counterparties were novated to RBS Sempra. Additionally, certain of the Company's forward physical agreements for the purchase of natural gas and all of the Company's forward physical agreements for the purchase of electricity were novated to RBS Sempra. Such novations did not have any impact on the Company's rights, obligations, risks or accounting methodology associated with the agreements.

        During fiscal years 2009 and 2010, the Company incurred approximately $10.7 million of legal fees, consulting fees and other costs directly related to the Commodity Supply Facility, which were deferred on the consolidated balance sheet and are being amortized as an increase to interest expense over the remaining term of the Commodity Supply Facility. These deferred costs include the value of 4,002,290 shares of Class B Common Stock issued to RBS Sempra in connection with the Restructuring. Amortization expense associated with these deferred costs was approximately $2.8 million for the fiscal year ended June 30, 2010, respectively.

        The ISDA Master Agreements contain customary covenants that restrict certain activities including, among other things, the Company's ability to:

  •
  incur additional indebtedness;

  •
  create or incur liens;

  •
  guarantee obligations of other parties;

  •
  engage in mergers, consolidations, liquidations and dissolutions;

  •
  create subsidiaries;

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 16. Commodity Supply Facility and Revolving Credit Facility (Continued)

  •
  make acquisitions;

  •
  engage in certain asset sales;

  •
  enter into leases or sale-leasebacks;

  •
  make equity distributions;

  •
  make capital expenditures;

  •
  make loans and investments;

  •
  make certain dividend, debt and other restricted payments;

  •
  engage in a different line of business;

  •
  amend, modify or terminate certain material agreements in a manner that is adverse to the lenders; and

  •
  engage in certain transactions with affiliates.

        The ISDA Master Agreements also contain customary events of default, including:

  •
  payment defaults;

  •
  breaches of representations and warranties;

  •
  covenant defaults;

  •
  cross defaults to certain other indebtedness (including the Fixed Rate Notes due 2014) in excess of specified amounts;

  •
  certain events of bankruptcy and insolvency;

  •
  ERISA defaults;

  •
  judgments in excess of specified amounts;

  •
  failure of any guaranty or security document supporting the Commodity Supply Facility to be in full force and effect;

  •
  the termination or cancellation of any material contract which termination or cancellation could reasonably be expected to have a material adverse effect on us; or

  •
  the occurrence of a change of control.

Net Accounts Receivable from or Payable to RBS Sempra

        The agreements that govern the Commodity Supply Facility include provisions that allow for net settlement of amounts due from and due to RBS Sempra. Accordingly, the Company reports amounts due from and due to RBS Sempra net on the consolidated balance sheets. At June 30, 2010, the net $43.1 million amount due from RBS Sempra is reported as accounts receivable, net—RBS Sempra on the consolidated balance sheets.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 16. Commodity Supply Facility and Revolving Credit Facility (Continued)

Revolving Credit Facility

        As of June 30, 2009, and through September 21, 2009, MXenergy Inc. and MXenergy Electric Inc. were borrowers under the Revolving Credit Facility. During the fiscal year ended June 30, 2009 and through September 30, 2009, the Company incurred approximately $9.1 million of amendment fees, legal fees, consulting fees and other costs directly related to amendments to the Revolving Credit Facility and Hedge Facility, which were deferred on the consolidated balance sheet and amortized as an increase in interest expense over the remaining terms of the facilities. Amortization expense associated with these deferred costs was approximately $1.6 million and $7.5 million during the fiscal years ended June 30, 2010 and 2009, respectively.

Note 17. Long-Term Debt

        Long-term debt is summarized in the following table.

	Balance at June 30,
	2010	2009
	(in thousands)
Fixed Rate Notes due 2014 (net of unamortized original issue discount of $14,949)	$52,344	$—
Floating Rate Notes due 2011 (net of unamortized original issue discount of $35 and $1,724, respectively)	6,378	163,476

Total long-term debt	$58,722	$163,476

Fixed Rate Notes due 2014

        In connection with the Restructuring, the Company issued $67.8 million aggregate principal amount of the Fixed Rate Notes due 2014. Interest on the Fixed Rate Notes due 2014 accrues at the rate of 13.25% per annum and is payable semi-annually in cash on February 1 and August 1 of each year. The Fixed Rate Notes due 2014 will mature on August 1, 2014. Interest expense associated with the Fixed Rate Notes due 2014 was approximately $6.9 million for the fiscal year ended June 30, 2010.

        The Fixed Rate Notes due 2014 were issued at a discount of approximately $17.8 million, which was recorded as a reduction from the Fixed Rate Notes due 2014 balance on the Company's consolidated balance sheets, and which is being amortized as an increase to interest expense over the remaining life of the Fixed Rate Notes due 2014. Total interest expense associated with amortization of this discount was approximately $2.9 million for the fiscal year ended June 30, 2010.

        The Company incurred approximately $5.3 million of legal fees, consulting fees and other costs directly related to issuance of the Fixed Rate Notes due 2014, which were recorded as deferred debt issue costs on the consolidated balance sheets and are being amortized as an increase to interest expense over the remaining term of the Fixed Rate Notes due 2014. Total interest expense associated with amortization of these deferred debt issue costs was approximately $0.9 million for the fiscal year ended June 30, 2010.

        On December 30, 2009, the Company entered into a purchase agreement (the "Stock and Notes Purchase Agreement") pursuant to which a holder of the Company's Class A Common Stock and Fixed

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 17. Long-Term Debt (Continued)

Rate Notes due 2014 (the "Seller") agreed to sell its holdings to the Company. Pursuant to the Stock and Notes Purchase Agreement, on January 4, 2010, the Company acquired approximately $0.5 million aggregate principal amount of Fixed Rate Notes due 2014 from the Seller for approximately $0.3 million. The resulting gain on extinguishment of debt of $0.2 million was recorded as a reduction of interest expense. A pro rata portion of deferred debt issue costs and original debt issue discount associated with the Fixed Rate Notes due 2014 acquired, which approximated an aggregate amount of $0.1 million, was also recorded as additional interest expense during the fiscal year ended June 30, 2010.

        The Fixed Rate Notes due 2014 are senior subordinated secured obligations of the Company, subordinated in right of payment to obligations of the Company under the Commodity Supply Facility. The Fixed Rate Notes due 2014 are senior in priority to the Company's unsecured senior obligations, including the Floating Rate Notes due 2011, to the extent of the aggregate value of the assets securing the Fixed Rate Notes due 2014 that is in excess of the aggregate amount of the outstanding Commodity Supply Facility obligations.

        The Fixed Rate Notes due 2014 are jointly, severally, fully and unconditionally guaranteed by all domestic subsidiaries of Holdings.

        The Fixed Rate Notes due 2014 are secured by a first priority security interest in the Fixed Rate Notes Escrow Account, which is maintained as security for future interest payments to holders of the Fixed Rate Notes due 2014, and by a second priority security interest in substantially all other existing and future assets of the Company. The Fixed Rate Notes Escrow Account was funded with approximately $9.0 million in September 2009, which approximates the interest payable by the Company on the Fixed Rate Notes due 2014 for a twelve-month period.

        At any time on or prior to August 1, 2011, the Company may, at its option, use the net cash proceeds of equity offerings, if any, to redeem either: (1) 100% of the aggregate principal amount of outstanding Fixed Rate Notes due 2014; or (2) up to 35% of the aggregate principal amount of outstanding Fixed Rate Notes due 2014, in each case at a redemption price of 113.250% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that:

  •
  if the Company redeems less than all of the Fixed Rate Notes due 2014, at least 65% of the principal amount of the Fixed Rate Notes due 2014 issued under the indenture governing them remains outstanding immediately after any such redemption; and

  •
  the Company makes such redemption not more than 90 days after the consummation of any such equity offering.

        After August 1, 2011, the Company may redeem the Fixed Rate Notes due 2014 at its option, in whole or in part, upon not less than 30 days' or more than 60 days' notice, at the redemption prices specified in the indenture that governs the Fixed Rate Notes due 2014.

        Upon a change of control of the Company, the Company would be required to make an offer to purchase each holder's Fixed Rate Notes due 2014 at a price of 101% of the then outstanding principal amount thereof, plus accrued and unpaid interest.

        The indenture that governs the Fixed Rate Notes due 2014 contains restrictions on Holdings and its subsidiaries with regard to declaring or paying any dividend or distribution on Holdings capital

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 17. Long-Term Debt (Continued)

stock. As of June 30, 2010, the Company was in compliance with all provisions of the indenture governing the Fixed Rate Notes due 2014.

        Holdings has no significant independent operations. Each of Holdings' domestic subsidiaries jointly and severally, fully and unconditionally guarantees the Fixed Rate Notes due 2014. Refer to Note 24 for consolidating financial statements of Holdings and its guarantor and non-guarantor subsidiaries.

Floating Rate Notes due 2011

        On August 4, 2006, Holdings issued $190.0 million aggregate principal amount of Floating Rate Notes due 2011, which mature on August 1, 2011. The notes were issued at 97.5% of par value and bear interest at LIBOR plus 7.5% per annum. Interest is reset and payable semi-annually on February 1 and August 1 of each year.

        During fiscal years 2007 and 2008, the Company purchased $24.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011, plus accrued interest, from noteholders for amounts less than face value. On September 22, 2009, in connection with the Restructuring, the Company consummated an exchange offer of $158.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011 for $26.7 million of cash, $67.8 million aggregate principal amount of Fixed Rate Notes due 2014 and 33,940,683 shares of newly authorized Class A Common Stock.

        Holders of approximately $6.4 million aggregate principal amount of Floating Rate Notes due 2011 did not tender their notes pursuant to the Restructuring. These Floating Rate Notes due 2011 will remain outstanding until their maturity date in August 2011 unless acquired or retired by the Company sooner. The indenture governing the Floating Rate Notes due 2011 was amended to eliminate substantially all of the restrictive covenants and certain events of default from such indenture.

        The interest rate on the Floating Rate Notes due 2011 was 7.88% and 9.13% at June 30, 2010 and June 30, 2009, respectively. The weighted-average interest rate was 8.26%, 10.02% and 11.95% for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Interest expense associated with the Floating Rate Notes due 2011 was $3.7 million, $16.8 million and $21.0 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

        Interest expense associated with amortization of original issue discount was $1.7 million, $0.8 million and $1.1 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Interest expense associated with amortization of deferred debt issue costs was $1.9 million, $0.9 million and $1.3 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

        We have entered into interest rate swap agreements to economically hedge the floating rate interest expense on the Floating Rate Notes due 2011. Refer to Note 14 for additional information regarding the Company's use of interest rate swaps.

        Holdings has no significant independent operations. Each of Holdings' domestic subsidiaries jointly and severally, fully and unconditionally guarantees the Floating Rate Notes due 2011. Refer to Note 24 for consolidating financial statements of Holdings and its guarantor and non-guarantor subsidiaries.

Note 18. Redeemable Convertible Preferred Stock

        Prior to the Restructuring, Holdings was authorized to issue 5,000,000 shares of Preferred Stock. On June 30, 2004, MXenergy Inc. entered into a purchase agreement (the "Preferred Stock Purchase

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 18. Redeemable Convertible Preferred Stock (Continued)

Agreement") with affiliates of Charterhouse Group Inc. and Greenhill Capital Partners LLC (collectively, the "Preferred Investors") to issue 1,451,310 shares of Preferred Stock at a purchase price of $21.36 per share. During the fiscal year ended June 30, 2005, as part of a corporate reorganization, MXenergy Inc. merged with a subsidiary of Holdings to become a wholly owned subsidiary of Holdings and stockholders of MXenergy Inc. became stockholders of Holdings. Total related offering expenses of approximately $1.6 million were deducted from the carrying value of the Preferred Stock, which resulted in a net carrying value of approximately $29.4 million at June 30, 2007.

        The Company determined that the Preferred Stock was redeemable at the option of the Preferred Investors as a result of the redemption provisions included in the Preferred Stock Purchase Agreement. Additionally, the Company determined that it was probable that the Preferred Stock became redeemable at June 30, 2009, which was the earliest possible date that the Preferred Investors could have caused the Company to make the redemption election described under the redemption provisions of the Preferred Stock Purchase Agreement. Therefore, as of June 30, 2009, the Preferred Stock was recorded outside of stockholders' equity on the consolidated balance sheets at its estimated redemption value.

        On September 22, 2009, in connection with the Restructuring, all outstanding shares of Preferred Stock were exchanged for 11,862,551 shares of newly authorized Class C Common Stock, which represented 21.84% of the aggregate total shares of the Company's common stock outstanding as of the consummation date of the Restructuring. The $25.9 million excess of the redemption value over the aggregate fair value of common stock issued to the preferred shareholders was reclassified to stockholders' equity on the consolidated balance sheets. In connection with the Restructuring, Holdings filed an amended and restated Certificate of Incorporation that did not authorize any Preferred Stock.

Note 19. Common Stock

Amendment and Restatement of Corporate Documents and Issuance of Common Stock

        In connection with the Restructuring, on September 22, 2009, Holdings' Certificate of Incorporation and Bylaws were amended and restated, and certain holders of common stock entered into the Stockholders Agreement. These documents contain customary provisions, including, but not limited to, provisions relating to certain approval rights, preemptive rights, share transfer restrictions and rights of first refusal.

        The amended and restated Certificate of Incorporation authorized 200,000,000 shares of $0.01 par value common stock. The number of authorized shares and significant rights, as provided in the Stockholders Agreement, of each class of common stock include:

  •
  50,000,000 shares of Class A Common Stock. Holders of the Class A Common Stock are not subject to any transfer restrictions and are entitled to designate five directors to the Board of Directors, at least two of whom shall be independent and qualify as "financial experts."

  •
  10,000,000 shares of Class B Common Stock. Shares of Class B Common Stock will convert to shares of Class C Common Stock if RBS Sempra sells any of its shares (subject to certain exceptions defined in the amended and restated Certificate of Incorporation) or if all of the Company's obligations under the Commodity Supply Facility have been paid in full and all commitments pursuant to the Commodity Supply Facility have been terminated. RBS Sempra is entitled to designate one director to the Board of Directors.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 19. Common Stock (Continued)

  •
  40,000,000 shares of Class C Common Stock. Holders of Class C Common Stock who are current or former employees of the Company or any of its subsidiaries may not transfer their shares (except by will or in connection with customary estate planning) until the third anniversary of the closing date of the Restructuring and, in the case of shares acquired pursuant to the management incentive plan to be implemented by the Company (the "Management Incentive Plan"), as otherwise provided in the Management Incentive Plan. Transfers of shares of Class C Common Stock are subject to a right of first refusal in favor of the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock. Holders of Class C Common Stock are entitled to nominate and elect two directors to the Board of Directors.

  •
  100,000,000 shares of Class D Common Stock, which will only be issued by Holdings if certain transactions specified in the amended and restated Certificate of Incorporation occur.

        Effective July 27, 2010, the amended and restated Certificate of Incorporation and Bylaws were further amended and restated and, on July 26, 2010, an amendment to the Stockholders Agreement became effective. Refer to Note 4 for additional information regarding the restated Certificate of Incorporation and Bylaws.

        In connection with the Restructuring, Holdings issued the following shares of common stock:

  •
  33,940,683 shares of Class A Common Stock to holders of the Fixed Rate Notes due 2014, which represented 62.5% of the aggregate shares of common stock outstanding after the consummation of the Restructuring. The aggregate fair value of Class A Common Stock issued was approximately $82.1 million ($0.3 million par value, recorded as Class A Common Stock; and $81.8 million recorded as additional paid in capital on the consolidated balance sheets).

  •
  4,002,290 shares of Class B Common Stock to RBS Sempra, as a condition to the entry into the agreements governing the Commodity Supply Facility, which represented 7.37% of the aggregate shares of common stock outstanding after consummation of the Restructuring. The aggregate $9.0 million fair value of Class B Common Stock issued to RBS Sempra (par value of less than $0.1 million, recorded as Class B Common Stock; and $9.0 million recorded as additional paid in capital on the consolidated balance sheets) was recorded as deferred debt issuance costs on the consolidated balance sheets.

  •
  11,862,551 shares of Class C Common Stock to holders of Preferred Stock, which represented 21.84% of the aggregate shares of the common stock outstanding after consummation of the Restructuring. Prior to the Restructuring, the Preferred Stock was recorded at its estimated redemption value of $54.6 million on the consolidated balance sheets. The aggregate fair value of Class C Common Stock issued to holders of Preferred Stock was $28.7 million ($0.1 million par value, recorded as Class C Common Stock; and $28.6 million recorded as additional paid in capital on the consolidated balance sheets). The $25.9 million excess of redemption value of the Preferred Stock over the fair value of Class C Common Stock issued to the holders of Preferred Stock was recorded as a reduction of accumulated deficit on the consolidated balance sheets.

  •
  4,499,588 shares of Class C Common Stock to the remaining holders of Holdings' common stock issued and outstanding prior to the consummation of the Restructuring, which represented 8.29% of the aggregate shares of common stock outstanding after the consummation of the Restructuring. All 4,681,219 shares of Holdings' common stock issued and outstanding prior to the Restructuring were retired.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 19. Common Stock (Continued)

        In connection with the Restructuring, the Company incurred approximately $0.3 million of legal fees, consulting fees and other costs directly related to the issuance of shares of common stock outlined above, which were recorded as a reduction of additional paid in capital.

Class A Treasury Stock

        Pursuant to the Stock and Notes Purchase Agreement, on December 30, 2009, the Company acquired 229,781 shares of its Class A Common Stock from the Seller for approximately $0.1 million. As of June 30, 2010, the Company does not intend to retire the outstanding shares of Class A Treasury Stock.

Post-Restructuring Stock-Based Compensation Activity

        The purpose of the Company's stock-based compensation program is to attract and retain qualified employees, consultants and other service providers by providing them with additional incentives and opportunities to participate in the Company's ownership, and to create interest in the success and increased value of the Company. Approved stock-based compensation plans are administered by the Compensation Committee of the Board of Directors. The Compensation Committee has the authority to: (1) interpret the plans and to create or amend its rules; (2) establish award guidelines under the plans; and (3) determine, or delegate the determination to management, the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. Stock-based awards under the plans generally are granted with an exercise price equal to the fair value of Holdings' common stock on the grant date, vest ratably based on three years of continuous service and have ten-year contractual terms.

        In connection with the Restructuring, the Company terminated its three existing stock-based compensation plans and offered cash settlements to holders of options and warrants in exchange for their agreement to cancel and terminate such options and warrants. As a result, all outstanding options and warrants as of June 30, 2009 were cancelled and terminated in connection with the Restructuring. Cash settlement payments of approximately $0.2 million were recorded as general and administrative expense during the fiscal year ended June 30, 2010.

        In connection with the Restructuring, as agreed to by the shareholders, in January 2010, Holdings' Board of Directors authorized the creation of the 2010 SIP, pursuant to which the Company may issue Class C Common Stock not to exceed 10% of Holdings' outstanding common stock (on a fully diluted basis) after giving effect to the Restructuring. Also in January 2010, Holdings' Board of Directors approved grants of RSUs to certain senior officers, directors and a former director, pursuant to which the Company may issue 2,960,204 shares of Class C Common Stock, representing 5% of Holdings' outstanding common stock (on a fully-diluted basis), as follows:

  •
  2,858,164 RSUs, with a grant date fair value of approximately $6.3 million, were granted to certain senior officers of the Company, subject to vesting according to the following schedule: (i) one-third will vest in September 2010; (ii) one-third will vest in September 2011; and (iii) one-third will vest in September 2012.

  •
  102,040 RSUs, with a grant date fair value of approximately $0.2 million, were granted to directors and a former director of Holdings, subject to vesting according to the following

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 19. Common Stock (Continued)

    schedule: (i) 25% vested in January 2010; (ii) 25% vested in April 2010; (iii) 25% vested in July 2010; and (iv) 25% will vest in October 2010.

        During the fiscal year ended June 30, 2010, the Company recorded approximately $2.4 million of non-cash compensation expense in connection with the RSUs, for which the Company recorded a related tax benefit of approximately $0.9 million. The Company issued 51,020 shares of Class C Common Stock, which had a grant date fair value of approximately $0.1 million, to directors when a portion of their RSUs vested without restrictions. The Company expects to record approximately $2.8 million, $1.1 million and $0.2 million of compensation expense related to outstanding RSU awards during the fiscal years ended June 30, 2011, 2012 and 2013, respectively.

Pre-Restructuring Stock-Based Compensation Activity

        As of June 30, 2009, the Company had three active stock-based compensation plans under which warrants and options (collectively referred to as "awards") have been granted to employees, directors and other non-employees. As of June 30, 2009, the Company had options and warrants outstanding which were, or may have been, exercisable for 1,008,770 shares of common stock. The weighted average exercise price of awards exercisable as of June 30, 2009 was $26.69 per share. The Company recorded approximately $0.1 million, $0.5 million and $1.7 million of non-cash compensation expense in general and administrative expenses during the fiscal years ended June 30, 2010, 2009 and 2008, respectively, related to these outstanding awards. The tax benefit associated with this expense was $0, less than $0.1 million and approximately $0.4 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

        The vast majority of these options and all of the warrants were "out of the money" as of the consummation date of the Restructuring (i.e., the agreed-upon price for which the option/warrant holder may purchase the Company's common stock exceeded the current fair value of the common stock). In connection with the Restructuring, the Company terminated its three existing stock-based compensation plans and paid approximately $0.2 million of cash settlements to holders of options and warrants in exchange for their agreement to cancel and terminate such options and warrants.

        There were no options or warrants exercised and the Company did not grant any stock-based compensation awards from any of these stock-based compensation plans during the fiscal year ended June 30, 2010.

Dividend Policy and Restrictions

        Holdings' Board of Directors, at its discretion, has the authority to declare and pay dividends on the Company's common stock provided there were funds available to do so. The Company is restricted in its ability to pay dividends by various provisions of agreements that govern the Commodity Supply Facility, the Fixed Rate Notes due 2014 and the Floating Rate Notes due 2011. The Company has never declared or paid any cash dividends on its common stock and, as of June 30, 2010, does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain any future earnings to finance the expansion of its business and for general corporate purposes.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 19. Common Stock (Continued)

Common Stock Issued to Senior Executives

        In March 2008, the Compensation Committee of the Company's Board of Directors approved the issuance of a combined total of 19,000 fully vested shares of Holdings' common stock to the Company's Chief Executive Officer and Executive Vice President. Total compensation expense related to issuance of these shares was approximately $1.7 million, which included the fair value of the common stock issued and additional compensation to offset the taxable nature of the shares to the employees.

Note 20. Related Party Transactions

        Amounts paid or accrued to related parties are summarized in the following table.

	Fiscal Year Ended June 30,
	2010	2009	2008
	(in thousands)
Amount paid or accrued for:
Legal services:
General and administrative expense	$1,114	$1,169	$593
Deferred debt issuance costs and stock issuance costs	1,676	773	—
Financial advisory services recorded in general and administrative expenses	32	300	322
Management fees recorded in general and administrative expenses	104	904	—
Interest expense—Denham Credit Facility	246	813	528
Interest expense—Bridge Financing Loans	197	2,673	—

	$3,369	$6,632	$1,443

Legal Services

        A former director and current stockholder of the Company is senior counsel to Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), a law firm that provides legal services to the Company. Paul Hastings provides the Company with general legal services, which are recorded in general and administrative expenses, and has provided legal services associated with the Restructuring and amendments to the Revolving Credit Facility and Hedge Facility, which were deferred on the consolidated balance sheets, to be amortized over the estimated useful lives associated with the related agreements. Paul Hastings is expected to continue to provide legal services to the Company in future periods.

Financial Advisory Services

        Prior to the consummation of the Restructuring, the Company had a financial advisory services agreement with Greenhill & Co., LLC ("Greenhill"), an affiliate of Greenhill Capital Partners, a significant stockholder of the Company (the "Greenhill Agreement"). Under the Greenhill Agreement, Greenhill provided advisory services in connection with liquidity options considered during the Restructuring, which were recorded in general and administrative expenses during the respective periods. The Greenhill Agreement was terminated effective September 22, 2009.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 20. Related Party Transactions (Continued)

Management Fees

        Prior to the consummation of the Restructuring, the Company had agreed to pay Denham, Daniel Bergstein, a former director of Holdings, and Charter Mx LLC, another significant stockholder of the Company, aggregate annual fees of $0.9 million, for management consulting services provided to the Company. Approximately $0.1 million, $0.9 million and $0 million of fees associated with these arrangements were recorded in general and administrative expenses for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. These management consulting services arrangements were terminated on September 22, 2009.

        Effective September 23, 2009, the Company agreed to pay Daniel Bergstein annual fees of $50,000 for management consulting services provided to the Company. Less than $0.1 million of fees associated with this arrangement were recorded in general and administrative expenses for the fiscal year ended June 30, 2010. In addition, the Company granted RSUs to Mr. Bergstein in January 2010, pursuant to which the Company will record $22,000 of compensation expense ratably from January 15, 2010 through October 1, 2010.

Interest Expense—Denham Credit Facility

        Denham is a significant stockholder of the Company. As of June 30, 2009, the Company had borrowed the entire $12.0 million available line under the Denham Credit Facility, which bore interest at 9% per annum. In connection with the Restructuring, the entire outstanding balance under the Denham Credit Facility was repaid, including accrued interest, and the facility was terminated on September 22, 2009.

Interest Expense—Bridge Financing Loans

        Pursuant to the Revolving Credit Agreement, in November 2008, Charter Mx LLC, Denham and four members of the Company's senior management team agreed to provide Bridge Financing Loans in an aggregate amount of $10.4 million by becoming lenders in a new bridge loan tranche under the Amended Revolving Credit Agreement. Bridge Financing Loan amounts were as follows: (1) $5.0 million each from Charter Mx LLC and Denham; and (2) $0.1 million each from the Company's Chief Executive Officer, Chief Financial Officer, former Chief Operating Officer and former Executive Vice President. An upfront fee of 2% of the respective loan amount was paid to each lender of the Bridge Financing Loans upon closing. Interest accrued to such Bridge Financing Loans was as follows: (1) 16% per annum from the closing date through April 6, 2009; (2) 18% per annum from April 7, 2009 through July 6, 2009; and (3) 20% per annum from July 7, 2009 through October 6, 2009.

        The Bridge Financing Loan from Charter Mx LLC was repaid, with accrued interest, in April 2009. The remaining Bridge Financing Loans from all other lenders were repaid, with accrued interest, in connection with the Restructuring.

Note 21. Employee Benefits

        The Company sponsors an employee savings plan under Section 401(k) of the Internal Revenue Code for all full-time employees and part-time employees (who work at least 1,000 hours annually) with at least three months of continuous service. Eligible employees may make pre-tax contributions up

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 21. Employee Benefits (Continued)

to 20% of their annual compensation, not to exceed the annual limitation set forth in Section 402 (g) for any plan year. The Company makes a matching contribution of up to 10% of each participating employee's compensation up to the maximum allowable under the plan. Employees whose employment date is prior to July 1, 2007, are immediately 100% vested in all contributions. Employer contributions for employees whose employment date is on or after July 1, 2007 vest in increments of 25% per year. The Company made contributions of $1.3 million, $1.4 million and $1.3 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively.

Note 22. Commitments and Contingencies

Operating Leases

        The Company leases office space under non-cancelable operating leases, which contain escalation clauses, have terms that expire between July 2010 and October 2017 and are subject to extension at the option of the Company. The Company takes into account all escalation clauses when determining the amount of future minimum lease payments. All future minimum lease payments are recognized on a straight-line basis over the minimum lease term. Total rental expense associated with leased spaces, which includes minimum lease payments and maintenance costs, was $1.3 million, $1.3 million and $1.6 million for the fiscal years ended June 30, 2010, 2009 and 2008, respectively. Future annual minimum lease payments under operating leases are summarized in the following table.

Fiscal year	Amount
(in thousands)
2011	$590
2012	564
2013	352
2014	234
2015	238
Thereafter	605

Total	$2,583

Capacity Commitments

        As of June 30, 2010, the Company had entered into agreements to transport and store natural gas. Since the demand for natural gas in the winter is high, the Company agreed to pay for certain capacity on the transportation systems utilized for up to a twelve-month period. These take-or-pay agreements obligate the Company to pay for the capacity committed even if it does not use that capacity. For contracts outstanding as of June 30, 2010, the total committed capacity charges were approximately $7.1 million. These agreements generally were due to expire during various months during the fiscal year ending June 30, 2011, and would have been replaced with new contracts as necessary.

        The terms of the ISDA Master Agreements require that the Company release natural gas transportation and delivery capacity to RBS Sempra and for RBS Sempra to perform certain transportation and storage nominations. During fiscal year 2010, the Company released transportation and storage capacity in several markets to RBS Sempra according to a mutually acceptable schedule and in a manner intended to ensure an effective transition of these functions. Under the terms of the ISDA Master Agreements, the Company is obligated to reimburse RBS Sempra for various direct costs associated with transportation and storage capacity that RBS Sempra is managing on the Company's behalf.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 22. Commitments and Contingencies (Continued)

Physical Commodity Purchase Commitments

        The Commodity Supply Facility provides for the exclusive supply of physical natural gas and electricity, other than as needed for balancing purposes for the Company's required balanced book of commodity and related hedging activity. Under the Commodity Supply Facility, the Company is obligated to purchase a minimum of 130,000,000 MMBtus of natural gas from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 39,000,000 MMBtus during the first contract year; (2) 44,000,000 MMBtus during the second contract year; and (3) 47,000,000 MMBtus during the third contract year. In addition, the Company is obligated to purchase a minimum of 1,850,000 MWhrs of electricity from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 500,000 MWhrs during the first contract year; (2) 650,000 MWhrs during the second contract year; and (3) 700,000 MWhrs during the third contract year. The Company will be obligated to pay a volumetric fee for any unused balance of the minimum volume purchase requirement for any contract year, or if the agreement is terminated prior to the end of the contract. The excess of actual commodity purchases from RBS Sempra over the minimum purchase requirement for any contract year, if any, will be deducted from the minimum purchase requirement for the subsequent contract year. As of June 30, 2010, commodity purchases by the Company for delivery to its customers during the first and second contract years of the Commodity Supply Facility are expected to exceed the minimum purchase obligations for both natural gas and electricity.

Legal Proceedings and Environmental Matters

        From time to time, the Company is a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of product marketing, pricing and billing practices and employment matters. The Company does not believe that any such proceedings to which it is a party as of June 30, 2010 will have a material adverse impact on its results of operations, financial position or cash flows.

        The Company does not have physical custody or control of the natural gas provided to our customers, or any facilities used to produce or transport natural gas or electricity. In addition, title to the natural gas sold to customers is passed at the same point at which the Company accepts title from its natural gas suppliers. Therefore, the Company does not believe that it has significant exposure to legal claims or other liabilities associated with environmental concerns.

Note 23. Business Segments

        The Company's core business is the retail sale of natural gas and electricity to end-use customers in deregulated markets. Accordingly, the Company's business is classified into two business segments: natural gas and electricity. Through these business segments, natural gas and electricity are sold at fixed and variable contracted prices based on the demand or usage of customers.

        The Company's principal operations are located in the U.S. Its foreign operations, which are located in Canada, comprised less than 1% of the Company's consolidated total assets at June 30, 2010 and 2009 and less than 1% of consolidated sales of natural gas and electricity for the fiscal years ended

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 23. Business Segments (Continued)

June 30, 2010, 2009 and 2008. Financial information for the Company's business segments is summarized in the following tables.

Fiscal year ended June 30, 2010:	Natural Gas	Electricity	Total
	(in thousands)
Sales	$457,909	$103,297	$561,206
Cost of goods sold (excluding unrealized gains (losses) from risk management activities, net)(1)	(354,615)	(80,530)	(435,145)

Gross profit (excluding unrealized gains (losses) from risk management activities, net)(1)	$103,294	$22,767	126,061

Items to reconcile total segment gross profit to income before income tax expense:
Unrealized gains (losses) from risk management activities, net			27,139
Operating expenses			(92,021)
Interest expense, net of interest income			(34,982)

Income before income tax expense			$26,197

Assets allocated to business segments at period end:
Accounts receivable, net	$29,303	$19,622	$48,925
Natural gas inventories	15,861	—	15,861
Goodwill	3,810	—	3,810
Customer acquisition costs, net	17,911	12,514	30,425

Total assets allocated to business segments	$66,885	$32,136	$99,021

Customer acquisition costs capitalized during the period	$11,443	$10,889	$22,332

Fiscal year ended June 30, 2009:
Sales	$670,584	$119,196	$789,780
Cost of goods sold (excluding unrealized gains (losses) from risk management activities, net)(1)	(572,616)	(96,955)	(669, 571)

Gross profit (excluding unrealized gains (losses) from risk management activities, net)(1)	$97,968	$22,241	120,209

Items to reconcile total segment gross profit to income before income tax expense:
Unrealized gains (losses) from risk management activities, net			(87,575)
Operating expenses			(114,779)
Interest expense, net of interest income			(45,305)

Loss before income tax benefit			$(127,450)

Assets allocated to business segments at period end:
Accounts receivable	$36,006	$11,592	$47,598
Natural gas inventories	29,415	—	29,415
Goodwill	3,810	—	3,810
Customer acquisition costs, net	20,882	7,068	27,950

Total assets allocated to business segments	$90,113	$18,660	$108,773

Customer acquisition costs capitalized during the period	$11,606	$3,737	$15,343

Fiscal year ended June 30, 2008:
Sales	$669,522	$82,761	$752,283
Cost of goods sold (excluding unrealized gains (losses) from risk management activities, net)(1)	(564,219)	(72,534)	(636,753)

Gross profit (excluding unrealized gains (losses) from risk management activities, net)(1)	$105,303	$10,227	115,530

Items to reconcile total segment gross profit to loss before income tax benefit:
Unrealized gains (losses) from risk management activities, net			67,168
Operating expenses			(106,645)
Interest expense, net of interest income			(34,105)

Income before income tax expense			$41,948

Customer acquisition costs capitalized during the period	$14,072	$5,483	$19,555

(1)
Includes realized losses from risk management activities, but excludes unrealized gains (losses) from risk management activities. As the underlying customer contracts are not marked to market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, as the ultimate cash impact to the business is not determinable until delivery of natural gas under the customer contracts and the associated gain (loss) on risk management activity is realized.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information

        Each of the following wholly owned domestic subsidiaries of Holdings (the "Guarantor Subsidiaries") jointly, severally and unconditionally guarantee the Fixed Rate Notes due 2014 on a senior secured basis and the Floating Rate Notes due 2011 on a senior unsecured basis:

  •
  MXenergy Capital Holdings Corp.

  •
  MXenergy Capital Corp.

  •
  Online Choice Inc.

  •
  MXenergy Gas Capital Holdings Corp.

  •
  MXenergy Gas Capital Corp.

  •
  MXenergy Inc.

  •
  MXenergy Electric Capital Holdings Corp.

  •
  MXenergy Electric Capital Corp.

  •
  MXenergy Electric Inc.

  •
  MXenergy Services Inc.

  •
  Infometer.com Inc.

        The only wholly owned subsidiary of Holdings that is not a guarantor for the Fixed Rate Notes due 2014 and Floating Rate Notes due 2011 (the "Non-guarantor Subsidiary") is MXenergy (Canada) Ltd.

        Consolidating balance sheets, consolidating statements of operations and consolidating statements of cash flows for Holdings, the combined Guarantor Subsidiaries and the Non-guarantor Subsidiary are provided in the following tables. Elimination entries necessary to consolidate the entities are also presented.

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Balance Sheet
June 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$22	$384	$5,814	$—	$6,220
Restricted cash	—	—	1,574	—	1,574
Intercompany accounts receivable	111,769	—	—	(111,769)	—
Accounts receivable, net	—	44	48,881	—	48,925
Accounts receivable, net—RBS Sempra	—	—	43,054	—	43,054
Natural gas inventories	—	—	15,861	—	15,861
Income taxes receivable	—	—	6,063	—	6,063
Deferred income taxes	—	—	1,378	—	1,378
Fixed Rate Notes Escrow Account	8,977	—	—	—	8,977
Other current assets	29	11	16,232	—	16,272

Total current assets	120,797	439	138,857	(111,769)	148,324
Goodwill	—	—	3,810	—	3,810
Customer acquisition costs, net	—	—	30,425	—	30,425
Fixed assets, net	—	1	2,738	—	2,739
Deferred income taxes	—	—	3,629	—	3,629
Deferred debt issue costs	—	—	12,552	—	12,552
Intercompany notes receivable	73,706	—	—	(73,706)	—
Investment in subsidiaries	(48,826)	—	—	48,826	—
Other assets	—	50	491	—	541

Total assets	$145,677	$490	$192,502	$(136,649)	$202,020

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$4	$125	$30,173	$—	$30,302
Intercompany accounts payable	—	1,799	109,970	(111,769)	—
Current portion of unrealized losses from risk management activities, net	—	—	16,731	—	16,731
Deferred revenue	—	—	7,457	—	7,457

Total current liabilities	4	1,924	164,331	(111,769)	54,490
Unrealized losses from risk management activities, net	—	—	1,857	—	1,857
Long-term debt	58,722	—	—	—	58,722
Intercompany notes payable	—	—	73,706	(73,706)	—

Total liabilities	58,726	1,924	239,894	(185,475)	115,069

Commitments and contingencies	—	—	—	—	—
Stockholders' equity (deficit):
Class A Common Stock	339	—	—	—	339
Class B Common Stock	40	—	—	—	40
Class C Common Stock	164	—	—	—	164
Common stock	—	1	—	(1)	—
Additional paid-in-capital	139,702	—	—	—	139,702
Class A Treasury stock	(99)	—	—	—	(99)
Accumulated other comprehensive loss	(156)	(156)	—	156	(156)
Accumulative deficit	(53,039)	(1,279)	(47,392)	48,671	(53,039)

Total stockholders' equity	86,951	(1,434)	(47,392)	48,826	86,951

Total liabilities and stockholders' equity	$145,677	$490	$192,502	$(136,649)	$202,020

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Balance Sheet
June 30, 2009
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Assets:
Current assets:
Cash and cash equivalents	$—	$262	$23,004	$—	$23,266
Restricted cash	—	—	75,368	—	75,368
Intercompany accounts receivable	20,939	—	—	(20,939)	—
Accounts receivable, net	—	56	47,542	—	47,598
Natural gas inventories	—	—	29,415	—	29,415
Current portion of unrealized gains from risk management activities, net	—	—	294	—	294
Income taxes receivable	—	—	6,461	—	6,461
Deferred income taxes	—	—	9,020	—	9,020
Other current assets	—	87	11,997	—	12,084

Total current assets	20,939	405	203,101	(20,939)	203,506
Goodwill	—	—	3,810	—	3,810
Customer acquisition costs, net	—	28	27,922	—	27,950
Fixed assets, net	—	1	3,727	—	3,728
Deferred income taxes	—	—	15,089	—	15,089
Deferred debt issue costs	—	—	4,475	—	4,475
Intercompany notes receivable	165,200	—	—	(165,200)	—
Investment in subsidiaries	(40,169)	—	—	40,169	—
Other assets	—	—	513	—	513

Total assets	$145,970	$434	$258,637	$(145,970)	$259,071

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable and accrued liabilities	$12	$160	$42,975	$—	$43,147
Intercompany accounts payable	—	1,845	19,094	(20,939)	—
Current portion of unrealized losses from risk management activities, net	—	—	34,224	—	34,224
Deferred revenue	—	—	4,271	—	4,271
Bridge Financing loans payable	—	—	5,400	—	5,400
Denham Credit Facility	—	—	12,000	—	12,000

Total current liabilities	12	2,005	117,964	(20,939)	99,042
Unrealized losses from risk management activities, net	—	—	14,071	—	14,071
Long-term debt	163,476	—	—	—	163,476
Intercompany notes payable	—	—	165,200	(165,200)	—

Total liabilities	163,488	2,005	297,235	(186,139)	276,589

Commitments and contingencies	—	—	—	—	—
Redeemable convertible preferred stock	54,632	—	—	—	54,632
Stockholders' equity:
Common stock	47	1	—	(1)	47
Additional paid-in-capital	18,275	—	—	—	18,275
Contributed capital	—	(1)	24,386	(24,385)	—
Accumulated other comprehensive loss	(3)	(3)	—	3	(3)
Accumulated deficit	(90,469)	(1,568)	(62,984)	64,552	(90,469)

Total stockholders' equity	(72,150)	(1,571)	(38,598)	40,169	(72,150)

Total liabilities and stockholders' equity	$145,970	$434	$258,637	$(145,970)	$259,071

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Operations
Fiscal Year Ended June 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$553	$560,653	$—	$561,206
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	—	345	386,589	—	386,934
Realized losses from risk management activities	—	—	48,211	—	48,211
Unrealized losses from risk management activities	—	—	(27,139)	—	(27,139)

	—	345	407,661	—	408,006

Gross profit	—	208	152,992	—	153,200

Operating expenses:
General and administrative expenses	2,364	(113)	56,352	—	58,603
Advertising and marketing expenses	—	—	3,749	—	3,749
Reserves and discounts	—	—	7,495	—	7,495
Depreciation and amortization	—	31	22,143	—	22,174
Equity in operations of consolidated subsidiaries	(13,869)	—	—	13,869	—

Total operating expenses	(11,505)	(82)	89,739	13,869	92,021

Operating profit	11,505	290	63,253	(13,869)	61,179
Interest expense, net	—	—	34,982	—	34,982

Income before income tax expense	11,505	290	28,271	(13,869)	26,197
Income tax expense	—	—	(14,692)	—	(14,692)

Net income	$11,505	$290	$13,579	$(13,869)	$11,505

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Operations
Fiscal Year Ended June 30, 2009
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$358	$789,422	$—	$789,780
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	—	348	596,399	—	596,747
Realized losses from risk management activities	—	—	72,824	—	72,824
Unrealized losses from risk management activities	—	—	87,575		87,575

	—	348	756,798	—	757,146

Gross profit	—	10	32,624	—	32,634

Operating expenses:
General and administrative expenses	519	733	58,705	—	59,957
Advertising and marketing expenses	—	(454)	2,571	—	2,117
Reserves and discounts	—	—	15,130	—	15,130
Depreciation and amortization	—	31	37,544	—	37,575
Equity in operations of consolidated subsidiaries	99,682	—	—	(99,682)	—

Total operating expenses	100,201	310	113,950	(99,682)	114,779

Operating (loss) profit	(100,201)	(300)	(81,326)	99,682	(82,145)
Interest expense, net	—	—	45,305	—	45,305

(Loss) income before income tax benefit (expense)	(100,201)	(300)	(126,631)	99,682	(127,450)
Income tax benefit (expense)	—	—	27,249	—	27,249

Net (loss) income	$(100,201)	$(300)	$(99,382)	$99,682	$(100,201)

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Operations
Fiscal Year Ended June 30, 2008
(dollars in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$1,481	$750,802	$—	$752,283
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	—	1,402	628,604	—	630,006
Realized losses from risk management activities	—	—	6,747	—	6,747
Unrealized losses from risk management activities	—	—	(67,168)		(67,168)

	—	1,402	568,183	—	569,585

Gross profit	—	79	182,619	—	182,698

Operating expenses:
General and administrative expenses	1,704	505	60,062	—	62,271
Advertising and marketing expenses	—	(426)	4,972	—	4,546
Reserves and discounts	—	—	7,130	—	7,130
Depreciation and amortization	—	36	32,662	—	32,698
Equity in operations of consolidated subsidiaries	(26,497)	—	—	26,497	—

Total operating expenses	(24,793)	115	104,826	26,497	106,645

Operating (loss) profit	24,793	(36)	77,793	(26,497)	76,053
Interest expense, net	—	—	34,105	—	34,105

(Loss) income before income tax benefit (expense)	24,793	(36)	43,688	(26,497)	41,948
Income tax benefit (expense)	—	—	(17,155)	—	(17,155)

Net (loss) income	$24,793	$(36)	$26,533	$(26,497)	$24,793

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Cash Flows
Fiscal Year Ended June 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net income	$11,505	$290	$13,579	$(13,869)	$11,505
Adjustments to reconcile net income to net cash provided by operating activities:
Unrealized gains from risk management activities	—	—	(27,139)	—	(27,139)
Stock compensation expense	2,363	—	—	—	2,363
Provision for doubtful accounts	—	—	5,164	—	5,164
Depreciation and amortization	—	31	22,143	—	22,174
Deferred tax expense (benefit)	—	—	19,102	—	19,102
Non-cash interest expense, primarily unrealized (gains) losses on interest rate swaps and amortization of debt issuance costs	—	—	10,146	—	10,146
Amortization of customer contracts acquired	—	—	(50)	—	(50)
Equity in operations of consolidated subsidiaries	(13,869)	—	—	13,869	—
Changes in assets and liabilities:
Restricted cash	—	—	73,794	—	73,794
Accounts receivable	—	12	(6,503)	—	(6,491)
Due from Sempra	—	—	(43,054)	—	(43,054)
Natural gas inventories	—	—	13,554	—	13,554
Income taxes receivable	—	—	398	—	398
Fixed Rate Notes Escrow Account	(8,977)	—	—	—	(8,977)
Other assets	(29)	26	(5,064)	—	(5,067)
Customer acquisition costs	—	—	(21,863)	—	(21,863)
Accounts payable and accrued liabilities	(8)	(36)	(12,751)	—	(12,795)
Deferred revenue	—	—	3,186	—	3,186

Net cash (used in) provided by operating activities	(9,015)	323	44,642	—	35,950

Investing activities:
Purchases of fixed assets	—	—	(1,328)	—	(1,328)
Purchase of GasKey assets of PS Energy Group, Inc.	—	—	(433)	—	(433)
Purchase of assets of Vantage Power Services L.P.			(36)		(36)

Net cash used in investing activities	—	—	(1,797)	—	(1,797)

Financing activities:
Repayment of Floating Rate Notes due 2011	(26,700)	—	—	—	(26,700)
Repayment of Floating Rate Notes due 2014	(423)	—	—	—	(423)
Repayment of Denham Credit Facility	—	—	(12,000)	—	(12,000)
Repayment of Bridge Financing under the Revolving Credit Facility	—	—	(5,400)	—	(5,400)
Net intercompany transfers	36,588	(201)	(36,387)	—	—
Debt issuance costs	—	—	(6,248)	—	(6,248)
Acquisition of Class A treasury stock	(99)	—	—	—	(99)
Stock issuance costs	(329)	—	—	—	(329)

Net cash provided by (used in) financing activities	9,037	(201)	(60,035)	—	(51,199)

Net increase (decrease) in cash and cash equivalents	22	122	(17,190)	—	(17,046)
Cash and cash equivalents at beginning of period	—	262	23,004	—	23,266

Cash and cash equivalents at end of period	$22	$384	$5,814	$—	$6,220

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Cash Flows
Fiscal Year Ended June 30, 2009
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net loss	$(100,201)	$(300)	$(99,382)	$99,682	$(100,201)
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized losses from risk management activities, net	—	—	87,575	—	87,575
Stock compensation expense	519	—	—	—	519
Provision for doubtful accounts	—	—	12,009	—	12,009
Depreciation and amortization	—	31	37,544	—	37,575
Deferred tax expense (benefit)	—	—	(23,406)	—	(23,406)
Non-cash interest expense, primarily unrealized (gains) losses on interest rate swaps and amortization of debt issuance costs	—	—	16,233	—	16,233
Amortization of customer contracts acquired	—	—	(634)	—	(634)
Equity in operations of consolidated subsidiaries	99,682	—	—	(99,682)	—
Changes in assets and liabilities:
Restricted cash	—	—	(74,781)	—	(74,781)
Accounts receivable	—	(28)	28,094	—	28,066
Natural gas inventories	—	—	36,509	—	36,509
Income taxes receivable	—	—	1,063	—	1,063
Other assets	(1,278)	350	(7,944)	—	(8,872)
Customer acquisition costs	—	59	(14,845)	—	(14,786)
Accounts payable and accrued liabilities	—	(820)	(45,733)	—	(46,553)
Deferred revenue	—	—	(3,164)	—	(3,164)

Net cash used in operating activities	(1,278)	(708)	(50,862)	—	(52,848)

Investing activities:
Purchases of fixed assets	—	—	(1,001)	—	(1,001)
Purchase of assets of Catalyst Natural Gas LLC	—	—	(1,609)	—	(1,609)
Purchase of GasKey assets of PS Energy Group, Inc.	—	—	(500)	—	(500)
Purchase of assets of Vantage Power Services L.P.			(57)		(57)

Net cash used in investing activities	—	—	(3,167)	—	(3,167)

Financing activities:
Proceeds from Denham Credit Facility	—	—	12,000	—	12,000
Proceeds from Bridge Financing Loans under the Revolving Credit Facility	—	—	10,400	—	10,400
Repayment of Bridge Financing Loans under the Revolving Credit Facility			(5,000)	—	(5,000)
Proceeds from cash advances under the Revolving Credit Facility	—	—	30,000	—	30,000
Repayment of cash advances under the Revolving Credit Facility	—	—	(30,000)	—	(30,000)
Net intercompany transfers	1,289		(1,289)	—	—
Debt issuance costs	—	—	(10,066)	—	(10,066)
Purchase and cancellation of treasury shares	(11)	—	—	—	(11)

Net cash provided by financing activities	1,278	—	6,045	—	7,323

Net decrease in cash and cash equivalents	—	(708)	(47,984)	—	(48,692)
Cash and cash equivalents at beginning of period	—	970	70,988	—	71,958

Cash and cash equivalents at end of period	$—	$262	$23,004	$—	$23,266

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 24. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Cash Flows
Fiscal Year Ended June 30, 2008
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net loss	$24,793	$(36)	$26,533	$(26,497)	$24,793
Adjustments to reconcile net loss to net cash used in operating activities:
Unrealized losses from risk management activities, net	—	—	(67,168)	—	(67,168)
Stock compensation expense	1,704	—	—	—	1,704
Provision for doubtful accounts	—	—	5,050	—	5,050
Depreciation and amortization	—	36	32,662	—	32,698
Deferred tax expense (benefit)	—	—	18,187	—	18,187
Non-cash interest expense, primarily unrealized (gains) losses on interest rate swaps and amortization of debt issuance costs	—	—	10,836	—	10,836
Amortization of customer contracts acquired	—	—	(762)	—	(762)
Equity in operations of consolidated subsidiaries	(26,497)	—	—	26,497	—
Changes in assets and liabilities:
Restricted cash	—	—	463	—	463
Accounts receivable	—	93	(35,324)	—	(35,231)
Natural gas inventories	—	—	(7,308)	—	(7,308)
Income taxes receivable	—	—	(7,173)	—	(7,173)
Other assets	1,343	(194)	1,958	—	3,107
Customer acquisition costs	—	(47)	(18,146)	—	(18,193)
Accounts payable and accrued liabilities	—	981	16,901	—	17,882
Deferred revenue	—	—	(4,352)	—	(4,352)

Net cash provided by (used in) operating activities	1,343	833	(27,643)	—	(25,467)

Investing activities:
Purchases of fixed assets	—	—	(1,959)	—	(1,959)
Loan to PS Energy Group, Inc. related to purchase of GasKey assets	—	—	(8,983)	—	(8,983)
Cash received from PS Energy Group, Inc. for repayment of loan	—	—	8,983	—	8,983
Purchase of GasKey assets from PS Energy Group, Inc.	—	—	(13,011)	—	(13,011)
Purchase of assets of Vantage Power Services L.P.			(778)		(778)

Net cash used in investing activities	—	—	(15,748)	—	(15,748)

Financing activities:
Repayment of Denham Credit Facility	(11,040)	—	—	—	(11,040)
Repurchase of Floating Rate Notes due 2011	(12,006)	—	—	—	(12,006)
Issuance of common stock from exercise of warrants and options	387	—	—	—	387
Issuance of common stock from other executive compensation	952	—	—	—	952
Net intercompany transfers	21,119		(21,119)
Debt issuance costs	—	—	(1,307)	—	(1,307)
Purchase and cancellation of treasury shares	(755)	—	—	—	(755)

Net cash used in financing activities	(1,343)	—	(22,426)	—	(23,769)

Net decrease in cash and cash equivalents	—	833	(65,817)	—	(64,984)
Cash and cash equivalents at beginning of period	—	137	136,805	—	136,942

Cash and cash equivalents at end of period	$—	$970	$70,988	$—	$71,958

MXENERGY HOLDINGS INC.

Notes to Consolidated Financial Statements (Continued)

Note 25. Subsequent Events

        The Company has evaluated subsequent events for the period from July 1, 2010 through the date on which these consolidated financial statements were issued. Based upon this evaluation, there were no material events or transactions during this period that required recognition or disclosure in these consolidated financial statements.

Financial Statement Schedules

        Schedules are omitted as the required information is inapplicable of the information is presented in the consolidated financial statements or related notes.

MXENERGY HOLDINGS INC.

Condensed Consolidated Balance Sheets (Unaudited)

(dollars in thousands)

	Balance at
	September 30, 2010	June 30, 2010
Assets
Current assets:
Cash and cash equivalents	$7,870	$6,220
Restricted cash	1,305	1,574
Fixed Rate Notes Escrow Account (Note 14)	8,977	8,977
Accounts receivable from customers and LDCs, net (Note 5)	47,180	48,925
Accounts receivable, net—RBS Sempra (Note 13)	13,084	43,054
Natural gas inventories (Note 6)	21,988	15,861
Income taxes receivable	6,164	6,063
Deferred income taxes (Note 9)	2,170	1,378
Other current assets (Note 7)	14,429	16,272

Total current assets	123,167	148,324
Goodwill	3,810	3,810
Customer acquisition costs, net (Note 8)	33,485	30,425
Fixed assets, net	3,126	2,739
Deferred income taxes (Note 9)	2,837	3,629
Deferred debt issuance costs (Notes 13, 14 and 15)	11,345	12,552
Other assets	525	541

Total assets	$178,295	$202,020

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities (Note 10)	$22,043	$30,302
Current portion of unrealized losses from risk management activities, net (Notes 11 and 12)	18,943	16,731
Deferred revenue	13,436	7,457

Total current liabilities	54,422	54,490
Unrealized losses from risk management activities, net (Notes 11 and 12)	625	1,857
Long-term debt (Note 14)	59,645	58,722

Total liabilities	114,692	115,069

Commitments and contingencies (Note 17)	—	—
Stockholders' equity:
Common stock (Note 15)
Class A Common Stock (par value $0.01; 50,000,000 shares authorized; 33,940,683 shares issued and 33,710,902 shares outstanding at September 30, 2010 and June 30, 2010)	339	339
Class B Common Stock (par value $0.01; 10,000,000 shares authorized; 4,002,290 shares issued and outstanding at September 30, 2010 and June 30, 2010)	40	40
Class C Common Stock (par value $0.01; 40,000,000 shares authorized; 16,982,455 shares and 16,413,159 shares issued and outstanding at September 30, 2010 and June 30, 2010, respectively)	170	164

Total common stock	549	543
Additional paid-in capital	139,805	139,702
Class A treasury stock (229,781 shares at September 30, 2010 and June 30, 2010)	(99)	(99)
Accumulated other comprehensive loss	(182)	(156)
Accumulated deficit	(76,470)	(53,039)

Total stockholders' equity	63,603	86,951

Total liabilities and stockholders' equity	$178,295	$202,020

The accompanying notes are an integral part of these consolidated financial statements.

MXENERGY HOLDINGS INC.

Condensed Consolidated Statements of Operations (Unaudited)

(dollars in thousands)

	Three Months Ended September 30,
	2010	2009
Sales of natural gas and electricity	$94,363	$75,973

Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	79,859	48,811
Realized losses from risk management activities, net	3,564	13,907
Unrealized (gains) losses from risk management activities, net	2,879	(11,738)

	86,302	50,980

Gross profit	8,061	24,993

Operating expenses:
General and administrative expenses	15,678	14,496
Advertising and marketing expenses	1,425	353
Reserves and discounts	2,053	1,843
Depreciation and amortization	5,629	5,621

Total operating expenses	24,785	22,313

Operating (loss) profit	(16,724)	2,680
Interest expense, net of interest income of $36 and $49, respectively	6,707	12,916

Loss before income tax benefit	(23,431)	(10,236)
Income tax benefit	—	—

Net loss	$(23,431)	$(10,236)

The accompanying notes are an integral part of these condensed consolidated financial statements.

MXENERGY HOLDINGS INC.

Condensed Consolidated Statements of Stockholders' Equity (Unaudited)

(dollars in thousands)

	Three Months Ended September 30, 2010
	Common Stock	Additional Paid-in Capital	Class A Treasury Stock	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
Balance at June 30, 2010	$543	$139,702	$(99)	$(156)	$(53,039)	$86,951
Issuance of Class C Common Stock	10	—	—	—	—	10
Retirement of Class C Common Stock	(4)	(1,167)	—	—		(1,171)
Stock compensation expense	—	1,270	—	—	—	1,270
Comprehensive loss:
Net loss	—	—	—	—	(23,431)	(23,431)
Foreign currency translation	—	—	—	(26)	—	(26)

Total comprehensive loss						(23,457)

Balance at September 30, 2010	$549	$139,805	$(99)	$(182)	$(76,470)	$63,603

	Three Months Ended September 30, 2009
	Common Stock	Additional Paid-in Capital	Class A Treasury Stock	Accumulated Other Comprehensive Loss	Retained Earnings (Accumulated Deficit)	Total Stockholders' Equity
Balance at June 30, 2009	$47	$18,275	$—	$(3)	$(90,469)	$(72,150)
Issuance of Class A Common Stock	339	81,484	—	—	—	81,823
Issuance of Class B Common Stock	40	9,005	—	—	—	9,045
Issuance of Class C Common Stock	164	28,591	—	—	—	28,755
Cancellation of common stock	(47)	—	—	—	—	(47)
Stock compensation benefit	—	(117)	—	—	—	(117)
Revaluation of redeemable convertible preferred stock	—		—	—	25,925	25,925
Comprehensive loss:
Net loss	—	—	—	—	(10,236)	(10,236)
Foreign currency translation	—	—	—	(98)	—	(98)

Total comprehensive loss						(10,334)

Balance at September 30, 2009	$543	$137,238	$—	$(101)	$(74,780)	$62,900

The accompanying notes are an integral part of these condensed consolidated financial statements.

MXENERGY HOLDINGS INC.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in thousands)

	Three Months Ended September 30,
	2010	2009
Operating activities:
Net loss	$(23,431)	$(10,236)
Adjustments to reconcile net loss to net cash provided by operating activities:
Unrealized (gains) losses from risk management activities, net	2,879	(11,738)
Stock compensation (benefit) expense	1,270	(117)
Provision for doubtful accounts	1,392	1,593
Depreciation and amortization	5,629	5,621
Non-cash interest expense, primarily unrealized losses on interest rate swaps and amortization of debt issuance costs	1,696	4,530
Amortization of customer contracts acquired	—	(42)
Changes in assets and liabilities, net of effects of acquisition:
Restricted cash	269	73,867
Accounts receivable	353	10,110
Accounts receivable—RBS Sempra	29,970	(11,876)
Natural gas inventories	(6,127)	(8,701)
Income taxes receivable	(101)	150
Fixed Rate Notes Escrow Account	—	(8,977)
Option premiums	111	(96)
Other assets	257	260
Customer acquisition costs	(8,173)	(2,338)
Accounts payable and accrued liabilities	(8,259)	(17,497)
Deferred revenue	5,979	6,554

Net cash provided by operating activities	3,714	31,067

Investing activities:
Asset acquisitions and business combinations	(62)	(131)
Purchases of fixed assets	(841)	(245)

Net cash used in investing activities	(903)	(376)

Financing activities:
Repayment of Floating Rate Notes due 2011	—	(26,700)
Repayment of Denham Credit Facility	—	(12,000)
Repayment of Bridge Financing Loans	—	(5,400)
Debt issuance costs	—	(6,038)
Payroll taxes paid for issuance of common stock from RSUs	(1,161)	—
Stock issuance costs	—	(313)

Net cash used in financing activities	(1,161)	(50,451)

Net increase (decrease) in cash and cash equivalents	1,650	(19,760)
Cash and cash equivalents at beginning of period	6,220	23,266

Cash and cash equivalents at end of period	$7,870	$3,506

The accompanying notes are an integral part of these condensed consolidated financial statements.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited)

Three Months Ended September 30, 2010

Note 1. Organization and Basis of Presentation

        MXenergy Holdings Inc. ("Holdings") was founded in 1999 as a retail energy marketer, and was incorporated in Delaware on January 24, 2005 as part of a corporate reorganization. The two principal operating subsidiaries of Holdings are MXenergy Inc. and MXenergy Electric Inc., which are engaged in the marketing and supply of natural gas and electricity, respectively. Holdings and its subsidiaries (collectively, the "Company") operate in 41 market areas located in 14 states in the United States (the "U.S.") and in two Canadian provinces.

        The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with requirements of the Securities and Exchange Commission (the "SEC"). Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. ("U.S. GAAP") for complete financial statements. The condensed consolidated balance sheet at June 30, 2010 was derived from the audited consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2010 (the "2010 Form 10-K"), but does not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited condensed consolidated financial statements should be read in conjunction with the 2010 Form 10-K.

        In the opinion of management, all normal and recurring adjustments considered necessary for a fair presentation of financial position, results of operations and cash flows for the interim periods have been made. The accounting and reporting policies of the Company are consistent, in all material respects, with those used to prepare the 2010 Form 10-K, except for the impact of new accounting pronouncements summarized in Note 2 below. The preparation of financial statements in conformity with U.S. GAAP requires the use of estimates and assumptions that affect reported amounts and disclosures. Actual amounts could differ from those estimates. Interim results should not be considered indicative of results for future periods.

        Certain reclassifications have been made to prior period amounts to conform to the current period presentations. Capitalized customer acquisition costs of $2.3 million were reclassified from investing activities to operating activities on the consolidated statement of cash flows for the three months ended September 30, 2009.

Note 2. New Accounting Pronouncements

Accounting Pronouncements Adopted During the Quarter Ended September 30, 2010

        In January 2010, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update No. 2010-06 ("ASU 2010-06"), which amends FASB ASC Topic 820, "Fair Value Measurements and Disclosures." The amended guidance in ASU 2010-06 requires entities to disclose additional information regarding assets and liabilities that are transferred between levels of the fair value hierarchy. ASU 2010-06 also requires that required Level 3 disclosures regarding purchases, sales, issuances and settlements be reported on a gross basis. ASU 2010-06 clarifies existing guidance pertaining to the level of disaggregation at which fair value disclosures should be made and the requirements to disclose information about the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The amended guidance in ASU 2010-06 pertaining to disclosure of transfers between levels of the fair value hierarchy, the level of disaggregation of disclosures and disclosure of valuation techniques and inputs used in estimating Level 2 and Level 3

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 2. New Accounting Pronouncements (Continued)

measurements became effective and were adopted for the Company's quarterly reporting period ended March 31, 2010.

        The requirement to disclose purchases, sales, issuances and settlements of instruments that are valued using Level 3 measurements on a gross basis became effective and were adopted for the Company's quarterly reporting period ended September 30, 2010. The adoption of this provision of ASU 2010-06 did not have any impact on the Company's financial statement disclosures as of September 30, 2010.

Note 3. Debt and Equity Restructuring

        In September 2009, the Company completed a debt and equity restructuring (the "Restructuring"), which included a number of transactions and amendments to corporate documents. Material impacts of the Restructuring on the Company's financial position, results of operations and cash flows were disclosed in the consolidated financial statements included in the Company's 2010 Form 10-K.

        The Restructuring resulted in the following material sources and uses of cash during the three months ended September 30, 2009:

  •
  $75.0 million of restricted cash was released to operating cash upon maturity of the Company's former supply and hedging facilities;

  •
  $26.7 million was paid to holders of Holdings' floating rate senior notes due 2011 (the "Floating Rate Notes due 2011") in partial exchange for their notes;

  •
  $12.0 million of principal outstanding, plus accrued and unpaid interest, under the credit facility (the "Denham Credit Facility") with Denham Commodity Partners Fund LP ("Denham") was repaid and the Denham Credit Facility was terminated;

  •
  $9.0 million was transferred from cash and cash equivalents to the Fixed Rate Notes Escrow Account, which is maintained as security for future interest payments related to holders of the 13.25% Senior Subordinated Secured Notes due 2014 (the "Fixed Rate Notes due 2014");

  •
  $6.4 million of legal, consulting and other fees directly related to various Restructuring transactions were paid and recorded as deferred debt issuance costs ($6.1 million) and stock issuance costs ($0.3 million). The deferred debt issuance costs will be amortized as an increase to interest expense over the remaining terms of the related agreements; and

  •
  $5.4 million of principal outstanding of bridge financing loans under the Company's former credit facility (the "Bridge Financing Loans"), plus accrued and unpaid interest, were repaid and the Bridge Financing Loans were terminated.

        In connection with the Restructuring, the Company recorded approximately $2.2 million of incremental, non-recurring general and administrative expenses during the three months ended September 30, 2009, including $0.8 million of Restructuring-related bonuses, $1.2 million of professional fees incurred in connection with various potential liquidity events considered prior to completion of the Restructuring and $0.2 million of staff severance costs.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 4. Seasonality of Operations

        Natural gas and electricity sales accounted for approximately 46% and 54%, respectively, of the Company's total sales for the three months ended September 30, 2010 and 82% and 18%, respectively, of the Company's total sales for the fiscal year ended June 30, 2010. The mix of natural gas and electricity sales varies significantly during the reporting quarters within the Company's fiscal year due to the seasonality of its natural gas and electricity businesses. The majority of natural gas customer consumption occurs during the months of November through March. By contrast, electricity customer consumption peaks during the months of June through September. Because the natural gas business segment comprises such a large component of the Company's overall business operations for its entire fiscal year, the second and third fiscal quarters represent the seasonal peak of operating results for the Company's full fiscal year.

        Cash collections from natural gas customers peak in the spring of each calendar year, while cash collections from electricity customers peak in late summer and early fall. The Company utilizes a considerable amount of cash from operations to meet working capital requirements during the months of November through March of each fiscal year. In addition, the Company utilizes considerable cash to purchase natural gas inventories during the months of April through October.

        Weather conditions have a significant impact on customer demand and market prices for natural gas and electricity. Customer demand exposes the Company to a high degree of seasonality in sales, cost of sales, billing and collection of customer accounts receivable, inventory requirements and cash flows. In addition, budget billing programs and payment terms of local distribution companies ("LDCs") can cause timing differences between the billing and collection of accounts receivable and the recording of revenues.

        The impact of rising or falling commodity prices also varies greatly depending on the period of time in which they occur during the Company's fiscal year. Although commodity price movements can have material short-term impacts on monthly and quarterly operating results, the Company's economic hedging and contract pricing strategies are designed to reduce the impact of such trends on operating results for a full fiscal year. Therefore, the short-term impacts of changing commodity prices should be considered in the context of the Company's annual operating cycle.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 5. Accounts Receivable

Accounts Receivable from Customers and LDCs, Net

        Accounts receivable, net, is summarized in the following table.

	Balances at
	September 30, 2010	June 30, 2010
	(in thousands)
Billed customer accounts receivable:
Guaranteed by LDCs	$15,834	$11,736
Non-guaranteed by LDCs	17,782	21,543

	33,616	33,279

Unbilled customer accounts receivable(1):
Guaranteed by LDCs	9,336	10,206
Non-guaranteed by LDCs	5,751	7,211

	15,087	17,417

Total customer accounts receivable	48,703	50,696
Less: Allowance for doubtful accounts	(4,482)	(5,074)

Customer accounts receivable, net	44,221	45,622
Cash imbalance settlements and other receivables, net(2)	2,959	3,303

Accounts receivable, net	$47,180	$48,925

(1)
Unbilled customer accounts receivable represents estimated revenues associated with natural gas and electricity consumed by customers but not yet billed under the monthly cycle billing method utilized by LDCs.

(2)
Cash imbalance settlements represent differences between natural gas delivered to LDCs for consumption by the Company's customers and actual customer usage. The Company expects such imbalances to be settled in cash within the next 12 months in accordance with contractual payment arrangements with the LDCs.

        The Company operates in 41 market areas located in 14 U.S. states and two Canadian provinces. The Company's diversified geographic coverage reduces the credit exposure that could result from concentrations in a single LDC territory or a single regulatory jurisdiction, from extreme local weather patterns or from an economic downturn in any single geographic region.

        Imbalance settlements represent differences between the natural gas or electricity delivered to LDCs or independent service operators ("ISOs") for consumption by our customers and actual usage by our customers. We expect that such imbalances will be settled with cash within the fiscal year following the balance sheet date. Imbalance settlements will fluctuate from period to period depending on the market price for natural gas and electricity, weather patterns and other factors that affect customer consumption, and the timing of cash remittances from LDCs or ISOs. These receivables are generally due from counterparties with investment grade credit ratings.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 5. Accounts Receivable (Continued)

        The Company has limited exposure to risk associated with high concentrations of sales volumes with individual customers. In April 2010, the Company began delivering natural gas to an LDC in Ohio as part of a Standard Service Offer program (the "SSO Program"). As a result of the Company's participation in the SSO Program, the LDC in Ohio became the Company's largest single customer, accounting for approximately 12% of the Company's natural gas sales volume for the three months ended September 30, 2010. Under the SSO Program, for the twelve-month period from April 1, 2010 through March 31, 2011, the Company will receive a NYMEX-referenced price plus a price adjustment for natural gas delivered by the LDC to its customers who are eligible to participate in the SSO Program.

        The allowance for doubtful accounts represents the Company's estimate of potential credit losses associated with customer accounts receivable in markets where such receivables are not guaranteed by LDCs. The Company assesses the adequacy of its allowance for doubtful accounts through review of the aging of customer accounts receivable and general economic conditions in the markets that it serves. Based upon this review as of September 30, 2010, and for the three months then ended, the Company believes that its allowance for doubtful accounts is adequate to cover potential credit losses related to customer accounts receivable. An analysis of the allowance for doubtful accounts is provided in the following table.

	Three Months Ended September 30,
	2010	2009
	(in thousands)
Balance at beginning of period	$5,074	$7,344
Add: Provision for doubtful accounts	1,392	1,593
Less: Net (charge offs) recoveries of customer accounts receivable	(1,984)	(2,597)

Balance at end of period	$4,482	$6,340

Allowance for doubtful accounts as a percentage of total customer accounts receivable in non-guaranteed markets	19.0%	21.6%

Provision for doubtful accounts as a percentage of sales of natural gas and electricity in non-guaranteed markets	3.37%	3.26%

        The allowance for doubtful accounts as a percentage of total customer accounts receivable in non-guaranteed markets fluctuates significantly during the Company's fiscal year depending on seasonal sales activity. For the quarterly reporting periods during fiscal year 2010, such percentages ranged from 9.2% at December 31, 2009, which reflects customer sales activity during the Company's peak revenue period, to 21.6% at September 30, 2009, which reflects customer sales activity during the lowest revenue period.

        Certain LDCs guarantee billed and unbilled customer accounts receivable or amounts due for delivered gas and electricity, which mitigates the Company's direct credit risk since the Company is exposed only to the credit risk of the LDC, rather than that of its customers. Reserves and discounts in

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 5. Accounts Receivable (Continued)

the consolidated statements of operations includes the provision for doubtful accounts related to customer accounts receivable within markets where such receivables are not guaranteed by LDCs as well as discounts related to customer accounts receivable that are guaranteed by LDCs. For the three months ended September 30, 2010, approximately 44% of the Company's total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 56% of total sales were within markets where LDCs guarantee customer accounts receivable at a weighted average discount rate of approximately 1%. For the three months ended September 30, 2009, approximately 64% of the Company's total sales of natural gas and electricity were within markets where LDCs do not guarantee customer accounts receivable while 36% of total sales were within markets where LDCs guarantee customer accounts receivable. The Company monitors the credit ratings of LDCs and the parent companies of LDCs that guarantee customer accounts receivable. The Company also periodically reviews payment history and financial information for LDCs to ensure that it identifies and responds to any deteriorating trends. As of September 30, 2010, all of the Company's customer accounts receivable in LDC-guaranteed markets were with LDCs with investment grade credit ratings.

Note 6. Natural Gas Inventories

        Natural gas inventories are summarized in the following table.

	Balances at
	September 30, 2010	June 30, 2010
	(in thousands)
Storage inventory for delivery to customers	$14,595	$9,956
Imbalance settlements in-kind(1)	7,393	5,905

Total	$21,988	$15,861

(1)
Represents inventory to be transferred to the Company or its customers from LDCs as a result of an excess of natural gas deliveries over amounts used by customers in prior periods. The Company expects these inventories to be transferred to the Company or its customers within the upcoming twelve-month period.

        The Company reports the volume of natural gas held in storage in million British thermal units ("MMBtus"), which is a standard unit of heating equivalent measure for natural gas. The increase in storage inventory for delivery to customers from June 30, 2010 to September 30, 2010 was primarily due to normal seasonal accumulation of natural gas held in storage as the Company prepares to serve its natural gas customers over the upcoming winter season. The volume of natural gas held in storage increased 50% from 1.8 million MMBtus at June 30, 2010 to 2.7 million MMBtus at September 30, 2010.

        Natural gas inventories are valued on a weighted-average cost basis, which includes related transportation and storage costs, and which does not exceed net realizable value. The weighted-average cost per MMBtu of natural gas held in storage decreased 1% from June 30, 2010 to September 30, 2010.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 7. Other Current Assets

        Other current assets are summarized in the following table.

	Balance at
	September 30, 2010	June 30, 2010
	(in thousands)
Security deposits:
Collateral required by hedging counterparties(1)	$4,290	$6,180
Collateral posted in connection with the SSO Program	4,569	4,569
Collateral required by transmission, pipeline and transportation counterparties	3,344	3,295
Prepaid expenses	1,380	1,448
Other	846	780

Total other current assets	$14,429	$16,272

(1)
Primarily includes cash collateral required to secure unrealized losses from risk management activities associated with interest rate swaps (refer to Note 11).

Note 8. Customer Acquisition Costs, Net

        Customer acquisition costs and related accumulated amortization are summarized in the following table.

	Balance at September 30, 2010
	Gross Book Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer contracts acquired from:
Asset acquisitions and business combinations(1)	$8,256	$7,227	$1,029
Success-based third-party marketing activities	47,700	19,486	28,214
Hourly-paid third-party direct-response telemarketing activities	12,213	7,971	4,242

Totals	$68,169	$34,684	$33,485

	Balance at June 30, 2010
	Gross Book Value	Accumulated Amortization	Net Book Value
	(in thousands)
Customer contracts acquired from:
Asset acquisitions and business combinations(1)	$8,196	$6,424	$1,772
Success-based third-party marketing activities	42,010	17,237	24,773
Hourly-paid, third-party direct-response telemarketing activities	13,261	9,381	3,880

Totals	$63,467	$33,042	$30,425

(1)
Includes the fair value of customer portfolios acquired in transactions accounted for as asset acquisitions or business combinations. Also includes contingent consideration paid by the Company subsequent to the acquisition date in accordance with the respective acquisition agreements.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 8. Customer Acquisition Costs, Net (Continued)

        Amortization expense associated with capitalized customer acquisition costs was $5.2 million and $4.7 million for the three months ended September 30, 2010 and 2009, respectively. Amortization expense associated with customer acquisition costs capitalized as of September 30, 2010 is expected to be approximately $14.4 million for the remainder of fiscal year 2011, $11.7 million for fiscal year 2012, $7.0 million for fiscal year 2013 and $0.4 million for fiscal year 2014. At September 30, 2010, the weighted average remaining amortization period associated with all customer acquisition costs was approximately 1.5 years.

        The value and recoverability of customer acquisition costs are evaluated quarterly by comparing their carrying value to their projected future cash flows on an undiscounted basis. During the three months ended September 30, 2010, no impairment was indicated as a result of these comparisons.

Note 9. Income Taxes

        The Company's effective income tax rate was 0% for the three months ended September 30, 2010 and 2009. For both periods, the Company recorded a valuation allowance that reduced any tax benefit which would otherwise have been recorded.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's policy is to establish a valuation allowance if it is "more likely than not" that the related tax benefits will not be realized. As of September 30, 2010 and June 30, 2010, the Company determined based on available evidence, including historical financial results for the last three years, that it is "more likely than not" that a portion of these items may not be recoverable in the future. Accordingly, the Company recorded valuation allowances of $37.1 million and $28.1 million at September 30, 2010 and June 30, 2010, respectively, related to non-recovery of deferred tax assets.

Note 10. Accounts Payable and Accrued Liabilities

        Accounts payable and accrued liabilities are summarized in the following table.

	Balance at
	September 30, 2010	June 30, 2010
	(in thousands)
Trade accounts payable and accrued liabilities(1)	$13,843	$16,069
Accrued commodity purchases	54	2,083
Interest payable	1,584	3,951
Payroll and related expenses	3,831	4,301
Other	2,731	3,898

Total accounts payable and accrued liabilities	$22,043	$30,302

(1)
Includes $0.1 million and $0.2 million due to related parties at September 30, 2010 and June 30, 2010, respectively, for legal services, financial advisory services and management fees. Refer to Note 16 for additional information regarding related party transactions.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 11. Derivatives and Hedging Activities

        The Company is exposed to commodity price risk and interest rate risk related to its business operations, which it manages with derivative instruments. The Company has a risk management policy that is intended to reduce its financial exposure related to changes in the price of natural gas and electricity and to changes in the interest rates associated with its exclusive credit, supply and commodity hedging agreement (the "Commodity Supply Facility") with Sempra Energy Trading LLC ("RBS Sempra") and the Floating Rate Notes due 2011. The Company's risk management policy defines various risk management controls and limits that are designed to monitor its commodity price risk position and ensure that hedging performance is in line with objectives established by its board of directors (the "Board of Directors") and management. Speculative trading activities are explicitly prohibited under the Company's risk management policy.

        The Company has not elected to designate any derivative instruments as hedges under U.S. GAAP guidelines. Accordingly, any changes in fair value during the term of a derivative contract are adjusted through unrealized losses (gains) from risk management activities in the consolidated statements of operations with offsetting adjustments to unrealized gains or unrealized losses from risk management activities in the consolidated balance sheets. Unrealized gains from risk management activities on the consolidated balance sheets represent receivables from various derivative counterparties, net of amounts due to the same counterparties when master netting agreements exist. Unrealized losses from risk management activities represent liabilities to various derivative counterparties, net of receivables from the same counterparties when master netting agreements exist. Settlements on the derivative instruments are realized monthly and are generally based upon the difference between the contract price and the settlement price as quoted on New York Mercantile Exchange ("NYMEX") or other published index.

Commodity Price Risk Management Activities

        The Company utilizes swap instruments and, to a lesser extent, option instruments to economically hedge the anticipated natural gas and electricity commodity purchases required to meet expected customer demand for all accounts served under fixed price contracts (up to 110% in the winter months with respect to customer demand in certain natural gas utility service areas with daily balancing requirements and up to 110% in the summer months with respect to customer demand in certain electricity utility service areas).

        The Company utilizes the Commodity Supply Facility to enter into swaps, basis swaps and options to economically hedge the risk of variability in the cost of natural gas and electricity. Under the Commodity Supply Facility, as of September 30, 2010, the Company has the ability to enter into derivative instruments through October 2013.

        As of September 30, 2010, the Company had entered into forward physical contracts with RBS Sempra to purchase natural gas and electricity beginning in October 2010 and ending in March 2011. Based on the terms of these purchases, most of these contracts are accounted for as derivative instruments under U.S. GAAP, and are therefore included in the fair value measurements reported by the Company as of September 30, 2010. Certain of the Company's forward physical contracts qualify as "normal purchases" under U.S. GAAP and are therefore not reported on the consolidated balance sheets at September 30, 2010.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 11. Derivatives and Hedging Activities (Continued)

Interest Rate Risk Management Activities

        The Company manages its exposure to interest rate fluctuations by utilizing interest rate swaps to effectively convert the interest rate exposure from a variable rate to a fixed rate of interest. Under the Commodity Supply Facility, the Company is subject to variable interest rates in connection with cash borrowings and credit support, primarily in the form of letters of credit, provided by RBS Sempra. The total amount of letters of credit outstanding under the Commodity Supply Facility will fluctuate throughout the Company's fiscal year due to the seasonality of its business. As of September 30, 2010, approximately $34.1 million of letters of credit were outstanding under the Commodity Supply Facility. The Company is also exposed to interest rate fluctuations in connection with the $6.4 million aggregate principal amount of Floating Rate Notes due 2011 that was outstanding at September 30, 2010.

        As of September 30, 2010, an $80.0 million fixed-for-floating interest rate swap was outstanding, which expires on August 1, 2011, and which effectively fixes the six-month LIBOR rate at 5.72% per annum. During the fiscal year ended June 30, 2010, the $80.0 million interest rate swap agreement was novated to RBS Sempra from the previous counterparty, as required by the terms of the Commodity Supply Facility. Such novation did not have any impact on the Company's rights, obligations, risks or accounting methodology associated with the interest rate swap agreement.

        As of September 30, 2010 and June 30, 2010, the total unrealized loss from risk management activities on the consolidated balance sheets related to interest rate swaps was approximately $4.1 million and $6.0 million, respectively. As of September 30, 2010 and June 30, 2010, the Company was required to post $4.1 million and $6.0 million, respectively, of cash as collateral for its mark-to-market exposure related to the outstanding interest rate swap agreement, which is recorded in other current assets on the consolidated balance sheets.

Derivatives Activity

        Gross volumes associated with commodity and interest rate derivative contracts that are recorded at fair value on the consolidated balance sheets are summarized in the following table. The volumes in

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 11. Derivatives and Hedging Activities (Continued)

the table do not quantify risk or represent assets or liabilities of the Company, but are used in the calculations of fair value and cash settlements under the contracts.

	Open Positions as of
	September 30, 2010	June 30, 2010
Natural gas instruments (amounts reflected in MMBtus)(1):
Financial forward derivative contracts:
NYMEX-referenced over the counter contracts	23,100,000	21,358,000
Basis contracts	20,223,000	18,794,000
Option contracts	3,008,000	550,000
Physical forward contracts(2):
Physical fixed contracts	6,073,000	4,218,000
Physical basis contracts	405,000	276,000
Physical index contracts	531,000	1,375,000
Electricity instruments (amounts reflected in MWhrs)(3):
Financial forward derivative contracts:
Swaps and fixed price contracts	558,000	677,000
Physical forward contracts(2)	111,000	139,000
Interest rate swaps (in millions)	$80.0	$80.0

(1)
MMBtus represent a standard unit of heating equivalent measure for natural gas. A unit of heat equal to 1,000,000 Btus, or 1 MMBtu, is the thermal equivalent of approximately 1,000 cubic feet of natural gas.

(2)
Represents agreements for the purchase and sale of natural gas or electricity that are accounted for as derivatives because they did not qualify for the "normal purchases and sales" exclusion under U.S. GAAP as of the respective period-end date.

(3)
Megawatt Hours ("MWhrs") represent 1 million watt hours or a thousand kilowatt hours, which is the amount of electric energy produced or consumed in a period of time.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 11. Derivatives and Hedging Activities (Continued)

        The fair value of derivative instruments recorded on the Company's consolidated balance sheets is summarized in the following table.

Type of Derivative	Location on the Consolidated Balance Sheet	Prior to Netting	Impact of Master Netting Agreements	After Netting
		(in thousands)
Fair value as of September 30, 2010:
Asset derivatives:
Commodity derivatives	Unrealized gains from risk management activities, net	$19,476	$(19,476)	$—

Total		$19,476	$(19,476)	$—

Liability Derivatives:
Commodity derivatives	Unrealized losses from risk management activities, net	$34,914	$(19,476)	$15,438
Interest rate derivatives	Unrealized losses from risk management activities, net	4,130	—	4,130

Total		$39,044	$(19,476)	$19,568

Fair value as of June 30, 2010:
Asset derivatives:
Commodity derivatives	Unrealized gains from risk management activities, net	$13,756	$(13,756)	$—

Total		$13,756	$(13,756)	$—

Liability Derivatives:
Commodity derivatives	Unrealized losses from risk management activities, net	$26,315	$(13,756)	$12,559
Interest rate derivatives	Unrealized losses from risk management activities, net	6,029	—	6,029

Total		$32,344	$(13,756)	$18,588

        The effect of derivative instruments on the Company's consolidated statements of operations is summarized in the following table.

		Amount of (Gains) Losses Recognized for the Three Months Ended September 30,
	Location of (Gains) Losses Recognized on the Consolidated Statement of Operations
Type of Derivative Instrument		2010	2009
		(in thousands)
Commodity	Cost of goods sold—realized (gains) losses from risk management activities, net	$3,564	$13,907
Commodity	Cost of goods sold—unrealized (gains) losses from risk management activities, net	2,879	(11,738)
Interest rate	Interest expense, net of interest income	(1,899)	(1,459)

Total		$4,544	$710

        The Company is exposed to credit risk associated with its economic hedging program and derivative financial instruments. Credit risk relates to the potential loss resulting from the nonperformance of a contractual obligation by a derivative counterparty. Historically, the Company has executed its fixed price derivative positions to include a master netting agreement that mitigates the outstanding credit exposure. Under the Commodity Supply Facility, the Company's risk management

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 11. Derivatives and Hedging Activities (Continued)

activities are with a financial institution that has an investment grade credit rating. The Company's risk management policy sets forth guidelines for monitoring, managing and mitigating credit risk exposures, establishes credit limits and requires ongoing financial reviews of counterparties.

Note 12. Fair Value of Financial Instruments

        The Company measures assets and liabilities associated with various financial forward derivative instruments and physical forward purchase and sale agreements at fair value on a recurring basis. The recorded values of derivative instruments reflect management's best estimate of fair value. The Company generally utilizes a market approach for its recurring fair value measurements. In forming its fair value estimates, the Company utilizes the most observable inputs available for the respective valuation technique. If a fair value measurement reflects inputs from different levels within the fair value hierarchy, the measurement is classified based on the lowest level of input that is significant to the fair value measurement. The key inputs and assumptions utilized for the fair value measurements recorded by the Company are summarized as follows:

        Financial natural gas derivative contracts—NYMEX-referenced swaps are valued utilizing unadjusted market commodity quotes from a pricing service, which are considered to be quotes from an active market, but are deemed to be Level 2 inputs because the swaps are not an identical instrument to the NYMEX-referenced commodity. Basis swaps and options are generally valued using observable broker quotes. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Financial electricity derivative contracts—Electricity swaps are valued utilizing market commodity quotes from a pricing service, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, price volatility, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Physical forward natural gas and electricity derivative contracts—The Company utilizes market commodity quotes from a pricing service to value these instruments, which are deemed to be observable inputs. Other inputs and assumptions include contract position volume, commodity delivery location, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        Interest rate swaps—Interest rate swaps are valued utilizing quotes received directly from swap counterparties. Key inputs and assumptions include interest rate curves, credit quality of the Company and of derivative counterparties, credit enhancements, if any, and time value.

        The Company categorizes its fair value measurements in accordance with a fair value hierarchy that prioritizes the assumptions, or "inputs," used in applying valuation techniques. The three levels of inputs within the fair value hierarchy are:

  •
  Level 1 – Observable inputs that reflect unadjusted quoted prices for identical assets and liabilities in active markets as of the reporting date.

  •
  Level 2 – Inputs other than quoted prices included in Level 1 that represent observable market-based inputs, such as quoted market prices for similar assets or liabilities in active markets or

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 12. Fair Value of Financial Instruments (Continued)

    quoted market prices for identical assets or liabilities in markets that are not considered to be active. Level 2 also includes unobservable inputs that are corroborated by market data.

  •
  Level 3 – Inputs that are not observable from objective sources and therefore cannot be corroborated by market data.

        The fair value of the Company's assets and liabilities that are measured at fair value on a recurring basis is summarized by level within the fair value hierarchy in the following tables.

	Balance at September 30, 2010
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities:
Commodity derivatives	$—	$15,438	$—	$15,438
Interest rate derivatives	—	4,130	—	4,130

Total	$—	$19,568	$—	$19,568

	Balance at June 30, 2010
	Level 1	Level 2	Level 3	Total
	(in thousands)
Liabilities:
Commodity derivatives	$—	$12,559	$—	$12,559
Interest rate derivatives	—	6,029	—	6,029

Total	$—	$18,588	$—	$18,588

        The aggregate principal amount of long-term debt recorded on the consolidated balance sheets, before original issue discount, is $73.7 million at September 30, 2010 (refer to Note 14). The Company has elected not to record the Fixed Rate Notes due 2014 or the Floating Rate Notes due 2011 at fair value. Utilizing observable market data, the aggregate fair value of long-term debt was approximately $66.9 million as of September 30, 2010.

Note 13. Commodity Supply Facility

        In connection with the Restructuring (refer to Note 3), all of the Company's former supply and commodity hedging facilities were terminated and were replaced by the Commodity Supply Facility. The Commodity Supply Facility provides for the exclusive supply of physical (other than as needed for balancing) and financial natural gas and electricity, credit support (including letters of credit and guarantees) for certain collateral needs, cash advances for natural gas inventory and seasonal financing as needed, and associated hedging transactions in order to maintain the balanced trading book required by the Company's risk management policies.

        The Commodity Supply Facility is governed by separate master supply and hedge agreements for natural gas and electricity (the "ISDA Master Agreements"). Under the Commodity Supply Facility, the primary obligors are Holdings' two significant operating subsidiaries, MXenergy Inc. and MXenergy Electric Inc. All obligations under the Commodity Supply Facility are guaranteed by Holdings and its

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 13. Commodity Supply Facility (Continued)

other domestic subsidiaries and are secured by a first priority lien on substantially all existing and future assets of Holdings and its domestic subsidiaries other than the Fixed Rate Notes Escrow Account defined in Note 3. The maturity date of the Commodity Supply Facility is August 31, 2012, provided that RBS Sempra will have the right to extend such maturity date by one year in its sole discretion, if RBS Sempra gives notice no later than April 30, 2011.

        In accordance with the terms of the ISDA Master Agreements, the Company is required to maintain a minimum collateral coverage ratio (the "Collateral Coverage Ratio") of 1.25:1.00 for the months of October through March (inclusive) and 1.40:1.00 for any other calendar month. The Collateral Coverage Ratio is calculated as the ratio of: (1) certain assets of the Company, primarily including cash, amounts due from RBS Sempra representing the Company's operating cash, accounts receivable from customers and LDCs and natural gas inventories; to (2) certain liabilities of the Company, primarily arising from exposure and/or amounts due to RBS Sempra (including amounts due for the purchase of natural gas and electricity, accrued but unpaid financing fees and settlements arising from derivative contracts).

        As of September 30, 2010, the Company had a Collateral Coverage Ratio of approximately 2.57:1.00. The calculation of the Collateral Coverage Ratio as of September 30, 2010 resulted in available liquidity of approximately $39.7 million. At September 30, 2010, the Company had no outstanding cash advances and had $34.1 million of letters of credit outstanding under the Commodity Supply Facility.

        Under the Commodity Supply Facility, the Company is obligated to purchase a minimum of 130,000,000 MMBtus of natural gas from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 39,000,000 MMBtus during the first contract year; (2) 44,000,000 MMBtus during the second contract year; and (3) 47,000,000 MMBtus during the third contract year. In addition, the Company is obligated to purchase a minimum of 1,850,000 MWhrs of electricity from RBS Sempra, for physical delivery in accordance with the following schedule: (1) 500,000 MWhrs during the first contract year; (2) 650,000 MWhrs during the second contract year; and (3) 700,000 MWhrs during the third contract year. The estimated total value of these purchases will depend upon the market price of natural gas and electricity at the time of purchase. The Company will be obligated to pay a volumetric fee for any unused balance of the minimum volume purchase requirement for any contract year, or if the agreement is terminated prior to the end of the contract.

        During the first contract year of the Commodity Supply Facility, the Company's actual purchases of natural gas and electricity from RBS Sempra exceeded the minimum purchase obligations. Under the terms of the ISDA Master Agreements, such excess of actual purchases over the minimum purchase obligations are deducted from the minimum purchases requirement for the second contract year of the Commodity Supply Facility. As of September 30, 2010, the commodity to be purchased for delivery to the Company's customers during the second contract year of the Commodity Supply Facility is expected to exceed the minimum purchase obligation for natural gas and electricity for that year.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 13. Commodity Supply Facility (Continued)

        With regard to the Company's fixed price customer mix, the Company may not, without the prior written consent of RBS Sempra, enter into any fixed price contracts, excluding renewals of existing fixed price contracts, if:

  •
  During any twelve-month period, more than 75% of all residential customer equivalents ("RCEs") have been added under fixed price contracts;

  •
  During any twelve-month period, more than 235,000 RCEs have been added under fixed price contracts; and

  •
  The Company's fixed price RCEs exceeds 325,000 at any time.

        The Company received a limited waiver from RBS Sempra, which allowed the Company to add more than 235,000 RCEs under fixed price contracts during the first contract year of the Commodity Supply Facility.

        The Company incurred approximately $10.8 million of legal fees, consulting fees and other costs directly related to the Commodity Supply Facility, which were recorded as deferred debt issuance costs on the consolidated balance sheets, and which are being amortized as an increase to interest expense over the remaining term of the Commodity Supply Facility. These deferred costs include the value of 4,002,290 shares of Class B Common Stock issued to RBS Sempra in connection with the Restructuring. Amortization expense associated with these deferred costs was approximately $0.9 million and $0.1 million for the three months ended September 30, 2010 and 2009, respectively.

        Other key provisions of the ISDA Master Agreements are described in the consolidated financial statements included in the Company's 2010 Form 10-K. As of September 30, 2010, the Company was in compliance with all provisions of the ISDA Master Agreements.

Accounts Receivable, Net—RBS Sempra

        In connection with the Commodity Supply Facility, certain banking relationships that previously belonged to the Company are now under RBS Sempra's name and control. RBS Sempra releases cash to the Company as required to meet the Company's ongoing operating cash requirements. The Company records the cash balance held by RBS Sempra on the Company's behalf as a receivable from RBS Sempra.

        The ISDA Master Agreements include provisions that allow for net settlement of: (i) the cash amount due from RBS Sempra; (ii) the net amounts due from or due to RBS Sempra from settlement of derivative contracts; and (iii) amounts due to RBS Sempra for commodity purchases and fees accrued under the Commodity Supply Facility. The net amount due from RBS Sempra, which is reported as accounts receivable, net—RBS Sempra on the consolidated balance sheets, was $13.1 million and $43.1 million at September 30, 2010 and June 30, 2010, respectively. These net accounts receivable balances include approximately $18.9 million and $19.0 million of amounts owed to RBS Sempra for commodity purchases.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 14. Long-Term Debt

        Long-term debt is summarized in the following table.

	Balance at September 30, 2010
	Aggregate Debt Balance	Unamortized Discount	Net Book Value
	(in thousands)
Fixed rate notes due 2014	$67,293	$14,034	$53,259
Floating rate notes due 2011	6,413	27	6,386

Totals	$73,706	$14,061	$59,645

	Balance at June 30, 2010
	Aggregate Debt Balance	Unamortized Discount	Net Book Value
	(in thousands)
Fixed rate notes due 2014	$67,293	$14,949	$52,344
Floating rate notes due 2011	6,413	35	6,378

Totals	$73,706	$14,984	$58,722

        In connection with the Restructuring (refer to Note 3), the Company exchanged $158.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011 for $26.7 million of cash, $67.8 million aggregate principal amount of Fixed Rate Notes due 2014 and 33,940,683 shares of newly authorized Class A Common Stock. This debt exchange transaction that was accounted for as a troubled-debt restructuring in accordance with U.S. GAAP, and therefore did not result in any gain or loss recorded in the consolidated statements of operations during the three months ended September 30, 2009.

Fixed Rate Notes due 2014

        The Fixed Rate Notes due 2014 will mature on August 1, 2014 and bear interest at the rate of 13.25% per annum, which is payable in cash semi-annually on February 1 and August 1 of each year. Interest expense associated with the Fixed Rate Notes due 2014 was approximately $2.2 million and $0.2 million for the three months ended September 30, 2010 and 2009, respectively.

        The Fixed Rate Notes due 2014 were issued at a discount of approximately $17.8 million, which was recorded as a reduction from the Fixed Rate Notes due 2014 balance on the Company's consolidated balance sheets, and which is being amortized as an increase to interest expense over the remaining life of the Fixed Rate Notes due 2014. Total interest expense associated with amortization of this discount was approximately $0.9 million and $0.1 million for the three months ended September 30, 2010 and 2009, respectively.

        The Company incurred approximately $5.3 million of legal fees, consulting fees and other costs directly related to issuance of the Fixed Rate Notes due 2014, which were recorded as deferred debt issuance costs on the consolidated balance sheets, and which are being amortized as an increase to interest expense over the remaining term of the Fixed Rate Notes due 2014. Total interest expense

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 14. Long-Term Debt (Continued)

associated with amortization of these deferred costs was approximately $0.3 million and $0.1 million for the three months ended September 30, 2010 and 2009, respectively.

        The Fixed Rate Notes due 2014 are senior subordinated secured obligations of the Company, subordinated in right of payment to obligations of the Company under the Commodity Supply Facility. The Fixed Rate Notes due 2014 are senior in priority to the Company's unsecured senior obligations, including the Floating Rate Notes due 2011, to the extent of the aggregate value of the assets securing the Fixed Rate Notes due 2014 that is in excess of the aggregate amount of the outstanding Commodity Supply Facility obligations.

        The Fixed Rate Notes due 2014 are secured by a first priority security interest in the Fixed Rate Notes Escrow Account and by a second priority security interest in substantially all other existing and future assets of the Company. The Fixed Rate Notes Escrow Account balance of approximately $9.0 million approximates the interest payable by the Company on the Fixed Rate Notes due 2014 for a twelve-month period.

        The key provisions of the indenture that governs the Fixed Rate Notes due 2014 are fully described in the consolidated financial statements included in the Company's 2010 Form 10-K. As of September 30, 2010, the Company was in compliance with all provisions of the indenture.

        Holdings has no significant independent operations. Each of Holdings' domestic subsidiaries jointly and severally, fully and unconditionally guarantees the Fixed Rate Notes due 2014. Refer to Note 19 for consolidating financial statements of Holdings and its guarantor and non-guarantor subsidiaries.

        Under the terms of the indenture that governs the Fixed Rate Notes due 2014, the Company was required to file an effective registration statement for the Fixed Rate Notes due 2014 with the SEC within one year from the consummation date of the Restructuring, which it failed to do. Failure to do so resulted in a 0.25% increase to the interest rate on the Fixed Rate Notes due 2014, effective September 29, 2010.

Floating Rate Notes due 2011

        On August 4, 2006, Holdings issued $190.0 million aggregate principal amount of Floating Rate Notes due 2011, which mature on August 1, 2011. The Floating Rate Notes due 2011 were issued at 97.5% of par value and bear interest at LIBOR plus 7.5% per annum. Interest is reset and payable semi-annually on February 1 and August 1 of each year. During fiscal years 2007 and 2008, the Company purchased $24.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011, plus accrued interest, from noteholders for amounts less than face value.

        In connection with the Restructuring (refer to Note 3), the Company consummated an exchange offer of $158.8 million aggregate principal amount of outstanding Floating Rate Notes due 2011 for $26.7 million of cash, $67.8 million aggregate principal amount of Fixed Rate Notes due 2014 and 33,940,683 shares of newly authorized Class A Common Stock. Holders of approximately $6.4 million aggregate principal amount of Floating Rate Notes due 2011 did not tender their notes pursuant to the Restructuring. These Floating Rate Notes due 2011 will remain outstanding until their maturity date in August 2011 unless acquired or retired by the Company sooner. The indenture governing the Floating

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 14. Long-Term Debt (Continued)

Rate Notes due 2011 was amended to eliminate substantially all of the restrictive covenants and certain events of default from such indenture.

        The interest rate on the Floating Rate Notes due 2011 was 8.18% and 7.88% at September 30, 2010 and June 30, 2010, respectively. The weighted-average interest rate was 8.08% and 8.67% for the three months ended September 30, 2010 and 2009, respectively. Interest expense accrued in connection with the Floating Rate Notes due 2011 was approximately $0.1 million and $3.3 million for the three months ended September 30, 2010 and 2009, respectively.

        The aggregate total amortization of original issue discount and deferred debt issuance costs associated with the Floating Rate Notes due 2011 was approximately $0.1 million and $3.6 million for the three months ended September 30, 2010 and 2009, respectively. Amortization for the three months ended September 30, 2009 includes the pro rata portion of discount and deferred costs associated with the Floating Rate Notes due 2011 exchanged in connection with the Restructuring.

        The Company has entered into interest rate swap agreements to economically hedge the floating rate interest expense on the Floating Rate Notes due 2011. Refer to Note 11 for additional information regarding the Company's use of interest rate swaps.

        Each of Holdings' domestic subsidiaries jointly and severally, fully and unconditionally guarantees the Floating Rate Notes due 2011. Refer to Note 19 for consolidating financial statements of Holdings and its guarantor and non-guarantor subsidiaries.

Note 15. Common Stock

        On September 22, 2009, the Company's certificate of incorporation and bylaws were amended and restated, and the Company entered into new stockholder agreements with holders of various classes of newly authorized common stock. Effective July 27, 2010, the Company's certificate of incorporation and bylaws were further amended and restated and the stockholders agreement among holders of all classes of common stock dated September 22, 2009 (the "Stockholders Agreement") was amended. The second amended and restated certificate of incorporation dated September 22, 2009 authorized issuance of new classes of common stock and changed the size and composition of the Company's Board of Directors. The third amended and restated certificate of incorporation dated July 27, 2010 (the "Certificate of Incorporation") adjusted director and committee member compensation, reduced the number of committees of the Board of Directors and revised the definitions of "Financial Expert" and "Independent Director."

        The Certificate of Incorporation authorizes 200,000,000 shares of $0.01 par value common stock. The number of authorized shares and significant rights, as provided in the Stockholders Agreement, of each class of common stock include:

  •
  50,000,000 shares of Class A Common Stock. Holders of the Class A Common Stock are not subject to any transfer restrictions and are entitled to nominate and elect five directors to the Board of Directors, at least two of whom shall be independent and qualify as a "financial expert."

  •
  10,000,000 shares of Class B Common Stock. Shares of Class B Common Stock will convert to shares of Class C Common Stock if RBS Sempra sells any of its shares (subject to certain

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 15. Common Stock (Continued)

    exceptions defined in the Certificate of Incorporation) or if all of the Company's obligations under the Commodity Supply Facility have been paid in full and all commitments pursuant to the Commodity Supply Facility have been terminated. RBS Sempra is entitled to nominate and elect one director to the Board of Directors.

  •
  40,000,000 shares of Class C Common Stock. Holders of Class C Common Stock who are current or former employees of the Company or any of its subsidiaries may not transfer their shares (except by will or in connection with customary estate planning) until the third anniversary of the closing date of the Restructuring and, in the case of shares acquired pursuant to the 2010 Stock Incentive Plan implemented by the Company (the "2010 SIP"), as otherwise provided in the 2010 SIP. Transfers of shares of Class C Common Stock are subject to a right of first refusal in favor of the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock. Holders of Class C Common Stock are entitled to nominate and elect two directors to the Board of Directors.

  •
  100,000,000 shares of Class D Common Stock, which will only be issued by Holdings if certain transactions specified in the Certificate of Incorporation occur.

        In connection with the Restructuring, Holdings issued the following shares of common stock:

  •
  33,940,683 shares of Class A Common Stock to holders of the Fixed Rate Notes due 2014, which represented 62.5% of the aggregate shares of common stock outstanding after the consummation of the Restructuring.

  •
  4,002,290 shares of Class B Common Stock to RBS Sempra, as a condition to the entry into the agreements governing the Commodity Supply Facility, which represented 7.37% of the aggregate shares of common stock outstanding after consummation of the Restructuring. The aggregate $9.0 million fair value of Class B Common Stock issued to RBS Sempra (par value of less than $0.1 million, recorded as Class B Common Stock; and $9.0 million recorded as additional paid in capital on the consolidated balance sheets) was recorded as deferred debt issuance costs on the consolidated balance sheets and is being amortized as an increase to interest expense over the remaining term of the Commodity Supply Facility. Total amortization associated with these deferred costs was approximately $0.8 million and $0.1 million for the three months ended September 30, 2010 and 2009, respectively.

  •
  11,862,551 shares of Class C Common Stock to holders of redeemable convertible preferred stock issued and outstanding prior to the Restructuring, which represented 21.84% of the aggregate shares of the common stock outstanding after consummation of the Restructuring.

  •
  4,499,588 shares of Class C Common Stock to the remaining holders of Holdings' common stock issued and outstanding prior to the Restructuring, which represented 8.29% of the aggregate shares of common stock outstanding after the consummation of the Restructuring. All 4,681,219 shares of Holdings' common stock issued and outstanding prior to the Restructuring were retired as a result of the Restructuring.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 15. Common Stock (Continued)

Stock-Based Compensation Activity

        The purpose of the Company's stock-based compensation program is to attract and retain qualified employees, consultants and other service providers by providing them with additional incentives and opportunities to participate in the Company's ownership, and to create interest in the success and increased value of the Company. The Executive, Compensation and Governance Committee of the Board of Directors (the "ECG Committee) administers the Company's approved stock-based compensation plans. The ECG Committee has the authority to: (1) interpret the plans and to create or amend its rules; (2) establish award guidelines under the plans; and (3) determine, or delegate the determination to management, the persons to whom awards are to be granted, the time at which awards will be granted, the number of shares to be represented by each award, and the consideration to be received, if any. Stock-based awards under the plans generally are granted with an exercise price equal to the fair value of Holdings' common stock on the grant date, vest ratably based on three years of continuous service and have ten-year contractual terms.

        In connection with the Restructuring, as agreed to by the stockholders, in January 2010, Holdings' Board of Directors authorized the creation of the 2010 SIP, pursuant to which the Company may issue Class C Common Stock not to exceed 10% of Holdings' outstanding common stock (on a fully diluted basis) after giving effect to the Restructuring. Also in January 2010, Holdings' Board of Directors approved grants of restricted stock units ("RSUs") to certain senior officers, directors and a former director, pursuant to which the Company may issue 2,960,204 shares of Class C Common Stock, representing 5% of Holdings' outstanding common stock (on a fully-diluted basis), as follows:

  •
  2,858,164 RSUs, with a grant date fair value of approximately $6.3 million, were granted to certain senior officers of the Company, subject to vesting according to the following schedule: (i) one-third vested in September 2010; (ii) one-third will vest in September 2011; and (iii) one-third will vest in September 2012;

  •
  102,040 RSUs, with a grant date fair value of approximately $0.2 million, were granted to directors and a former director of Holdings, subject to vesting according to the following schedule: (i) 25% vested in January 2010; (ii) 25% vested in April 2010; (iii) 25% vested in July 2010; and (iv) 25% vested in October 2010. As a result of the resignation and replacement of a director during fiscal year 2010, 5,102 previously granted RSUs were forfeited by the original grantee in July 2010 and 5,102 RSUs were granted to the new director of Holdings in August 2010 subject to vesting according to the following schedule: (i) 50% vested in August 2010; and (ii) 50% vested in October 2010.

        On September 22, 2010, the Company issued 952,721 shares of Class C Common Stock to certain senior officers of the Company when a portion of their RSUs vested without restrictions. Of the Class C shares issued to senior officers, 408,936 shares of Class C Common Stock were immediately surrendered back to the Company to offset the taxable nature of the shares to the senior officers.

        The Company issued an aggregate total of 25,510 shares of Class C Common Stock to directors of the Company on July 1, 2010 and October 1, 2010 and 2,551 shares of Class C Common Stock to a director on August 22, 2010 when a portion of their RSUs vested without restrictions.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 15. Common Stock (Continued)

        During the three months ended September 30, 2010, the Company recorded approximately $1.3 million of non-cash compensation expense in connection with outstanding RSUs. The Company expects to record approximately $1.5 million, $1.1 million and $0.2 million of compensation expense related to outstanding RSU awards during the remainder of fiscal year 2011 and during fiscal years 2012 and 2013, respectively.

Dividend Policy and Restrictions

        Holdings' Board of Directors, at its discretion, has the authority to declare and pay dividends on the Company's common stock provided there are funds available to do so. However, the Company is restricted in its ability to pay dividends by various provisions of agreements that govern the Commodity Supply Facility, the Fixed Rate Notes due 2014 and the Floating Rate Notes due 2011. The Company has never declared or paid any cash dividends on its common stock and, as of September 30, 2010, does not intend to pay any cash dividends in the foreseeable future. The Company intends to retain any future earnings to finance the expansion of its business and to use for general corporate purposes.

Note 16. Related Party Transactions

        Amounts paid or accrued to related parties are summarized in the following table.

	Three Months ended September 30,
	2010	2009
	(in thousands)
Amount paid or accrued for:
Legal services:
General and administrative expense	$619	$104
Debt issuance costs and stock issuance costs	—	1,503
Management fees	13	63
Financial advisory services	—	32
Interest expense—Denham Credit Facility	—	246
Interest expense—Bridge Financing Loans	—	197

Legal Services

        A former director and current stockholder of the Company is senior counsel to Paul, Hastings, Janofsky & Walker LLP ("Paul Hastings"), a law firm that provides legal services to the Company. Paul Hastings provides the Company with general legal services, which are recorded in general and administrative expenses, and has provided legal services associated with the Restructuring and amendments to the Company's supply and hedging facilities that existed prior to the Restructuring, which were deferred on the consolidated balance sheets, to be amortized over the estimated useful lives associated with the related agreements. Paul Hastings is expected to continue to provide legal services to the Company in future periods.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 16. Related Party Transactions (Continued)

Management Fees

        Effective September 23, 2009, the Company agreed to pay a former director and current stockholder of Holdings, who is also senior counsel to Paul Hastings, annual fees of $50,000 for management consulting services provided to the Company. Less than $0.1 million of fees associated with this arrangement were recorded in general and administrative expenses for the three months ended September 30, 2010 and 2009. In addition, the Company granted RSUs to the former director in January 2010, pursuant to which the Company will record $22,000 of compensation expense ratably from January 15, 2010 through October 1, 2010.

        Prior to the Restructuring, the Company had agreed to pay Denham, Charter Mx LLC and a former director, all of which are shareholders of the Company, aggregate annual fees of $0.9 million, for management consulting services provided to the Company. Management fees of approximately $0.2 million related to these arrangements were recorded as general and administrative expenses on the Company's consolidated statements of operations during the three months ended September 30, 2009. These management consulting services arrangements were terminated on September 22, 2009, in connection with the Restructuring.

Financial Advisory Services

        Prior to the Restructuring, the Company had a financial advisory services agreement with an affiliate of Greenhill Capital Partners, a significant stockholder of the Company (the "Greenhill Agreement"). Under the Greenhill Agreement, Greenhill provided advisory services in connection with liquidity options considered during the Restructuring, which were recorded in general and administrative expenses during the respective periods. The Greenhill Agreement was terminated effective September 22, 2009, in connection with the Restructuring.

Interest Expense—Denham Credit Facility

        Denham is a significant stockholder of the Company. As of June 30, 2009, the Company had borrowed the $12.0 million available line under the Denham Credit Facility, which bore interest at 9% per annum. In connection with the Restructuring, the outstanding balance under the Denham Credit Facility was repaid, including accrued interest, and the facility was terminated.

Interest Expense—Bridge Financing Loans

        In November 2008, as required by amendments to the Company's credit facility that existed prior to the Restructuring, Charter Mx LLC, Denham and four members of the Company's senior management team agreed to provide Bridge Financing Loans in an aggregate amount of $10.4 million. Interest accrued to such Bridge Financing Loans was as follows: (1) 16% per annum from the closing date through April 6, 2009; (2) 18% per annum from April 7, 2009 through July 6, 2009; and (3) 20% per annum from July 7, 2009 through September 22, 2009. The Bridge Financing Loans were repaid, with accrued interest, prior to or in connection with the Restructuring.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 17. Commitments and Contingencies

Capacity Commitments

        The Company enters into agreements for transportation and storage of natural gas. Since the demand for natural gas in the winter is high, the Company agreed to pay for certain capacity on the transportation systems utilized for up to a twelve-month period. These take-or-pay agreements obligate the Company to pay for the capacity committed even if it does not use that capacity. For contracts outstanding as of September 30, 2010, the total committed capacity charges were approximately $4.5 million. Total amounts purchased under such agreements were approximately $9.2 million and $7.6 million for the three months ended September 30, 2010 and 2009, respectively. These agreements are due to expire during various months during the twelve months ending September 30, 2011, and may be replaced with new contracts as necessary.

        The terms of the ISDA Master Agreements require that the Company release natural gas transportation and delivery capacity to RBS Sempra in those markets where such releases are allowed by applicable regulations and/or LDC guidelines, and require RBS Sempra to perform certain transportation and storage nominations. During fiscal year 2010, the Company released transportation and storage capacity in several markets to RBS Sempra according to a mutually acceptable schedule and in a manner intended to ensure an effective transition of these functions. Under the terms of the ISDA Master Agreements, the Company is obligated to reimburse RBS Sempra for various direct costs associated with transportation and storage capacity that RBS Sempra is managing on the Company's behalf.

Physical Commodity Purchase Commitments

        Under the Commodity Supply Facility, the Company is obligated to purchase minimum annual amounts of natural gas and electricity from RBS Sempra. Refer to Note 13 for additional information regarding the minimum purchase obligations under the Commodity Supply Facility.

Legal Proceedings and Environmental Matters

        From time-to-time, the Company is a party to claims and legal proceedings that arise in the ordinary course of business, including investigations of product pricing and billing practices, sales practices and employment matters. The Company does not believe that any such proceedings to which it is currently a party will have a material adverse impact on its results of operations, financial position or cash flows.

        The Company does not have physical custody or control of the natural gas provided to its customers, or any facilities used to produce or transport natural gas or electricity. Although the Company holds title to natural gas in interstate pipelines and storage tanks, it believes that the carriers have the liability risk associated with infrastructure failures that could cause environmental issues. Therefore, the Company does not believe that it has significant exposure to legal claims or other liabilities associated with environmental concerns.

Note 18. Business Segments

        The Company's core business is the retail sale of natural gas and electricity to end-use customers in deregulated markets. Accordingly, the Company's business is classified into two business segments: natural gas and electricity. Through these business segments, natural gas and electricity are sold at fixed and variable contracted prices based on the demand or usage of customers.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 18. Business Segments (Continued)

        The Company's principal operations are located in the U.S. Its foreign operations, which are located in Canada, comprised less than 1% of the Company's consolidated total assets at September 30, 2010 and June 30, 2010 and less than 1% of consolidated sales of natural gas and electricity for the three months ended September 30, 2010 and 2009.

        Financial information for the Company's business segments is summarized in the following table.

	Natural Gas	Electricity	Total
	(in thousands)
Three Months ended September 30, 2010:
Sales	$43,240	$51,123	$94,363
Cost of goods sold (excluding unrealized gains (losses) from risk management activities, net)(1)	(42,013)	(41,410)	(83,423)

Gross profit (excluding unrealized gains (losses) from risk management activities, net)(1)	$1,227	$9,713	10,940

Items to reconcile total segment gross profit to income before income tax expense:
Unrealized gains (losses) from risk management activities, net			(2,879)
Operating expenses			(24,785)
Interest expense, net of interest income			(6,707)

Loss before income tax benefit			$(23,431)

Assets allocated to business segments at period end:
Accounts receivable, net	$24,070	$23,110	$47,180
Natural gas inventories	21,988		21,988
Goodwill	3,810		3,810
Customer acquisition costs, net	17,912	15,573	33,485

Total assets allocated to business segments	$67,780	$38,683	$106,463

Three Months ended September 30, 2009:
Sales	$51,495	$24,478	$75,973
Cost of goods sold (excluding unrealized gains (losses) from risk management activities, net)(1)	(43,786)	(18,932)	(62,718)

Gross profit (excluding unrealized gains (losses) from risk management activities, net)(1)	$7,709	$5,546	13,255

Items to reconcile total segment gross profit to income before income tax expense:
Unrealized gains (losses) from risk management activities, net			11,738
Operating expenses			(22,313)
Interest expense, net of interest income			(12,916)

Loss before income tax benefit			$(10,236)

Assets allocated to business segments at period end:
Accounts receivable	$25,016	$10,879	$35,895
Natural gas inventories	38,116	—	38,116
Goodwill	3,810	—	3,810
Customer acquisition costs, net	19,280	6,443	25,723

Total assets allocated to business segments	$86,222	$17,322	$103,544

(1)
Includes realized losses from risk management activities, but excludes unrealized gains (losses) from risk management activities. As the underlying customer contracts are not marked to market, the unrealized gains (losses) from risk management activities do not offer an accurate indication of the ultimate cash impact to the business, which is not determinable until delivery of natural gas under the customer contracts and the associated gain (loss) on risk management activity is realized.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information

        Each of the following wholly owned domestic subsidiaries of Holdings (the "Guarantor Subsidiaries") jointly, severally and unconditionally guarantee the Fixed Rate Notes due 2014 and Floating Rate Notes due 2011 on a senior unsecured basis:

  •
  MXenergy Capital Holdings Corp.

  •
  MXenergy Capital Corp.

  •
  Online Choice Inc.

  •
  MXenergy Gas Capital Holdings Corp.

  •
  MXenergy Gas Capital Corp.

  •
  MXenergy Inc.

  •
  MXenergy Electric Capital Holdings Corp.

  •
  MXenergy Electric Capital Corp.

  •
  MXenergy Electric Inc.

  •
  MXenergy Services Inc.

  •
  Infometer.com Inc.

        The only wholly owned subsidiary that is not a guarantor for the Fixed Rate Notes due 2014 and Floating Rate Notes due 2011 (the "Non-guarantor Subsidiary") is MXenergy (Canada) Ltd.

        Consolidating balance sheets, consolidating statements of operations and consolidating statements of cash flows for Holdings, the combined Guarantor Subsidiaries and the Non-guarantor Subsidiary are provided in the following tables. Elimination entries necessary to consolidate the entities are also presented.

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Balance Sheet
September 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$52	$324	$7,494	$—	$7,870
Restricted cash	—	—	1,305	—	1,305
Fixed Rate Notes Escrow Account	8,977	—	—	—	8,977
Intercompany accounts receivable	113,669	—	—	(113,669)	—
Accounts receivable, net	—	38	47,142	—	47,180
Accounts receivable, net—RBS Sempra	—	—	13,084	—	13,084
Natural gas inventories	—	—	21,988	—	21,988
Income taxes receivable	—	—	6,164	—	6,164
Deferred income taxes	—	—	2,170	—	2,170
Other current assets	12	39	14,378	—	14,429

Total current assets	122,710	401	113,725	(113,669)	123,167
Goodwill	—	—	3,810	—	3,810
Customer acquisition costs, net	—	—	33,485	—	33,485
Fixed assets, net	—	1	3,125	—	3,126
Deferred income taxes	—	—	2,837	—	2,837
Deferred debt issue costs	—	—	11,345	—	11,345
Intercompany notes receivable	73,706	—	—	(73,706)	—
Investment in subsidiaries	(73,162)	—	—	73,162	—
Other assets	—	51	474	—	525

Total assets	$123,254	$453	$168,801	$(114,213)	$178,295

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$6	$131	$21,906	$—	$22,043
Intercompany accounts payable	—	1,714	111,955	(113,669)	—
Current portion of unrealized losses from risk management activities, net	—	—	18,943	—	18,943
Deferred revenue	—		13,436	—	13,436

Total current liabilities	6	1,845	166,240	(113,669)	54,422
Unrealized losses from risk management activities, net	—	—	625	—	625
Long-term debt	59,645	—	—	—	59,645
Intercompany notes payable	—	—	73,706	(73,706)	—

Total liabilities	59,651	1,845	240,571	(187,375)	114,692

Commitments and contingencies	—	—	—	—	—
Stockholders' equity (deficit):
Class A Common Stock	339	— —	—	—	339
Class B Common Stock	40	—	—	—	40
Class C Common Stock	170	—	—	—	170
Additional paid-in-capital	139,805	—	—	—	139,805
Contributed capital	—	1	—	(1)	—
Class A Treasury stock	(99)	—	—	—	(99)
Accumulated other comprehensive loss	(182)	(182)	—	182	(182)
Accumulative deficit	(76,470)	(1,211)	(71,770)	72,981	(76,470)

Total stockholders' equity	63,603	(1,392)	(71,770)	73,162	63,603

Total liabilities and stockholders' equity	$123,254	$453	$168,801	$(114,213)	$178,295

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Balance Sheet
June 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$22	$384	$5,814	$—	$6,220
Restricted cash	—	—	1,574	—	1,574
Fixed Rate Notes Escrow Account	8,977	—	—	—	8,977
Intercompany accounts receivable	111,769	—	—	(111,769)	—
Accounts receivable, net	—	44	48,881	—	48,925
Accounts receivable, net—RBS Sempra	—	—	43,054	—	43,054
Natural gas inventories	—	—	15,861	—	15,861
Income taxes receivable	—	—	6,063	—	6,063
Deferred income taxes	—	—	1,378	—	1,378
Other current assets	29	11	16,232	—	16,272

Total current assets	120,797	439	138,857	(111,769)	148,324
Goodwill	—	—	3,810	—	3,810
Customer acquisition costs, net	—	—	30,425	—	30,425
Fixed assets, net	—	1	2,738	—	2,739
Deferred income taxes	—	—	3,629	—	3,629
Deferred debt issue costs	—	—	12,552	—	12,552
Intercompany notes receivable	73,706	—	—	(73,706)	—
Investment in subsidiaries	(48,826)	—	—	48,826	—
Other assets	—	50	491	—	541

Total assets	$145,677	$490	$192,502	$(136,649)	$202,020

Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$4	$125	$30,173	$—	$30,302
Intercompany accounts payable	—	1,799	109,970	(111,769)	—
Current portion of unrealized losses from risk management activities, net	—	—	16,731	—	16,731
Deferred revenue	—	—	7,457	—	7,457

Total current liabilities	4	1,924	164,331	(111,769)	54,490
Unrealized losses from risk management activities, net	—	—	1,857	—	1,857
Long-term debt	58,722	—	—	—	58,722
Intercompany notes payable	—	—	73,706	(73,706)	—

Total liabilities	58,726	1,924	239,894	(185,475)	115,069

Commitments and contingencies	—	—	—	—	—
Stockholders' equity (deficit):
Class A Common Stock	339	—	—	—	339
Class B Common Stock	40	—	—	—	40
Class C Common Stock	164	—	—	—	164
Common stock	—	1	—	(1)	—
Additional paid-in-capital	139,702	—	—	—	139,702
Class A Treasury stock	(99)	—	—	—	(99)
Accumulated other comprehensive loss	(156)	(156)	—	156	(156)
Accumulative deficit	(53,039)	(1,279)	(47,392)	48,671	(53,039)

Total stockholders' equity	86,951	(1,434)	(47,392)	48,826	86,951

Total liabilities and stockholders' equity	$145,677	$490	$192,502	$(136,649)	$202,020

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Operations
Three Months Ended September 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$85	$94,278	$—	$94,363
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	—	34	79,825	—	79,859
Realized losses from risk management activities	—	—	3,564	—	3,564
Unrealized losses from risk management activities	—	—	2,879	—	2,879

	—	34	86,268	—	86,302

Gross profit	—	51	8,010	—	8,061

Operating expenses:
General and administrative expenses	1,271	(17)	14,424	—	15,678
Advertising and marketing expenses	—	—	1,425	—	1,425
Reserves and discounts	—	—	2,053	—	2,053
Depreciation and amortization	—	—	5,629	—	5,629
Equity in operations of consolidated subsidiaries	22,160	—	—	(22,160)	—

Total operating expenses	23,431	(17)	23,531	(22,160)	24,785

Operating (loss) profit	(23,431)	68	(15,521)	22,160	(16,724)
Interest expense, net	—	—	6,707	—	6,707

(Loss) income before income tax benefit (expense)	(23,431)	68	(22,228)	22,160	(23,431)
Income tax benefit	—	—	—	—	—

Net (loss) income	$(23,431)	$68	$(22,228)	$22,160	$(23,431)

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Operations
Three Months Ended September 30, 2009
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Sales of natural gas and electricity	$—	$151	$75,822	$—	$75,973
Cost of goods sold (excluding depreciation and amortization):
Cost of natural gas and electricity sold	—	60	48,751	—	48,811
Realized losses from risk management activities	—	—	13,907	—	13,907
Unrealized losses from risk management activities	—	—	(11,738)		(11,738)

	—	60	50,920	—	50,980

Gross profit	—	91	24,902	—	24,993

Operating expenses:
General and administrative expenses	(117)	(87)	14,599	—	14,395
Advertising and marketing expenses	—	—	454	—	454
Reserves and discounts	—	—	1,843	—	1,843
Depreciation and amortization	—	8	5,613	—	5,621
Equity in operations of consolidated subsidiaries	11,812	—	—	(11,812)	—

Total operating expenses	11,695	(79)	22,509	(11,812)	22,313

Operating (loss) profit	(11,695)	170	2,393	11,812	2,680
Interest expense, net	(1,459)	—	14,375	—	12,916

(Loss) income before income tax benefit (expense)	(10,236)	170	(11,982)	11,812	(10,236)
Income tax benefit	—	—	—	—	—

Net (loss) income	$(10,236)	$170	$(11,982)	$11,812	$(10,236)

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Cash Flows
Three Months Ended September 30, 2010
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by operating activities	$18	$51	$3,645	$—	$3,714

Investing activities:
Asset acquisitions and business combinations	—	—	(62)	—	(62)
Purchases of fixed assets	—	—	(841)	—	(841)

Net cash used in investing activities	—	—	(903)	—	(903)

Financing activities:
Payroll taxes paid for issuance of common stock from RSUs	(1,161)	—	—	—	(1,161)
Net intercompany transfers	1,173	(111)	(1,062)	—	—

Net cash provided by (used in) financing activities	12	(111)	(1,062)	—	(1,161)

Net increase in cash and cash equivalents	30	(60)	1,680	—	1,650
Cash and cash equivalents at beginning of period	22	384	5,814	—	6,220

Cash and cash equivalents at end of period	$52	$324	$7,494	$—	$7,870

MXENERGY HOLDINGS INC.

Notes to Condensed Consolidated Financial Statements (Unaudited) (Continued)

Three Months Ended September 30, 2010

Note 19. Condensed Consolidating Financial Information (Continued)

MXENERGY HOLDINGS INC.
Consolidating Statement of Cash Flows
Quarter Ended September 30, 2009
(in thousands)

	MXenergy Holdings Inc.	Non-guarantor Subsidiary	Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net cash provided by operating activities	$1,459	$69	$29,539	$—	$31,067

Investing activities
Asset acquisitions and business combinations	—	—	(131)	—	(131)
Purchases of fixed assets	—	—	(245)	—	(245)

Net cash used in investing activities	—	—	(376)	—	(376)

Financing activities
Repayment of Floating Rate Notes due 2011	(26,700)	—	—	—	(26,700)
Repayment of Denham Credit Facility	—	—	(12,000)	—	(12,000)
Repayment of Bridge Financing under the Revolving Credit Facility	—	—	(5,400)	—	(5,400)
Deferred debt issuance costs	—	—	(6,038)	—	(6,038)
Stock issuance costs	(313)	—	—	—	(313)
Net intercompany transfers	25,554	—	(25,554)	—	—

Net cash used in financing activities	(1,459)	—	(48,992)	—	(50,451)

Net increase (decrease) in cash and cash equivalents	—	69	(19,829)	—	(19,760)
Cash and cash equivalents at beginning of period	—	262	23,004	—	23,266

Cash and cash equivalents at end of period	$—	$331	$3,175	$—	$3,506

Note 20. Subsequent Events

        The Company has evaluated subsequent events for the period from October 1, 2010 through the date on which these condensed consolidated financial statements were issued. Based upon this evaluation, there were no material events or transactions during this period that required recognition or disclosure in these consolidated financial statements.

        No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create any implication that the information herein is correct as of any time after the date hereof or that there has not been a change in the affairs of the company since the date hereof.

PROSPECTUS

December 15, 2010

MXenergy Holdings Inc.

Offer to Exchange
13.25% Senior Subordinated Secured Notes due 2014,
which have been registered under the Securities Act of 1933, for any and all outstanding
13.25% Senior Subordinated Secured Notes due 2014,
which have not been registered under the Securities Act of 1933

        Until March 15, 2011 (90 days after the date of this prospectus), all dealers that effect transactions in the Exchange Notes, whether or not participating in this exchange offer, may be required to deliver a prospectus. This is in addition to dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.